As filed with the U.S. Securities and Exchange Commission on July 17, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________________

NuvOx Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

_____________________________________________

Delaware	2834	92-1680380
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1635 E. 18th Street
Tucson, AZ 85719
(520) 624-6688
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________________

Rong Wang
President and Chief Executive Officer
NuvOx Therapeutics, Inc.
1635 E. 18th Street
Tucson, AZ 85719
(520) 624-6688
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________________

With Copies To:

Leslie Marlow, Esq. Hank Gracin, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 885-5000	William N. Haddad, Esq. Arif Soto, Esq. Venable LLP 151 W. 42nd Street, 49th Floor New York, New York 10036 Tel: (212) 307-5500

_____________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	dated JULY 17, 2026

2,860,000 Shares
Common Stock

NuvOx Therapeutics, Inc.

This is the initial public offering of shares of common stock of NuvOx Therapeutics, Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $6.00 and $8.00.

We intend to apply to list our common stock on the NYSE American (“NYSE American”) under the symbol “NUOX.” This offering is contingent upon final approval by the NYSE American of our listing.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 16 of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to NuvOx	$	$

(1)      We have agreed to pay the underwriters for certain expenses incurred by them. See “Underwriting” beginning on page 162 of this prospectus for more information about the compensation payable to the underwriters, including reimbursable expenses.

We have granted a 45-day option to the representative of the underwriters to purchase up to 429,000 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about             , 2026.

ThinkEquity

The date of this prospectus is            , 2026

i

We have not, and the underwriters have not, authorized anyone to provide any information to you or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

Neither we nor the underwriters have taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons in jurisdictions outside of the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States.

Through and including            , 2026 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Trademarks and Tradenames

We use our registered trademarks and trade names in this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

GLOSSARY OF SELECTED TERMS

Unless the context otherwise requires, references in this section to the “Company,” “NuvOx,” “NuvOx Therapeutics,” “we,” “us” and “our” refer to NuvOx Therapeutics, Inc. In addition, as used in this prospectus, unless otherwise noted or the context otherwise requires, references to the following capitalized terms have the meanings set forth below:

“ALS” means amyotrophic lateral sclerosis.

“API” means an active pharmaceutical ingredient.

“ARDS” means acute respiratory distress syndrome.

“CMO” means a contract manufacturing organization.

“CPR” means cardiopulmonary resuscitation.

“CRO” means a contract research organization.

“DMF” means a drug master file.

“EMA” means the European Medicines Agency, an agency of the European Union in charge of the evaluation and supervision of medicinal products.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration, which is a federal agency of the United States Department of Health and Human Services.

“FDCA” means the Federal Food, Drug and Cosmetic Act.

“GBM” means glioblastoma multiforme, a form of brain cancer.

“GCP” means good clinical practice, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical trials.

“GMP” means good manufacturing practice regulations promulgated by the FDA. These regulations, which have the force of law, require that manufacturers, processors, and packagers of drugs, medical devices, some food, and blood take proactive steps to ensure that their products are safe, pure, and effective.

“IND” means an investigational new drug application.

“IRB” means an Institutional Review Board, which is a group that has been formally designated to review and monitor biomedical research involving human subjects.

“NDA” means new drug application.

“MI” means myocardial infarction.

“REMS” means a risk evaluation and mitigation strategy which is a drug safety program that the FDA can require for certain medications with serious safety concerns to help ensure the benefits of the medication outweigh its risks.

“SAEs” means serious adverse effects.

“SEC” means the U.S. Securities and Exchange Commission.

“SUSAR” means a Suspected Unexpected Serious Adverse Reaction, which is a serious adverse reaction that is unexpected based on safety information and suspected to be related to product candidate.

“Securities Act” means the Securities Act of 1933, as amended.

“TBI” means traumatic brain injury.

“TNK” means Tenecteplase, a single-bolus recombinant fibrinolytic agent used to manage intravascular clots.

“TPA” means a tissue plasminogen activator.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our common stock, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Unless the context otherwise requires, references in this prospectus to the “Company,” “NuvOx,” “NuvOx Therapeutics,” “we,” “us” and “our” refer to NuvOx Therapeutics, Inc. This prospectus contains trade names, trademarks and service marks of other companies that are the property of their respective owners. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and TM symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owners will not assert their rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship by us of, these other companies.

Our Business

Overview

We are a clinical-stage biopharmaceutical company developing innovative oxygen therapeutic solutions for the treatment of diseases where hypoxia, or lack of oxygen, plays a critical role. Our product candidate is NanO2, the API of which is dodecafluoropentane. NanO2™ is administered intravenously as an emulsified liquid, containing nano-sized droplets that after entering the body, due to the human body temperature, convert to a gas, which enables them to deliver more oxygen than when in the liquid state. Due to the fact that the size of the NanO2 particle is approximately 30 times smaller in diameter than a red blood cell, the NanO2 particle can partition into tissue, deliver oxygen and further facilitate oxygen transfer from red blood cell to tissue.

The focus of our clinical research and development to date has been on the administration of NanO2 to treat acute ischemic stroke, GBM, ARDS, and sickle cell anemia. In each of these diseases or conditions, lack of oxygen plays a critical role in either weakening the effectiveness of standard treatment or directly causing mortality or morbidity. Stroke patients experience reduced blood flow to the brain, which results in hypoxia and causes localized brain death.

NanO2 is designed to maintain the oxygenation of the brain tissue until blood flow is restored. ARDS is a respiratory condition in which patients’ lungs are compromised, and they cannot imbibe enough oxygen through normal inhalation. Radiation therapy, a common treatment of solid tumor cancers such as GBM, relies on oxygen to generate oxygen free radicals to kill tumor cells. However, most tumors are hypoxic or low oxygen, which makes radiation therapy less effective. NanO2 is being developed as a radiation therapy sensitizer providing an oxygenate supplement to facilitate oxygen free radical generation.

NanO2 has been administered in patients with acute ischemic stroke and GBM in two separate completed Phase I/IIa human clinical trials. The FDA has allowed Phase IIb human clinical trials for NanO2 in both stroke and GBM.

NanO2 received orphan drug designation status for the treatment of GBM in 2015 and sickle cell anemia in 2016. The granting of an orphan drug designation does not shorten the duration of the regulatory review and approval process nor does it guarantee regulatory approval. The first applicant of an NDA to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to seven-year exclusive marketing period in the United States for that product for that indication.

At this time, no pharmaceutical treatments have been approved for the treatment of hypoxia of tissues affected by acute ischemic stroke, GBM or ARDS. Multiple neuroprotective agents for the treatment of stroke have failed clinical trials. Similarly, oxygen therapy to treat tissue hypoxia, such as in cancerous tumors or ARDS, is also lacking or very limited in efficacy. The low oxygenation of tissues affected by acute ischemic stroke, GBM and ARDS are believed to contribute to the associated morbidities and mortalities of these diseases or conditions. By targeting and treating the low oxygenation of tissues affected by acute ischemic stroke, GBM and ARDS, we believe that our therapy addresses an important and largely unmet medical need using a non-surgical, non-invasive treatment that has the potential to significantly improve a patient’s quality of life.

We have completed an open-label Phase Ib/IIa human clinical trial of NanO2 for the treatment of GBM in 11 patients in Australia, and a randomized, placebo-controlled Phase Ib/IIa clinical trial of NanO2 in the United States for the treatment of acute ischemic stroke in 24 patients. See “Business — Clinical Trial Data” for a detailed discussion of the clinical trials data.

We have completed enrollment and treated 93 patients in a Phase IIb clinical trial of NanO2 in the United States for the treatment of GBM and are now in the follow up period. This trial has been partially funded by the National Cancer Institute. The University of Glasgow has commenced an investigator initiated Phase IIb clinical trial administering NanO2 that we supply to stroke patients in the United Kingdom. To date, seventeen (17) patients have been treated. In the second quarter of 2025, we also commenced dosing patients in a Phase Ib trial administering NanO2 to respiratory distress patients in Canada, which is expected to be followed by a Phase II clinical trial for ARDS patients. Health Canada has already agreed to allow the Phase II clinical trial to be conducted. To date, the first and second cohorts of this Phase Ib trial have been completed, and a total of twelve (12) patients have been treated. In April 2026, we announced positive preliminary results from the second cohort, with the results demonstrating stronger oxygenation signals with dose escalation. Our intention is to use the net proceeds from this offering to complete all three trials, as well as to conduct our planned Phase II ARDS trial, and to commence preparation for a pivotal Phase III GBM trial. We have also received allowance to commence a prospective, randomized, double-blind, placebo controlled Phase II clinical trial of NanO2 in the United States for the treatment of patients with high-grade glioma. In addition, an IND has been allowed by the FDA, for a phase 2 trial in MI. See “Business — Clinical Trials Data” for a detailed discussion of the planned clinical trials.

We have safety data from the two separate completed Phase Ib/IIa human clinical trials of NanO2 as well as safety data from our Phase IIb GBM clinical trial, the investigator sponsored Phase IIb stroke trial, and our Phase Ib respiratory distress trial. The two completed Phase Ib/IIa human clinical trials enrolled a small number of patients and may not be representative of a larger trial population. In the Phase Ib/IIa stroke trial, there were eight (8) SAEs that occurred in four (4) patients. None of the SAEs were determined to be related to NanO2. These eight (8) SAEs included: abdominal pain, cerebrovascular accident, confusional state, depression, cardiac pacemaker replacement, pneumonia, and migraine.

In the Phase Ib/IIa GBM trial, there were a total of nine (9) SAEs, none of which were unexpected. These nine (9) SAEs occurred in five (5) patients. These nine (9) SAEs included: atypical pneumonia, radiation necrosis, motor dysfunction, pyrexia, platelet count decrease, and syncope. Out of the nine (9) SAEs, six (6) SAEs that occurred in three (3) patients were determined to be unrelated or unlikely related to NanO2, which included atypical pneumonia, pyrexia, and syncope. Three (3) SAEs that occurred in three (3) patients were determined to be possibly or probably related to NanO2, consisting of radiation necrosis, motor dysfunction, and platelet count decrease.

In the ongoing Phase IIb GBM trial, as of July 6, 2026, there have been forty-nine (49) SAEs that occurred in twenty-five (25) patients. These SAEs consist of: anorectal infection, brain oedema, necrosis, central nervous system necrosis, embolism, hemiparesis, fall, dizziness, seizure, mental status changes, pulmonary embolism, platelet count decrease, muscular weakness, peripheral swelling, deep vein thrombosis, type 2 diabetes mellitus, pancytopenia, intracranial hemorrhage, cerebral hemorrhage, hypoxia, pneumonia, pneumonitis, hydrocephalus, febrile neutropenia, pleural effusion, small intestinal obstruction, and device related infection.

Of the forty-nine (49) SAEs, forty-seven (47) SAEs in twenty-five (25) patients were determined to be unrelated or unlikely be related to NanO2 or placebo. These forty-seven (47) SAEs consisted of: anorectal infection, brain oedema, necrosis, central nervous system necrosis, embolism, fall, dizziness, seizure, mental status changes, pulmonary embolism, platelet count decrease, muscular weakness, peripheral swelling, deep vein thrombosis, type 2 diabetes mellitus, pancytopenia, intracranial hemorrhage, cerebral hemorrhage, hypoxia, pneumonia, pneumonitis, hydrocephalus, febrile neutropenia, pleural effusion, small intestinal obstruction, and device related infection.

Of the forty-nine (49) SAEs, two (2) SAEs, consisting of hemiparesis and mental status changes, in two (2) patients were determined to possibly be related to NanO2 or placebo, both of which resolved without sequelae.

None of the foregoing SAEs are unexpected. However, since the Phase IIb GBM trial is randomized and placebo controlled, it is blinded and a final determination regarding the cause of the SAEs has not been made.

In June 2025, an investigator sponsored multicenter, single blind, randomized, placebo controlled Phase IIb trial of NanO2 to treat patients with large vessel occlusion strokes was commenced in the United Kingdom by NHS Greater Glasgow and Clyde’s Queen Elizabeth University Hospital. The National Institute for Health and Care Research, or NIHR, awarded a grant to physicians at the University of Glasgow and NHS Greater Glasgow and Clyde’s Queen Elizabeth University Hospital to lead the execution of a 150-subject trial in ischemic stroke in the United Kingdom. To date, seventeen (17) patients have been treated. As of July 6, 2026, there have been three (3) SAEs. Two (2) of the SAEs, ischemic stroke and subarachnoid haemorrhage, were determined to be not related to NanO2 or placebo. The other SAE, hypotension, was determined to be related to NanO2 or placebo. None of the foregoing SAEs are unexpected. However, based on regulation in the United Kingdom, a SUSAR report was still submitted for the hypotension SAE. Since the Phase IIb stroke trial is randomized and placebo controlled, it is blinded and a final determination regarding the cause of the SAEs has not yet been made.

In June 2025, we commenced the EXTEND Phase Ib respiratory distress trial, which is an open label, dose escalation trial with three cohorts, each of which has six (6) patients. Dosing of the first and second cohorts has been completed and, to date, two (2) SAEs, upper GI bleeding and chronic obstructive pulmonary disease, were reported in one (1) patient in cohort 1 and one (1) patient in cohort 2. Neither of these SAEs were determined to be related to NanO2 and both resolved without sequelae.

See “Business — Clinical Trials” for a detailed discussion of the clinical trial safety data. The API in NanO2 is dodecafluoropentane, which was originally developed as a contrast agent and has been administered to approximately 2,000 patients for use as a contrast agent. The contrast agent was approved in the European Union, or EU. While we are not seeking approval of dodecafluoropentane as an API in a contrast agent in the EU or the United States, we believe that the prior approval of dodecafluoropentane as an API in a contrast agent in the EU is relevant because it supports our belief that NanO2, with dodecafluoropentane as an API, is likely to be well tolerated in a broad population.

To date, we have been funded by $21.4 million in private financing and $10.8 million of non-dilutive funding from granting agencies. In addition, we have been granted an additional $1.7 million of non-dilutive funding that has not yet been received. An additional $2.0 million in grant funding has been awarded to our third-party collaborators to conduct trials for which we will supply NanO2. Granting agencies include the National Institutes of Health, or the NIH; the Department of Defense, or the DoD; and Biomedical Advanced Research and Development Authority, or BARDA, in the United States; as well as the NIHR in the United Kingdom. Included in the $2.0 million in grant funding that has been awarded to our third-party collaborators is a grant by the NIHR of $1.4 million to investigating physicians to conduct a Phase IIb trial of NanO2 in approximately 150 stroke patients in the United Kingdom. See “Business — Our Collaborating Partners” for a detailed discussion of our third-party collaborators and the sites of our ongoing Phase IIb GBM trial.

As more fully set forth in “Risk Factors,” we are a clinical development biopharmaceutical company with a limited operating history. We have no products approved for commercial sale. We have a history of operating losses and expect to continue to incur substantial losses for the foreseeable future. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. Our cash and the proceeds of this offering will only fund our operations for a limited time. We expect that the net proceeds from this offering will only be sufficient to allow us to fully fund our currently active trials, to conduct our planned Phase II ARDS trial, and to commence preparation for a pivotal Phase III GBM trial, but that we will need to raise additional funding in order to complete the future trials that are needed in order to submit a filing application with the FDA for our product candidate. We will need to raise additional capital to fund our planned clinical trials and development and commercialization efforts.

The NuvOx Pipeline

Our product candidate, NanO2, is being developed to treat hypoxia. To date, the focus of our clinical research and development has been on the administration of NanO2 to treat acute ischemic stroke, GBM, our first cancer indication, and ARDS. These areas have been targeted based on the fact that low oxygenation of affected tissues contributes to the associated morbidities and mortalities and therefore remain very high unmet medical needs.

In addition to acute ischemic stroke, GBM and ARDS, we have received authorization to commence a Phase II clinical trial for treatment of high-grade glioma and an IND allowed by the FDA for a Phase II trial in MI. We also have multiple preclinical programs that have achieved proof of concept in animal studies, including: breast cancer immunotherapy, TBI, MI/cardiac arrest, spinal cord injury, and sickle cell anemia.

Indication	Preclinical	IND	Phase Ib/IIa	Phase IIb	Phase III	Funding Partner	Collaborating Partner
ONCOLOGY							
Immuno-therapy Breast Cancer						CDMRP	THE GEORGE WASHINGTON UNIVERSITY WASHINGTON, DC
Recurrent High-grade Gliomas							
ACUTE ISCHEMIA							
Traumatic Brain Injury							
Cardio Protection							Washington University in St. Louis; University of Florida 1853
Spinal Cord Injury							Department of Veterans Affairs United States of America
OTHER							
Sickle Cell Disease**						National Institutes of Health	

Completed

In Progress

**: Orphan Drug Designation granted

Disease Targets and Markets

Cancer — GBM

GBM is the first oncology indication that we are focused on treating. GBM is a type of cancer that starts as a growth of cells in the brain or spinal cord. According to the American Brain Tumor Association, on average, more than 12,000 GBM cases are diagnosed each year in the United States. The American Association of Neurological Surgeons estimates that GBM has an incidence of 3.21 per 100,000 population with a poor survival rate of 40% in the first year post-diagnosis and 17% in the second year. The Mayo Clinic has confirmed that there is no known cure for GBM. Current treatment options include surgery to remove the GBM; however, it is often difficult to remove all of the cancer cells, requiring additional treatments after surgery, radiation therapy and chemotherapy with the drug temozolomide, which is the current standard of care.

As our treatment is intended to address tumor hypoxia and the effectiveness of standard oncology treatments such as chemotherapy, radiation, and immuno-therapy, we believe eventually our product can be used as adjuvant treatment to standard of care.

Acute Ischemic Stroke

Strokes are the fifth-leading cause of death and the leading cause of serious long-term disability in the United States. According to the Stroke Awareness Foundation, there are approximately 795,000 strokes per year in the United States, someone suffers a stroke every 40 seconds and every four minutes someone dies of a stroke. There are more than 140,000 deaths each year from stroke in the United States. Of the strokes in the United States, 87% are ischemic, where there is a blockage of artery and lack of blood flow to the brain. According to the World Stroke Organization, there are over 7.6 million new ischemic strokes each year globally and 1 in 4 people over age 25 are expected to experience stroke in their lifetime.

Overall, the drug landscape in stroke is quite limited. More than 50 pharmacological neuroprotectants, from ebselen to molecular hydrogen, have been clinically tested based on encouraging results in preclinical studies, but to date, no clinical trials have shown efficacy of therapeutics in stroke victims.

Neuroprotective agents have been tried in stroke without success. These have been aimed primarily at modifying the cytotoxic and inflammatory cascades during and after an infarct (an area of necrosis/tissue death due to blood vessel blockage), as well as during and after reperfusion. There are presently no FDA approved neuroprotective agents for ischemic stroke, though several are undergoing clinical trial. The only drug that has achieved substantial adoption other than a TPA, which is a thrombolytic/clot-busting drug with decades of use, is TNK, which is very similar in its mechanism of action to TPA. These thrombolytics are used only in the first 4.5 hours after stroke onset, so less than half of patients with large vessel occlusions receive them.

Current standard-of-care practices are also limited because they require the presence of an endovascular-capable center and physician to perform a mechanical thrombectomy surgical procedure, as opposed to NanO2, which can be administered intravenously by any hospital and we believe eventually by many emergency medical technician, or EMT, teams.

Acute Respiratory Distress Syndrome

ARDS is a serious lung condition that causes low blood oxygen. ARDS is a condition in which lung injury causes fluid to leak into the spaces between the capillaries and the alveoli. Pressure on the alveoli increases, and eventually fluid accumulates. Fluid in the lungs causes the alveoli to collapse, leading to a series of cascading problems, each further decreasing the lungs’ capacity to move oxygen into the blood, and directly impacting the body’s tissues and organs. According to the Cleveland Clinic, ARDS afflicts approximately 200,000 people in the United States and three million people worldwide every year and causes 10% of all intensive care unit admissions. According to the American Lung Association, there is no cure for ARDS. Treatment focuses on getting oxygen into the blood and includes ventilator support.

According to Data Bridge Market Research, the United States ARDS market was $3.2 billion in 2021 and is expected to grow to $7.1 billion by 2029, reflecting a CAGR of 10.6%.

Our Proposed Solution

Our goal is to develop NanO2 as a therapeutic for the treatment of hypoxia of tissues resulting from diseases and conditions, including acute ischemic stroke, GBM and ARDS. NanO2 is a non-surgical and non-invasive option that has the potential to improve patient quality of life by targeting and treating the low oxygenation of tissues affected by these diseases. Stroke patients experience reduced blood flow to the brain, which results in hypoxia and causes localized brain death. NanO2 is designed to maintain the oxygenation of the brain tissue until blood flow is restored. ARDS is a respiratory condition in which patients’ lungs are compromised, and they cannot imbibe enough oxygen through normal inhalation. Radiation therapy, which relies on oxygen to generate oxygen free radicals to kill tumor cells, is a common treatment of cancer. However, most tumors are hypoxic, which makes radiation therapy less effective. GBM is treated with radiation therapy as standard of care. NanO2 is being developed as a radiation therapy sensitizer providing an oxygenate supplement to facilitate free oxygen radical generation.

Strengths and Competitive Advantages

Large Market Opportunity for a Pharmaceutical Treatment for Hypoxia of Tissues affected by Acute Ischemic Stroke, GBM and ARDS

At this time, no pharmaceutical treatments have been approved for the treatment of hypoxia of tissues affected by acute ischemic stroke, GBM or ARDS.

By targeting and treating the low oxygenation of tissues affected by acute ischemic stroke, GBM and ARDS, we believe that our therapy addresses an important and largely unmet medical need through a non-surgical, non-invasive treatment that has the potential to significantly improve a patient’s quality of life and reduce the sizeable expenses associated with current treatment protocols by helping patients afford long-term care.

Long-term care for stroke patients is one of the most expensive categories in the healthcare system.

According to Emergen Research, the global GBM market size was $2.5 billion in 2022 and is expected to grow at a CAGR of 9.3% to reach 6.0 billion by 2032.

According to Precedence Research, the United States stroke diagnostic and therapeutic market size was valued at $5.4 billion in 2023 and is projected to grow to $11.6 billion by 2032, reflecting a CAGR of 8.9%.

According to Data Bridge Market Research, the United States ARDS market was $3.2 billion in 2021 and is expected to grow to $7.1 billion by 2029, reflecting a CAGR of 10.6%.

Our Substantial Proprietary Estate, Regulatory Designations and Potentially Significant Exclusive Rights and Competitive Advantage

We secure and protect our position in the market through patent filings in relevant jurisdictions. As of July 6, 2026, we have 11 patent families (excluding pending families) and exclusive rights to 11 issued United States patents and 31 foreign equivalents, including from China, Europe, Canada, Australia, Japan and Korea. The issued patents provide us with the ability to exclude potential competitors from practicing the claimed inventions. We also hold an exclusive worldwide license from Bioventure LLC, the technology transfer office for the University of Arkansas for Medical Sciences, to make, use or sell licensed materials based upon certain intellectual and tangible property rights relating to dodecafluoropentane emulsion decreasing infarct volume in an ischemic stroke model and dodecafluoropentane emulsion as a stroke and ischemia therapy. Our use of dodecafluoropentane emulsion therapy for other indications does not require a license from Bioventure LLC or the University of Arkansas for Medical Sciences, since their patent is limited to use as a stroke and ischemia therapy and we are the sole owners of the patents, including composition of matter patents, that cover the other indications for which we are conducting research. The FDA designated our product candidate as a Fast Track product for the treatment of adult patients presenting with acute ischemic stroke. We also have ODD in glioblastoma and sickle cell disease.

Strong Pre-Commercial Operation Infrastructure and Controls

We operate and maintain an ISO 7/ISO 5 certified hard-wall 900 square foot cleanroom manufacturing facility in Tucson, Arizona. The facility has the capacity to manufacture in-house all the product we will need for our stroke, oncology, and ARDS trials.

We plan to transfer to a CMO before final product registration with the FDA. We intend to transfer or duplicate the production in a CMO before an NDA is submitted, for purposes of future scaling, redundancy and risk management.

In addition, we have implemented a quality management system for GMP. In September 2024, we received a Qualified Person’s Declaration Equivalence to UK/EU GMP for Investigational Medicinal Products Manufactured outside of the EU (in Third Countries). This declaration fulfilled a key requirement to initiate the Phase IIb stroke clinical trial, which is underway in the United Kingdom.

Experienced Leadership

Our management, advisors and board of directors have extensive experience in pharmaceutical development, the clinical trial and regulatory approval processes, drug commercialization, financing capital-intensive projects, and developing and sustaining new markets for pharmaceutical agents. Evan Unger, our co-founder and Executive Chairman of the Board, has founded four biotech companies. His first company, ImaRx Pharmaceutical, developed three FDA approved drugs and was acquired by DuPont. Dr. Unger’s second company, ImaRx Therapeutics Inc., went public and performed clinical trials using a pioneering new technology to treat stroke. Dr. Unger is an inventor on more than 120 issued U.S. patents. He is a board-certified radiologist and is Professor Emeritus of Medical Imaging at the University of Arizona. Rong Wang, our President and Chief Executive Officer, has led multiple successful exits for investor-backed companies and has experience working in Fortune 500 as well as mid-cap public companies. Other members of our team include award-winning scientists. Our board features a former pharmaceutical executive, the 17th Surgeon General of the United States, and a former public company chief financial officer.

Capital Efficiency

For all three clinical programs, we have received significant non-dilutive funding from the NIH, the NIHR, and BARDA. To date, we have been funded by $10.8 million of non-dilutive funding from granting agencies who use extensive scientific peer review in deciding which projects to fund that could impact human disease. We have been granted an additional $1.7 million of non-dilutive funding that has not yet been received. Further, $0.4 million of non-dilutive funding was granted but forfeited as the term of this grant expired. Granting agencies include the NIH, the DoD, and BARDA in the United States, as well as the NIHR in the United Kingdom. In addition, $2.0 million in grant funding has been awarded to third-party collaborators to conduct trials for which we will supply NanO2, including a grant by the NIHR of $1.4 million to investigating physicians to conduct a Phase IIb trial of NanO2 in approximately 150 stroke patients in the United Kingdom, which enrolled the first patient in December 2025.

Recent Developments

In December 2025, we commenced a private placement of senior, unsecured bridge notes in the principal amount of up to $1.5 million, or the 2025 Notes, and warrants to purchase shares of our common stock. In July 2026, our Board approved an increase of the offering amount to up to $2.0 million. The 2025 Notes bear interest at a rate of 12% per annum and mature on May 31, 2027. The 2025 Notes are senior to the notes we previously issued in 2024, or the 2024 Notes, 2023, or the 2023 Notes, and 2021, or the 2021 Notes, in terms of repayment. The principal amount outstanding under the 2025 Notes and all accrued and unpaid interest will automatically convert upon the consummation of this offering into that number of shares of common stock equal to whichever of (a) or (b) results in conversion into the greatest number of shares: (a) the quotient obtained by dividing (i) the outstanding note obligations by (ii) the per-share price of the common stock into which the 2025 Notes will be converted and (b) the per-share price equal to the applicable valuation cap ($45.0 million) divided by the number of outstanding shares of common stock immediately before the qualified financing (this offering will qualify as a “qualified financing” under the 2025 Notes), determined on a fully diluted basis. The 2025 Notes also contain a provision for acceleration of payment upon a change of control. In addition, in connection with the 2025 Note offering, investors in the 2025 Notes received warrants to purchase that number of shares of our common stock equal to 50% of the number of shares of common stock issued to such investor upon conversion of the outstanding principal amount of their 2025 Notes upon completion of this offering. The exercise price of the warrants shall be equal to 100% of the conversion price of the 2025 Notes and the warrants shall expire on March 31, 2031. From January 1, 2026 through July 6, 2026, we have raised aggregate gross proceeds of approximately $1.2 million through the sale of 2025 Notes and accompanying warrants.

Summary of Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

•        We are a development-stage company with a limited operating history;

•        We have no products approved for commercial sales and a limited operating history upon which to evaluate our ability to commercialize our product candidate;

•        We have a history of operating losses and expect to continue to incur substantial losses for the foreseeable future;

•        Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern;

•        Our cash and the proceeds of this offering will only fund our operations for a limited time, and we will need to raise additional capital to fund our planned clinical trials and development and commercialization efforts;

•        Unfavorable U.S. or global economic conditions or changes in global relations and policies could adversely affect our business, financial condition or results of operations;

•        A prolonged U.S. Federal government shutdown could materially and adversely affect our business operations.

•        Our clinical trial accruals are based on estimates, and if these estimates are inaccurate, our results of operations could be adversely affected;

•        Our business is dependent upon the success of NanO2, which requires additional clinical testing before we can seek regulatory approval;

•        Development of a product candidate intended for use in combination with an already approved therapy may present increased complexity and more or different challenges than development of a product candidate for use as a single agent or monotherapy;

•        Our efforts to develop our product candidate may not generate data sufficient to support an application for regulatory approval and even if we complete our clinical trials, we may not receive regulatory approval for NanO2;

•        Clinical trials are very expensive, time-consuming and difficult to design and implement;

•        We may experience delays in the enrollment of patients in any of our clinical trials;

•        We are dependent on technologies we license for the development of all of our product candidates, and if we lose the right to license or such technologies our ability to develop our products would be harmed;

•        We heavily rely, and will continue to heavily rely, on third parties to conduct our clinical trials, and if these third parties do not successfully carry out their contractual duties, regulatory obligations, or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize our product candidates;

•        Our company’s manufacturing processes are not yet validated by the FDA or the EMA;

•        We rely on one vendor as the sole supplier of the API in NanO2, which could result in a supply chain shortage or disruption;

•        We intend to retain a third-party contract manufacturer, which could result in the commercialization of product candidates being delayed, adversely affected or terminated, or may result in the need for us to incur significantly higher costs;

•        If the manufacturer upon which we rely fails to comply with stringent regulations, we may face delays in the development and commercialization of, or be unable to meet demand for, our product candidates and may lose potential revenues;

•        Even if approved, NanO2 may not have labeling that allows us to successfully commercialize it;

•        If our product candidate is approved, our success depends on our commercialization efforts;

•        NanO2 may fail to achieve the degree of market acceptance necessary for commercial success;

•        Orphan Drug Designation may not confer marketing exclusivity or other expected benefits;

•        We face significant competition in an environment of rapid technological and scientific change, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer, more advanced or more effective;

•        We are subject to federal and state obligations and regulations applicable to our marketing practices;

•        If SAEs are identified with respect to any of our product candidates or any of our approved products, we may need to modify or abandon our development of that product candidate, discontinue sale of an approved product, or change our labeling to reflect new safety risks;

•        Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize NanO2 and affect the prices we may obtain;

•        If we market any of our products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties;

•        We plan to rely on collaborations and license arrangements with third parties to commercialize, market and promote our marketed products, which may limit our ability to generate revenue;

•        Our clinical research and development activities could be affected or delayed as a result of shortages in animal availability or possible restrictions on animal testing;

•        If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop our product candidates, conduct clinical trials and commercialize products;

•        If product liability lawsuits are brought against us, we may incur substantial liabilities;

•        Our business and operations would suffer in the event of computer system failures and any failure to maintain the security of information could expose us to litigation, government enforcement actions and costly response measures;

•        If we are unable to obtain and maintain sufficient patent protection for our product candidates, our competitors could develop and commercialize products similar or identical to ours;

•        To date, we have not engaged intellectual property counsel to conduct a freedom to operate analysis;

•        Elements of our intellectual property are in the form of trade secrets not patents;

•        We may become involved in lawsuits to protect or enforce our patents or other intellectual property;

•        If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time-consuming and could prevent or delay us from developing or commercializing our product candidates;

•        We may not be able to enforce our intellectual property rights throughout the world;

•        We currently have a single location as basis of manufacturing, and do not have backup facilities;

•        An active public trading market for our common stock may not develop or be sustained;

•        We cannot be assured that we will be able to maintain our listing on the NYSE American;

•        Our stock price may be extremely volatile, and your investment in our common stock could suffer a decline in value;

•        If financial or industry analysts do not publish research or reports about our business or if they issue inaccurate or unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline;

•        After this offering, our officers, directors, and principal stockholders will exercise significant control over our company;

•        Our initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock;

•        Our charter documents, which will become effective upon completion of this offering, have anti-takeover provisions and provide that Delaware will be the exclusive forum for certain disputes between us and our stockholders;

•        Our management has broad discretion in the use of the net proceeds from this offering;

•        Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us;

•        We do not intend to pay dividends in the foreseeable future;

•        We have limited/no experience operating as a publicly traded company; and

•        We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

Corporate History and Information

We were originally formed as NuvOx Pharma, L.L.C., an Arizona limited liability company, in March 2008. On December 29, 2022, we formed NuvOx Therapeutics, Inc. by filing a Certificate of Incorporation with the Secretary of State of the State of Delaware, and, effective as of January 31, 2023, NuvOx Pharma, L.L.C. converted from an Arizona limited liability company into a Delaware corporation, NuvOx Therapeutics, Inc., by way of an exchange of all the outstanding units in NuvOx Pharma, L.L.C. for shares in NuvOx Therapeutics, Inc., which resulted in NuvOx Pharma, L.L.C. becoming a wholly owned subsidiary of NuvOx Therapeutics, Inc. We refer to this as the corporate conversion/incorporation. In connection with the corporate conversion/incorporation, each unit of NuvOx Pharma, L.L.C. was exchanged for the corresponding number, class and series of shares of stock of NuvOx Therapeutics, Inc., and the members of NuvOx Pharma, L.L.C. became stockholders of NuvOx Therapeutics, Inc. See “Corporate Conversion/Incorporation” for further information regarding the corporate conversion/incorporation. Our principal executive offices are located at 1635 E. 18th Street, Tucson, AZ 85719, and our telephone number is (520) 624-6688. Our website address is http://www.nuvoxtherapeutics.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to other public companies. These provisions include, but are not limited to:

•        reduced obligations with respect to financial data, including presenting only two years of audited financial statements and selected financial data, and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our initial registration statement;

•        an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or SOX;

•        reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

•        exemptions from the requirements to seek non-binding advisory votes on executive compensation or stockholder approval of any golden parachute arrangements.

We may take advantage of some or all of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced burdens. For example, we have taken advantage of the reduced reporting requirements with respect to disclosure regarding our executive compensation arrangements, have presented only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus, and have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold equity interests.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period. As a result of this election, our timeline to comply with new or revised accounting standards will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these accounting standards.

We are also a “smaller reporting company,” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

THE OFFERING

Common stock offered by us	2,860,000 shares
Common stock to be outstanding immediately after this offering	13,095,835 shares (13,524,835 shares if the underwriters’ option to purchase additional shares is exercised in full)(1)
Over-allotment option	We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to 429,000 additional shares of common stock from us.
Lock-Up Agreements

We, our executive officers and directors and current holders of our securities will agree, for a period of twelve (12) months from the closing of this offering with respect to our directors and executive officers, and for a period of six (6) months from the closing of this offering, with respect to the Company and current holders of our securities, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our shares of common stock or securities convertible into shares of common stock.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $17.4 million, or approximately $20.2 million if the underwriters exercise in full their option to purchase additional shares of common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

We expect to use the net proceeds from this offering as follows: (i) approximately $5.0 million to fund through clinical trial completion the current Phase IIb clinical trial for treatment of GBM, (ii) approximately $0.5 million to fund the supply of our product candidate through clinical trial completion of the current Phase IIb clinical trial for treatment of stroke, (iii) approximately $0.5 million to fund through clinical trial completion of the current Phase Ib clinical trial for treatment of ARDS, (iv) approximately $1.0 million to prepare for a Phase III trial for the administration of NanO2 to treat patients with GBM, (v) approximately $6.0 million to fund a Phase II trial of NanO2 for the treatment of patients with ARDS, and (vi) to use the remaining funds for ongoing development of our product candidates and for working capital. See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” beginning on page 16 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.
Proposed trading market and symbol	We intend to apply to list our common stock on the NYSE American under the symbol “NUOX.” We cannot guarantee that our common stock will be approved for listing on the NYSE American.

_________

(1)     Unless otherwise stated in this prospectus, the number of shares of common stock to be outstanding after this offering and all information in this prospectus is based on 3,389,022 shares of common stock outstanding as of July 6, 2026, and on the assumption that immediately prior to or concurrently with the closing of this offering, (i) all outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock will convert into an aggregate of 3,194,993 shares of our common stock; (ii) the $7,873,371 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2021 Notes and 2023 Notes, will convert into an aggregate of 2,394,527 shares of our common stock at a conversion rate of $3.288 per share; (iii) the $2,787,623 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2024 Notes will convert into an aggregate of 861,041 shares of common stock at a conversion rate of $3.237 per share; (iv) the $1,426,599 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2025 Notes, will convert into an aggregate of 350,632 shares of our common stock at a conversion price of $4.071 per share; and (v) the $150,000 in grant funding, or the Convertible Grant Liability, will convert into 45,620 shares of our common stock, at a conversion price of $3.288 per share, and excludes the following:

•        1,117,840 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $1.75 per share;

•        169,794 shares of common stock issuable upon the exercise of outstanding warrants, at an exercise price of $4.071 per share;

•        51,235 shares of common stock reserved for future issuance under our 2023 Equity Incentive Plan, or the 2023 Plan; and

•        143,000 shares of common stock issuable upon the exercise of the warrants, or the Representative’s Warrants, granted to the representative of the underwriters upon completion of this offering at an exercise price equal to 125% of the initial offering price of the common stock.

Unless otherwise indicated, all information in this prospectus assumes and reflects the following:

•        No exercise of the underwriter’s option to purchase up to an additional 429,000 shares of common stock;

•        No exercise of outstanding options or warrants;

•        No exercise of the Representative’s Warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the initial offering price of the common stock;

•        The filing and effectiveness of a Certificate of Validation with the Delaware Secretary of State to increase the number of shares of Series A-2 Preferred Stock to 2,347,136 shares, effective as of January 31, 2026, and a corresponding decrease in liabilities of $1,081,371 resulting from the issuance on January 31, 2026 of shares of Series A-2 Preferred Stock in excess of the number of designated shares of Series A-2 Preferred Stock on January 31, 2026, which was filed with the Delaware Secretary of State on June 16, 2026 and certified by the State of Delaware on July 2, 2026;

•        The filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, which will occur immediately prior to the completion of this offering; and

•        an assumed initial public offering price of $7.00 per share, which is the midpoint of the estimate of the price range set forth on the cover page of this prospectus.

SUMMARY FINANCIAL INFORMATION

You should read the following summary financial information and operating data in conjunction with, and it is qualified in its entirety by reference to, our audited financial statements and the related notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table sets forth our summary statement of operations data for the years ended December 31, 2025 and 2024, summary statement of operations data for the three months ended March 31, 2026 and 2025, and balance sheet data as of December 31, 2025 and the three months ended March 31, 2026. The summary financial information set forth below for the years ended December 31, 2025 and 2024 are derived from our audited financial statements included elsewhere in this prospectus. The summary statement of operations data set forth below for the three months ended March 31, 2026 and 2025 and the balance sheet data as of March 31, 2026 are derived from our unaudited financial statements included elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus. The financial statements contained elsewhere fully represent our financial condition and operations. However, our historical results are not necessarily indicative of our results in any future period and results from our interim period may not necessarily be indicative of the results of the entire year.

Statements of Operations ($ in thousands, except share and per share data):

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(Unaudited)	(Unaudited)	(Audited)	(Audited and Restated)
Grant revenue	$236	$183	$975	$512
Service revenue	2	—	5	—
Total Revenue	238	183	980	512

Operating expenses
Research and development	824	1,246	4,849	4,065
General and administrative	313	483	1,234	1,265
Total operating expenses	1,137	1,729	6,083	5,330

Loss from operations	(899)	(1,546)	(5,103)	(4,818)

Other (expense)/income
Interest expense, net	(3)	9	(1)	76
Change in fair value of convertible instruments – related party	(1,229)	(1,945)	(2,167)	(339)
Change in fair value of convertible instruments	(4,630)	(8,716)	(9,758)	(1,615)
Change in fair value of warrant liability – related party	(65)	—	—	(1)
Change in fair value of warrant liability	(24)	(57)	(70)	—
Gain on extinguishment of warrant	—	—	80	—
Gain on amendment of convertible instruments	—	—	407	—
Other (expense) income, net	—	—	22	53
Net loss before income taxes	(6,850)	(12,255)	(16,590)	(6,644)
Provision for income taxes, net	—	—	—	—
Net loss	(6,850)	(12,255)	(16,590)	(6,644)

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(Unaudited)	(Unaudited)	(Audited)	(Audited and Restated)
Cumulative dividends on Series A-1 preferred stock	12	12	49	49
Cumulative dividends on Series A-2 preferred stock	144	144	575	575
Net loss – attributed to common stockholders	$(7,006)	$(12,411)	$(17,214)	$(7,268)

Net loss per share, basic and diluted	$(2.07)	$(3.69)	$(5.12)	$(2.25)
Weighted-average shares of common stock outstanding, basic and diluted	3,380,474	3,358,899	3,362,896	3,235,421

Balance Sheet Data ($ in thousands):

	March 31, 2026
	Actual	Pro Forma (Unaudited)(1)(3)	Pro Forma (Unaudited) As Adjusted(2)(3)
Cash	$266	1,329	18,729
Total assets	1,693	2,756	20,156
Total liabilities	33,849	5,301	5,301
Total stockholders’ (deficit) equity	$(32,156)	(2,545)	14,855

____________

(1)      The pro forma balance sheet data gives effect to (i) the issuance of additional 2024 Notes in the principal amount of $375,000 subsequent to March 31, 2026 and the receipt of the net proceeds from such issuance; (ii) the issuance of additional 2025 Notes in the principal amount of $687,500, together with warrants, subsequent to March 31, 2026 and the receipt of the net proceeds from such issuance; (iii) the conversion of the outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock into an aggregate of 3,194,993 shares of our common stock; (iv) the conversion of $7,873,371 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2021 Notes and 2023 Notes into an aggregate of 2,394,527 shares of our common stock at a conversion rate of $3.288 per share, (v) the conversion of $2,787,623 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2024 Notes into an aggregate of 861,041 shares of common stock at a conversion rate of $3.237 per share; (vi) the conversion of $1,426,599 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2025 Notes into an aggregate of 350,632 shares of our common stock at a conversion rate of $4.071 per share; (vii) the conversion of the $150,000 Convertible Grant Liability into 45,620 shares of our common stock, at conversion price of $3.288 per share, and the corresponding reduction in liabilities of the fair value of the Convertible Grant Liability in the amount of $320,000; (viii) the effectiveness of the Certificate of Validation filed with the Delaware Secretary of State on June 16, 2026 and certified by the State of Delaware on July 2, 2026, to increase the number of shares of Series A-2 Preferred Stock to 2,347,136 shares, effective as of January 31, 2026, and the corresponding removal of the liability of $1,081,371 that resulted from the issuance on January 31, 2026 of shares of Series A-2 Preferred Stock in excess of the number of designated shares of Series A-2 Preferred Stock; and (ix) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering.

(2)      The pro forma as adjusted balance sheet data reflects the items described in footnote (1) above and gives effect to our receipt of estimated net proceeds from the sale of 2,860,000 shares of common stock that we are offering in this offering at an assumed initial public offering price of the common stock of $7.00 per share, the midpoint of the price range on the cover page of this prospectus, and our receipt of approximately $17.4 million in net proceeds after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)      The pro forma and pro forma as adjusted balance sheet data is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the amount of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $2.6 million, assuming the number of shares, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all the other information in this prospectus, including our financial statements and the related notes included elsewhere in this prospectus, before purchasing our common stock. If any of the following risks actually occurs, our business, operating results, financial condition, liquidity and prospects could be materially adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

The risks and uncertainties described below are not the only ones we face. Our business, financial condition and operating results can be affected by a number of factors, whether currently known or unknown, including but not limited to those described below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, operating results, financial condition, liquidity and prospects. Any one or more of such factors could directly or indirectly cause our actual results of operations and financial condition to vary materially from past or anticipated future results of operations and financial condition. Any of these factors, in whole or in part, could materially and adversely affect our business, financial condition, results of operations and stock price. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future.

Risks Related to Our Financial Position and Need for Capital

We are a development-stage company with a limited operating history.

We are a development-stage, company with only a limited operating history upon which to base an evaluation of our current business and future prospects and how we will respond to competitive, financial or technological challenges. We are subject to all the usual risks and uncertainties of a development-stage company with limited capital and other resources to develop new therapeutic products to serve a competitive market. We are subject to the additional risk that our activities are dependent on the successful development of our product candidate, NanO2, for use in treating various human diseases, regulatory approval of this product candidate, broad market acceptance of this product candidate, the potential challenges to protection afforded our intellectual property covering this product candidate, and the ability to manage operations effectively and attract, retain, and motivate qualified personnel.

Since our inception in 2008, we have focused substantially all of our efforts and financial resources on raising capital and on development and clinical testing of our product candidate. We have not yet obtained approval for any product candidate. We have to complete additional clinical trials and receive regulatory approval of our product candidate before commercial sales of any product candidate can commence.

The likelihood of success of our business plan must be considered in light of the problems, substantial expenses, difficulties, complications and delays frequently encountered in connection with building and expanding clinical development of our pharmaceutical businesses and the regulatory and competitive environment in which we operate. Pharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital-intensive business.

Therefore, we are and expect for the foreseeable future to be, subject to all the significant risks and uncertainties inherent in a clinical-stage, pre-revenue biopharmaceutical business seeking regulatory approval for its product candidates. As a result, we still must establish many functions necessary to operate a business, including conducting necessary clinical trials, continuing product and technology development, implementing financial systems and controls and personnel recruitment. Even if we achieve regulatory approval of our product candidate or any other product candidates that we develop (of which no assurances can be given), we will need to establish commercial operations, which is also risky and uncertain.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the clinical stage of development. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to:

•        successfully complete the clinical trials necessary to obtain regulatory approval for the marketing of our product candidate, NanO2;

•        secure acceptance of our product candidate in the medical community and with third-party payors and consumers;

•        if approved for commercial sale, launch commercial sales of our product candidate, whether alone or in collaboration with others;

•        successfully build an internal sales force meeting our requirements for the marketing and sale of our product candidate, NanO2, or outsource such function to one or more third parties;

•        successfully manufacture our clinical product and establish commercial drug supply, or outsource such function to one or more third parties;

•        secure market exclusivity and/or adequate intellectual property protection for our product candidate;

•        attract, retain and grow an experienced management, board and scientific advisory team;

•        successfully implement or execute our current business plan, and we cannot assure you that our business plan is sound; and

•        raise sufficient funds in the capital markets to effectuate our business plan.

If we cannot successfully execute any one or more of the foregoing, our business may not succeed and your investment will be adversely affected.

We have no products approved for commercial sales and a limited operating history upon which to evaluate our ability to commercialize our product candidate.

We are a development-stage company and our success is dependent upon our ability to obtain regulatory approval for and commercialize our product candidate, NanO2, and we have not demonstrated an ability to perform the functions necessary for the approval or successful commercialization of any product candidate. We have yet to demonstrate our ability to overcome the risks frequently encountered in our industry and are still subject to many of the risks common to such enterprises, including our ability to implement our business plan, market acceptance of our proposed business and product, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources, competition from better funded and experienced companies, and uncertainty of our ability to generate revenues. Historical sales of products typically provide potential investors information regarding revenue, market acceptance and penetration of the product, pricing considerations, and gross and operating margins. Because we have not made any sales of our product candidate there is only limited information upon which investors can evaluate our business, prospects, or future operating results, which would normally aid investors in making an informed judgment as to the merits of a purchase our securities or the management skills or competence of our management.

There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered in light of the stage of our development. In addition, no assurance can be given that we will be able to consummate our business strategy and plans, or that financial, technological, market, or other limitations may force us to modify, alter, significantly delay, or significantly impede the implementation of such plans. We have insufficient results for investors to use to identify historical trends. Investors should consider our prospects in light of the risk, expenses and difficulties we will encounter as an early-stage company. Our revenue and income potential are unproven and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise, and cannot assure you that we will be able to successfully address these risks.

We have a history of operating losses and expect to continue to incur substantial losses for the foreseeable future. We may never become profitable or, if achieved, be able to sustain profitability.

To date, we have not generated any significant revenue from sales of products, we have incurred net losses in each year of our operations. We incurred net losses of $6.9 million and $12.3 million for the three months ended March 31, 2026 and on March 31, 2025, respectively, and $16.6 million and $6.6 million for the years ended December 31, 2025 and December 31, 2024, respectively. We expect to continue to incur significant operating losses in connection with the development and potential future commercialization of NanO2. Our accumulated deficit as of March 31, 2026 and December 31, 2025 was $43.1 million and $36.3 million, respectively. Substantially all of our revenue has been obtained through non-dilutive grant funding from institutions such as the NIH, and to a lesser extent by conducting research services for the DoD and BARDA. We expect to continue to incur operating losses until such time, if ever, as we are able to achieve sufficient levels of revenue from operations. Our ability to achieve profitability will depend on regulatory approval of our product candidate and if approved, the market acceptance of our product and our capacity to develop, introduce and sell our product to our targeted markets. There can be no assurance that we will ever generate significant sales or achieve profitability. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations. Revenue from the sale of any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to get reimbursement at any price and whether we own the commercial rights for that territory. If the number of addressable patients is not as significant as we anticipate, the indication approved by regulatory authorities is narrower than we expect, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, cannot be predicted at this point.

In addition, upon taking office in January 2025, the Trump Administration effectively prevented the NIH and the DoD from reviewing and awarding new SBIR grants, and possibly paying out funds under already awarded SBIR grants, including for research or other projects. To date, we have not received any communications from the DoD, BARDA or NIH regarding availability of the funds disclosed as being awarded to us or our third party collaborators other than from BARDA that it did not extend the time of expiration of the contract and, therefore, approximately $0.4 million was forfeited because the term of the grant expired before research was completed. Although the SBIR program has been re-authorized through September 30, 2031, no assurances can be provided that we will receive any of the funds that we have already been granted or that we may be granted or receive any additional funds in the future or that the program will be funded in the future. If the U.S. government takes any other actions to limit funds available for life science or healthcare research or other projects, it may affect certain of our and our current, or potential, collaborators and may have a material adverse impact on our business, financial condition and results of operations.

Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•        continue to undertake the next stage or pivotal clinical trial for our product candidate;

•        seek regulatory approvals for our product candidate;

•        implement additional internal systems and infrastructure; and

•        hire additional personnel.

We may not be able to generate revenue or achieve profitability in the future. Our failure to achieve or maintain profitability would likely negatively impact the value of our securities and could prevent us from continuing as a going concern.

Even if we can secure such arrangements, we may continue to have obligations and expenses that exceed the revenue generated by these marketed products.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

The opinion of our independent registered public accounting firm included elsewhere in this prospectus includes an emphasis-of-matter paragraph regarding substantial doubt about our ability to continue as a going concern. As described in Note 1 of our accompanying audited financial statements for the years ended December 31, 2025 and December 31, 2024, and Note 1 to our accompanying unaudited financial statements for three months ended March 31, 2026 and 2025, there is substantial doubt that we can continue as an ongoing business for the twelve months from the date that the financial statements were issued based on our current development plans and our operating requirements and us having suffered recurring losses from operations and having a net capital deficiency. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. Our continuation as a going concern is contingent upon our ability to obtain additional financing and to generate revenue and cash flow to meet our obligations on a timely basis. If we cannot raise the necessary capital to continue as a viable entity, we could experience a material adverse effect on our business and our stockholders may lose some or all of their investment in us.

Our cash, cash equivalents and the proceeds of this offering will only fund our operations for a limited time, and we will need to raise additional capital to fund our planned pivotal Phase III clinical trials and to support our development and commercialization efforts for our product candidate, NanO2.

If we do not succeed in raising additional funds on acceptable terms, we will be unable to complete our current clinical trials or commence planned future trials or obtain approval of our product candidate from the FDA and other regulatory authorities. In addition, we could be forced to delay, discontinue or curtail product development, forego sales and marketing efforts, and forego licensing in attractive business opportunities. We estimate that we will require a total of up to $6.0 million for the completion of our currently ongoing Phase IIb trial in GBM, for the supply of our product candidate necessary to complete the currently ongoing investigator sponsored Phase IIb stroke trial and our current ongoing Phase Ib respiratory distress trial. In addition, we will require significant financing in order to fund our planned Phase II ARDS trial, pivotal Phase III clinical trial for GBM, our pivotal trial of NanO2 for the treatment of patients with ischemic stroke and other expenditures that we will need to incur in order to file our application with the FDA and we intend to use a portion of the proceeds from this offering to prepare these more advanced trials and complete the planned Phase II ARDS trial. However, the proceeds from this offering will not be sufficient to completed multiple more advanced trials. Additionally, we will require additional funds for general and administrative expenses anticipated to be incurred over the next three years. If we are unable to raise a sufficient amount of additional funds beyond this offering, we may be unable to complete the clinical trials as planned.

We will also need to raise additional capital to expand our business to meet our long-term business objectives.

Our cash and cash equivalents balance at July 6, 2026 will not be sufficient to fund operations for at least the next twelve months. However, we believe that our existing cash and cash equivalents, combined with the anticipated net proceeds from this offering, will be sufficient in the aggregate to meet our anticipated cash requirements for at least the next twelve months. We will, however, require additional financing as we continue to execute our business strategy, including for the initiation of enrollment of patients and completion of our planned pivotal Phase III trial in stroke. Our liquidity may be negatively impacted as a result of a research and development cost increases in addition to general economic and industry factors.

We anticipate that, to the extent that we require additional liquidity, it will be funded through non-dilutive funding, the incurrence of additional indebtedness, additional equity financings, collaboration and licensing arrangements, or a combination of these potential sources of liquidity. In addition, we may raise additional funds to finance future cash needs through grant funding. If we raise additional funds by issuing equity securities or convertible debt, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. The covenants under future credit facilities may limit our ability to obtain additional debt financing. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our products, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.

We cannot be certain that additional funding will be available on acceptable terms, or at all. Any failure to raise capital in the future could have a negative impact on our financial condition and our ability to pursue our business strategies. If we choose to pursue additional indications and/or geographies for any of our products or product candidates or otherwise expand more rapidly than we presently anticipate, we may also need to raise additional capital sooner than expected.

Our present and future capital requirements will depend on many factors, including:

•        the outcome, timing and cost of our Phase III clinical trials to obtain regulatory approval for NanO2;

•        the degree and rate of market adoption of our products, if approved;

•        the emergence of new, competing technologies and products;

•        the costs of R&D activities we undertake to develop new products and indications;

•        the costs of commercialization activities, including sales, marketing and manufacturing;

•        the costs of building an internal sales force meeting our requirements for the marketing and sale of our product candidates, if approved, unless outsourced;

•        our ability to collaborate with third parties on the development and commercialization of our product candidates and products;

•        the level of working capital required to support our growth; and

•        our need for additional personnel, information technology or other operating infrastructure to support our growth and operations as a public company.

Unfavorable U.S. or global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and financial markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our technologies and our ability to raise additional capital when needed on favorable terms, if at all. Ongoing inflation in world economies may adversely affect us by increasing the costs associated with performing research and development on internal research initiatives and partnered programs. We may experience significant increases in the prices of labor, consumables, and other costs of doing business. In an inflationary environment, such cost increases may outpace our expectations, causing us to use cash faster than forecasted. A weak or declining economy may also strain our partners, possibly resulting in supply disruption, or cause delays in their payments to us. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

In addition, the global macroeconomic environment could be negatively affected by, among other things, pandemics or epidemics, instability in global economic markets, instability in the global credit markets, supply chain weaknesses, instability in the geopolitical environment as a result of the Russian war with Ukraine, the recent escalation of the conflicts in the Middle East, including between the U.S./Israel and Iran, military or other action taken by the United States in foreign countries and other political tensions, and foreign governmental debt concerns. The invasion of Ukraine by Russia and the escalation of the conflict in the Middle East, particularly the escalation of the Israel-Hamas and Israel/U.S.-Iran conflicts, and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the EU, Israel, Iran and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Changes to trade policy, including tariff and customs regulations, or failure to comply with such regulations may have an adverse effect on our reputation, business, financial condition and results of operations.

Changes in U.S. or international social, political, regulatory and economic conditions or in laws and policies governing trade, manufacturing, development and investment in the countries where we currently conduct our business could adversely affect our business, reputation, financial condition and results of operations. Changes or proposed changes in U.S. or other countries’ trade policies may result in restrictions and economic disincentives on international trade. Changes to U.S. policy implemented by the U.S. Congress, the Trump administration or any new administration have impacted and may in the future impact, among other things, the U.S. and global economy, international trade relations, unemployment, immigration, healthcare, taxation, the U.S. regulatory environment, inflation and other areas. The U.S. government has recently imposed, or is currently considering imposing, tariffs on certain trade partners, including China, where we have engaged a vendor. Additionally, the United States has recently imposed significant tariffs on imports from other countries, including a baseline tariff of 10% on imports into the United States and higher tariffs on multiple designated countries, such as “reciprocal” tariffs at varying rates. Such tariffs have prompted retaliatory measures from several countries, which may further escalate. Certain of these tariffs have been subsequently paused or modified, and the situation remains fluid. While pharmaceutical products are currently excluded from the baseline and “reciprocal” tariffs imposed by the United States, such tariffs still apply to the raw materials and other products necessary for the manufacture and formulation of our product candidates. In addition, the U.S. Department of Commerce has initiated an investigation under Section 232 of the Trade Expansion Act of 1962, as amended, to determine the effects of importing pharmaceuticals and pharmaceutical ingredients on national security. This investigation may lead to the imposition of tariffs on pharmaceutical imports, consistent with the current U.S. administration’s stated policy objective of reshoring pharmaceutical manufacturing to the United States. Further, in July 2025, the United States and the EU announced the framework of a trade agreement that generally imposes a 15% tariff on imports from the EU. Under this agreement, pharmaceutical products would not be subject to any future Section 232 investigation duties in excess of this 15% rate. The U.S. Supreme Court is currently considering legal challenges to tariffs imposed under the International Emergency Economic Powers Act, such as the baseline and reciprocal tariffs discussed above. The outcome of this decision could impact trade agreements entered into by the United States and the wider tariff environment in which we operate.

Tariffs, reciprocal tariffs, economic sanctions, embargoes, import or export licensing requirements and other changes in U.S. trade policy have in the past and could in the future trigger additional retaliatory actions by affected countries. Further, any emerging protectionist or nationalist trends (whether regulatory, or consumer-driven) either in the United States or in other countries could affect the trade environment. Our business, like many other corporations, would be impacted by changes to the trade policies of the United States and foreign countries (including governmental action related to tariffs, international trade agreements, or economic sanctions). Such changes have the potential to adversely impact the U.S. economy or certain sectors thereof, the global economy, and our industry, and as a result, could have a material adverse effect on our business, financial condition and results of operations.

A prolonged U.S. federal government shutdown could materially and adversely affect our business and operations.

Any disruption in the operations of the U.S. government, including as a result of the recent or future temporary or prolonged shutdowns resulting from the failure of Congress to enact appropriations bills or raise the federal debt ceiling, could materially and adversely affect our business, operations and financial condition. Recently, beginning on October 1, 2025, the U.S. federal government shut down and remained shut down through November 12, 2025, and again beginning on January 31, 2026 through February 3, 2026, during which times certain regulatory agencies, such as the FDA and the SEC, furloughed critical employees and stopped critical activities. Additionally, on October 10, 2025, the U.S. government implemented substantial layoffs and workforce reductions in connection with the federal government shutdown, which resulted in the suspension or delay of various government-funded programs. Furthermore, the recent federal government shutdowns have resulted, and may continue for a prolonged period of time to result, in reduced availability of government services, and suspension or delay of activities by key agencies that regulate, fund, or interact with our business, including the SEC, the FDA, the Department of Health and Human Services, and the U.S. Patent and Trademark Office, or USPTO. As a result, the review and approval of our filings, applications, and submissions could be delayed, and we may be unable to access or rely upon certain government data or systems. In particular, it may lead to disruptions and delays in FDA’s review and oversight of our product candidates and impact the FDA’s ability to provide timely feedback on our development program or pending applications.

Additionally, a prolonged or future shutdown of the U.S. federal government could materially impact the operations of the SEC. For example, the SEC announced that during the recent U.S. federal government shutdowns, it would not review or declare registration statements effective. In the event of an extended shutdown, the SEC may operate with limited staff or suspend certain functions altogether, which could delay the review or effectiveness of our filings, including registration statements or other financing-related disclosures. Such delays could adversely affect our ability to complete this offering and/or to access the public markets and obtain necessary capital in order to properly capitalize and continue to fund our operations.

Government shutdowns, if prolonged, can significantly impact the ability of government agencies upon which rely, such as the FDA and SEC, to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Even the threat of a government shutdown or prolonged budget negotiation uncertainty may adversely affect the broader U.S. economy, investor confidence, and capital markets. Such conditions could negatively impact our access to financing, timing of capital-raising transactions, and the liquidity or trading volume of our securities. Accordingly, the current or future federal government shutdowns, or uncertainty regarding the continuity of government operations, could have a material adverse effect on our business, results of operations, and stock price.

Federal budget and debt-ceiling disputes may adversely affect capital markets and our financing activities.

Moreover, the uncertainty surrounding government funding debates and debt-ceiling negotiations can negatively affect market conditions, investor sentiment, and the liquidity of small-cap and microcap issuers such as ours. If market volatility or trading disruptions were to occur during the current or future government shutdowns, our ability to execute at-the-market offerings or other financing transactions under our effective shelf registration statement or through private equity offerings could be materially impaired.

Accordingly, any federal government shutdown or protracted budget impasse could materially and adversely affect our regulatory compliance, financing options and capabilities, and overall financial condition.

Our clinical trial accruals are based on estimates, and if these estimates are inaccurate, our results of operations could be adversely affected.

We are required to estimate our expenses resulting from our obligations under contracts with clinical sites, CROs, and other third-party service providers in connection with our clinical trials. Our clinical trial accrual methodology is based on estimates of costs that are subject to significant judgment and uncertainty, and our financial results could be materially affected if our estimates prove to be incorrect.

We conduct clinical trials at various clinical sites, each of which operates under an agreement that governs the financial terms of the arrangement, including the timing and conditions under which amounts become payable based on completion of Case Report Forms, or CRFs, for each patient visit. The terms and conditions of these agreements vary significantly from site to site. Certain agreements provide for automatic milestone payments based on completed CRFs, while others require “query-free” CRFs before payments become due. Additionally, certain clinical sites submit invoices for reimbursement while others do not, which creates further variability in the timing of our recognition of, and ability to accurately estimate, our obligations.

We record accruals for clinical site expenses when we determine that the underlying obligation is both probable and reasonably estimable, based on our analysis of the completion history and experience with queries on CRFs at each site. We review and adjust these estimates on a quarterly basis utilizing clinical data available to us at that time. However, the complexity of our contractual arrangements, variability in billing practices among sites, the volume of patient visits across our clinical programs, and the inherent time lag between when services are rendered and when we receive sufficient documentation or invoices may result in our estimates differing materially from actual amounts incurred in any given reporting period.

If our estimates of clinical trial accruals are incorrect, we may be required to restate our expenses (as we were required to do for the year ended December 31, 2024) or record significant adjustments in future periods, which could have a material adverse effect on our results of operations and financial condition. In addition, inaccurate estimates could impair our ability to forecast future operating expenses and cash requirements, which could adversely affect our ability to manage our capital resources and could cause our results to differ from the expectations of securities analysts or investors, potentially causing a decline in the trading price of our common stock.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

We currently have only one product candidate, NanO2, in clinical development and our business is dependent upon the success of NanO2, which requires additional clinical testing before we can seek regulatory approval and potentially launch commercial sales. We do not have any other product candidates or have any other products in clinical development.

Our business and future success depends upon our ability to obtain regulatory approval of and then successfully commercialize our product candidate, NanO2. Our main focus and the investment of a significant portion of our efforts and financial resources is expected to be in the development of our product candidate, NanO2, for which we have completed the enrollment and treatment of patients in a Phase IIb GBM trial, the University of Glasgow is enrolling patients in a Phase IIb trial relating to its use for the treatment of stroke, and we are enrolling patients in a Phase Ib respiratory distress trial. We believe that the net proceeds from this offering, combined with our current cash and cash equivalents balance, will provide us with the necessary funding to complete the three trials mentioned above, further conduct a planned Phase II ARDS trial, as well as to provide additional working capital, and to begin to prepare for a pivotal Phase III GBM trial. Even though we are pursuing a marketing authorization pathway based on specific FDA input and guidance, there are many uncertainties known and unknown that may affect the timing and outcome of the trials, including adequate patient enrollment, adequate supply of our product candidate, potential changes in the regulatory landscape and the results of the trial being successful, and FDA acceptance of the data to support approval. Completion of our clinical trials, as well as those conducted by third parties to which we supply our product candidate, over which we have very little control, may be delayed, and any such delays could result in increased costs or otherwise negatively impact our business or results of operations. Additionally, the FDA may reject the application or issue a complete response letter rather than approval, including for reasons that it disagrees with our interpretation of the data or that it finds our single pivotal trial insufficient evidence of clinical efficacy. The FDA may also ask us to conduct another pivotal trial, and/or to furnish additional testing and analyses before it can consider approving the product.

The research, development, testing, manufacturing, labeling, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of our product candidate is and will remain subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries that each have differing regulations to the extent that we apply to market our product candidate in other countries. We are not permitted to market any product in the United States unless and until we receive approval from the FDA, or in any other countries unless and until we receive the requisite approval from regulatory authorities in such countries.

We also may rely on third parties to conduct the appropriate clinical trials, and their failure to adhere to protocol or perform in accordance with applicable law could result in delays and would have a negative effect on our regulatory submission.

Our future success depends heavily on our ability to successfully manufacture, develop, obtain regulatory approval, and commercialize NanO2, which may never occur. We currently generate no revenue from our product candidate, and we may never be able to develop or commercialize a marketable drug.

We have limited resources and are currently focusing the majority of our efforts on developing NanO2 for particular indications. As a result, we may fail to capitalize on other indications or product candidates that may ultimately have proven to be more profitable.

We are currently focusing the majority of our resources and efforts on developing NanO2. As a result, because we have limited resources, we may forgo or delay the pursuit of opportunities for other indications or with other product candidates that may have greater commercial potential. In addition, we are focusing our efforts on select indications for NanO2. Our resource allocation decisions may cause us to fail to capitalize on viable commercial drugs or profitable market opportunities. Our spending on current and future clinical research and development activities for NanO2 for certain indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target markets for NanO2, we may relinquish valuable rights to our product candidates or programs through collaboration, licensing or other strategic arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate or program.

Development of a product candidate intended for use in combination with an already approved therapy may present increased complexity and more or different challenges than development of a product candidate for use as a single agent or monotherapy.

Among other uses, we are developing our product candidate, NanO2, for use in the treatment of GBM in combination with approved therapies, such as chemotherapy, which may present additional challenges. For example, the FDA may require us to use more complex clinical trial designs, to evaluate the contribution of each product and product candidate to any observed effects. It is possible that the results of these trials could show that most or any positive results are attributable to the already approved product. Moreover, following product approval, the FDA may require that products used in conjunction with each other be cross-labeled. To the extent that we do not have rights to already approved products, this may require us to work with another company to satisfy such a requirement. Moreover, developments related to the already approved therapies may impact our clinical trials for the combination as well as our commercial prospects should we receive marketing approval. Such developments may include changes to the approved therapy’s safety or efficacy profile, changes to the availability of the approved therapy, and changes to the standard of care. We may choose to develop NanO2 and our other product candidates in combination with other approved or clinical-stage therapies, in which case similar developmental risks as to combination trials would apply to such product candidates in the clinical development and commercial approval processes.

Our efforts to develop our product candidate may not generate data sufficient to support an application for regulatory approval.

Clinical trials are difficult to design and implement, can take many years to complete and are uncertain as to outcome. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. There is no guarantee that later trials will meet their endpoints, or demonstrate superiority to placebo, current standard of care or any other therapy. A failure of one or more of our clinical trials can occur at any stage of testing. Our product candidate may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use with respect to one or all targeted indications. In addition, we may experience other numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to continue development. Development-stage risks include the following:

•        we may not be able to provide acceptable evidence of the safety and efficacy of our product candidates or an acceptable benefit/risk profile for our product candidate;

•        we may not be able to successfully manufacture drug supplies for our clinical trial;

•        the results of our clinical trial may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA, EMA, or other comparable foreign regulatory authorities to demonstrate safety and effectiveness;

•        we may not be able to determine the optimal dosing of our product candidate for targeted indications; and

•        patients in our clinical trials may suffer adverse effects that are deemed related to or caused by our product candidates, leading us or regulatory authorities to stop clinical trials temporarily or permanently.

We have safety data from the two separate completed Phase Ib/IIa human clinical trials of NanO2 as well as safety data from our ongoing Phase IIb GBM clinical trial, the investigator sponsored Phase IIb stroke clinical trial, and our Phase Ib respiratory distress trial. The two Phase Ib/IIa human clinical trials enrolled a small number of patients and may not be representative of a larger trial population.

In the Phase Ib/IIa stroke trial, there were eight (8) SAEs that occurred in four (4) patients. None of the SAEs were determined to be related to NanO2. These eight (8) SAEs included abdominal pain, cerebrovascular accident, confusional state, depression, cardiac pacemaker replacement, pneumonia, and migraine.

In the Phase Ib/IIa GBM trial, there were a total of nine (9) SAEs, none of which were unexpected. These nine (9) SAEs occurred in five (5) patients. These nine (9) SAEs included: atypical pneumonia, radiation necrosis, motor dysfunction, pyrexia, platelet count decrease, and syncope. Out of the nine (9) SAEs, six (6) SAEs that occurred in three (3) patients were determined to be unrelated or unlikely related to NanO2, which include atypical pneumonia, pyrexia, and syncope. Three (3) SAEs that occurred in three (3) patients were determined to be possibly or probably related to NanO2, consisting of radiation necrosis, motor dysfunction, and platelet count decrease.

In the ongoing Phase IIb GBM trial, as of July 6, 2026, there have been forty-nine (49) SAEs that occurred in twenty-five (25) patients. These SAEs consist of: anorectal infection, brain oedema, necrosis, central nervous system necrosis, embolism, hemiparesis, fall, dizziness, seizure, mental status changes, pulmonary embolism, platelet count decrease, muscular weakness, peripheral swelling, deep vein thrombosis, type 2 diabetes mellitus, pancytopenia, intracranial hemorrhage, cerebral hemorrhage, hypoxia, pneumonia, pneumonitis, hydrocephalus, febrile neutropenia, pleural effusion, small intestinal obstruction, and device related infection.

Of the forty-nine (49) SAEs, forty-seven (47) SAEs in twenty-five (25) patients were determined to be unrelated or unlikely be related to NanO2 or placebo. These forty-seven (47) SAEs consisted of: anorectal infection, brain oedema, necrosis, central nervous system necrosis, embolism, fall, dizziness, seizure, mental status changes, pulmonary embolism, platelet count decrease, muscular weakness, peripheral swelling, deep vein thrombosis, type 2 diabetes mellitus, pancytopenia, intracranial hemorrhage, cerebral hemorrhage, hypoxia, pneumonia, pneumonitis, hydrocephalus, febrile neutropenia, pleural effusion, small intestinal obstruction, and device related infection.

Of the forty-nine (49) SAEs, two (2) SAEs, consisting of hemiparesis and mental status changes, in two (2) patients were determined to possibly be related to NanO2 or placebo, both of which resolved without sequelae.

In 2023, the NIHR awarded a grant to physicians at the University of Glasgow and NHS Greater Glasgow and Clyde’s Queen Elizabeth University Hospital funds to conduct a 150-subject trial in ischemic stroke in the United Kingdom. The first patient was treated in December 2025. To date, seventeen (17) patients have been treated. As of July 6, 2026, there have been three (3) SAEs. Two of the SAEs, ischemic stroke and subarachnoid haemorrhage, were determined to be not related to NanO2 or placebo. The other SAE, hypotension, was determined to be related to NanO2 or placebo. None of the foregoing SAEs are unexpected. However, based on regulation in UK, a SUSAR report was still submitted for the hypotension SAE. Since the Phase IIb stroke trial is randomized and placebo controlled, it is blinded and a final determination regarding the cause of the SAEs has not been made.

Our Phase Ib respiratory distress trial commenced in 2025. It is an open label, dose escalation trial with three cohorts, each of which has six (6) patients. Dosing of the first and second cohorts has been completed. Two (2) SAEs, upper GI bleeding and chronic obstructive pulmonary disease, were reported in one (1) patient in cohort 1 and one (1) patient in cohort 2. Neither of these SAEs were related to NanO2 and both were resolved without sequalae.

It is possible that unexpected treatment emergent SAEs could arise in ongoing or future trials of NanO2, which could pose safety concerns. If unacceptable safety concerns or other adverse events, or AEs, arise in the development of a product candidate, our clinical trials could be suspended or terminated or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of such product candidate for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Inadequate training in recognizing or managing the potential side effects of a product candidate could result in patient deaths. Any of these occurrences may harm our business, financial condition and prospects significantly.

Positive results from early clinical or preclinical studies of our product candidates are not necessarily predictive of the results of later preclinical studies and any future clinical trials of our product candidates. If we cannot show positive results or replicate any positive results from our earlier clinical or preclinical studies of our product candidates in our future clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize our product candidates.

In order to obtain marketing approval for any of our product candidates, we must demonstrate the safety and efficacy of the product candidate for the relevant clinical indication or indications through clinical trials as well as additional supporting data. If our product candidates are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.

Any positive results from clinical and preclinical studies of our product candidates may not necessarily be predictive of the results from later preclinical studies and clinical trials. Similarly, even if we are able to complete our planned future clinical trials of our product candidates according to our current development timeline, the positive results from such preclinical studies and clinical trials of our product candidates may not be replicated in subsequent preclinical studies or clinical trial results. Further, some of the clinical trials for which our product candidate is provided to patients, such as the Phase IIb stroke trial, are investigator initiated trials, where the investigators, rather than us, sponsor the trial. As such, we have very little control over such trials and cannot verify the detailed procedures or results through which the trials are conducted.

Many companies in the pharmaceutical industry have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development and we cannot be certain that we will not face similar setbacks. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain regulatory approval. Subjects in our planned clinical trials may suffer significant AEs or other side effects not observed in our preclinical studies.

We have tested the dosing frequency and route of administration of our product candidate in clinical and preclinical studies, which have informed our dosing strategy for certain future clinical trials. However, such dose and route of administration may not result in sufficient exposure or pharmacological effect in future studies and may lead to unforeseen toxicity not previously observed in clinical and preclinical testing. Further, if our planned clinical trials of our product candidates fail to demonstrate efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

It is possible that unexpected treatment emergent SAEs could arise in ongoing or future trials of NanO2, which could pose safety concerns. If significant AEs or other side effects are observed in any of our future clinical trials, we may have difficulty recruiting patients to the related clinical trial, patients may drop out of the trial, or we may be required to abandon the trial or our development efforts of that product candidate altogether. We, the FDA, or other applicable regulatory authorities, or an institutional review board may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the pharmaceutical industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the drug from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of and reimbursement for the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition and prospects.

Further, if any of our product candidates obtains marketing approval, toxicities associated with our product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product or the withdrawal of the product from the market. We cannot predict whether our product candidates will cause toxicities in humans that would preclude or lead to the modification or revocation of regulatory approval.

Interim, topline and preliminary data from our clinical trials that we announce or publish may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary, interim or topline data from our clinical trials, such as the interim data from clinical trials of NanO2. These interim updates are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between interim data and final data could significantly harm our business and prospects. Further, additional disclosure of interim data by us or by our competitors in the future could result in volatility in the price of our common stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the preliminary or topline data that we report differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, NanO2 or any other future product candidates may be harmed, which could harm our business, financial condition, results of operations and prospects.

The FDA, EMA and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction.

Our ongoing clinical trials are being undertaken in the United States and a Phase IIb trial of NanO2 in approximately 150 stroke patients in the United Kingdom is underway. The acceptance of trial data by the FDA, EMA or other comparable foreign regulatory authorities from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions. In cases where data from United States clinical trials are intended to serve as the basis for marketing approval in the foreign countries outside the United States, the standards for clinical trials and approval may be different. There can be no assurance that any United States or foreign regulatory authority would accept data from trials conducted outside of its applicable jurisdiction. If the FDA, EMA or any applicable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Even if we successfully complete our clinical trials, we may not receive regulatory approval for NanO2, and we may not be able to commercialize our product candidate and our ability to generate revenue will be limited.

The research, development, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are not permitted to market our product candidate in the United States until we receive approval from the FDA and in non-U.S. markets until we receive the requisite approval from comparable regulatory agencies in such countries. Of the large number of drugs in development, only a small number are submitted for approval to the FDA and even fewer are eventually approved for commercialization. We may not succeed at gaining regulatory approval, or at commercialization, which would materially harm our business.

Receipt of necessary regulatory approval is subject to a number of risks, including the following:

•        the data collected from pre-clinical and clinical trials may not be sufficient to support the submission of an application or other submission or to obtain regulatory approval in the United States or elsewhere;

•        the FDA may determine that data collected from pre-clinical and clinical trials conducted outside of the United States may not be adequately representative of U.S. patient populations, and may require us to conduct additional trials within the United States;

•        the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies and product; and

•        the relevant laws, approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

We cannot guarantee that regulators will agree with our assessment of the results of our clinical trials or that such trials will be considered by regulators to have shown safety or efficacy of our product candidates. The FDA, EMA and other regulators have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional clinical trials, or pre-clinical or other testing. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Failure to obtain regulatory marketing approval for our product candidates in any indication will prevent us from commercializing the product candidate, and our ability to generate revenue will be materially impaired.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved, the jurisdiction in which regulatory approval is sought and the substantial discretion of the regulatory authorities. Changes in regulatory review for a submitted product application may cause delays in approval or rejection of an application. Regulatory approval obtained in one jurisdiction does not necessarily mean that a product candidate will receive regulatory approval in all jurisdictions in which we may seek approval, but the failure to obtain approval in one jurisdiction may negatively impact our ability to seek or gain approval in a different jurisdiction. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of NanO2 or any future product candidates will be harmed.

Even if we obtain regulatory approval, we will still face ongoing regulatory requirements and NanO2 may face future development and regulatory difficulties.

Even if we receive regulatory approval of NanO2 or any future product candidates, we will be subject to ongoing regulatory obligations, such as post market surveillance and current GMP requirements, and continued regulatory review, which may result in significant additional expense. We may also be subject to regulatory enforcement including product discontinuation, fines and penalties if we fail to comply with regulatory requirements or experience unanticipated problems with product candidates. In addition, third parties on whom we rely must comply with regulatory requirements, and any non-compliance on their part may negatively impact our business, assuming we obtain regulatory authorization at all.

Any regulatory approvals that we receive for product candidates will require surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a Risk Evaluation and Mitigation Strategy, or REMS, in order to approve product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any approval of our products could also be accompanied by a post marketing commitment or post marketing requirement by FDA to conduct additional post approval studies. The FDA could also require a boxed warning, sometimes referred to as a Black Box Warning on the product label to identify a particular safety risk, which could affect commercial efforts to promote and sell the product. In addition, if the FDA or a comparable foreign regulatory authority approves product candidates, the manufacturing processes, labeling, packaging, distribution, AE reporting, storage, advertising, promotion, import, export and recordkeeping for product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current GMPs and GCPs for any clinical trials that we conduct post-approval. We are also subject to certain user fees imposed by the regulatory agencies. Later discovery of previously unknown problems with product candidates, including AEs of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•        import alerts or automatic detentions;

•        restrictions on the marketing or manufacturing of product candidates, withdrawal of the product from the market, or product recalls;

•        fines, warning letters or holds on clinical trials;

•        refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;

•        labeling changes;

•        product seizure or detention, or refusal to permit the import or export of product candidates;

•        injunctions or the imposition of civil or criminal penalties; and

•        inability to obtain government contracts.

The FDA’s and other regulatory authorities’ policies may change, such as those required by the 21st Century Cures Act, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of NanO2 or any future product candidates. In addition, it is unclear what changes, if any, the new presidential administration may bring. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

As part of the regulatory process, we must conduct clinical trials for our product candidates to demonstrate safety and efficacy to the satisfaction of the FDA and other regulatory authorities. As we advance NanO2 or any future product candidates we expect that our expenses will increase. The number and design of the clinical trials that will be required varies depending upon the product candidate, the condition being evaluated, current medical strategies and the trial results themselves. Therefore, it is difficult to accurately estimate the cost of the clinical trials. Clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of product candidates including NanO2, will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed or prevented by several factors, including but not limited to:

•        unforeseen safety issues;

•        failure to determine appropriate dosing;

•        greater than anticipated cost of our clinical trials;

•        failure to demonstrate effectiveness during clinical trials;

•        slower than expected rates of subject recruitment or difficulty obtaining investigators;

•        subject drop-out or discontinuation;

•        import delays of clinical trial materials;

•        inability to monitor subjects adequately during or after treatment;

•        our personnel or third-party contractors, including, without limitation, CROs failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner

•        reaching agreements with prospective CROs, and trial sites, both of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•        insufficient or inadequate supply or quality of product candidates or other necessary materials to conduct our trials;

•        potential additional safety monitoring, or other conditions required by FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, or other studies requested by regulatory agencies;

•        problems engaging IRBs, to oversee trials or in obtaining and maintaining IRB approval of studies;

•        imposition of clinical hold or suspension of our clinical trials by regulatory authorities; and

•        inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend or terminate our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials. Therefore, we cannot predict with any certainty when, if ever, future clinical trials will commence or be completed.

We may experience delays in the enrollment of patients in any of our clinical trials. Delays in the enrollment of patients in any or all of our clinical trials could increase our development costs, cause the loss of non-dilutive funding, and delay completion of our clinical trials and associated regulatory submissions.

We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. Even if we are able to enroll a sufficient number of patients in our clinical trials, if the pace of enrollment is slower than we expect, the development costs for our product candidates may increase, and the completion of our trials may be delayed or our trials could become too expensive to complete.

Further, in our current and future clinical trials, we may rely on non-dilutive funding from government agencies to offset partial or all clinical trial cost. Our current Phase IIb stroke trial is supported by a grant from United Kingdom to the investigators, and is an investigator sponsored trial. Delays in the enrollment of the patients may cause grantor to withdraw or forfeit partial of the grant, and the trial may not be able to enroll sufficient patients to reach its ending point.

We are dependent on technologies we license for the development of all of our product candidates, and if we lose the right to license such technologies our ability to develop our products would be harmed.

We currently are dependent on our license with the University of Arkansas for the development and commercialization of our product candidate for stroke. Our current license imposes, and any future licenses we enter into are likely to impose, various development, funding, royalty, diligence, sublicensing, insurance, enforcement and other obligations on us. If we breach the terms of the University of Arkansas license, including any failure to make payments required thereunder, the licensor has the right to terminate the license. If our license is terminated for any reason, the development of the products contemplated by the license would be delayed, or suspended altogether, while we seek to license similar technology or develop new non-infringing technology, development of our product candidate could be delayed or terminated and we may not be able to negotiate additional licenses on acceptable terms, if at all, which would have a material adverse effect on our business.

We rely and expect to continue to rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties, regulatory obligations, or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize our product candidates.

We depend and will depend upon independent investigators and collaborators, such as universities, medical institutions, CROs and strategic partners to conduct our preclinical and clinical trials under agreements with us. We have and will have to negotiate budgets and contracts with CROs and trial sites, which may result in delays to our development timelines and increased costs. We have in the past and will continue to rely heavily on these third parties over the course of our clinical trials, and we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocols, legal, regulatory, ethical and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with current GCPs. Regulatory authorities enforce these current GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties fail to comply with applicable protocols or current GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the current GCP regulations. In addition, our clinical trials may need to be conducted with products produced under current GMP regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

In addition, the execution of clinical trials, and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. If the third parties or consultants conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or GCPs, or for any other reason, we may need to conduct additional clinical trials or enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our clinical trials may be extended, delayed or terminated or may need to be repeated. In addition, in certain cases we may not always have full ownership of the data produced or the intellectual property generated from the clinical trials being conducted by these various parties for commercial usage. In such cases, we would intend to seek a licensing agreement from these third parties on reasonable terms. No assurance can be given, however, that we will be able to secure any such licensing arrangement. If any of the foregoing were to occur, we may not be able to obtain, or may be delayed in obtaining, regulatory approval for and will not be able to, or may be delayed in our efforts to, successfully commercialize any future product candidates being tested in such trials.

Any third parties retained to perform services in connection with our clinical trials will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our ongoing preclinical, clinical and nonclinical programs. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding third parties to conduct our clinical trials involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new third party commences work, and the switching or adding of third parties may not always occur at such times. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines.

Our manufacturing processes are not yet validated by the FDA or EMA.

We have established manufacturing processes that comply with current GMP regulations for the manufacture of our product candidates. Before we may obtain regulatory approval of our product candidates, these processes need to be inspected to the satisfaction of audit/review by FDA or EMA. Such audit may reveal issues and delay the approval of the product candidates. Further, these processes may need to be scaled up to meet the volume production required to serve the anticipated market for the product candidates. Although we believe the processes can be successfully scaled up, there can be no assurance that the processes can be successfully scaled up. Even if the processes are scaled up to economically meet the anticipated market demand for the product candidates, the processes must also be validated to the satisfaction of the FDA or EMA. If we are unable to do so, we must incur additional expenses to re-engineer its processes, resulting in a delay in the regulatory approval of the product candidates, both of which would adversely affect our finances and financial prospects.

We rely on one vendor as the sole supplier of dodecafluoropentane, the API in NanO2 which could result in a supply chain shortage.

We rely on one vendor, FluoroMed, L.P., as the sole supplier of dodecafluoropentane, the API in NanO2. While we believe an alternative supply of dodecafluoropentane can be obtained, changing vendors would likely cause material delays and result in additional costs. If for any reason FluoroMed, L.P. is unable to provide us with sufficient quantities of dodecafluoropentane, and as a result we are unable to manufacture and supply sufficient quantities of NanO2, or if we should encounter delays or other difficulties with other third parties on which we rely for our supply chain, our business, prospects, operating results, and financial condition may be materially harmed.

We intend to retain a third-party contract manufacturer for our product candidates, which could result in the commercialization of product candidates being delayed, adversely affected or terminated, or may result in the need for us to incur significantly higher costs, which could materially harm our business.

We intend to produce NanO2 at a larger scale with a third-party manufacturer prior to filing for product approval with the FDA. There can be no assurance that we will be able to successfully scale up manufacturing. This new scale will require new regulatory approval from the FDA, and timing of approval, if obtained, cannot be certain. In addition, there is no assurance that NanO2 can be successfully manufactured at a larger liter scale in a cost-efficient manner. In accordance with current GMP requirements, changing manufacturers will require validation of the new manufacturing processes and procedures, and may require further preclinical studies or clinical trials to show comparability between the materials produced by different manufacturers. Changing a third-party contract manufacturer may be difficult, if not impossible for us, and could be extremely costly if we do make such a change, which could result in our inability to manufacture NanO2 for an extended period of time and a delay in the development of NanO2. Further, in order to maintain our development timelines in the event of a change in a third-party contract manufacturer, we may incur significantly higher costs to manufacture NanO2.

If the manufacturer upon which we rely fails to comply with stringent regulations, we may face delays in the development and commercialization of, or be unable to meet demand for, our product candidates and may lose potential revenues.

Any problems or delays that we experience or any third party contract manufacturers experiences in preparing for commercial-scale manufacturing of a product candidate or component may result in a delay in product development timelines and FDA or comparable foreign regulatory authority approval of the product candidate or may impair our ability to manufacture commercial quantities or such quantities at an acceptable cost and quality, which could result in the delay, prevention, or impairment of clinical development and commercialization of our product candidates and may materially harm our business, financial condition, results of operations, stock price and prospects.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current GMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents. Although we do not have day-to-day control over our contract manufacturers’ compliance with these requirements, we are responsible for ensuring compliance with such requirements, including our conduct of periodic audits to enable us to stay informed of a manufacturer’s compliance with applicable laws, regulations, product approvals, and other standards such as contract specifications. Our failure, or the failure of any contract manufacturers that we retain, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, revocation of licenses, seizures or recalls of product candidates, operating restrictions and criminal prosecutions, any of which would significantly and adversely affect supplies of our product candidates and our business. If a contract manufacturer’s facilities do not pass a pre-approval inspection or do not have a current GMP compliance status acceptable to the FDA or a comparable foreign regulatory authority, or receive satisfactory audits from us as the sponsor, our product candidate will not be approved.

In addition, application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. Moreover, in the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. In addition, our marketed products will have to comply with the Drug Supply Chain Security Act of 2013, which requires drug companies to enable electronic tracking of their products though the U.S. supply chain.

Any deviations from regulatory requirements may also require remedial measures that may be costly and/or time-consuming for us or a third-party to implement and that may include the temporary or permanent suspension of a clinical trial or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business. Any delays in obtaining products or product candidates that comply with the applicable regulatory requirements may result in delays to product approvals, and commercialization. It may also require that we conduct additional trials.

Even if approved, NanO2 may not have labeling that allows us to successfully commercialize it.

The commercial success of NanO2 and any of our future product candidates will depend in significant measure upon our ability to obtain approval from the FDA and other regulatory authorities of labeling describing a product candidate’s expected features or benefits. Regulatory authorities may approve NanO2 for fewer or more limited indications than we request or may approve NanO2 with labeling that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Failure to achieve approval from the FDA or other regulatory authorities of product labeling containing certain types of information on features or benefits of our products, or the safety of our products, will prevent or substantially limit our advertising and promotion of such features in order to differentiate our product candidates or any future product candidates from those products already existing in the market. This may make it difficult or impossible to achieve commercial success.

If our product candidate is approved, our success depends on our commercialization efforts, which may not be achieved. If we are unable to commercialize our product candidate, or experience significant delays in doing so, our business could be materially harmed.

Assuming that our product candidate is approved by the FDA, we will invest a significant portion of our efforts and financial resources into the development and commercialization of NanO2. Product revenues from our product candidate, NanO2, which will not be realized until after regulatory approval, if ever, will depend on the successful development, regulatory approval and eventual commercialization of these product candidates. The success of our product candidate will depend on several factors, including the following:

•        receipt of marketing approvals for our product candidate from the FDA and similar regulatory authorities outside the United States;

•        obtaining product indications, other labeling information and product attributes that are acceptable and attractive to the medical community, third-party payors and patients;

•        our ability to manufacture product commercially at acceptable costs;

•        establishing and maintaining commercial manufacturing arrangements with third parties;

•        successfully commercializing our product candidate, if approved, whether alone or in collaboration with others;

•        a continued acceptable safety and efficacy profile of the product candidate following approval;

•        meeting any and all post approval commitments by the sponsor and post approval requirements of FDA or other applicable regulatory authorities; and

•        obtaining, maintaining, enforcing and defending intellectual property rights and claims and available product exclusivities.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidate, which would materially harm our business. In addition, even if we obtain regulatory approvals for NanO2, the timing or scope of any approval may prohibit or reduce our ability to commercialize NanO2 successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products, new technologies, or establish market dominance. Also, any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render NanO2 not commercially viable. For example, regulatory authorities may grant approval contingent on the performance of costly post-marketing clinical trials or, outside the U.S., they may not accept or approve the price we intend to charge for NanO2. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals, such as risk management plans and REMS, to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the product application must submit a proposed REMS; the FDA will not approve the product application without an approved REMS, if required. A REMS could include medication guides, physician communication plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of NanO2. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of NanO2.

Our potential future product candidate, NanO2, may fail to achieve the degree of market acceptance by physicians, patients, healthcare payors and others in industry and the medical community necessary for commercial success.

The commercial success of any potential future product candidates, including NanO2, for which we may obtain marketing approval from the FDA or other regulatory authorities will depend upon their acceptance by the medical community, industry and third-party payors as clinically useful, cost-effective and safe. The degree of market acceptance of any drug depends on a number of factors, such as:

•        effectively competing with other therapies;

•        the prevalence and severity of any side effects;

•        success of patients in well-controlled clinical trials compared to real-world success of patients post FDA approval;

•        our ability to educate and increase physician awareness of the benefits of our products relative to competing drugs;

•        the willingness of physicians and healthcare organizations to change their current treatment practices,

•        the willingness of hospitals and hospital systems to include our product candidates as treatment options;

•        efficacy and potential advantages compared to alternative treatments;

•        the price we charge for our product candidates;

•        interpretations of the results of our clinical trials;

•        the status of our products on the formularies of third-party payers;

•        convenience and ease of administration compared to alternative treatments;

•        the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•        the willingness of the target patient population to pay for our products, including co-pays under their health coverage plans;

•        the strength of marketing and distribution support; and

•        the availability of third-party coverage and adequate reimbursement.

The failure to attain market acceptance among the medical community, patients and third-party payors may have an adverse impact on our operations and profitability.

Orphan Drug Designation does not translate to approval and, even if we obtain FDA approval, we may not enjoy marketing exclusivity or other expected benefits.

Although we have been granted orphan drug designation for NanO2 for certain indications this does not mean FDA will approve our application for commercialization of our product candidate or that orphan designation may not be revoked. Even if we obtain FDA approval, we may not be able to obtain or maintain orphan drug exclusivity for NanO2. We may not be the first to obtain marketing approval of NanO2 for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties may be approved for the same condition, or the competitive product is otherwise outside the scope of exclusivity. Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care or the manufacturer of the product with orphan exclusivity is unable to maintain sufficient product quantity. Orphan drug designation neither shortens the development time or materially shortens regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process, nor does it prevent competitors from obtaining approval of the same product candidate for indications other than those in which orphan drug designation have been granted.

We face significant competition in an environment of rapid technological and scientific change, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer, more advanced or more effective than ours, which may negatively impact our ability to successfully market or commercialize any product candidates we may develop and ultimately harm our financial condition.

The development and commercialization of new drug products is highly competitive. Moreover, we will face competition in therapeutics focused on oxygen enhancement as well as therapeutics focused on the same indications that we are targeting. Our competitors may be able to develop other compounds, drugs, cellular or gene therapies that are able to achieve similar or better results or approvals for additional indications for which we may not be able to gain approval. We may face competition with respect to any product candidates that we seek to develop or commercialize in the future from major pharmaceutical companies and specialty pharmaceutical companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization. Furthermore, we may compete with other biopharmaceutical or biotechnology companies for clinical trial partners and sites to conduct our clinical trials, which could negatively impact our ability to secure sites at which we can complete our pre-clinical and clinical trials or enrollment in our trials.

There are a number of pharmaceutical and biotech companies that are currently pursuing the development of products for the indications that NuvOx is targeting for. See the section of this prospectus entitled “Business — Competition.”

Many of our current or potential competitors, either alone or with their strategic partners, have significantly greater financial resources and expertise in research and clinical development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunities could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Furthermore, currently approved products could be discovered to have application for treatment of the same disease indications as our product candidates, which could give such products significant regulatory and market timing advantages over any of our product candidates. Our competitors also may obtain FDA, EMA or other regulatory approval for their products more rapidly than we may obtain approval for ours and may obtain orphan product exclusivity from the FDA for indications our product candidates are targeting, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, products or technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing any product candidates we may develop against competitors.

In addition, we could face litigation or other proceedings with respect to the scope, ownership, validity and/or enforceability of our patents relating to our competitors’ products and our competitors may allege that our products infringe, misappropriate or otherwise violate their intellectual property. See “Risks Related to Our Intellectual Property.” The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize.

We are subject, directly or indirectly, to federal and state obligations and regulations applicable to our marketing practices. If we are unable to comply, or have not complied, with such laws, we could face substantial penalties.

Our marketing and sales operations are subject to various federal and state fraud and abuse laws, including, without limitation, the federal and state anti-kickback statutes and false claims laws. With respect to sales and marketing activities by us or any future partner, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. We also are subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Federal Healthcare Program Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, most of our interactions with customers, including our proposed sales, marketing, and scientific/educational grant programs. We are also subject to complex laws and regulation regarding reporting and payment obligations as a result of our participation in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, and other government drug programs. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries. If investigated, we could be forced to incur substantial expense responding to the investigation and defending our actions. If unsuccessful in our defense, we could be found to be in violation and subject to substantial fines and penalties.

If serious adverse effects are identified with our product candidate or any of our approved products, we may need to modify or abandon our development of that product candidate, discontinue sale of an approved product, or change our labeling to reflect new safety risks.

It is impossible to guarantee when, or if, any of our product candidates will be determined by the FDA to be safe enough to receive regulatory approval, and if so, remain safe enough to maintain regulatory approval. It is impossible to guarantee that safety issues that may arise during development, or during post marketing pharmacovigilance, will not significantly decrease the commercial potential of our product candidates. In addition, there can be no assurance that our clinical trials will identify all relevant safety issues. We have safety data from the two separate completed Phase Ib/IIa human clinical trials of NanO2 as well as safety data from our current Phase IIb GBM clinical trial, the investigator sponsored Phase IIb stroke clinical trial, and our Phase Ib respiratory distress trial. The two Phase Ib/IIa human clinical trials enrolled a small number of patients and may not be representative of a larger trial population. In the Phase Ib/IIa stroke trial, there were eight (8) SAEs that occurred in four (4) patients. None of the SAEs were determined to be related to NanO2. These eight (8) SAEs included abdominal pain, cerebrovascular accident, confusional state, depression, cardiac pacemaker replacement, pneumonia, and migraine.

In Phase Ib/IIa GBM trial there were a total of nine (9) SAEs, none of which were unexpected. These nine (9) SAEs occurred in five (5) patients. These nine (9) SAEs included: atypical pneumonia, radiation necrosis, motor dysfunction, pyrexia, platelet count decrease, and syncope. Out of the nine (9) SAEs, six (6) SAEs that occurred in three (3) patients were determined to be unrelated or unlikely related to NanO2, which include atypical pneumonia, pyrexia, and syncope. Three (3) SAEs that occurred in three (3) patients were determined to be possibly or probably related to NanO2, consisting of radiation necrosis, motor dysfunction, and platelet count decrease.

In the ongoing Phase IIb GBM trial, as of July 6, 2026, there have been forty-nine (49) SAEs that occurred in twenty-five (25) patients. These SAEs consist of: anorectal infection, brain oedema, necrosis, central nervous system necrosis, embolism, hemiparesis, fall, dizziness, seizure, mental status changes, pulmonary embolism, platelet count decrease, muscular weakness, peripheral swelling, deep vein thrombosis, type 2 diabetes mellitus, pancytopenia, intracranial hemorrhage, cerebral hemorrhage, hypoxia, pneumonia, pneumonitis, hydrocephalus, febrile neutropenia, pleural effusion, small intestinal obstruction, and device related infection.

Of the forty-nine (49) SAEs, forty-seven (47) SAEs in twenty-five (25) patients were determined to be unrelated or unlikely be related to NanO2 or placebo. These forty-seven (47) SAEs consisted of: anorectal infection, brain oedema, necrosis, central nervous system necrosis, embolism, fall, dizziness, seizure, mental status changes, pulmonary embolism, platelet count decrease, muscular weakness, peripheral swelling, deep vein thrombosis, type 2 diabetes mellitus, pancytopenia, intracranial hemorrhage, cerebral hemorrhage, hypoxia, pneumonia, pneumonitis, hydrocephalus, febrile neutropenia, pleural effusion, small intestinal obstruction, and device related infection.

Of the forty-nine (49) SAEs, two (2) SAEs, consisting of hemiparesis and mental status changes, in two (2) patients were determined to possibly be related to NanO2 or placebo, both of which resolved without sequelae.

The University of Glasgow commenced an investigator sponsored Phase IIb trial of NanO2 to treat patients with strokes in 2025. The NIHR awarded a grant to physicians at the University of Glasgow and NHS Greater Glasgow and Clyde’s Queen Elizabeth University Hospital funds to conduct a 150-subject trial in ischemic stroke in the United Kingdom. To date, seventeen (17) patients have been treated. As of July 6, 2026, there have been three (3) SAEs. Two (2) of the SAEs, ischemic stroke and subarachnoid haemorrhage, were determined to be not related to NanO2 or placebo. The other SAE, hypotension, was determined to be related to NanO2 or placebo. None of the foregoing SAEs are unexpected. However, based on regulation in UK, a SUSAR report was still submitted for the hypotension SAE. Since the Phase IIb stroke trial is randomized and placebo controlled, it is blinded and a final determination regarding the cause of the SAEs has not been made.

Our Phase Ib respiratory distress trial commenced in 2025. It is an open label, dose escalation trial with three cohorts, each of which has six (6) patients. Dosing of the first and second cohorts has been completed. Two (2) SAEs, upper GI bleeding and chronic obstructive pulmonary disease, were reported in one (1) patient in cohort 1 and one (1) patient in cohort 2. Neither of these SAEs were related to NanO2 and both were resolved without sequalae.

See “Business — Clinical Trials Data” for a detailed discussion of the SAEs in our clinical trials. It is possible that unexpected treatment emergent SAEs could arise in ongoing or future trials of NanO2, which could pose safety concerns. Known or previously unidentified adverse effects can adversely affect regulatory approvals or marketing of approved products. In such an event, we might need to abandon marketing efforts or development of that product or product candidate or enter into a partnership to continue development.

If AEs of unanticipated severity or frequency are identified, FDA or other regulatory agencies may impose restrictions on that product or us, including requiring withdrawal of the product from the market. Among other legal and administrative actions, a regulatory agency may:

•        mandate modifications to product labelling or promotional materials or require us to provide corrective information to healthcare practitioners;

•        withdraw any regulatory approvals;

•        place any ongoing clinical trials on clinical hold;

•        refuse to approve pending applications or supplements to approved applications filed by us, our partners or our potential future partners;

•        impose restrictions on operations, including costly new manufacturing, licensing or packaging requirements; or

•        seize or detain products or require a product recall.

In addition, the occurrence of any of the foregoing, even if promptly remedied, could (1) negatively impact the perception of us or the relevant product among the medical community, patients or third-party payors and (2) result in product liability litigation that could result in the company paying substantial amounts of money in settlements or verdicts.

Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. In this regard, the Trump Administration has announced reductions to the FDA staff.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, earlier this year, in 2025 and in other recent years, including in 2018 and 2019, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, upon completion of this offering and in our operations as a public company, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize NanO2 and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for NanO2, restrict or regulate post-approval activities and affect our ability to profitably sell NanO2. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of NanO2, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the United States, under the Medicare Modernization Act, or the MMA, Medicare Part D provides coverage to the elderly and disabled for outpatient prescription drugs by approving and subsidizing prescription drug plans offered by private insurers. The MMA also authorizes Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. The Part D plans use their formulary leverage to negotiate rebates and other price concessions from drug manufacturers. Also under the MMA, Medicare Part B provides coverage to the elderly and disabled for physician-administered drugs on the basis of the drug’s average sales price, a price that is calculated according to regulatory requirements and that the manufacturer reports to Medicare quarterly.

Both Congress and the Centers for Medicare & Medicaid Services, or CMS, the agency that administers the Medicare program, from time to time consider legislation, regulations, or other initiatives to reduce drug costs under Medicare Parts B and D. For example, under the 2010 Affordable Care Act, drug manufacturers are required to provide a 50% discount on prescriptions for branded drugs filled while the beneficiary is in the Medicare Part D coverage gap, also known as the “donut hole.” The Bipartisan Budget Act of 2018 increased the manufacturer’s subsidy under the program from 50% to 70% of the negotiated price, beginning in 2019. There have been legislative proposals to repeal the “non-interference” provision of the MMA to allow the CMS to leverage the Medicare market share to negotiate larger Part D rebates. Further cost reduction efforts could decrease the coverage and price that we receive for NanO2 and could seriously harm our business. Private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement under the Medicare program may result in a similar reduction in payments from private payors.

The 2010 Affordable Care Act is intended to broaden access to health Insurance and reduce or constrain the growth of healthcare spending. Further, the Affordable Care Act imposes a significant annual fee on companies that manufacture or import branded prescription drug products. It also increased the amount of the rebates drug manufacturers must pay to state Medicaid programs, required that Medicaid rebates be paid on managed Medicaid utilization, and increased the additional rebate on “line extensions” (such as extended-release formulations) of solid oral dosage forms of branded products. The law also contains substantial provisions affecting fraud and abuse compliance and transparency, which may require us to modify our business practices with healthcare practitioners and incur substantial costs to ensure compliance.

Many members of the Republican Party have consistently opposed the Affordable Care Act since it was signed. Efforts to repeal the Act have been attempted numerous times and some portions of the Act have been amended in 2017 and 2018. It is unclear whether further amendments or repeal will be effectuated and what the effect on the healthcare sector will be. In addition to potential changes to the Affordable Care Act, there are indications that the Medicaid and Medicare programs may be restructured, which could lead to a reduction in coverage and reimbursement of prescription drugs. While we are unable to predict what legislation, if any, may potentially be enacted, to the extent that future changes affect how our product candidates could be paid for and/or reimbursed by the government and private payers, our business could be adversely affected.

In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. The current administration is pursuing policies to reduce regulations and expenditures across government including at HHS, which include the FDA and CMS, and related agencies. For example, on May 12, 2025, President Trump issued an Executive Order that, among other things, required HHS, within 30 days, to establish and communicate to drug manufacturers most-favored-nation, or MFN, price targets designed to bring drug prices for American patients in line with those in comparably developed nations. If significant progress towards MFN pricing is not achieved, the Executive Order requires HHS to propose a rulemaking to implement MFN pricing. Recently, on December 23, 2025, CMS issued proposed regulations to establish, under the Center for Medicare and Medicaid Innovation, two mandatory MFN demonstration models under Medicare Parts B and D, respectively. If these rules or other MFN pricing rules are finalized, they are likely to reduce prices of at least some drugs in the United States, if they are also sold in comparator countries. Even if we do not market drugs in such countries, we will be indirectly affected if our drugs competed with drugs whose prices were reduced as a result of MFN pricing initiatives.

Several states have adopted or are considering adopting laws that require pharmaceutical companies to provide notice prior to raising prices and to justify price increases. We expect that additional healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn could significantly reduce the projected value of certain development projects and reduce our profitability.

If we market any of our products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

The FDA and other government authorities enforce laws and regulations that require that the promotion of pharmaceutical products be consistent with the approved prescribing information. While physicians may prescribe an approved product for a so-called “off-label” use under the practice of medicine, it is unlawful for a pharmaceutical company to promote its products in a manner that is inconsistent with its approved label and any company which engages in such conduct may be subject to significant liability. Similarly, industry codes in the EU and other foreign jurisdictions prohibit companies from engaging in off-label promotion and regulatory agencies in various countries enforce violations of the code with civil penalties. While we intend to ensure that our promotional materials are consistent with our label, regulatory agencies may disagree with our assessment and may issue untitled letters, warning letters or may institute other civil or criminal enforcement proceedings. In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include the U.S. Federal Healthcare Program Anti-Kickback Statute, U.S. False Claims Act and similar state laws. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The U.S. Federal Healthcare Program Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not, in all cases, meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, recent health care reform legislation has strengthened these laws. For example, the Affordable Care Act, among other things, amends the intent requirement of the U.S. Federal Healthcare Program Anti-Kickback Statute and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Federal Healthcare Program Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. False Claims Act. Federal false claims laws, including the U.S. False Claims Act, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government.

Over the past few years, pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as: allegedly providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicare or Medicaid for non-covered, off-label uses; using a charity as an illegal conduit to cover the copays of Medicare patients; and submitting inflated best price information to the Medicaid Drug Rebate Program to reduce liability for Medicaid rebates.

Other restrictions under applicable U.S. federal and state healthcare laws and regulations may include the following:

•        the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, and its implementing regulations, also imposes obligations, including mandatory contractual terms, on certain types of people and entities with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•        the federal Physician Payment Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report payments and other transfers of value to physicians and teaching hospitals, as well as certain ownership and investment interests held by physicians and their immediate family, which includes annual data collection and reporting obligations; and

•        analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures to federal and state agencies. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus complicating compliance efforts. Tracking and reporting may be burdensome and require a significant expenditure to comply with applicable requirements.

Our ability to generate product revenues will be diminished if our products sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our products, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•        government and health administration authorities;

•        private health maintenance organizations and health insurers; and

•        other healthcare payers.

Patients generally expect that products such as ours are covered and reimbursed by third-party payors for all or part of the costs and fees associated with their use. If such products are not covered and reimbursed then patients may be responsible for the entire cost of the product, which can be substantial. Therefore, health care providers generally do not prescribe products that are not covered and reimbursed by third-party payors in order to avoid subjecting their patients to such financial liability. The existence of adequate coverage and reimbursement for the products by government and private insurance plans is central to the acceptance of NanO2 and any future products we provide.

During the past several years, third-party payors have undertaken cost-containment initiatives including different payment methods, monitoring health care expenditures, and anti-fraud initiatives. For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for NanO2 or any of our other products or may make no payment at all. Furthermore, the health care industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control health care costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that our services will be reimbursed at a level that is sufficient to meet our costs.

In the United States, the principal decisions about reimbursement for new products are typically made by CMS. Private payors tend to follow CMS to a substantial degree. However, no uniform or consistent policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor as well as from state to state. Consequently, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that must be played out across many jurisdictions and different entities and that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Furthermore, coverage policies and third-party reimbursement rates may change at any time, and may be affected by future healthcare reform measures. Patients are unlikely to use NanO2 or any future product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of NanO2 or any future product candidates.

We intend to seek approval to market NanO2 and future product candidates in both the United States and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions for NanO2 or any future product candidates, we will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in the EU, the pricing of drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. In addition, market acceptance and sales of product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for product candidates and may be affected by existing and future health care reform measures.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, among other things, revised the methodology by which rebates owed by manufacturers to the state and federal government for covered outpatient drugs, including product candidates, under the Medicaid Drug Rebate Program are calculated, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research.

In addition, in August 2022, the Inflation Reduction Act of 2022, or the IRA, was signed into law. The IRA includes multiple provisions that may impact the prices of drug products throughout the United States. Under the IRA, a manufacturer of a drug or biological product covered by Medicare Parts B or D must pay a rebate to the federal government if the product’s price increases faster than the rate of inflation. This calculation is made on a product-by-product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug or biological product that is paid for by Medicare Parts B or D. Starting in payment year 2026, CMS will negotiate drug prices annually for a select number of single source Part D drugs without generic or biosimilar competition, and starting in payment year 2028, CMS will begin negotiating drug prices for a select number of Part B drugs. The negotiated price may not exceed a statutory ceiling price. Only high-expenditure single-source biologics that have been approved for at least 11 years (seven years for single-source drugs) are eligible to be selected by CMS for negotiation, with the negotiated price taking effect two years after the selection year. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease. For 2026, the first year in which negotiated prices become effective, CMS selected 10 high-cost Medicare Part D products in 2023, negotiations began in 2024, and the negotiated maximum fair price for each product has been announced. In addition, CMS has selected and announced the negotiated maximum fair price for 15 additional Medicare Part D drugs which will become effective in 2027. For 2028, CMS has selected an additional 15 drugs, comprised of drugs covered under Medicare Part D and, for the first time, drugs payable under Medicare Part B. For 2029 and subsequent years, 20 Part B or D drugs will be selected. The negotiated prices have represented, and will continue to represent, a significant discount from average prices to wholesalers and direct purchasers. Ultimately, the IRA’s impact on the biopharmaceutical industry in the United States remains uncertain, in part because of multiple ongoing lawsuits against CMS brought by large pharmaceutical companies and other stakeholders (e.g., the U.S. Chamber of Commerce). The IRA and any additional federal or state health care reform measures could limit the amounts that third-party payers will pay for future health care products and services, and, in turn, could significantly reduce the projected value of certain development projects and reduce our profitability.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future, particularly in light of the new presidential administration in the United States, and any proposed changes to healthcare laws that could potentially affect our clinical development or regulatory strategy. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•        the demand for NanO2, or future product candidates, if we obtain regulatory approval;

•        our ability to set a price that we believe is fair for our products;

•        our ability to generate revenue and achieve or maintain profitability;

•        the level of taxes that we are required to pay; and

•        the availability of capital.

Any reduction in reimbursement from Medicare, Medicaid or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

We currently have limited distribution, marketing, support and sales capabilities and plan to rely on third-party distribution partners for the distribution, marketing, support and sales of our products which could delay or limit our ability to generate revenue.

We plan to either utilize third-party service providers or partners or establish a sales force for the distribution and marketing and sales of our product candidates, if approved. If utilizing third-party service providers or partners, upon launch, we intend to promote utilizing third-party collaborations in addition to building our own commercial infrastructure in anticipation of the approval of NanO2. Reliance on third-party service providers may prevent our direct control of key aspects of those critical functions including regulatory compliance, import and export operations, supply chain security, warehousing and inventory management, distribution, contract administration, invoicing, sales deductions administration, accounts receivable management and call center management. Any future distribution partners may hold significant control over important aspects of the commercialization of our products, including market identification, regulatory compliance, marketing methods, pricing, composition of sales force and promotional activities.

We may not be able to control the amount and timing of resources that any future third-party distribution partners may devote to our products, or prevent any third party from pursuing the development of alternative technologies or products that compete with our products, except to the extent our contractual arrangements protect us against such activities. Also, we may not be able to prevent any other third-party from withdrawing its support of our products.

If third-party service providers fail to comply with applicable laws and regulations, fail to meet expected deadlines, encounter natural or other disasters at their facilities or otherwise fail to perform their services to us in a satisfactory or predicted manner, or at all, our ability to deliver product to meet commercial demand could be significantly impaired. In addition, we may use third parties to perform various other services for us relating to sample accountability and regulatory monitoring, including AE reporting, safety database management and other product maintenance services. If the quality or accuracy of the data maintained by these service providers is insufficient, our ability to continue to market our products could be jeopardized or we could be subject to regulatory sanctions, and any indemnity we may receive from such third-party service providers could be limited by such provider’s ability to pay and otherwise might not be sufficient to cover all losses we may experience.

If we endeavour to establish a sales force to market NanO2 and are not successful in doing so, our ability to generate sales and profits will be limited.

If we establish a sales force, although certain of our employees have commercialization experience, as a company we do not have an internal sales force and we currently have only limited commercial capabilities. We will have to establish an internal specialty sales force for the promotion and sale of NanO2, if approved. Establishing a pharmaceutical sales force is a difficult undertaking. Experienced and competent sales representatives and sales managers must be recruited, hired, trained, assigned appropriate territories, managed and compensated in such a way that they can achieve success in selling products to a sophisticated audience of healthcare professionals who frequently have little or no time to spend with sales personnel. In addition, our prospective sales force must compete against the sales forces of some of the largest and most successful pharmaceutical companies in the world, who will be promoting competing products. If we fail to hire and field a high-quality sales force, we may be unable to generate expected revenues and profits.

In addition, there are significant expenses and risks involved with establishing our own sales and marketing capabilities, including our ability to hire, retain and appropriately incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could delay any product launch, which would adversely impact the commercialization of our product candidates. For example, if we recruit any sales representatives or establish marketing capabilities prior to commercial launch and the commercial launch is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

In addition to our own internal sales force, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our product candidates. To the extent we commercialize our product candidates by entering into agreements with third-party collaborators, we may have limited or no control over the sales, marketing and distribution activities of these third parties, in which case our future revenues would depend heavily on the success of the efforts of these third parties. If we are not successful in commercializing NanO2 or any future product candidates, either on our own or through collaborations.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to: (i) comply with the laws of the FDA and other similar foreign regulatory bodies; (ii) provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies; (iii) comply with manufacturing standards we have established; (iv) comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or (v) report financial information or data accurately or to disclose unauthorized activities to us. Any such misconduct or noncompliance could negatively affect the FDA’s review of our regulatory submission, including delaying approval or disallowance of certain information to support the submission, and/or delay a federal or state healthcare programs or a commercial insurer’s determination regarding the availability of future reimbursement for our product candidate. If we obtain FDA approval of our product candidate and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.

In addition to the risk of employee fraudulent or illegal activities in operations and commercial activities, our employees, independent contractors, or consultants may not comply with our financial controls, causing significant loss in our financial assets. If that happens, we will face consequences for not having financial resources to conduct our operations.

It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

We plan to rely on collaborations and license arrangements with third parties to commercialize, market and promote our marketed products which may limit our ability to generate revenue and adversely affect our profitability.

We plan to rely on collaboration and other agreements with third parties with respect to our product candidates and future marketed products. Our current or any future collaborations or license arrangements may not be successful. With respect to the product candidates we have licensed, we depend upon collaborations with third parties to develop these product candidates in the licensed territories and we will depend substantially upon third parties to commercialize these product candidates. If we are unable to maintain current collaborations or enter into additional collaborations with established pharmaceutical or pharmaceutical service companies to provide the services we need, we may not be able to successfully commercialize our products.

Our research and development activities could be affected or delayed as a result of shortages in animal availability or possible restrictions on animal testing. Compliance with governmental regulations regarding the treatment of animals used in research could increase our operating costs, which would adversely affect the commercialization of our products.

Certain laws and regulations may require us to test our product candidates on animals before initiating clinical trials involving humans. Failure to access or a significant delay in accessing animal research models that meet our needs or that fulfill regulatory requirements may materially adversely affect our ability to advance our preclinical and clinical programs and successfully develop our product candidates, and this could result in significant harm to our business.

Additionally, animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted, delayed or become more expensive.

The Animal Welfare Act, or the AWA, is the federal law that covers the treatment of certain animals used in research. Currently, the AWA imposes a wide variety of specific regulations that govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably relating to personnel, facilities, sanitation, cage size, and feeding, watering and shipping conditions. Third parties with whom we contract are subject to registration, inspections and reporting requirements under the AWA. Furthermore, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals. Comparable rules, regulations, and or obligations exist in many foreign jurisdictions. If we or our contractors fail to comply with regulations concerning the treatment of animals used in research, we may be subject to fines and penalties and adverse publicity, and our operations could be adversely affected.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Although our focus as this time is primarily on the U.S. market, our future profitability will depend, in part, on our ability to commercialize NanO2 in foreign markets for which we intend to rely on collaborations with third parties. If we commercialize NanO2 in foreign markets, we would be subject to additional risks and uncertainties, including:

•        our customers’ ability to obtain reimbursement in foreign markets;

•        our inability to directly control commercial activities because we are relying on third parties;

•        the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

•        different medical practices and customs in foreign countries affecting acceptance in the marketplace;

•        import, export and foreign licensing requirements;

•        different packaging and labeling requirements;

•        longer accounts receivable collection times;

•        longer lead times for shipping;

•        language barriers for technical training;

•        differing and/or reduced protection of intellectual property rights in some foreign countries;

•        foreign currency exchange rate fluctuations; and

•        the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of NanO2 could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

General Company-Related Risks

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop NanO2 or any future product candidates, conduct our clinical trials and commercialize our product candidates or any future products we develop.

Our management team has expertise in many different aspects of fundraising, drug development and commercialization. We believe that our future success is highly dependent upon the contributions of our senior management, including without limitation Rong Wang, our Chief Executive Officer, Dr. Evan Unger, our Co-Founder and Executive Chairman, and Jennifer Johnson, our Chief Operating Officer. We do not have “key person” life insurance policies for any of our officers, management team or advisors. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of NanO2 or any other future products we develop, which could adversely affect our operating results.

We will need to hire additional personnel, including experienced marketing and sales representatives, as we expand our clinical development and commercial activities. We could experience difficulties attracting and retaining qualified employees in the future. For example, competition for qualified personnel in the pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. Other pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. We may not be able to attract and retain quality personnel on acceptable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information or that their former employers own their research output. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates could be limited.

Our Executive Chairman may have actual or potential conflicts of interest because of his equity interests in or positions with other entities.

Dr. Unger, our Executive Chairman, serves as an executive and holds a majority of the equity interests in Microvascular Therapeutics, or MVT, a therapeutics company that is developing microbubbles and fluorocarbon emulsions for use with ultrasound for imaging and therapy, which could create, or appear to create, potential conflicts of interest if we and MVT compete for funding, face decisions that could have implications for both us and MVT or in connection with the allocation of Dr. Unger’s time between our company and MVT. Dr. Unger may not be able to devote attention to our company at times when needed due to such other role. Additionally, we and MVT and are both located at E. 18th Street, Tucson, AZ 85719. The two companies share certain costs such as utilities and maintenance of the building. As a result, there are certain balances between MVT and us as receivables and payables. Also, Dr. Unger has an approximately $259,000 payable (from the 2016 to 2017 time period) to us for his equity holdings in our company, as part of the related party balance. On June 30, 2024 we, the lessor, Dr. Unger and MVT entered into a 3-way netting agreement, such that any payables from MVT to the Company can be netted against the Company’s lease payable to the landlord. The aforementioned payable to us from Dr. Unger of approximately $259,000 is also netted against our lease payable to the landlord. As a result of the foregoing, there may be inherent, albeit non-specific, potential conflicts involved in the participation by Dr. Unger in the management of both companies and our boards of directors, which will oversee questions of possible conflicts of interest and compensation. In addition, as a matter of practicality, efficiency and appropriate accounting, the costs of certain services are allocated, which creates inter-company obligations. This may create a conflict between the advice provided to such entities and the fiduciary responsibilities owed to us. There can be no assurance that such conflicts will be resolved in our favor, which could adversely impact our business or prospects.

We will need to increase the size of our organization, and we may experience difficulties in managing this growth.

As of July 6, 2026, we had nine employees who work full-time and two consultants. We will need to continue to expand our managerial, operational, finance and other resources to manage our operations, commercialize NanO2 or any other product candidates, if approved, and continue our development activities. Our management and personnel systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

•        manage any of our future clinical trials effectively;

•        identify, recruit, retain, incentivize and integrate additional employees;

•        manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

•        continue to improve our operational, financial and management controls, reporting systems and procedures.

Due to our limited financial resources and our limited experience in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our development and strategic objectives or disrupt our operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any future products we develop.

We face an inherent risk of product liability as a result of the clinical testing of NanO2 and any of our future product candidates. We will face further risk if we commercialize NanO2 or any of our product candidates. For example, we may be sued if any product we sell or any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial losses or be required to limit commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•        decreased demand for our product candidates or products we develop, including NanO2;

•        termination of clinical trial sites or entire trial programs;

•        injury to our reputation and significant negative media attention;

•        withdrawal of clinical trial participants or cancellation of clinical trials;

•        significant costs to defend the related litigation;

•        a diversion of management’s time and our resources;

•        substantial monetary awards to trial participants or patients;

•        regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

•        loss of revenue;

•        the inability to commercialize any products we develop; and

•        a decline in our share price.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of NanO2 or any future products that we develop. We currently carry product liability insurance covering our clinical trials. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If and when we obtain approval for marketing NanO2, we intend to expand our insurance coverage to include the sale of NanO2, however, we may be unable to obtain this liability insurance on commercially reasonable terms.

Our business and operations would suffer in the event of computer system failures.

Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization, or on cloud-based networks on which we may store our data. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusions, including by computer hackers, foreign governments, and cyber-terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our current or future product development programs. For example, the loss of clinical trial data from completed or any future ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, damage to our reputation, and the further development of our product candidates could be delayed.

Any failure to maintain the security of information relating to our patients, customers, employees and suppliers, whether as a result of cybersecurity attacks or otherwise, could expose us to litigation, government enforcement actions and costly response measures, and could disrupt our operations and harm our reputation.

In connection with the pre-clinical and clinical development, sales and marketing of our products and services, we may from time to time transmit confidential information. We also have access to, collect or maintain private or confidential information regarding our clinical trials and the patients enrolled therein, employees, and suppliers, as well as our business. Cyberattacks are rapidly evolving and becoming increasingly sophisticated. It is possible that computer hackers and others might compromise our security measures, or security measures of those parties that we do business with now or in the future and obtain the personal information of patients in our clinical trials, vendors, employees and suppliers or our business information. A security breach of any kind, including physical or electronic break-ins, computer viruses and attacks by hackers, employees or others on our computers, servers or any cloud-based networks on which we may store our data could expose us to risks of data loss, litigation, government enforcement actions, regulatory penalties and costly response measures, and could seriously disrupt our operations. Any resulting negative publicity could significantly harm our reputation, which could cause us to lose market share and have an adverse effect on our results of operations.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain sufficient exclusivity and/or patent protection for our product candidates, or if the scope of the exclusivity or patent protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to commercialize our product candidates successfully may be adversely affected.

Our success depends in large part on our ability to obtain and maintain exclusivity for our proprietary product candidates through market and data exclusivity granted by regulatory agencies in the United States and other countries with respect to our proprietary product candidates as well as through patent protection. If we do not adequately protect our intellectual property, competitors may be able to erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. To protect our proprietary position, we file patent applications in the United States and abroad related to our novel product candidates that are important to our business. The patent application and approval process are expensive and time-consuming. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

The patent position of pharmaceutical companies generally is highly uncertain. In addition, the determination of patent rights with respect to pharmaceutical compounds commonly involves complex legal and factual questions, which has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain.

Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States, the first to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents, or that we were the first to file for patent protection of such inventions.

Moreover, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, our patents may be challenged in the courts or patent offices in the United States and abroad. For example, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in post-grant review procedures, oppositions, derivations, re-examinations, inter partes review or interference proceedings, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

Our rights to administer our product candidate may be limited by other patent filings. In July 2019, we entered into a material transfer agreement with the University of Florida, or UofFL, under which we provided to UofFL our NanO2 product, as well as information regarding handling, administration and dosing. We further contributed to experimental design regarding UofFL studies using our product. UofFL’s studies later demonstrated utility. We thereafter prepared and provided to UofFL for comments a draft patent application covering the studies. However, we later learned that UofFL had filed its own patent application with claims directed at the use of our API for patients requiring cardiac protection. If the UofFL patents issue, then we will be prohibited from selling NanO2 for cardiac protection unless we obtain a license from UofFL and there can be no assurance that such a license will be granted on favorable terms, if at all.

Our future patent applications may not result in patents being issued which protect our product candidates, in whole or in part, or which effectively prevent others from commercializing competitive products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. In addition, the laws of foreign countries may not protect our rights to the same extent or in the same manner as the laws of the United States.

Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Our competitors may also seek approval to market their own products similar to or otherwise competitive with our products. Alternatively, our competitors may seek to market generic versions of any approved products by submitting application to the FDA in which they claim that patents owned or licensed by us are invalid, unenforceable or not infringed. In these circumstances, we may need to defend or assert our patents, or both, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid or unenforceable, or that our competitors are competing in a non-infringing manner. Thus, even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened compared to expectations and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

To date, we have not engaged intellectual property counsel to conduct a freedom to operate analysis.

While we have engaged intellectual property counsel to assist in protecting our patent ownership rights, to date, we have not had intellectual property counsel conduct a freedom to operate analysis regarding our NanO2 product. As a result, we cannot be certain that we will not be exposed to third party legal claims, liabilities and/or litigation actions when we seek to develop, make and market products using our NanO2 technology.

Elements of our intellectual property are in the form of trade secrets not patents.

Aspects of the Company’s intellectual property are contained in certain methodologies, protocols and processes, and related technical information and know-how pertaining to the manufacture of product candidates that we presently treat as trade secrets. While trade secrets provide a degree of protection for its intellectual property, trade secret protection does not allow us to prevent others from independently developing or using those methodologies and information, although that protection does allow us to prevent any third party from using trade secrets that are misappropriated from us. In addition, while we have implemented certain protocols to protect our trade secrets, these protocols may be suitable for an emerging growth company with few employees but may not be sufficient for a larger enterprise engage in the manufacture and distribution of pharmaceutical products. Even if we develop enhanced protocols as we grow our operations, those protocols do not ensure trade secret status.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management and scientific personnel. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition.

Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our product candidates.

Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our product candidates without infringing the intellectual property and other proprietary rights of third parties. If any third-party patents or patent applications are found to cover our product candidates or their methods of use, we may not be free to manufacture or market our product candidates as planned without obtaining a license, which may not be available on commercially reasonable terms, or at all.

There is a substantial amount of intellectual property litigation in the pharmaceutical industry, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property rights with respect to our product candidates, including interference and other administrative proceedings before the USPTO. Third parties may assert infringement claims against us based on existing or future intellectual property rights. The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. The pharmaceutical industry has produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. In the United States, proving invalidity (except in proceedings before the USPTO) requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm our business and operating results. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

If we are found to infringe a third-party’s intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product candidate or product. Alternatively, we may be required to obtain a license from such third-party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product candidate. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, we could be found liable for monetary damages, including treble damages and attorney’’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Changes to the patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or the Leahy-Smith Act, signed into law in September 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. In addition, the Leahy-Smith Act has transformed the U.S. patent system into a “first to file” system. The first-to-file provisions, however, only became effective in March 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the enforcement or defense of our or our collaboration partner’s issued patents, all of which could harm our business, results of operations and financial condition.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. Noncompliance resulting in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction, can, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules. If we fail to maintain the patents and patent applications covering our product candidates, our competitive position would be adversely affected.

We may not be able to enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly in developing countries. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection, but where patent enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents or where any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing with us.

Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, laws of some countries outside of the United States and Europe do not afford intellectual property protection to the same extent as the laws of the United States and Europe. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in certain countries outside the United States and Europe. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, if our ability to enforce our patents to stop infringing activities is inadequate. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and resources from other aspects of our business. Furthermore, while we intend to protect our intellectual property rights in major markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.

Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. With respect to NanO2, we have 10 issued U.S. patents directed to NanO2. The expiration dates of the patents vary. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved indication (or any additional indications approved during the period of extension). However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

We anticipate that many of the people that we expect to hire as employees, including our one current employee, were previously employed at other pharmaceutical companies. Some of these employees may have executed proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third-party. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third-party, and we could be required to obtain a license from such third-party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our senior management and scientific personnel.

We currently have a single location as basis of manufacturing, and do not have backup facility.

We currently reside in a building in Tucson, Arizona. Such building includes office space, and an ISO7/ISO5 clean room, from which we manufacture clinical product. We do not have a backup facility for production. The operation can be interrupted by damage to the building such as loss of power, damage by weather, or act of God. While we have proper insurance coverage and adopted certain risk mitigation steps such as end product and raw material storage in off-site locations, any unforeseen interruptions to the facility will delay our clinical development schedule.

Risks Related to Ownership of Our Common Stock

An active public trading market for our common stock may not develop or be sustained.

Prior to this offering, there has been no public market or active private market for trading shares of our common stock. We intend to list our common stock on the NYSE American in connection with this offering; however, an active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the price of shares of common stock. An inactive market may impair our ability to raise capital by selling shares and our ability to use our capital stock to acquire other companies or technologies. We cannot predict the prices at which our common stock will trade. The initial public offering price of our common stock may not bear any relationship to the market price at which our common stock will trade after this offering.

We cannot be assured that we will be able to maintain our listing on a national securities exchange.

We anticipate that our securities will be listed on a national securities exchange, upon consummation of this offering. We cannot be assured that we will continue to comply with the rules, regulations or requirements governing the listing of our common stock on such national securities exchange or that our securities will continue to be listed on a national securities exchange in the future. If the national securities exchange upon which our common stock is listed should determine after initial listing that we fail to meet its requirements, we may be subject to a delisting action by such national securities exchange. Nonetheless, this offering is contingent upon our obtaining such listing and, in the event such listing is not approved, this offering will be terminated.

Even if we are successful in completing this offering, if the national securities exchange upon which our common stock is listed delists our securities from trading on its exchange at some future date, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our common stock is a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•        a limited amount of news and analyst coverage for our company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Our stock price may be extremely volatile, and your investment in our common stock could suffer a decline in value.

You should consider an investment in our common stock risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Investors who purchase our common stock may not be able to sell their shares at or above the purchase price. Security market prices for securities of pharmaceutical companies have been highly volatile. In addition, the volatility of pharmaceutical company stocks often does not correlate to the operating performance of the companies represented by such stocks. Some of the factors that may cause the market price of our common stock to fluctuate include:

•        adverse results or delays in our clinical trials;

•        the timing or delay of achievement of our clinical, regulatory, partnering and other milestones, such as the commencement of clinical development, the completion of a clinical trial, the receipt of regulatory approval or the establishment or termination of a commercial partnership for one or more of our product candidates;

•        announcement of FDA approval or non-approval of our product candidates or delays in the FDA review process;

•        actions taken by regulatory agencies with respect to our product candidates, our clinical trials or our sales and marketing activities;

•        the commercial success of any product approved by the FDA or its foreign counterparts;

•        regulatory developments in the United States and foreign countries;

•        changes in the structure of healthcare payment systems;

•        any intellectual property infringement lawsuit involving us;

•        announcements of technological innovations or new products by us or our competitors;

•        market conditions for the biotechnology or pharmaceutical industries in general;

•        changes in financial estimates or recommendations by securities analysts or other third parties, including blogs, articles, message boards and social and other media;

•        “short squeezes”;

•        sales of large blocks of our common stock, large stockholders exiting their position in our common stock or an increase or decrease in the short interest in our common stock;

•        sales of our common stock by our executive officers, directors and significant stockholders;

•        direct sales of our common stock through financing arrangements;

•        restatements of our financial results and/or material weaknesses in our internal controls;

•        the loss of any of our key scientific or management personnel; and

•        announcements regarding the ongoing exploration of the strategic options available to us.

The stock markets in general, and the markets for biotechnology stocks in particular, have experienced extreme volatility and price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs, which would hurt our financial condition and results of operations, divert management’s attention and resources, and possibly delay our clinical trials or commercialization efforts.

Stock prices in recent initial public offerings have been extremely volatile.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced instances of extreme price run-ups followed by rapid price declines and stock volatility seemingly unrelated to the underlying performance of the respective company. Our common stock may experience similar rapid and substantial price volatility following our initial public offering, and any such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, which could make it difficult for prospective investors to assess the rapidly changing value of our stock. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact of actions taken by a few stockholders have on the price of our shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our securities experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our securities. In addition, investors of our securities may experience losses, which may be material, if the price of our common stock declines after this offering or if such investors purchase shares of our common stock prior to any price decline.

If financial or industry analysts do not publish research or reports about our business or if they issue inaccurate or unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts or the content and opinions included in their reports. As a new public company, we may be slow to attract research coverage, and the analysts who publish information about our common stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. In the event we obtain industry or financial analyst coverage, if any of the analysts who cover us issue an inaccurate or unfavorable opinion regarding our stock price, our stock price would likely decline. In addition, the stock prices of many companies in the biopharmaceutical industry have declined significantly after those companies have failed to meet, or often times failed to exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If our financial results fail to meet, or significantly exceed, our announced guidance or the expectations of analysts or public investors, analysts could downgrade our common stock or publish unfavorable research about us. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

After this offering, our officers, directors, and principal stockholders will continue to exercise significant control over our company, and may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

When this offering is completed, our executive officers, directors and principal stockholders who beneficially own more than 5% or more of our outstanding common stock before this offering will, in the aggregate, beneficially own shares representing approximately 51.8% of our outstanding capital stock immediately after this offering. When this offering is completed, management team and directors together will beneficially own 37.2% of out outstanding capital stock. Specifically, Evan Unger, M.D., our Executive Chairman, will beneficially own 25.3% of our outstanding capital stock immediately after this offering. As a result, Dr. Unger alone, together with other members of the management team, and/or together with these other stockholders, acting together, may be able to significantly influence any matters requiring approval by our stockholders, including the election of directors, the approval of mergers or other business combination transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to the perception that conflicts of interest may exist or arise. Therefore, you should not invest in reliance on your ability to have any control over our company.

Future sales of common stock by our officers and directors and principal stockholders or others of our common stock, or the perception that such sales may occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock after this offering, particularly sales by our directors, executive officers and principal stockholders could adversely affect the market price of our common stock and may make it more difficult to sell common stock at a time and price that you deem appropriate. Based on the total number of outstanding shares of our common stock as of July 6, 2026, upon completion of this offering, the conversion of our outstanding convertible notes into common stock, the conversion of our preferred stock into common stock and the conversion of the Convertible Grant Liability into common stock, we will have an aggregate of 13,095,835 shares of common stock outstanding, assuming no exercise of our outstanding stock options or outstanding warrants, and assuming the underwriters do not exercise their option to purchase additional shares.

All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act.

A substantial majority our outstanding shares of common stock are currently restricted from resale as a result of market standoff and “lock-up” agreements, as more fully described in “Shares Eligible for Future Sale.” These shares will become available to be sold 181 days after the consummation of this offering. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. In addition, the underwriters may, in their sole discretion, release all or some portion of the shares subject to market standoff or lock-up agreements prior to the expiration of the lock-up period. See the section entitled “Shares Eligible for Future Sale” for more information. Sales of a substantial number of such shares upon expiration of the market standoff and lock-up agreements, or the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

We intend to register the offer and sale of an aggregate of approximately            shares of common stock that have been issued or reserved for future issuance under our equity compensation plans on a Form S-8 registration statement. Once we register the offer and sale of these shares, they can be freely sold in the public market upon issuance, subject to the market standoff or lock-up agreements or unless they are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act. If the holders of these shares choose to sell a large number of shares, they could adversely affect the market price for our common stock.

We may also issue shares of our common stock or securities convertible into shares of our common stock from time to time in connection with a financing, acquisition, investment or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

Our initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock, and new investors will experience immediate and substantial dilution.

The initial public offering price of our common stock and other terms of the initial public offering have been determined through negotiations between the Company and the underwriter. This determined price may not reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. You may be unable to sell your shares of common stock at or above the initial offering price. The market price of shares of our common stock following this offering could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control.

Further, our initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock based on the expected total value of our total assets, less our goodwill and other intangible assets, less our total liabilities immediately following this offering. If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $5.86 per share in the price you pay for our common stock as compared to the pro forma as adjusted net tangible book value as of March 31, 2026, after giving effect to the issuance of shares of our common stock in this offering at the assumed initial public offering price of $7.00 per share. Furthermore, if the underwriters exercise their option to purchase additional shares, if outstanding options are exercised, if we issue awards to our employees under our equity incentive plans, or if we otherwise issue additional shares of our common stock, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section entitled “Dilution.”

Anti-takeover provisions in our charter documents, and under Delaware law, could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•        authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock;

•        require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•        specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors, or our Chief Executive Officer;

•        establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•        prohibit cumulative voting in the election of directors;

•        establish that our board of directors is divided into three classes — Class I, Class II, and Class III — with the classes serving staggered three-year terms;

•        provide that, so long as our board of directors is classified, directors may only be removed for cause;

•        provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•        require the approval of our board of directors or the holders of two-thirds of our outstanding shares of voting stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Court of Chancery of the State of Delaware or the federal district court for the District of Delaware is the exclusive forum for certain disputes between us and our stockholders, which could result in increased costs for our stockholders to bring a claim and could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by, any director, officer, employee or agent of the Company to the Company or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us or any director, officer of employee that is governed by the internal affairs doctrine of the law of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, or the Company consents in writing to the selection of an alternative forum, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to claims brought to enforce any liability or duty created by the Exchange Act. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, this choice of forum provision could result in increased costs for our stockholders to bring a claim and could may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision that is contained in our amended and restated certificate of incorporation and amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Our management has broad discretion in the use of the net proceeds from this offering, and our use of the net proceeds may not enhance our operating results or the price of our common stock.

We intend to use the net proceeds we receive from this offering to fund ongoing development, primarily CMC preparation, research and development, and other clinical trial expenses needed in order to compete the current clinical trials, and launch the next phase clinical trials (including but not limited to pivotal Phase III clinical trials of our product candidate) and for working capital and general corporate purposes. We may use a portion of the net proceeds to acquire complementary businesses or products. While we do not have agreements or commitments for any specific acquisitions at this time, we continually evaluate potential acquisition candidates to enhance our product offerings. Accordingly, our management will have considerable discretion over the specific use of the net proceeds that we receive in this offering and might not be able to obtain a significant return, if any, on investment of these net proceeds. You will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Investors in this offering will need to rely upon the judgment of our management as well as general corporate governance practices with respect to the use of proceeds. Until the net proceeds are used, they may be placed in investments that do not produce significant income, may be held in demand deposit accounts, or in investments intended to be highly liquid that may nevertheless lose value. If we do not use the net proceeds that we receive in this offering effectively, our business and prospects could be harmed, and the market price of our common stock could decline.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated bylaws that will be in effect upon consummation of this offering, provide that we will indemnify our directors and executive officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws and the indemnification agreements that we have entered into with each of our current executive officers and intend to enter into with our directors and certain other officers, among other things provide that:

•        We will indemnify our directors and executive officers for serving us in those capacities, or for serving as a director, officer, employee or agent of other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that we may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•        We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•        We will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•        The rights conferred in our bylaws will not be exclusive. We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

As a result, claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

We do not intend to pay dividends in the foreseeable future. As a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay. For additional information about our dividend policy, see the section entitled “Dividend policy” elsewhere in this prospectus.

We have limited experience operating as a publicly traded company.

Only a few of the members of our management team have experience managing a publicly traded company, interacting with public company investors, and complying with laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes Oxley Act of 2002, or SOX, and the Dodd-Frank Wall Street Reform and Consumer Protection Act. The listing requirements of the NYSE American, and the rules of the SEC, require that we satisfy certain corporate governance requirements. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

After this offering, we will be subject to Section 404 of SOX, or Section 404, and the related rules of the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. In order to maintain effective internal controls, we will need additional financial personnel, systems and resources. Beginning with the second annual report on Form 10-K that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff.

To date, we have never conducted a review of our internal controls for the purpose of providing the reports required by these rules. However, while preparing the financial statements, we identified material weaknesses in our internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified pertain to controls that address segregation of duties across financially relevant functions and applications used in financial reporting. We have concluded that these material weaknesses existed because, as a small company, we did not have the necessary business processes, systems, personnel, and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company. We are in the process of implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses. Our plan to remediate the material weakness in our internal control over financial reporting includes utilizing a portion of the working capital from our initial public offering to increase staffing with our finance department sufficient to facilitate proper segregation of accounting functions and to enable appropriate review of our internally prepared financial statements.

During the course of our review and testing, we may identify additional deficiencies and be unable to remediate them before we must provide the required reports. We or our independent registered public accounting firm may not be able to conclude that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from the NYSE American or other adverse consequences that would materially harm our business and reputation.

For so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (i) following the fifth anniversary of the completion of this offering, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are an emerging growth company and we cannot be certain if (i) the reduced disclosure requirements or (ii) extended transition periods for complying with new or revised accounting standards applicable to emerging growth companies will make our common stock less attractive to investors. In addition, as a smaller reporting company we will also have reduced disclosure requirements.

We qualify as an emerging growth company. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company, or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

In addition, for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are also a “smaller reporting company” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

CORPORATE CONVERSION/INCORPORATION

Our board of directors elected to convert NuvOx Pharma, L.L.C. from an Arizona limited liability company into a Delaware corporation, NuvOx Therapeutics, Inc., which conversion was completed on January 31, 2023. In order to consummate the corporate conversion/incorporation, on December 29, 2022, the Certificate of Incorporation of NuvOx Therapeutics, Inc. was filed with the Secretary of State of State of Delaware. In connection with the corporate conversion/incorporation, effective as of January 31, 2023, all outstanding (i) Series A-1 Preferred Units of NuvOx Pharma, L.L.C. were exchanged for shares of Series A-1 Preferred Stock of NuvOx Therapeutics, Inc., (ii) Series A-2 Preferred Units and Class A-2 Units of NuvOx Pharma, L.L.C. were exchanged for shares of Series A-2 Preferred Stock of NuvOx Therapeutics, Inc., and (iii) Common Units of NuvOx Pharma, L.L.C. were exchanged for shares of common stock of NuvOx Therapeutics, Inc., or collectively, the LLC Units. In connection with the corporate conversion/incorporation, the 2021 Notes were amended to provide that the notes will become convertible into shares of NuvOx Therapeutics, Inc. instead of the LLC Units.

No U.S. federal taxable income or taxable gain was expected as a result of our conversion from an Arizona limited liability company into a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” We use words such as “could,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” and elsewhere in this prospectus.

The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments, and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control), and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, and our internal data and estimates.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 2,860,000 shares of our common stock in this offering will be approximately $17.4 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. If the underwriters exercise in full their option to purchase 429,000 additional shares of common stock, we estimate that the net proceeds to us from this offering will be approximately $20.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share of common stock would increase (decrease) the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $2.6 million, assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares of common stock we are offering. Each increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $6.4 million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same.

We expect to use the net proceeds from this offering as follows: (i) approximately $5.0 million to fund through clinical trial completion the current Phase IIb clinical trial in GBM; (ii) approximately $0.5 million to fund product candidate supply through clinical trial completion for the current Phase IIb clinical trial in stroke; (iii) approximately $0.5 million to fund through clinical trial completion the current Phase Ib clinical trial in respiratory distress; (iv) approximately $1.0 million to prepare for a pivotal Phase III trial for the administration of NanO2 to treat patients with GBM; (v) approximately $6.0 million to fund the Phase II ARDS trial that is already allowed by Health Canada; and (vi) to use the remaining funds for ongoing development of our product candidates and for working capital.

As of the date of this prospectus, we cannot predict with certainty all of the particulars of the proceeds to be received upon completion of the offering, or the amounts we will actually spend on the uses set forth above. We may find it necessary or advisable to reallocate the net proceeds of this offering; however, any reallocation will be substantially limited to the categories set forth above. The expected use of the net proceeds from this offering represent our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on a number of factors, including the progress of our development and commercialization efforts, the status of and results from our clinical trials, and any collaborations that we may enter into with third parties for our products or product candidates, as well as any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products or product candidates, businesses or technologies.

Pending our application of the net proceeds from this offering, we plan to invest the net proceeds in a variety of capital preservation investments, including short and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid, and we do not anticipate declaring or paying in the foreseeable future, any cash dividends on our capital stock. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and equivalents and capitalization as of March 31, 2026:

•        on an actual basis;

•        on a pro forma basis to give effect to (i) the issuance of additional 2024 Notes in the principal amount of $375,000 subsequent to March 31, 2026 and the receipt of the net proceeds from such issuance; (ii) the issuance of additional 2025 Notes in the principal amount of $687,500, together with warrants, subsequent to March 31, 2026 and the receipt of the net proceeds from such issuance; (iii) the conversion of the outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock into an aggregate of 3,194,993 shares of our common stock; (iv) the conversion of $7,873,371 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2021 Notes and 2023 Notes into an aggregate of 2,394,527 shares of our common stock at a conversion rate of $3.288 per share; (v) the conversion of $2,787,623 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2024 Notes into an aggregate of 861,041 shares of common stock at a conversion rate of $3.237 per share; (vi) the conversion of $1,426,599 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2025 Notes into an aggregate of 350,632 shares of our common stock at a conversion rate of $4.071 per share; (vii) the conversion of the $150,000 Convertible Grant Liability into 45,620 shares of our common stock, at conversion price of $3.288 per share, together with a corresponding reduction in liabilities of the fair value of the Convertible Grant Liability in the amount of $320,000; (viii) the effectiveness of the Certificate of Validation filed with the Delaware Secretary of State on June 16, 2026 and certified by the State of Delaware on July 2, 2026, to increase the number of shares of Series A-2 Preferred Stock to 2,347,136 shares, effective as of January 31, 2026, and the corresponding removal of the liability of $1,081,371 that resulted from the issuance on January 31, 2026 of shares of Series A-2 Preferred Stock in excess of the number of designated shares of Series A-2 Preferred Stock; and (ix) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering; and

•        on a pro forma as adjusted basis to additionally give effect to the pro forma adjustments and the sale of 2,860,000 shares of common stock in this offering, assuming an initial public offering price of $7.00 per share of common stock (the mid-point of the price range set forth on the cover page of this prospectus), and our receipt of approximately $17.4 million in net proceeds after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering as determined at pricing. You should read the information in this table together with our audited financial statements and related notes and unaudited interim condensed financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

($ in thousands, except share and per share data):

	As of March 31, 2026
	Actual	Pro Forma	Pro Forma, as adjusted
		(unaudited)	(unaudited)
Cash and cash equivalents and short-term investments	$266	$1,329	$18,729

Debt:
Shares issued in excess of authorized	1,081	—	—
Convertible notes payable, at fair value	21,507	—	—
Convertible notes payable – related party, at fair value	5,640	—	—
Warrant liability, at fair value	62	62	62
Warrant liability, at fair value – related party	171	171	171
Convertible grant liability, at fair value	320	—	—
EIDL loan	151	151	151
Total Debt	28,932	384	384

	As of March 31, 2026
	Actual	Pro Forma	Pro Forma, as adjusted
		(unaudited)	(unaudited)
Stockholders’ deficit:
Convertible series A-1 preferred stock, $0.001 par value; 847,857 issued and outstanding as of March 31, 2026; 0 pro forma issued and outstanding as of March 31, 2026; 0 shares pro forma and pro forma as adjusted issued and outstanding as of March 31, 2026	1	—	—
Convertible series A-2 preferred stock, $0.001 par value; 2,202,578 shares issued and outstanding as of March 31, 2026; 144,558 additional shares to be issued upon filing and effectiveness of the certificate of validation; 0 shares pro forma and pro forma as adjusted issued and outstanding as of March 31, 2026(1)	2	—	—
Common stock, $0.001 par value; 10,000,000 shares authorized, 3,399,022 shares issued and 3,389,022 shares outstanding as of March 31, 2026; 10,245,835 shares pro forma issued and 10,235,835 shares pro forma outstanding as of March 31, 2026; 13,105,835 shares pro forma as adjusted issued and 13,095,835 shares pro forma as adjusted outstanding as of March 31, 2026	3	10	13
Treasury stock, at cost, 10,000 shares as of March 31, 2026, 10,000 shares pro forma and pro forma as adjusted as of March 31, 2026
Additional paid-in capital	10,957	40,564	57,961
Accumulated deficit	(43,119)	(43,119)	(43,119)
Total stockholders’ deficit	(32,156)	(2,545)	14,855
Total capitalization	$(32,156)	$(2,545)	$14,855

____________

(1)      As of March 31, 2026, the Company had inadvertently issued 144,558 shares of Series A-2 Preferred Stock in excess of the designated shares allowed to be issued pursuant to the Company’s Certificate of Incorporation. This error was caused by the elective conversion of 2021 and 2023 Notes in the aggregate principal amount of $402,500 into 149,688 shares of Series A-2 Preferred Stock between January 1, 2026 and March 31, 2026. Shares of Series A-2 Preferred Stock in excess of the designated amount are classified as a liability on the accompanying balance sheet. The financial statements herein reflect the share counts as operationally intended and recorded in the capitalization table. The Company filed a certificate of validation with Secretary of State of Delaware on June 16, 2026, which was certified by State of Delaware on July 2, 2026, to increase the authorized shares of Series A-2 preferred stock to 2,347,136 shares.

The number of shares of our common stock outstanding before and after this offering reflected in the tables and discussion above prospectus is based on 3,389,022 shares of common stock outstanding as of March 31, 2026, and excludes the following, as of March 31, 2026:

•        610,567 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $0.93 per share;

•        85,357 shares of common stock issuable upon the exercise of outstanding warrants, at an exercise price of $4.071 per share;

•        558,508 shares of common stock reserved for future issuance under the 2023 Plan; and

•        143,000 shares of common stock issuable upon the exercise of the Representative’s Warrants to be granted to the representative of the underwriters upon completion of this offering at an exercise price equal to 125% of the initial offering price of the common stock.

Each $1.00 increase (decrease) in the assumed initial public offering price of $7.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the amount of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $2.6 million, assuming the number of shares, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares offered by us would increase (decrease) cash, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $6.4 million, assuming the assumed initial public offering price of $7.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each one million increase in the number of shares offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $7.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase each of cash and total stockholders’ (deficit) equity by approximately $10.0 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, each one million decrease in the number of shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $7.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would decrease each of cash and total stockholders’ (deficit) equity by approximately $8.2 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $7.00 per share (the mid-point of the range appearing on the front cover of this prospectus) and the pro forma as adjusted net tangible book value per share of our common stock immediately upon the consummation of this offering. As of March 31, 2026, we had a historical net tangible book value of approximately $(32.2) million, or $(9.49) per share of common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2026.

Our pro forma net tangible book value as of March 31, 2026 was $(2.5) million, or $(0.25) per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to (i) the issuance of additional 2024 Notes in the principal amount of $375,000 subsequent to March 31, 2026 and the receipt of the net proceeds from such issuance; (ii) the issuance of additional 2025 Notes in the principal amount of $687,500, together with warrants, subsequent to March 31, 2026 and the receipt of the net proceeds from such issuance; (iii) the conversion of the outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock into an aggregate of 3,194,993 shares of our common stock; (iv) the conversion of $7,873,371 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2021 Notes and 2023 Notes into an aggregate of 2,394,527 shares of our common stock at a conversion rate of $3.288 per share; (v) the conversion of $2,787,623 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2024 Notes into an aggregate of 861,041 shares of common stock at a conversion rate of $3.237 per share; (vi) the conversion of $1,426,599 in principal amount and accrued interest as of July 6, 2026 outstanding under the 2025 Notes into an aggregate of 350,632 shares of our common stock at a conversion rate of $4.071 per share; (vii) the conversion of the $150,000 Convertible Grant Liability into 45,620 shares of our common stock, at conversion price of $3.288 per share, and the corresponding reduction in liabilities of the fair value of the Convertible Grant Liability in the amount of $320,000; (viii) the effectiveness of the Certificate of Validation filed with the Delaware Secretary of State on June 16, 2026, which was certified by the State of Delaware on July 2, 2026, to increase the number of shares of Series A-2 Preferred Stock to 2,347,136 shares, effective as of January 31, 2026, and the corresponding removal of the liability of $1,081,371 that resulted from the issuance on January 31, 2026 of shares of Series A-2 Preferred Stock in excess of the number of designated shares of Series A-2 Preferred Stock; and (ix) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering.

After giving effect to the pro forma adjustments set forth above and our sale of 2,860,000 shares of common stock in this offering at an assumed public offering price of $7.00 per share of common stock, which is midpoint of the estimated price range set forth on the cover page of this prospectus, our receipt of approximately $17.4 million in net proceeds and after deducting underwriters’ commissions and estimated offering expenses, but assuming no exercise of the Representative’s Warrants, our pro forma as adjusted net tangible book value as of March 31, 2026 would have been approximately $14.9 million, or $1.14 per share of common stock. This represents an immediate pro forma increase in net tangible book value of $1.39 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $5.86 per share to purchasers of common stock in this offering.

The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock:

Assumed public offering price per share		$7.00
Net tangible book value per share as of March 31, 2026	$(9.49)
Pro forma net tangible book value per share	(0.25)
Pro forma increase in net tangible book value per share attributable to new investors	$1.39
Pro forma as adjusted net tangible book value per share as of March 31, 2026, after giving effect to the offering		$1.14
Dilution per share to new investors in the offering		$5.86

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

A $1.00 decrease in the assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value as of March 31, 2026 after this offering to approximately $12.2 million or approximately $0.93 per share, and would result in dilution to investors in this offering of approximately $5.07 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A $1.00 increase in the assumed initial public offering price of $7.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase our pro forma as adjusted net tangible book value as of March 31, 2026 after this offering to approximately $17.5 million, or approximately $1.34 per share, and would result in dilution to investors in this offering to approximately $6.66 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 in the number of shares we are offering would increase our pro forma as adjusted net tangible book value as of March 31, 2026 after this offering to approximately $21.3 million, or approximately $1.51 per share, and would result in dilution to investors in this offering of approximately $5.49 per share, assuming the assumed initial public offering price per share remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A decrease of 1,000,000 in the number of shares we are offering would decrease our pro forma as adjusted net tangible book value as of March 31, 2026 after this offering to approximately $8.4 million, or approximately $0.70 per share, and would result in dilution to investors in this offering of approximately $6.30 per share, assuming the assumed initial public offering price per share remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase 429,000 additional shares of common stock in this offering at the assumed offering price of $7.00 per share, the pro forma net tangible book value per share after this offering would be approximately $17.6 million, or $1.30 per share of common stock and the dilution to new investors purchasing securities in this offering would be $5.70 per share of common stock.

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present stockholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present stockholders as of the date the consideration was received and by investors in this offering at an assumed initial public offering price of $7.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent (%)
Existing stockholders	10,235,835	78.2%	21,446,143	51.7%	2.10
New investors	2,860,000	21.8%	20,020,000	48.3%	7.00
Total	13,095,835	100.0%	41,466,143	100.0%	3.17

The table below assumes the underwriters’ exercise their over-allotment option in full:

	Shares Purchased		Total Consideration		Average Price Per Share ($)
	Amount (#)	Percent (%)	Amount ($)	Percent (%)
Existing stockholders	10,235,835	75.7%	21,446,143	48.2%	2.10
New investors	3,289,000	24.3%	23,023,000	51.8%	7.00
Total	13,524,835	100.0%	44,469,143	100.0%	3.29

The number of shares of our common stock outstanding before and after this offering reflected in the tables and discussion above prospectus is based on 3,389,022 shares of common stock outstanding as of March 31, 2026, and on the assumption that immediately prior to or concurrently with the closing of this offering, (i) all outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock will convert into an aggregate of 3,194,993 shares of our common stock; (ii) all outstanding 2021 Notes and 2023 Notes, including the principal amount and accrued interest thereon as of July 6, 2026 in the amount of $7,873,371, will convert into an aggregate of 2,394,527 shares of our common stock, at a conversion price of $3.288 per share, (iii) all 2024 Notes, including the principal amount and accrued interest thereon as of July 6, 2026 in the amount of $2,787,623, will convert into an aggregate of 861,041 shares of our common stock, at a conversion price of $3.237 per share, (iv) all 2025 Notes, including the principal amount and accrued interest thereon as of July 6, 2026 in the amount of $1,426,599, will convert into an aggregate of 350,632 shares of our common stock, at a conversion price of $4.071 per share, and (v) the $150,000 in Convertible Grant Liability will convert into 45,620 shares of our common stock, at a conversion price of $3.288 per share, and excludes the following as of March 31, 2026:

•        610,567 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $0.93 per share;

•        85,357 shares of common stock issuable upon the exercise of outstanding warrants, at an exercise price of $4.071 per share;

•        558,508 shares of common stock reserved for future issuance under our 2023 Plan; and

•        143,000 shares of common stock issuable upon the exercise of the Representative’s Warrants granted to the representative of the underwriters upon completion of this offering at an exercise price equal to 125% of the initial offering price of the common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes to those statements included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations related to future events and our future financial performance that involve risks, uncertainties and assumptions, such as statements regarding our intentions, plans, objectives, expectations, forecasts and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under the section titled “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage biopharmaceutical company developing innovative oxygen therapeutic solutions for the treatment of diseases where hypoxia, or lack of oxygen, plays a critical role. Our product candidate is NanO2, the API of which is dodecafluoropentane. NanO2, is administered intravenously as an emulsified liquid, containing nano-sized droplets that after entering the body, due to the human body temperature, convert to a gas, which enables them to deliver more oxygen than when in the liquid state. Due to the fact that the size of the NanO2 particle is approximately 30 times smaller than a red blood cell, the NanO2 particle can partition into tissue, deliver oxygen and further facilitate oxygen transfer from red blood cell to tissue.

NanO2 has been administered in patients with acute ischemic stroke and GBM in two separate completed Phase I/IIa human clinical trials. The FDA has allowed Phase IIb human clinical trials in both stroke and GBM. NanO2 received orphan drug designation status for the treatment of GBM in 2015 and sickle cell anemia in 2016.

We have completed an open-label Phase Ib/IIa human clinical trial of NanO2 for the treatment of GBM in 11 patients in Australia, and a randomized, placebo-controlled Phase Ib/IIa clinical trial of NanO2 in the United States for the treatment of acute ischemic stroke in 24 patients. In our Phase Ib/IIa trial in GBM, 11 brain cancer patients were treated with radiation therapy. Median overall survival for the GBM patients was 591 days, compared to the historical control overall survival of 444 days, reflecting an approximate five-month overall survival increase. The trial also demonstrated an approximately 40% improvement in the progression free survival. In our Phase Ib/IIa trial for the treatment of acute ischemic stroke, 24 patients were treated in a placebo-controlled dose escalation manner. Using a 30 and 90 days mRS (modified Rankin Scale) showed clinical improvement with a p-value of 0.01 and 0.03, respectively.

We have completed the enrollment and treated 93 patients in a Phase IIb clinical trial administering NanO2 in the United States to treat GBM and are now in the follow up period. This trial has been partially funded by the National Cancer Institute. The University of Glasgow has commenced an investigator sponsored Phase IIb trial administering NanO2 supplied by us in the United Kingdom. To date, the University of Glasgow has treated seventeen (17) patients in this trial. We also commenced dosing patients in a Phase Ib trial administering NanO2 to respiratory distress patients in Canada in the second quarter of 2025. To date, the first and second cohorts of this Phase Ib trial have been completed, and a total of twelve (12) patients have been treated. This Phase Ib trial is expected to be followed by a Phase II trial for ARDS patients, which has already been allowed by Health Canada. Our intention is to use the net proceeds of this offering to complete all three trials, to conduct our planned Phase II ARDS trial, as well as to commence preparation for a pivotal Phase III trial for the administration of NanO2 to treat patients with GBM.

We have been funded by $21.4 million in private financing and $10.8 million of non-dilutive funding from granting agencies. In addition, we have been granted an additional $1.7 million of non-dilutive funding that has not yet been received. Further, $0.4 million of non-dilutive funding was granted but forfeited because the term of the grant expired before research was completed. An additional $2.0 million in grant funding has been awarded to our third-party collaborators to conduct trials for which we will supply NanO2. Granting agencies include the NIH, the DoD, and BARDA in the United States, as well as the NIHR in the United Kingdom. Included in the $2.0 million in grant funding that has been awarded to our third-party collaborators is a grant by the NIHR of $1.4 million to investigating physicians to conduct a Phase IIb trial of NanO2 in approximately 150 stroke patients in the United Kingdom. Out of these grant fundings, approximately $10.8 million has been used to date and $1.7 million remains available for use. These agencies use extensive scientific peer review in deciding which projects to fund that could impact human disease.

Recent Developments

From January 1, 2026 through July 6, 2026, we received net proceeds of $430 thousand from the sale of 2024 Notes and $1.2 million from the sale of 2025 Notes and the accompanying warrants, as described in more detail below.

Results of Operations

Revenue from Product Sales

To date, we have not generated any revenue from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Grant Revenue

From time to time, we receive certain grant award funding to support our continuing research and development efforts. For government assistance in which no specific US GAAP applies, we account for such transactions as revenue and by analogy to a grant model under FASB ASC Topic 958-605, Not-for-Profit Entities — Revenue Recognition, or ASC 958-605. Under such a model, we recognize the impact of government assistance on the Consolidated Statements of Income upon complying with the conditions of the grant. We were awarded two types of assistance, grants based on milestones and cost reimbursement grants. For the year ended December 31, 2025, grant revenue was derived from both types of grants. For the year ended December 31, 2024, all grant revenue was derived from cost reimbursement grants. For the three months ended March 31, 2026, our grant revenue was derived fully from cost reimbursement grants. For the three months ended March 31, 2025, our grant revenue was derived from both types of the grants. We consider these grants to be operating revenue as they support our primary operating activities. Our accounting policy recognizes revenue from these contracts as we incur qualifying expenses for R&D under the cost reimbursement grants or achieve milestones under the milestone based grants. Revenues and related expenses are presented as gross in the statements of operations as we have determined we control the arrangement as the primary obligor under the arrangements relative to the research and development services we perform.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts, manufacturing, and the development of our product candidates. We expense research and development costs as incurred, which include:

•        expenses incurred to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval;

•        expenses incurred under agreements with CROs that are primarily engaged in the oversight and conduct of our drug discovery efforts and preclinical studies, clinical trials and CMOs that are primarily engaged to provide preclinical and clinical drug substance and product for our research and development programs;

•        other costs related to acquiring and manufacturing materials in connection with preclinical studies and clinical trial materials, including manufacturing validation batches, as well as investigative sites and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

•        payments made in cash or equity securities under third-party licensing, acquisition and option agreements;

•        consultant-related and employee-related expenses, including salaries and benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

•        costs related to compliance with regulatory requirements; and

•        allocated facilities-related costs, depreciation and other expenses, which include rent and utilities.

We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. Any nonrefundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.

Our direct external research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing, and clinical development activities. Our direct research and development expenses also include fees incurred under license, acquisition, and option agreements. We primarily use internal resources to manage our preclinical development, process development, manufacturing, and clinical development activities. These employees work across multiple programs.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses, including manufacturing, will increase substantially over the next several years as we commence our planned clinical trials for our assets, as well as conduct other preclinical and clinical development, including submitting regulatory filings for other potential product candidates. In addition, we expect our discovery research efforts, and our related personnel costs will increase and, as a result, we expect our research and development expenses, including costs associated with stock-based compensation, will increase above historical levels. In addition, we may incur additional expenses related to milestone and royalty payments payable to third parties with whom we may enter into license, acquisition and option agreements to acquire the rights to future product candidates.

At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. The successful development and commercialization of our product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of the following:

•        the scope, progress, outcome and costs of our preclinical development activities, clinical trials and other research and development activities;

•        establishing an appropriate safety and efficacy profile with IND enabling studies;

•        successful patient enrollment in and the initiation and completion of clinical trials;

•        the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA and non-U.S. regulators;

•        the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•        establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to make drug supply successfully;

•        development and timely delivery of clinical-grade and commercial-grade drug substance and drug formulations that can be used in our clinical trials and for commercial launch;

•        obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights; significant and changing government regulation;

•        launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others; and

•        maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates.

Any changes in the outcome of any of these variables with respect to the development of our product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, consultant fees, vendor fees, travel and stock-based compensation expense for personnel in executive, business development, finance, human resources, legal, information technology, pre-commercial and support personnel functions. General and administrative expenses also include direct and allocated facility-related costs as well as insurance costs and professional fees for legal, patent, consulting, investor and public relations, accounting and audit services.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates and prepare for potential commercialization activities. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and other employee-related expenses as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of that product candidate.

Other (Expense) Income

Other (expense) income consists primarily of interest expense associated with the small business administration loan on our balance sheet, changes in the fair value of our convertible instruments, and interest income from our cash equivalent and short-term investment.

Results of operations for the three months ended March 31, 2026 and 2025

The following table summarizes our results of operations for the periods presented (in thousands):

	Three Months Ended March 31,		Change	% of Change
	2026	2025
	(Unaudited)	(Unaudited)
Grant revenue	$236	$183	$53	29%
Service Revenue	2	—	2	100%
Total Revenue	238	183	55	30%
Research and development	824	1,246	(422)	-34%
General and administrative	313	483	(170)	-35%
Total Operating Expenses	1,137	1,729	(592)	-34%
Loss from Operations	(899)	(1,546)	647	-42%
Interest (expense)/income, net	(3)	9	(12)	-133%
Change in fair value of convertible instruments – related party	(1,229)	(1,945)	716	-37%
Change in fair value of convertible instruments	(4,630)	(8,716)	4,086	-47%
Change in fair value of warrant liability – related party	(65)	—	(65)	-100%
Change in fair value of warrant liability	(24)	(57)	33	-58%
Net loss before income taxes	(6,850)	(12,255)	5,405	-44%
Provision for income taxes, net	—	—	—	—
Net loss	$(6,850)	$(12,255)	$5,405	-44%

Revenues

Total revenue for the three months ended March 31, 2026 increased 30% to approximately $238 thousand, as compared to $183 thousand for the three months ended March 31, 2025. During the three months ended March 31, 2025, we earned $150 thousand based on achieved milestones from our BARDA contract and $33 thousand revenue from our DoD contract. During the three months ended March 31, 2026, revenue from our DoD contract increased by approximately $13 thousand to $47 thousand. We have earned $189 thousand from the NIH liquid biopsy/biomarker grant that we were awarded in September 2025. We also earned approximately $2 thousand of new service-agreement revenue. The service revenue was earned from us providing engineering support for another life science company. For both periods, our revenue was comprised primarily of grant awards, with the first quarter of 2026 also including a small amount of service-agreement revenue. We receive grant revenue pursuant to contracts that we have with the NIH, the DoD and BARDA for research and development related activities. These awards were made under two types of assistance: milestone-based grants and cost-reimbursement grants. Associated expenses are recognized when research and development expenses are incurred. Revenues and related expenses are presented as gross grant revenue in the statements of operations. We plan to continue our efforts to secure future grant funding to support our ongoing research and development expenses.

Research and Development Expenses

The following table summarizes the changes in research and development expenses for the periods presented (in thousands):

	Three Months Ended March 31,		Change	Percent Change
	2026	2025
Lab expenses	$13	$69	$(56)	-81%
Facility related and other	35	49	(14)	-29%
Clinical	620	1,012	(392)	-39%
Professional fees	3	35	(32)	-91%
Compensation and benefits	153	81	72	89%
Total research and development expenses	$824	$1,246	$(422)	-34%

Research and development expenses decreased by approximately $0.4 million, or 34%, to approximately $0.8 million for the three months ended March 31, 2026, compared to $1.2 million for the three months ended March 31, 2025. The decrease was primarily due to lower clinical trial costs, which declined by approximately $0.4 million (39%), together with decreases in laboratory expenses (approximately $56 thousand), professional fees (approximately $32 thousand), and facility-related and other costs (approximately $14 thousand). These decreases reflected the fact that our Phase IIb GBM completed enrollment and treatment in 2025. These decreases were partially offset by an increase of approximately $72 thousand (89%) in compensation and benefits.

General and administrative expenses

The following table summarizes the changes in general and administrative expenses for the periods presented (in thousands):

	Three Months Ended March 31,		Change	Percent Change
	2026	2025
Facility related and other	$45	$82	$(37)	-45%
Professional Fees	72	336	(264)	-78%
Compensation and Benefits	196	65	131	202%
Total general and administrative expenses	$313	$483	$(170)	-35%

General and administrative expenses decreased by approximately $0.2 million, or 35%, to approximately $0.3 million for the three months ended March 31, 2026 compared to approximately $0.5 million for the three months ended March 31, 2025. The decrease was primarily due to a reduction of approximately $264 thousand (78%) in professional fees. This reduction of cost reflects a CFO consultant that we engaged during 2025, external CPA service cost in 2025 that we transferred in house after March 2025, and general cost-cutting efforts during the period, together with a decrease of approximately $37 thousand (45%) in facility-related and other expenses. These decreases were partially offset by an increase of approximately $131 thousand (202%) in compensation and benefits, related to accrued executive compensation.

Other (Expense) Income

The following table summarizes the changes in other (expense) income for the periods presented (in thousands):

	3 Months Ended		Change	Percent Change
	March 31 2026	March 31 2025
Interest (expense)/income, net	$(3)	$9	(12)	-133%
Change in fair value of convertible instruments – related party	(1,229)	(1,945)	716	-37%
Change in fair value of convertible instruments	(4,630)	(8,716)	4,086	-47%
Change in fair value of warrant liability	(24)	(57)	33	-58%
Change in fair value of warrant liability – related party	(65)	—	(65)	-100%
Total other (expense) income	$(5,951)	$(10,709)	4,758	-44%

Total other (expense) income decreased by approximately $4.8 million, or 44%, for the three months ended March 31, 2026 compared to the three months ended March 31, 2025. The change in interest, net, moved from income of approximately $9 thousand in the prior-year period to expense of approximately $3 thousand in the current period. In both periods, we recognized a change in fair value of convertible instruments. Between the related party and 3rd party purchasers of these instruments, the change in fair value totaled $10.7 million for the period ending on March 31, 2025 compared to $5.9 million for the same period in 2026. Similarly, change in fair value of the warrants that are associated with these convertible instruments was $57 thousand in total for the period ended March 31, 2025, and was $89 thousand for the same period in 2026.

Results of operations for the years ended December 31, 2025 and 2024

The following table summarizes our results of operations for the periods presented (in thousands):

	Year Ended December 31,		Change	% of Change
	2025	2024
		(As Restated)
Grant Revenue	$975	$512	463	90%
Service Revenue	5	—	5	100%
Total revenue	$980	$512	468	91%

Operating expenses
Research and development	4,849	4,065	784	19%
General and administrative	1,234	1,265	(31)	-2%
Total operating expenses	$6,083	$5,330	753	14%

Loss from operations	$(5,103)	$(4,818)	(285)	6%

Other (expense)/income
Interest (expense)/income, net	(1)	76	(77)	-101%
Change in fair value of convertible instruments – related party	(2,167)	(339)	(1,828)	539%
Change in fair value of convertible instruments	(9,758)	(1,615)	(8,143)	504%
Change in fair value of warrant liability	(70)	(1)	(69)	6,900%
Gain on extinguishment of warrant	80	—	80	100%
Gain on amendment of convertible instruments	407	—	407	100%
Other (expense) income, net	22	53	(31)	-58%
			—
Net loss before income taxes	$(16,590)	$(6,644)	(9,946)	150%
Provision for income taxes, net	—	—	—	0%
Net loss	$(16,590)	$(6,644)	(9,946)	150%

Revenues

Total revenue for the year ended December 31, 2025 increased 91% to approximately $1.0 million, as compared to $0.5 million for the twelve months ended December 31, 2024. The increase was largely due to a new NIH grant awarded for our liquid biopsy/biomarker study, earned grant revenue under our BARDA contract to support a Phase Ib respiratory distress trial, and increased expenses incurred under our DoD contract. For both years, our revenue was essentially entirely comprised of grant awards. We have contracts with the NIH, the DoD and BARDA for research and development related activities. We were awarded these grants based on two types of assistance: grants based on milestones and cost reimbursement grants. Associated expenses are recognized when incurred as research and development expenses. Revenues and related expenses are presented gross in the statements of operations. We plan to continue our efforts to secure future grant funding to support our ongoing research and developments costs.

Research and Development Expenses

The following table summarizes the changes in research and development expenses for the periods presented (in thousands):

	Year Ended December 31,		Change	Percent Change
	2025	2024
Lab expenses	$187	$365	$(178)	-49%
Facility related and other	165	173	(8)	-5%
Clinical	3,990	2,939	1,051	36%
Professional fees	102	205	(103)	-50%
Compensation and benefits	405	383	22	6%
Total research and development expenses	$4,849	$4,065	$784	19%

Research and development expenses increased by approximately $0.8 million for the year ended December 31, 2025 compared to the year ended December 31, 2024. The increase was primarily due to higher clinical trial costs associated with the ongoing Phase IIb trial of NanO2 in GBM, as well as increased preclinical and clinical logistics costs supporting preparation for our planned Phase IIb stroke and Phase Ib respiratory programs. These increases were partially offset by decreases in consulting, laboratory supplies, and materials costs.

General and administrative expenses

The following table summarizes the changes in general and administrative expenses for the periods presented (in thousands):

	Year Ended December 31,		Change	Percent Change
	2025	2024
Facility related and other	$263	$305	$(42)	-14%
Professional Fees	552	771	(219)	-28%
Compensation and Benefits	419	189	230	122%
Total general and administrative expenses	$1,234	$1,265	$(31)	-2%

General and administrative expenses remained relatively flat for the year ended December 31, 2025 compared to the year ended December 31, 2024. A reduction of approximately $219 thousand in professional fees is the net impact of savings from transition of outside CPA accounting services in house after March 2025, as well as less (non IPO related) professional work (costs related to IPO activity are recorded as assets under Deferring Offering Costs). This reduction was offset by an increase of $230 thousand related to accrued compensation for executives. Facility-related and other expenses also decreased by approximately $42 thousand in 2025 from cost-cutting measures.

Other (Expense) Income

The following table summarizes the changes in other (expense) income for the periods presented (in thousands):

	Year Ended December 31,		Change	Percent Change
	2025	2024
Interest (expense)/income, net	$(1)	$76	(77)	-101%
Change in fair value of convertible instruments – related party	(2,167)	(339)	(1,828)	539%
Change in fair value of convertible instruments	(9,758)	(1,615)	(8,143)	504%
Change in fair value of warrant liability	(70)	(1)	(69)	6900%
Gain on extinguishment of warrant	80	—	80	100%
Gain on amendment of convertible instruments	407	—	407	100%
Other income, net	22	53	(31)	-58%
Total other (expense)	$(11,487)	$(1,826)	(9,661)	529%

Total other expense increased by approximately $9.7 million for the year ended December 31, 2025 compared to 2024. The increase was a result of an approximately $77 thousand decrease related to the interest earned, a decrease in other income of $31 thousand, a gain on extinguishment of warrants of $80 thousand during the year ended December 31, 2025 for which there was none in the prior year, and a gain on amendment of convertible instruments of $407 thousand for which there was none in the prior year, offset by an increase in net change in fair value of convertible instruments and related party by $10.0 million and increase in net change in fair value of warrant liability of $69 thousand.

Liquidity and Capital Resources

As of March 31, 2026, our cash, cash equivalents and short-term investments were approximately $0.3 million. As of December 31, 2025, our cash, cash equivalents and short-term investments were approximately $0.1 million. Subsequent to the year ended December 31, 2025, from January 1, 2026 through July 6, 2026, we raised $430 thousand from the sale of the 2024 Notes and $1.2 million from the sale of 2025 Notes and the accompanying warrants.

Since our inception, we have incurred significant operating losses. We have financed our operations from a combination of:

•        issuance and sale of convertible promissory notes;

•        issuance of convertible grant liability;

•        other debt borrowings sponsored by the United States Small Business Administration, or the SBA;

•        proceeds from the issuance of Preferred Stock; and

•        recognized grant revenue from funding arrangements with NIH, DoD and BARDA.

We are a development-stage company as we have not generated any product revenues to date and do not expect to have significant revenues until we are able to sell a product candidate after obtaining applicable regulatory approvals or we establish collaborations that provide funding, such as licensing fees, milestone payments, royalties, research funding or otherwise. To date, operations have been funded through grant funding, financing, convertible notes, and the subsequent conversion of some of those convertible notes. Our objectives, when managing capital, are to ensure there are sufficient funds available to carry out our research, development, and eventual commercialization programs. We do not hold any asset-backed commercial paper and our cash is not subject to any external restrictions. We manage liquidity risk by frequently monitoring actual and projected cash flows. Our board of directors reviews and approves our operating and capital budgets, as well as any material transactions not in the ordinary course of business. The majority of our accounts payable and accrued liabilities have maturities of less than six months. We are dependent on our ability to generate revenues from our future products or secure additional financing to continue our research and development activities and meet our ongoing obligations.

Since our inception, we have experienced operating losses and had a total accumulated deficit of $43.1 million as of March 31, 2026. As such, we believe that these conditions raise substantial doubt as to our ability to continue as a going concern within 12 months of the date the financial statements included elsewhere in this prospectus were issued. We estimate that we will require approximately $10.0 million of additional financing to continue our operations for the next 12 months from such date. Additional funding will be necessary to fund our research and development efforts to advance product candidates. We intend to seek additional funding through public and private financing, debt financing, collaboration agreements, strategic alliances and licensing agreements. There is no assurance of success in obtaining such additional financing on terms acceptable to us, if at all, and there is no assurance that we will be able to enter into collaborations or other arrangements. If we are unable to obtain funding, it could force us to delay, reduce or eliminate research and development programs and product portfolio expansion or commercialization efforts. These potential delays, reductions and eliminations could adversely affect future business prospects and the ability to continue operations.

Cash Flows

The following tables summarizes our sources and uses of cash for the periods presented (in thousands):

	Three Months Ended		Change	Percent Change
	March 31 2026	March 31 2025
Net cash (used in) operating activities:	$(455)	$(747)	292	39%
Net cash provided by (used in) investing activities:	—	—	—	0%
Net cash provided by financing activities:	591	150	441	294%
Net increase (decrease) in cash and cash equivalents	$136	$(597)	733	123%
	Year Ended December 31,		Change	Percent Change
	2025	2024
Net cash (used in) operating activities:	$(2,071)	$(3,737)	1,666	45%
Net cash provided by investing activities:	—	1,394	(1,394)	-100%
Net cash provided by financing activities:	545	1,153	(608)	-53%
Net (decrease) in cash and cash equivalents	$(1,526)	$(1,190)	(336)	28%

Cash Flows from Operating Activities

For the year ended December 31, 2025, cash used in operating activities decreased by approximately $1.7 million compared to the prior year driven by non-cash adjustments of approximately $11.9 million, vs. $2.1 million for the year ended in 2024. These adjustments primarily include: $10.0 million more fair value adjustment on total convertible instruments (including a convertible grant), offset by an approximately $0.4 million gain on amendment of convertible instrument.

In addition, there is an approximately (i) $200 thousand increase in stock-based compensation, (ii) $140 thousand in convertible grant liability, (iii) $80 thousand in warrant extinguishment, and (iv) $1.9 million working capital benefit, mainly due to a $1.8 million accounts payable to third parties and related party.

The benefits of the non-cash adjustment and working capital are offset by an increase of $10.0 million net loss.

For the three months ended March 31, 2026, net cash used in operating activities was approximately $0.5 million, a decrease of approximately $0.3 million (39%) from approximately $0.8 million used in the three months ended March 31, 2025. The decrease was primarily driven by (i) benefit of a lower net loss of approximately $5.4 million, (ii) benefit by an approximately $0.1 million of additional stock based compensation, offset by (iii) $4.8 million less fair value adjustment from convertible instruments and its associated warrants, and (iv) approximately $0.4 million decrease in working capital, in account payables and accrued expenses.

Cash Flows from Investing Activities

For the year ended December 31, 2025, cash provided by investing activities was $0 compared to approximately $1.4 million in 2024. The change was primarily due to a decrease in proceeds from maturities of held-to-maturity securities of approximately $3.0 million, partially offset by a decrease in purchases of held-to-maturity securities of approximately $1.6 million and a decrease in purchases of property and equipment of approximately $5 thousand.

For the three months ended March 31, 2026, cash flow from investment activities was minimal. For the three months ended March 31, 2025, there were no cash flows from investment activities.

Cash Flows from Financing Activities

For the year ended December 31, 2025, cash provided by financing activities decreased by approximately $0.6 million compared to the prior year. The decrease was primarily driven by lower proceeds from the issuance of convertible notes of approximately $0.4 million, and approximately $0.2 million deferred offering cost.

For the three months ended March 31, 2026, net cash provided by financing activities was approximately $0.4 million higher than the same period in 2025, driven by proceeds from the issuance of additional convertible notes during the three months ended March 31, 2026 which were $0.3 million higher than the proceeds from the issuance of additional convertible notes during the three months ended March 31, 2025.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the clinical trials and preclinical activities of our product candidates. In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. The timing and amount of our operating expenditures will depend largely on our ability to:

•        advance development of our clinical programs;

•        acquire or develop additional product candidates;

•        manufacture, or have manufactured on our behalf, our preclinical and clinical drug material and develop processes for late clinical stage and commercial manufacturing;

•        seek regulatory approvals for any product candidates that successfully complete clinical trials;

•        establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize on our own;

•        hire additional clinical, quality control and scientific personnel;

•        expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a public company; and

•        obtain, maintain, expand and protect our intellectual property portfolio.

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

•        the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical and clinical trials;

•        the costs, timing and outcome of regulatory review of our product candidates;

•        the costs, timing and ability to manufacture our product candidates to supply our preclinical development efforts and our clinical trials;

•        the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

•        the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

•        the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

•        the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

•        the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing our intellectual property rights and defending intellectual property-related claims;

•        our ability to establish and maintain collaborations on favorable terms, if at all; and

•        the extent to which we acquire or in-license other product candidates and technologies.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of public or private equity offerings, debt financings, governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. In addition, debt financing would result in fixed payment obligations.

If we raise additional funds through governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with CROs, CMOs, and other third parties for clinical trials, preclinical research studies, and testing and manufacturing services. These contracts are cancelable by us upon prior written notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. The amount and timing of such payments are not known.

CMOs and CROs

We enter into contracts in the normal course of business with CMOs, CROs and other third parties for the manufacture of our product candidates and to support clinical trials and preclinical research studies and testing. These contracts are generally cancelable by us. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. The amount and timing of such payments are to be determined.

Related Party Lease

Our manufacturing facility, lab and office are leased from ImaRX Investments, LLC, or the Lessor, which is 100% owned by Dr. Evan Unger, our Co-Founder, Executive Chairman and a major stockholder of ours, along with certain of his family members, who are also stockholders of the Company. The manufacturing facility, lab and office lease was entered into August 27, 2017, for a term of five years. We paid monthly rent of $1 to the Lessor and 1,285 common units to Dr. Unger under the original Lease Agreement.

The lease agreement was verbally amended in August 2022, which was memorialized in a new lease agreement on April 12, 2024. The base rent was increased to $5,425 per month for the lab and office and $6,129 for the manufacturing facility, with both rates subject to escalating rent payments of 4% per year. The amended lease expires on August 26, 2032, with an early termination period starting on April 30, 2026. The tenant has two renewal options for five years each. The lease payments are as follows: The base rent is approximately $5 thousand for the office space and approximately $6 thousand for the manufacturing facility space at the commencement of the lease. The rent for the manufacturing facility includes all prior improvements made by the Lessor and, on August 27, 2026, the base rent for the manufacturing facility will be reduced to the same price per rentable square foot per month as the laboratory office space at that time. In addition to base rent, we are also responsible for our portion of utility, taxes, operating expenses, and other costs. The lease payment is subject to a 4% increase each year.

The ROU assets and operating lease liabilities are valued using the discount cash flow method, using 6% as discount rate.

The minimum lease payments as of March 31, 2026, if we do not exercise the early termination clause, are as follows (in thousands):

Fiscal Year	Operating Leases
Rest of 2026	$77
2027	101
2028	105
2029	107
2030	113
Thereafter	200
Undiscounted cash flows	703
Less: imputed interest	(121)
Lease liability	$582
Lease Liability – current	71
Lease Liability – noncurrent	$511

Debt and warrant liability obligations as of March 31, 2026 and December 31, 2025 consisted of the following (in thousands):

	Period Ended
	March 31, 2026	December 31, 2025
Convertible notes payable, at fair value	$21,507	$17,923
Convertible notes payable – related party, at fair value	5,640	4,066
Warrant liability, at fair value	62	16
Warrant liability, at fair value – related party	171	21
Convertible grant liability, at fair value	320	270
EIDL loan	151	152
Total debt obligations	$27,851	$22,448

EIDL Loan

Entities negatively impacted by the coronavirus, or COVID-19, pandemic were eligible to apply for loans sponsored by the SBA Economic Injury Disaster Loan, or EIDL Loan, program. On May 26, 2020, we received cash proceeds of $150,000 under this program. The proceeds can be used to fund payroll, healthcare benefits, rent and other qualifying expenses, and the loan is not subject to a loan forgiveness provision. The standard EIDL Loan repayment terms include interest accruing at 3.75% per annum effective May 26, 2020; the payment schedule contains a one-year deferral period on initial principal and interest payments; the loan term is thirty years; and there is no prepayment penalty or fees. The Company pledged all assets of the Company as collateral for the loan. On January 6, 2021, the SBA announced a one-year extension of the deferral period for loans that commenced in 2020 delaying payments of principal and interest to July 2022. Principal payments were further delayed until the third quarter of 2026. As of March 31, 2026 and December 31, 2025, the outstanding amounts totaled approximately $151 thousand and $152 thousand, respectively. As of March 31, 2026 and December 31, 2025, accrued interest on this note was $1 thousand and $2 thousand, respectively.

2021 and 2023 Convertible Notes

In 2021, we began raising funding through the sale and issuance of Senior Convertible Unsecured Promissory Notes, or the 2021 Notes. During the years ended December 31, 2022 and 2021, we issued $455,000 and $1,460,916 in aggregate principal amount of 2021 Notes, including to related parties (see Convertible Notes Payable — Related Party below). The terms of the 2021 Notes were amended in December 2021 to provide that the 2021 Notes bore interest at a rate of 6% per annum and originally were set to mature on January 31, 2025, the Initial Maturity Date.

Between January 31, 2023 and September 30, 2023, we issued $4,967,666 in aggregate principal amount of 6.00% Senior Convertible Unsecured Promissory Notes, or the 2023 Notes. The 2023 Notes bore interest at a rate of 6% per annum and originally were set to mature on January 31, 2025. The 2021 Notes and the 2023 Notes are collectively referred to as the “Notes.”

At the time the 2023 Notes were issued, the terms of the 2021 Notes were amended to have substantially the same terms as the 2023 Notes, and an inter-creditor agreement was entered into between the 2021 Note holders and the 2023 Note holders, in which both tranches of Notes are treated on a pari passu basis, and at conversion, the Notes will convert into our equity.

The Notes automatically convert upon a Qualified Financing (defined as an offering of shares of preferred stock or common stock in a public offering, to existing or outside investors, in which the cumulative gross proceeds received by us in that offering are at least $5,000,000) into a number of financing securities issued at the closing of the Qualified Financing equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities): (a) the quotient obtained by dividing the product of: (i) 1.25 times the Note obligations; by (ii) the per-share price of the financing securities at which the Note obligations will be converted in the Qualified Financing; and (b) the per-share price equal to the $25.0 million divided by the number of outstanding shares of common stock immediately before the Qualified Financing determined on a fully diluted basis.

In an event of a Sale Event (defined as (i) a merger or consolidation or any other transaction or series of related transactions of our company or our subsidiary (including our company), but apart from a future equity financing of ours, in which the holders of our shares immediately after the transaction do not own, directly or indirectly, more than 50% of the outstanding equity interests of the surviving entity, (ii) a transaction in which more than 50% of our voting power is transferred or (iii) a sale, transfer, exclusive license or other disposition of all or substantially all of our assets or intellectual property and of our subsidiaries taken as a whole), the Notes will become immediately due and payable in the amount equal to the greater of: (a) the sum of 2.0 times the then outstanding principal amount of the Notes, plus the amount of accrued but unpaid interest or (b) the amount that the noteholder would have received if the Notes had been converted immediately before the Sale Event into shares of the most senior series of preferred stock at a per share conversion price equal to the lowest of (i) the quotient obtained by $25.0 million divided by the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan; (ii) the Original Issue Price (as defined in our Certificate of Incorporation) of the shares of Series A-2 Preferred Stock; and (iii) the quotient obtained by dividing: (A) our fair market value immediately before the Sale Event; by (B) the product of 1.25 times the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan.

If on the Initial Maturity Date, the Notes have not converted due to a Qualified Financing or Sale Event and remain unpaid, then the requisite note holders have the right to elect to convert the Notes into a number of shares of our most senior series of preferred stock, if any, equal to the quotient obtained by dividing: (a) the outstanding note obligations of each Note; by (b) $25.0 million divided by the number of outstanding shares of common stock immediately before the maturity date determined on a fully diluted basis. In the event that holders of the Notes have not either elected to convert the outstanding Notes or no series of preferred stock has been designated as of such date, then we and the holders of the Notes will negotiate an extension of the Initial Maturity Date and, if on or before the date that is

60 days after the Initial Maturity Date, the holders of the Notes have not elected to convert the outstanding Notes or agreed to extend the Initial Maturity Date, the Initial Maturity Date will be deemed amended to be extended for 12 months. After such extension, the Notes outstanding will become due, in which case we will have up to 3 years to repay the Notes using our free cash flow (as defined in the Notes).

In this regard, on the Initial Maturity Date the requisite note holders did not elect to convert the outstanding Notes and we and the holders of the Notes did not agree upon a new maturity date; therefore, the maturity date of the Notes was extended to January 31, 2026, or the Extended Maturity Date. Effective as of January 31, 2026, the Note holders had the right to choose to convert their Notes into shares of our preferred stock or demand the repayment of the Notes and interest using our free cash flow (as defined in the Notes), to the extent that we have free cash flow. We do not currently have, nor have we had, free cash flow. Through July 6, 2026, Note holders with a collective principal amount of $403 thousand have chosen to convert their Notes into an aggregate of 149,688 shares of our Series A-2 Preferred Stock.

On June 20, 2023, the terms of the Notes were amended, pursuant to which, during the repayment period, each investor, on an individual basis, has the option to elect to convert such investor’s Notes and accrued interest, into shares of our most senior preferred stock at a price equal to a $25.0 million valuation divided by the number of shares of common stock then outstanding on a fully diluted basis (assuming all securities convert to common stock).

In December 2024, the terms of the Notes were further amended to provide that (i) the term “Qualified Financing” includes the offering of shares of our common stock in connection with our initial public offering and (ii) the term “Financing Securities” includes any of our shares of common stock sold in a Qualified Financing.

On June 25, 2026, the Company amended the Notes regarding conversion provision under qualified financing, which stipulates the Notes shall automatically convert into a number of financing securities at the closing of the qualified financing, equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities: (a) the quotient obtained by dividing: (i) 1.25 times the note obligations; by (ii) the per-share price of the financing securities at which the note obligations will be converted in the qualified financing; and (b) the per-share price equal to the 25 million divided by the number of outstanding shares of common stock immediately before the qualified financing determined on a fully diluted basis.

On June 25, 2026, the terms of the 2021 Notes were further amended to clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined above), including to exclude the conversion of the 2021 Notes, 2023 Notes, 2024 Notes, 2025 Notes, 2025 Warrants and any subsequently issued derivative securities.

On June 25, 2026, the terms of the 2023 Notes were also further amended to clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined above), including to exclude the conversion of the 2021 Note, 2023 Notes, 2024 Notes, 2025 Notes, 2025 Warrants and any subsequently issued derivative securities.

The investors have a “most-favored nation” right with respect to any issuance of securities issued before the conversion or repayment of the Notes, in which case, the investors may elect for the Notes to remain the same, or to convert into the securities being issued, subject to a Qualified Financing or Sale Event. To date, this right has not been triggered.

The 2021 Notes had a principal balance of $1.6 million as of March 31, 2026, and $1.9 million as of December 31, 2025 and 2024.

The 2021 Notes had an accrued interest balance of 0.4 million, $0.5 million and $0.4 million as of March 31, 2026, December 31, 2025 and December 31, 2024, respectively.

The 2023 Notes had a principal balance of $4.8 million as of March 31, 2026, and $5.0 million as of December 31, 2025 and 2024.

The 2023 Notes had an accrued interest balance of $0.9 million, $0.8 million and $0.5 million as of March 31, 2026, December 31, 2025 and 2024, respectively.

The principal amount outstanding under all outstanding 2021 and 2023 Notes, and all accrued and unpaid interest thereon, will automatically convert into shares of our common stock upon the consummation of this offering.

2021 Convertible Notes Payable — Related Party

Rong Wang, our Chief Executive Officer, participated in the 2021 Note financing and purchased 2021 Notes in the principal amount of $25,000. As of December 31, 2025 and 2024, Ms. Wang had a principal balance of $25,000 in the Convertible Notes Payable — Related Party related to the 2021 Notes.

Dr. Evan Unger, our Co-Founder and Executive Chairman, participated in the 2021 Note financing and purchased 2021 Notes in the principal amount of $1,210,000. As of December 31, 2025 and 2024, Dr. Unger had a principal balance of $1,210,000 in the Convertible Notes Payable — Related Party related to the 2021 Notes.

The convertible notes payable — related party are measured and recorded at fair value and the difference between the principal amount disclosed and the balance on the accompanying consolidated balance sheets is the change in fair value.

In addition to Dr. Unger and Ms. Wang, multiple other related parties participated in purchasing 2021 Notes. None of these other related parties, besides board members, has control or significant influence of the Company:

•        A sister of Dr. Unger invested $50 thousand in the 2021 Notes. As of each of December 31, 2025 and December 31, 2024, the principal balance of such 2021 Notes was $50 thousand.

•        A son of Dr. Unger previously invested $5,000 in 2021 Notes. As of each of December 31, 2025 and December 31, 2024, the principal balance of such 2021 Notes was $5 thousand.

2024 Convertible Notes

In September 2024, we commenced another round of fundraising through the sale and issuance of Senior Convertible Unsecured Promissory Notes, or the 2024 Notes.

The terms of the 2024 Notes have been adjusted multiple times since the commencement. They were finalized in May 2025, and on June 25, 2026, a clerical error in the definition of “fully diluted basis” for purposes of calculating the number of shares that the 2024 Notes are convertible into was corrected in March 2026 to include the conversion of the 2021 Notes and 2023 Notes and exclude the conversion of the 2024 Notes, 2025 Notes, 2025 Warrants and any subsequently issued derivative securities. The finalized terms govern all outstanding 2024 Notes. The finalized terms of the 2024 Notes are as follows: the 2024 Notes bear interest at a rate of 8% per annum and mature on August 31, 2026, the 2024 Notes Initial Maturity Date. We closed the 2024 Note offering on March 20, 2026, and we issued 2024 Notes in the aggregate principal amount of $2,531,500 in the offering.

The 2024 Notes automatically convert upon a 2024 Note Qualified Financing (defined as (i) an offering of shares of preferred stock to existing or outside investors in which the cumulative gross proceeds received by us in that offering are at least $5,000,000 or (ii) the offering of shares of common stock in connection with our initial public offering) into a number of financing securities issued at the closing of the 2024 Note Qualified Financing equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities): (a) the quotient obtained by dividing the product of: (i) 1.25 times the 2024 Note obligations; by (ii) the per-share price of the financing securities at which the 2024 Note obligations will be converted in the 2024 Note Qualified Financing; and (b) the per-share price equal to the $33.0 million divided by the number of outstanding shares of common stock immediately before the 2024 Note Qualified Financing determined on a fully diluted basis.

In an event of a 2024 Note Sale Event (defined as (i) our merger or consolidation or any other transaction or series of related transactions of ours or our subsidiary (including us), but apart from a future equity financing of our company, in which the holders of our shares immediately after the transaction do not own, directly or indirectly, more than 50% of the outstanding equity interests of the surviving entity, (ii) a transaction in which more than 50% of our voting power is transferred or (iii) a sale, transfer, exclusive license or other disposition of all or substantially all assets or intellectual property of ours and our subsidiaries taken as a whole), the 2024 Notes will become immediately due and payable in the amount equal to the greater of: (a) the sum of 2.0 times the then outstanding principal amount of the 2024 Notes, plus the amount of accrued but unpaid interest or (b) the amount that the noteholder would have received if the 2024 Notes had been converted immediately before the Sale Event into a number of shares of the most senior series of preferred stock at a per share conversion price equal to the lowest of (i) the quotient obtained by $33.0 million divided by the number of outstanding shares of common stock immediately before the 2024 Note Sale Event on a fully diluted basis, excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan; (ii) the Original Issue Price (as defined in our Certificate of

Incorporation) of the shares of Series A-2 Preferred Stock; and (iii) the quotient obtained by dividing: (A) our fair market value immediately before the Sale Event; by (B) the product of 1.25 times the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis, excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan.

If on the 2024 Notes Initial Maturity Date, the 2024 Notes have not converted due to a Qualified Financing or Sale Event and remain unpaid, then the requisite note holders will have the right to elect to convert the 2024 Notes into a number of shares of our most senior series of preferred stock, if any, equal to the quotient obtained by dividing: (a) the outstanding note obligations of each 2024 Note; by (b) $33.0 million divided by the number of outstanding shares of common stock immediately before the maturity date determined on a fully diluted basis. In the event that either the holders of the 2024 Notes have not elected to convert the outstanding 2024 Notes or no series of preferred stock has been designated as of such date, then we and the holders of the 2024 Notes will negotiate an extension of the 2024 Notes Initial Maturity Date and, if on or before the date that is 60 days after the 2024 Notes Initial Maturity Date, the holders of the 2024 Notes have not elected to convert the outstanding 2024 Notes or agreed to extend the 2024 Notes Initial Maturity Date, the 2024 Notes Initial Maturity Date will be deemed amended to be extended for 12 months, or the 2024 Notes Extended Maturity Date. If on the 2024 Notes Extended Maturity Date, the 2024 Notes have not converted and remain unpaid, we will have up to 3 years after the 2024 Notes Extended Maturity Date to repay the 2024 Notes using our free cash flow (as defined in the 2024 Notes), if any.

The investors have a “most-favored nation” right with respect to any issuance of securities issued before the closing of a Sale Event, conversion or repayment of the 2024 Notes, in which case, the investors may elect for the 2024 Notes to remain the same, or to convert their notes and warrants into the securities being issued, subject to 2024 Note Qualified Financing or 2024 Note Sale Event. To date, this right has not been triggered.

In December 2024, the terms of the 2024 Notes were amended to provide that (i) the term “Qualified Financing” includes the offering of shares of our common stock in connection with our initial public offering and (ii) the term “Financing Securities” includes any shares of our common stock sold in a Qualified Financing.

On June 25, 2026, the terms of the 2024 Notes were amended to (i) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined above), including to include the conversion of the 2021 Notes and 2023 Notes and exclude the conversion of the 2025 Notes, 2025 Warrants and any subsequently issued derivative securities, and (ii) to extend the offering end date to May 31, 2026.

The 2024 Notes had a principal balance of $2.2 million, $2.1 million and $1.3 million as of March 31, 2026, December 31, 2025 and 2024, respectively.

The 2024 Notes had accrued interest balance of $203 thousand, $161 thousand and $13 thousand as of March 31, 2026, December 31, 2025 and December 31, 2024, respectively.

The principal amount outstanding under all outstanding 2024 Notes, and all accrued and unpaid interest thereon, will automatically convert into shares of our common stock upon the consummation of this offering.

2024 Convertible Notes Payable — Related Party

Rong Wang, our Chief Executive Officer, participated in the 2024 Convertible Note financing and purchased 2024 Notes in the principal amount of $50,000. As of December 31, 2025 and 2024, Ms. Wang had a principal balance of $50,000 and $0, respectively, in the Convertible Notes Payable — Related Party related to the 2024 Notes.

Dr. Evan Unger, our Co-Founder and Executive Chairman, participated in the 2024 Convertible Note financing and purchased 2024 Notes in the principal amount of $50,000. This was a non-cash transaction pursuant to which rent due to Dr. Unger (as Lessor of the building) was exchanged for a 2024 Note in the principal amount of $50,000. $50,000 was recorded as a reduction to accrued rent expenses (accounts payable due to related party) and $50,000 was added to 2024 Convertible Notes Payable — related party. The Company effected this transaction on June 30, 2025 to reduce the accounts payable due to related party as of June 30, 2025. As of December 31, 2025 and 2024, Dr. Unger had a principal balance of $50,000 and $0, respectively, in the Convertible Notes Payable — Related Party related to the 2024 Notes.

In addition to Dr. Unger and Ms. Wang, multiple other related parties participated in purchasing various convertible notes from the Company. Following are the summaries. None of these other related parties, besides board members, has control or significant influence of the Company:

•        A cousin of Dr. Unger invested $25,000 in the 2024 Notes in the first quarter of 2025. As of each of December 31, 2025 and December 31, 2024, the principal balance of such 2024 Notes was $25 thousand.

•        A brother of a board member invested $200 thousand in 2024 Notes. As of December 31, 2025 and December 31, 2024, the principal balance of such 2024 Notes was $200 thousand and $0, respectively.

•        A board member invested $20 thousand in 2024 Notes in first quarter of 2026.

2025 Senior Bridge Notes

In December 2025, we commenced a private placement of up to $1.5 million in principal amount of 2025 Notes and warrants to purchase shares of our common stock. The 2025 Notes bear interest at a rate of 12% per annum and mature on May 31, 2027, or the 2025 Notes Initial Maturity Date. The 2025 Notes have higher priority compared to the 2021 Notes, 2023 Notes and 2024 Notes on the claim of the Company’s assets.

The 2025 Notes automatically convert upon a 2025 Notes Qualified Financing (defined as (i) an offering of shares of preferred stock or common stock to existing or outside investors in which the cumulative gross proceeds received by us in that offering are at least $5,000,000 or (ii) the offering of shares of common stock in connection with our initial public offering) into a number of financing securities issued at the closing of the 2025 Notes Qualified Financing equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities): (a) the quotient obtained by dividing: (i) the 2025 Notes obligations; by (ii) the per-share price of the financing securities at which the 2025 Notes obligations will be converted in the 2025 Notes Qualified Financing; and (b) the per-share price equal to the $45 million divided by the number of outstanding shares of common stock immediately before the 2025 Notes Qualified Financing determined on a fully diluted basis.

In an event of a 2025 Notes Sale Event (defined as (i) our merger or consolidation or any other transaction or series of related transactions of ours or our subsidiary (including us), but apart from a future equity financing of our company, in which the holders of our shares immediately after the transaction do not own, directly or indirectly, more than 50% of the outstanding equity interests of the surviving entity, (ii) a transaction in which more than 50% of our voting power is transferred or (iii) a sale, transfer, exclusive license or other disposition of all or substantially all assets or intellectual property of ours and our subsidiaries taken as a whole), the 2025 Notes will become immediately due and payable in the amount equal to the greater of: (a) the sum of 2.0 times the then outstanding principal amount of the 2025 Notes, plus the amount of accrued but unpaid interest or (b) the amount that the noteholder would have received if the 2025 Notes had been converted immediately before the Sale Event into a number of shares of the most senior series of preferred stock at a per share conversion price equal to the lowest of (i) the quotient obtained by $45 million divided by the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis, excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan; (ii) the Original Issue Price (as defined in our Certificate of Incorporation) of the shares of Series A-2 Preferred Stock; and (iii) the quotient obtained by dividing: (A) our fair market value immediately before the 2025 Notes Sale Event; by (B) the number of outstanding shares of common stock immediately before the 2025 Notes Sale Event on a fully diluted basis, excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan.

The investors have a “most-favored nation” right with respect to any issuance of securities issued before the closing of a Sale Event, conversion or repayment of the 2025 Notes, in which case, the investors may elect for the 2025 Notes to remain the same, or to convert their notes and warrants into the securities being issued, subject to 2025 Note Qualified Financing or 2025 Notes Sale Event. To date, this right has not been triggered.

In addition, in connection with the 2025 Notes offering, the investors in the 2025 Notes received warrants to purchase that number of shares of our common stock equal to 50% of the number of shares of common stock issued to such investor upon conversion of the outstanding principal amount of their 2025 Notes upon completion of this offering. The exercise price of the warrants shall be equal to 100% of the conversion price of the 2025 Notes and the warrants shall expire on March 31, 2031. From January 1, 2026 through July 6, 2026, we have raised aggregate gross proceeds of approximately $1.2 million from the sale of 2025 Notes and warrants.

On June 25, 2026, the terms of the 2025 Notes were amended to (i) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined above), including to include the conversion of the 2021 Notes, 2023 Notes and 2024 Notes and exclude the conversion of the 2025 Notes, 2025 Warrants and any subsequently issued derivative securities, and (ii) to extend the offering end date to April 30, 2027.

The outstanding 2025 Notes had a principal balance of $695 thousand, $175 thousand and $0 as of March 31, 2026, December 31, 2025 and December 31, 2024, respectively, and an accrued interest balance of $10 thousand, $1 thousand and $0 as of March 31, 2026, December 31, 2025 and December 31, 2024, respectively.

The principal amount outstanding under all outstanding 2025 Notes, and all accrued and unpaid interest thereon, will automatically convert into shares of our common stock upon the consummation of this offering.

2025 Senior Bridge Notes Payable — Related Party

Rong Wang, our Chief Executive Officer, participated in the 2025 Notes financing and purchased 2025 Notes in the principal amount of $50,000, together with warrants. As of December 31, 2025 and 2024, Ms. Wang had a principal balance of $50,000 and $0, respectively, in the Convertible Notes Payable — Related Party related to the 2025 Notes.

Dr. Evan Unger, our Co-Founder and Executive Chairman, participated in the 2025 Notes financing and purchased 2025 Notes in the principal amount of $240,000, together with warrants. As of March 31, 2026, December 31, 2025 and 2024, Dr. Unger had a principal balance of $200,000, $50,000 and $0, respectively, in the Convertible Notes Payable — Related Party related to the 2025 Notes. Dr. Unger invested an additional $40 thousand in 2025 Notes in the second quarter of 2026.

In addition to Dr. Unger and Ms. Wang, multiple other related parties participated in purchasing various convertible notes from the Company. Following are the summaries. None of these other related parties, besides board members, has control or significant influence of the Company:

•        A brother of a board member invested $100 thousand in 2025 Notes during the first quarter of 2026.

•        Four board members invested in 2025 Notes in the first and second quarter of 2026, with a total principal amount of $65 thousand.

•        A sister of Dr. Unger invested $50 thousand in the 2025 Notes during the first quarter of 2026.

•        A brother of Dr. Unger invested $50 thousand in the 2025 Notes during the first quarter of 2026.

Convertible Grant Liability

On December 30, 2022, we entered into a grant agreement with Sustainable Grant Making Partners Fund, or the Fund, a nonprofit corporation organized under the laws of the State of Delaware. Pursuant to the agreement, we received $150,000 on January 12, 2023, to be used in research and development of our products, which we refer to as the Convertible Grant Liability. The grant is convertible into common stock/units in the event of change of control, equity financing of $5.0 million or more, or a liquidity event. A liquidity event is defined in the grant agreement as an initial public offering; accordingly, this offering provides the Fund with the right to exercise its option to convert the grant into shares of our common stock, which we estimate to be 45,620 shares of our common stock based upon a valuation cap or $25.0 million Under these events, the Fund may exercise the conversion option. The grant is not otherwise repayable, and in no event is it repayable in cash or subject to a maturity date. The grant agreement provides that we must provide the Fund with thirty (30) days’ notice before the Liquidity Event and the Fund may by written notice delivered within ten (10) business days after its receipt of such notice require us to repay the grant in shares of our common stock.

Conversion options:

•        In the case of an equity financing in the aggregate of $5 million or more, we will issue a number of shares of capital stock issued in such financing to the Fund, equal to the number of such shares that would have been purchased if the Fund had paid cash in the maximum amount of the Grant payable to us under this Agreement for such capital stock issued at a price per share/unit equal to the lesser of (A) 20% discount to the per share price of the equity financing or (B) valuation of cap of $25 million divided by the capitalization on a fully diluted base.

•        In the case of a change of control or liquidity event, we will issue a number of shares of common stock to the Fund equal to the number of shares that would have been purchased if the Fund had paid cash in the maximum amount of the Grant payable under this Agreement for such shares at a price per share equal to valuation of cap of $25 million divided by the capitalization on a fully diluted basis

Below is a summary of certain terms of our 2021 Notes, 2023 Notes, 2024 Notes, and 2025 Notes.

Type of Instruments	2021 and 2023 Notes	2024 Notes	2025 Notes
Total Principal Raised as of 3/31/2026 ($M)	7.03	2.16	0.70
Offering End Date	September 15, 2023	May 31, 2026	Currently Open
Priority	Pari pasu with 2024 Notes	Pari pasu with 2021 Notes and 2023 Notes	Senior to 2021 Notes, 2023 Notes and 2024 Notes
Maturity date (if no Qualified Financing)	Originally January 31, 2025, and was extended to January 31, 2026, after which three year payback using free cash flow	August 31, 2026 (initial maturity)	May 31, 2027
Repayment after extended maturity	3 Years, contingent upon free cash flow	3 Years, contingent upon free cash flow	Immediate
Elective conversion after extended maturity but before Qualified Financing (including IPO)	Yes, at $25 million pre-money valuation	No	No
Convertible at Qualified Financing (including IPO)	Convert at $25 million pre-money or 20% discount from Qualified Financing, whichever is more beneficial for investor, at a price of $3.288 per share

Convert at $33 million pre-money or 20% discount from Qualified Financing, whichever is more beneficial for investor (after taking into consideration the 2021 and 2023 Note conversions), at a price of $3.237 per share

Convert at $45 million pre-money or Qualified Financing, whichever is more beneficial for investor (after taking into consideration the 2021, 2023 and 2024 Note conversions), at a price of $4.071 per share

Repayment in the event of Sale Event	2x return or conversion, whichever is more beneficial for investor	2x return or conversion, whichever is more beneficial for investor	2x return or conversion, whichever is more beneficial for investor
Warrants	None	None	50% of the shares based on principal investment, at 100% conversion price

Critical Accounting Policies and Significant Judgement and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates on historical experience, known trends and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this Report, we believe the following accounting policies and estimates to be most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Variable Interest Entity

We evaluated our interest in MVT that is under common control with us (see Note 2 to the notes to the audited financial statements for the years ended December 31, 2025 and 2024 and Note 2 to the unaudited financial statements for the three months ended March 31, 2026 and 2025 financial statements included elsewhere in this prospectus), in accordance with ASC 810. We have determined that MVT is a variable interest entity, or VIE, due to it being majority owned and controlled by our Co-Founder and Executive Chairman. Moreover, the activities of MVT are substantially conducted on behalf of our Co-Founder and Executive Chairman. We have concluded that we are not the primary beneficiary of MVT since we do not have the power to direct the activities that most significantly impact MVT. Therefore, MVT is not consolidated with our financial statements.

Fair Value Measurements

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by us in determining fair value is greatest for instruments categorized in Level 3. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Our convertible instruments were classified as Level 3 financial instruments for the three months ended March 31, 2026 and 2025 and the years ended December 31, 2025 and 2024.

The carrying amounts of prepaid and other current assets, short-term investments, accounts payable, and accrued expenses are generally considered to be representative of their fair value based on the short-term nature of these financial instruments.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity, or ASC 480, and ASC 815, Derivatives and Hedging, or ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. Finally, the Company determines if the warrants meet the definition of a derivative based on their contractual terms. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are recorded at their initial fair value on the date of issuance, and at each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. The Company also evaluates if changes in contractual terms or other considerations would result in the reclassification of outstanding warrants from liabilities to stockholders’ equity (or vice versa).

Research and Development Costs

Our research and development expenses consist of consulting, administration of clinical trials, manufacturing related costs, third-party license fees and external costs of vendors engaged to conduct preclinical development activities incurred in connection with the research activities and development programs. These expenses are expensed as incurred to advance our drug candidates and non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed. Research and development costs are expensed as incurred, except when accounting for advance payments for goods or services not yet received.

We have entered into various research and development agreements with research institutions and other companies that are associated with government grants or contracts.

Stock-Based Compensation

We measure the estimated fair value of the equity-based award on the date of grant using the Black-Scholes-Merton option pricing model and recognize compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. We account for forfeitures in the period in which they occur, rather than estimate expected forfeitures.

Although we believe our assumptions used to calculate equity-based compensation expenses are reasonable, these assumptions can involve complex judgments about future events, which are open to interpretation and inherent uncertainty. In addition, significant changes to our assumptions could significantly impact the amount of expense recorded in a given period.

We have not issued any equity-based awards with performance or market-based vesting conditions. We account for forfeitures as they occur. We classify stock-based compensation expenses in our statements of operations in the same manner in which the award recipient’s cash compensation costs are classified.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Recently Adopted and Issued Accounting Pronouncements

A description of recently adopted and issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our financial statements appearing elsewhere in this prospectus.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404. Assuming we become a public company, we will be required to comply with the internal control over financial reporting requirements of SOX for the twelve-month period ending December 31, 2026. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

In accordance with the provision of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2025, nor any period subsequent in accordance with the provisions of SOX. However, while preparing the financial statements, we identified material weaknesses in our internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified pertain to controls that address segregation of duties across financially relevant functions and applications used in financial reporting. We have concluded that these material weaknesses existed because, as a small company, we did not have the necessary business processes, systems, personnel, and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.

We are in the process of implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses. Our plan to remediate the material weakness in our internal control over financial reporting includes utilizing a portion of the working capital from our initial public offering to increase staffing in our finance department sufficient to facilitate proper segregation of accounting functions and to enable appropriate review of our internally prepared financial statements.

Prior to the closing of this offering, we have not completed an assessment, nor has our independent registered public accounting firm tested our systems, of internal controls over financial reporting.

JOBS Act

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of our first fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding equity securities held by non-affiliates; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years; or (iv) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering.

Quantitative and Qualitative Disclosures About Market Risk

As a smaller reporting company, we are not required to provide disclosure regarding quantitative and qualitative market risk.

BUSINESS

Overview

We are a clinical-stage biopharmaceutical company developing innovative oxygen therapeutic solutions for the treatment of diseases where hypoxia, or lack of oxygen, plays a critical role. Our product candidate is NanO2, the API of which is dodecafluoropentane. NanO2, is administered intravenously as an emulsified liquid, containing nano-sized droplets that after entering the body, due to the human body temperature, convert to a gas, which enables them to deliver more oxygen than when in the liquid state. Due to the fact that the size of the NanO2 particle is approximately 30 times smaller in diameter than a red blood cell, the NanO2 particle can partition into tissue, deliver oxygen and further facilitate oxygen transfer from red blood cell to tissue.

The focus of our clinical research and development to date has been on the administration of NanO2 to treat acute ischemic stroke, GBM, ARDS and sickle cell anemia. In each of these diseases or conditions, lack of oxygen plays a critical role in either weakening the effectiveness of standard treatment, or directly causing mortality or morbidity. Stroke patients experience reduced blood flow to the brain, which results in hypoxia and causes localized brain death. NanO2 is designed to maintain the oxygenation of the brain tissue until blood flow is restored. ARDS is a respiratory condition in which patients’ lungs are compromised, and they cannot imbibe enough oxygen through normal inhalation. Radiation therapy, a common treatment of solid tumor cancers such as GBM, relies on oxygen to generate oxygen free radicals to kill tumor cells. However, most tumors are hypoxic or low oxygen which makes radiation therapy less effective. NanO2 is being developed as a radiation therapy sensitizer providing an oxygen supplement to facilitate oxygen free radical generation.

NanO2 has been administered in patients with acute ischemic stroke and GBM in two separate completed Phase I/IIa human clinical trials. The FDA has allowed Phase IIb human clinical trials in both stroke and GBM. NanO2 received orphan drug designation status for the treatment of GBM in 2015 and sickle cell anemia in 2016.

At this time, no pharmaceutical treatments have been approved for the treatment of hypoxia of tissues affected by acute ischemic stroke, GBM or ARDS. Multiple neuroprotective agents for the treatment of stroke have failed clinical trials. Similarly, oxygen therapy to treat tissue hypoxia, such as in cancerous tumors or ARDS, is also lacking or very limited in efficacy. The low oxygenation of tissues affected by acute ischemic stroke, GBM and ARDS are believed to contribute to the associated morbidities and mortalities of these diseases or conditions. By targeting and treating the low oxygenation of tissues affected by acute ischemic stroke, GBM and ARDS, we believe that our therapy addresses an important and largely unmet medical need using a non-surgical, non-invasive treatment that has the potential to significantly improve a patient’s quality of life.

We have completed an open-label Phase Ib/IIa human clinical trial of NanO2 for the treatment of GBM in 11 patients in Australia, and a randomized, placebo-controlled Phase Ib/IIa clinical trial of NanO2 in the United States for the treatment of acute ischemic stroke in 24 patients. In our Phase Ib/IIa trial in GBM, 11 brain cancer patients treated with radiation therapy. Median overall survival for the GBM patients (see Life-Table Overall Survival Estimates figure below) was 591 days (star), compared to the historical control overall survival of 444 days (red line), reflecting an approximate five-month overall survival increase. As shown in the Life-Table Progression Free Survival Estimates figure below, the trial also demonstrated an approximately 40% improvement (star) in the progression free survival. In our Phase Ib/IIa trial and for the treatment of acute ischemic stroke, 24 patients were treated in a placebo-controlled dose escalation manner. 30 and 90 days mRS (modified Rankin Scale) showed clinical improvement with a p-value of 0.01 and 0.03, respectively.

We have completed the enrollment and treatment of patients in a Phase IIb clinical trial administering NanO2 in the United States to treat GBM and are now in the follow up period. To date, we have treated 93 patients. This trial has been partially funded by the National Cancer Institute. The University of Glasgow obtained all regulatory approvals, initiated the testing site and completed all preparations for an investigator sponsored Phase IIb trial administering NanO2 that we supply to stroke patients in the United Kingdom. To date, the University of Glasgow has treated seventeen (17) patients in this trial. We also commenced dosing patients in a Phase Ib trial administering NanO2 to respiratory distress patients in Canada in the second quarter of 2025. To date, the first and second cohorts of this Phase Ib trial have been completed, and a total of twelve (12) patients have been treated. This Phase Ib trial is expected to be followed by a Phase II trial for ARDS patients, which has already been allowed by Health Canada. Our intention is to use the net proceeds of this offering to complete all three trials, to planned Phase II ARDS trial, as well as to commence preparation for a pivotal Phase III trial for the administration of NanO2 to treat patients with GBM.

We have safety data from the two separate completed Phase Ib/IIa human clinical trials of NanO2 as well as initial safety data from our current Phase IIb GBM clinical trial, the investigator sponsored Phase IIb stroke clinical trial, and our Phase Ib respiratory distress trial. See “Business — Clinical Trial Data” for a detailed discussion of the clinical trial safety data. The API in NanO2 is dodecafluoropentane which was originally developed as a contrast agent and has been administered to approximately 2,000 patients for use as a contrast agent. The contrast agent was approved in the EU. While we are not seeking approval of dodecafluoropentane as an API in a contrast agent in the EU or the United States, we believe that the prior approval of dodecafluoropentane as an API in a contrast agent in the EU is relevant because it supports our belief that NanO2, with dodecafluoropentane as an API is likely to be well tolerated in a broad population.

We have been funded by $21.4 million in private financing and $10.8 million of non-dilutive funding from granting agencies. In addition, we have been granted an additional $1.7 million of non-dilutive funding that has not yet been received. Further, $0.4 million of non-dilutive funding was granted but forfeited because the timeline of this contract expired before research was completed. An additional $2.0 million in grant funding has been awarded to our third-party collaborators to conduct trials for which we will supply NanO2. Granting agencies include the NIH, the DoD, and BARDA in the United States, as well as the NIHR in the United Kingdom. Included in the $2.0 million in grant funding that has been awarded to our third-party collaborators is a grant by the NIHR of $1.4 million to investigating physicians to conduct a Phase IIb trial of NanO2 in approximately 150 stroke patients in the United Kingdom.

Our Clinical Pipeline

Our product candidate, NanO2, is being developed to treat hypoxia. As can be seen in the chart below, to date, the focus of our clinical research and development has been on the administration of NanO2 to treat acute ischemic stroke, GBM, our first cancer indication, and ARDS. These areas have been targeted based on the fact that low oxygenation of affected tissues contributes to the associated morbidities and mortalities and remain very high unmet medical needs.

In addition to acute ischemic stroke, GBM and ARDS, we have multiple preclinical programs that have achieved proof of concept in animal studies, including: TBI, cardiac arrest, breast cancer immunotherapy and sickle cell anemia.

Disease Targets and Markets

Cancer — GBM

GBM is the first oncology indication that we are focused on treating. GBM is a type of cancer that starts as a growth of cells in the brain or spinal cord. According to the American Brain Tumor Association, on average, more than 12,000 GBM cases are diagnosed each year in the United States. The American Association of Neurological Surgeons estimates that GBM has an incidence of 3.21 per 100,000 population with a poor survival rate of 40% in the first year post-diagnosis and 17% in the second year. The Mayo Clinic has confirmed that there is no known cure for GBM. Current treatment options include surgery to remove the GBM, however it is often difficult to remove all of the cancer cells requiring additional treatments after surgery, radiation therapy and chemotherapy with the drug temozolomide, which is the current standard of care.

According to Emergen Research, the global GBM market size was $2.5 billion in 2022 and is expected to grow at a CAGR of 9.3% to reach 6.0 billion by 2032.

As our treatment is to address tumor hypoxia and effectiveness of standard oncology treatment such as chemotherapy, radiation, and immuno-therapy, we believe eventually our product can be used as adjuvant treatment to standard of care. According to Precedence Research, the United States oncology market size was estimated at $65.1 billion in 2023 and is predicted to grow to $220.2 billion by 2034, at a CAGR of 11.7% from 2024 to 2034.

Acute Ischemic Stroke

Strokes are the fifth-leading cause of death and the leading cause of serious long-term disability in the United States. According to the Stroke Awareness Foundation, there are approximately 795,000 strokes per year in the United States, someone suffers a stroke every 40 seconds and every four minutes someone dies of a stroke. There are more than 140,000 deaths each year from stroke in the United States. Of the strokes in the United States, 87% are ischemic, where there is a blockage of artery and lack of blood flow to the brain. According to the World Stroke Organization, there are over 7.6 million new ischemic strokes each year globally and one in four people over age 25 are expected to experience stroke in their lifetime.

Researchers have been searching for drug therapies that mitigate damage from stroke for decades. More than 50 pharmacological neuroprotectants, from ebselen to molecular hydrogen, have been clinically tested based on encouraging results in preclinical studies, but to date, no clinical trials have shown efficacy of therapeutics in stroke victims.

Neuroprotective agents have been tried in stroke without success. These have been aimed primarily at modifying the cytotoxic and inflammatory cascades during and after an infarct (an area of necrosis/tissue death due to blood vessel blockage), as well as during and after reperfusion. There are presently no FDA, approved neuroprotective agents for ischemic stroke, though several are undergoing clinical trial. The only drug that has achieved substantial adoption other than a TPA, which is a thrombolytic/clot-busting drug with decades of use, is TNK, which is very similar in its mechanism of action to TPA. These thrombolytics are used only in the first 4.5 hours after stroke onset, so less than half of patients with large vessel occlusions receive them. Overall, the drug landscape in stroke is quite limited.

Current standard-of-care practices are also limited because they require the presence of an endovascular-capable center and physician to perform a mechanical thrombectomy surgical procedure, as opposed to NanO2, which can be administered intravenously by any hospital and we believe eventually by many EMT teams.

Long-term care for stroke patients is one of the biggest expenses in the United States healthcare system. We plan to launch NanO2, if approved, at comprehensive stroke centers.

According to Precedence Research, the United States stroke diagnostic and therapeutic market size was valued at $5.4 billion in 2023 and is projected to grow to $11.6 billion by 2032, reflecting a CAGR of 8.9%.

Acute Respiratory Distress Syndrome

ARDS is a serious lung condition that causes low blood oxygen. ARDS is a condition in which lung injury causes fluid to leak into the spaces between the capillaries and the alveoli. Pressure on the alveoli increases, and eventually fluid accumulates. Fluid in the lungs causes the alveoli to collapse, leading to a series of cascading problems, each further decreasing the lungs’ capacity to move oxygen into the blood, and directly impacting the body’s tissues and organs. According to the Cleveland Clinic, ARDS afflicts approximately 200,000 people in the United States and three million people worldwide every year and causes 10% of all intensive care unit admissions. According to the American Lung Association there is no cure for ARDS. Treatment focuses on getting oxygen into the blood and includes ventilator support.

According to Data Bridge Market Research, the United States ARDS market was $3.2 billion in 2021, is expected to grow to $7.1 billion by 2029, reflecting a CAGR of 10.6%.

Our Proposed Solution

Our goal is to develop NanO2, as a therapeutic for the treatment of hypoxia of tissues resulting from diseases and conditions, including acute ischemic stroke, GBM and ARDS. NanO2 is a non-surgical and non-invasive option that has the potential to improve patient quality of life by targeting and treating the low oxygenation of tissues affected by these diseases. Stroke patients experience reduced blood flow to the brain, which results in hypoxia and causes localized brain death. NanO2 is designed to maintain the oxygenation of the brain tissue until blood flow is restored. ARDS is a respiratory condition in which patients’ lungs are compromised, and they cannot imbibe enough oxygen through normal inhalation. Radiation therapy, which relies on oxygen to generate oxygen free radicals to kill tumor cells, is a common treatment of solid tumor cancers. However, most tumors are hypoxic which makes radiation therapy less effective. GBM is treated with radiation therapy as standard of care. NanO2 is being developed as a radiation therapy sensitizer providing an oxygenate supplement to facilitate oxygen free radical generation.

The NanO2 particle is very small and as a gas it carries up to 1,000 times more oxygen than a liquid of same class. The small size allows it to partition into hypoxic tissue, where it releases oxygen, and further facilitates the oxygen transfer between blood and tissue. Following simple IV administration, NanO2 carries oxygen to parts of the body with decreased oxygen supply.

NanO2 Mechanism of Action

Hypoxia is responsible for death/morbidity in cancer, stroke, heart attacks and many other diseases. In cancer it causes resistance to radiation, chemotherapy and immunotherapies. Tissue hypoxia is common in more than 80% of solid tumors. A three times higher radiation dose is required to kill hypoxic cells than normal cells. In stroke, a brain that is deprived of oxygen dies. NanO2 sustains the brain’s penumbra in order to protect it. The penumbra is a region with decreased blood flow but some degree of persistent blood flow, where the drug facilitates oxygen transport by partitioning into tissue, delivering oxygen and further facilitates oxygen transfer from blood to tissue. As a result, the drug can be helpful as long as there are such penumbra or collateral blood vessels. In ARDS, hypoxia leads to organ failure. Hypoxia is also the root cause of many deadly conditions, such as cardiac arrest and sickle cell disease.

Clinical Trial Data

We have administered NanO2 or placebo to 35 patients in two completed Phase Ib/IIa trials in GBM and stroke. In our ongoing Phase IIb GBM trial, the investigator sponsored Phase IIb stroke trial, and our Phase Ib respiratory distress trial, NanO2 or placebo has been administered to 122 patients to date. In addition, we have administered NanO2 to one (1) patient, under an FDA-authorized single-patient Expanded Access protocol for newly diagnosed glioblastoma.

Our Phase Ib/IIa GBM trial was open-label, the number of study subjects was 11, where all patients received NanO2. Median overall survival for the GBM patients was 591 days, compared to the historic control overall survival of 444 days, reflecting an approximate five-month overall survival increase. The trial also demonstrated an approximately 40% improvement in the progression free survival. In stroke, 24 patients were treated in Phase Ib/IIa in a randomized, placebo-controlled dose escalation manner. Ten patients experienced at least one AE of grade 2-4. The most common AEs were fatigue, neutrophil count decreased, platelet count decreased and nausea. Nine SAEs were observed in five patients. Six (6) SAEs in three (3) patients, including four (4) SAEs in one (1) patient, were determined to be unrelated or unlikely to be related to NanO2. The six (6) SAEs that were determined to be unrelated or unlikely to be related to NanO2 involved atypical pneumonia, pyrexia, and syncope. Two (2) SAEs in two (2) patients were determined to be possibly related to NanO2. The three (3) SAEs in three (3) patients that were determined to be possibly related to NanO2 were radiation necrosis, motor dysfunction, and platelet count decrease. One (1) SAE in one (1) patient was determined to be probably related to NanO2. The one (1) SAE that was determined to be probably related to NanO2 was radiation necrosis. As two patients developed grade 3 radiation necrosis, one at the middle of the three dose levels (0.1ml/kg) and one at the highest dose level (0.17ml/kg), it resulted in termination of dose escalation and additional enrollment at the middle dose level (0.1ml/kg). No deaths were related to NanO2. As dose escalation was conducted in this trial, three dosages were administered (0.05ml/kg, 0.1ml/kg, and 0.17ml/kg) to the first three patients. No acute toxicities due to NanO2 were observed at any dose level. Based on data from this trial, the clinical dosage was set at 0.1ml/kg in the Phase IIb GBM trial.

As a result of the two Phase Ib/IIa trials, in May 2023, NuvOx commenced a Phase IIb trial for use of NanO2 in GBM, and as of July 6, 2026, enrollment has been completed, 93 patients have been treated and we are in the follow up period.

In the ongoing Phase IIb GBM trial, as of July 6, 2026, there have been forty-nine (49) SAEs that occurred in twenty-five (25) patients. These SAEs consist of: anorectal infection, brain oedema, necrosis, central nervous system necrosis, embolism, hemiparesis, fall, dizziness, seizure, mental status changes, pulmonary embolism, platelet count decrease, muscular weakness, peripheral swelling, deep vein thrombosis, type 2 diabetes mellitus, pancytopenia, intracranial hemorrhage, cerebral hemorrhage, hypoxia, pneumonia, pneumonitis, hydrocephalus, febrile neutropenia, pleural effusion, small intestinal obstruction, and device related infection.

Of the forty-nine (49) SAEs, forty-seven (47) SAEs in twenty-five (25) patients were determined to be unrelated or unlikely be related to NanO2 or placebo. These forty-seven (47) SAEs consisted of: anorectal infection, brain oedema, necrosis, central nervous system necrosis, embolism, fall, dizziness, seizure, mental status changes, pulmonary embolism, platelet count decrease, muscular weakness, peripheral swelling, deep vein thrombosis, type 2 diabetes mellitus, pancytopenia, intracranial hemorrhage, cerebral hemorrhage, hypoxia, pneumonia, pneumonitis, hydrocephalus, febrile neutropenia, pleural effusion, small intestinal obstruction, and device related infection.

Of the forty-nine (49) SAEs, two (2) SAEs, consisting of hemiparesis and mental status changes, in two (2) patients were determined to possibly be related to NanO2 or placebo, both of which resolved without sequelae.

In March 2026, we announced that the first patient has been treated under an FDA-authorized single-patient Expanded Access protocol for newly diagnosed glioblastoma. This patient was treated in a site that participates in our Phase IIb GBM trial. To date, no SAE has been reported in this patient.

Our 24 patient Phase Ib/IIa stroke trial was randomized and placebo-controlled with no dose-limiting toxicities and no maximum tolerated dose, or MTD, was defined. Hypertension, cough, headache and musculoskeletal pain were the most common AEs, which occurred in both groups. Only one SAE, pneumonia, occurred in the treatment group, but the SAE was determined to be unrelated to NanO2. In contrast, seven SAEs occurred in three patients of the placebo group: cerebrovascular accident, confusional state, depression, migraine, abdominal pain, and cardiac pacemaker replacement. While it may appear patients with SAEs were more common in the control group than in the NanO2 group, it is deemed to be not determinative due to the small sample size.

In 2025, the University of Glasgow and NHS Greater Glasgow and Clyde’s Queen Elizabeth University Hospital sponsored a Phase IIb trial of NanO2 to treat patients with strokes for which we have supplied NanO2. In part as a result of the Phase Ib/IIa trial in stroke, the NIHR awarded a grant to physicians at the University of Glasgow and NHS Greater Glasgow and Clyde’s Queen Elizabeth University Hospital funds to conduct a 150-subject trial in ischemic stroke in the United Kingdom. To date, seventeen (17) patients have been treated. As of July 6, 2026, there have been three (3) SAEs. Two of the SAEs, ischemic stroke and haemorrhagic transformation stroke, were determined to be not related to NanO2 or placebo. The other SAE, hypotension, was determined to be related to NanO2 or placebo. None of the foregoing SAEs are unexpected. However, based on regulation in UK, a SUSAR report was still submitted for the hypotension SAE. Since the Phase IIb stroke trial is randomized and placebo controlled, it is blinded and a final determination regarding the cause of the SAEs has not been made.

Our Phase Ib respiratory distress trial commenced in 2025. It is an open label, dose escalation trial with three cohorts, each of which has six (6) patients. Treatment consists of 15 doses, with a leading dose followed by 14 doses of continued IV injection, each 1.5 hours apart. The dosages of the three cohorts are: 0.025 ml/kg/dose, 0.032 ml/kg/dose, and 0.05 ml/kg/dose, respectively. This trial is expected to be followed by a Phase II trial for ARDS patients, which has already been allowed by Health Canada. In our ongoing Phase Ib respiratory distress trial, 12 patients have been treated to date. All six (6) patients from cohort 1 have been treated, resulting in positive readings in increase in blood oxygen. The study also maintains a Data Safety Monitoring Board, or the DSMB. The DSMB authorized commencement of enrolling cohort 2 patients. All six (6) patients in cohort 2 have also been treated, and, in April 2026, we announced positive preliminary results from the second cohort, with the results demonstrating stronger oxygenation signals with dose escalation. Two (2) SAEs, upper GI bleeding and chronic obstructive pulmonary disease, were reported in one (1) patient in cohort 1 and one (1) patient in cohort 2. Neither of these SAEs were related to NanO2 and both were resolved without sequalae.

The FDA granted orphan drug designation for NanO2 for GBM in 2015 and sickle cell anemia in 2016.

GBM

Phase I b/IIa Trial

In April 2018, we completed the Phase Ib/IIa trial of NanO2 combined with standard of care (radiation and Temozolomide) in patients with newly diagnosed GBM. The Phase IIa trial was an open-label single group trial that enrolled 11 patients at four sites in Australia. The primary endpoint was safety, employing dose escalation and dose expansion of NanO2 at the MTD or recommended dose in combination with radiation and Temozolomide. The secondary endpoints were progression free survival, and response rate, among others. MRI scans with and without gadolinium contrast per standard of care were performed within 72 hours of surgery, 4 weeks after completion of chemoradiation, after cycles 3 and 6 of adjuvant TMZ and then every 3 months during follow-up. Tumor progression was assessed using Response Assessment in Neuro-oncology (RANO) criteria by the local investigator in conjunction with a local MRI radiologist. Tissue oxygen level — dependent (TOLD) contrast MRIs were conducted on a sub group of patients to detect the concentration of free oxygen molecules before and after administration of NanO2. The primary endpoint was met and the recommended dose was determined to be 0.1 mL/kg administered IV prior to each of 30 fractions of radiation over a 6-week period. The trial fulfilled primary objectives, and a majority of the secondary and exploring objectives. Results of the trial showed a five month increase in overall survival compared to historic control (see Life-Table Overall Survival Estimates figure below): median survival of 591 days compared to historical control overall survival of 444 days. The Life-Table Progression Free Survival Estimates figure below shows patients administered NanO2 had a ~40% increase in progression free survival (292 days) as compared to historical control (210 days). Recommended clinical dosage was informed. TOLD MRI results indicated improved tumor oxygenation after NanO2 treatment.

The figures set below have been prepared using the Kaplan Meier (K-M) method. The lines set forth reflect non-parametric estimations of duration of survival under given conditions. In both cases, the y-axis represents the probability of survival and the x-axis represents the duration of time. The K-M chart shows the probability of overall survival (OS) and progression free survival (PFS) at all timepoints under the defined condition.

In the PFS graph, the colors of the representative lines are the same as in the overall survival graph except for the color of the vertical line representing historical median PFS for untreated patients which is grey. This the chart shows that untreated patients have a median PFS of 6 months, while patients treated with the standard of care only increased to 7 months. By comparison, patients treated with standard of care + NanO2 had a median PFS of ~10 months. This is an increase of 112 days for patients supplemented with NanO2 over that of untreated patients and an increase of 82 days for patients supplemented with NanO2 over standard of care patients, respectively.

Life-Table Progression Free Survival (PFS) Estimates

Progression free probability
1
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0
0
60
120
180
240
300
330
425
480
540
600
660
720
780
Days
Median PFS = 292 days
(SOC + NanO₂ treatment)
Median PFS = 210 days
(SOC treatment alone)
Median PFS = 180 days
(No treatment)
Median PFS determination line

In the OS graph, the blue line represents the actual survival data from patients treated with NanO2. In reporting the probability of OS in a certain population, what is meant is the median time at which the probability of survival is 0.5 (or the time at which 50% of the population would be expected to have died). The green horizontal line is representative of this 0.5 probability. The vertical red line is the historical median timepoint at which the probability was 0.5 in patients treated with the standard of care alone (just radiation and temozolomide). The vertical green line is the historical median timepoint at which the probability was 0.5 in untreated patients. Standard of Care is referred to as the historical control groups. The horizontal green line (probability of 0.5 survival) intersects the vertical green line (no treatment) at 180 days. It intersects the red line (standard of care) at 444 days, and intersects the blue line (standard of care + NanO2) at 591 days (blue star). These data show increase in OS of ~ 15 months and ~5 months (for no treatment and standard of care patients, respectively) in patients supplemented with NanO2.

Life-Table Overall Survival (OS) Estimates

Overall survival probability
1
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0
0
60
120
180
240
300
360
420
480
540
600
660
720
Days
Median OS = 591 days
(SOC + NanO₂ treatment)
Median OS = 444 days
(SOC treatment alone)
Median OS = 180 days
(No treatment)
Median OS determination line

Ongoing Studies

A Phase IIb double-blind, RandomizEd, prospective, placebo-controlled STudy of NanO2 combined with radiation and temozolomide in patients with newly diagnosed glioblastoma multiformE(RESTORE).

In March 2023, we commenced the RESTORE trial, a 93 patient, randomized double blinded Phase IIb clinical trial to assess the safety and efficacy of NanO2 intravenously administered to patients with newly diagnosed GBM in combination with standard radiation and chemotherapy, and enrolled first patient in May 2023. It is hypothesized that administration of NanO2 will increase the amount of oxygen delivered to tumors resulting in an increase of the effectiveness of radiation therapy. To date, patients have been treated at 12 sites. All trial participants received standard care for GBM including Temozolomide and radiation therapy. Subjects were randomized on a 2 to 1 basis to receive either NanO2 infusions or saline infusions immediately prior to standard radiation therapy. Radiation therapy was performed 5 days per week for 6 weeks. The primary endpoint is progression-free survival and secondary endpoints include overall survival, response assessment by neuro-oncology criteria, response assessment on timing of pseudoprogression occurrence, confirmation of NanO2 reoxygenation, effect on duration of functional independence, patient quality of life and caregiver quality of life. This trial is being partially funded by a grant from the National Cancer Institute. To date we have completed enrollment and treatment of all patients in the trial. A total of 93 patients were treated at twelve sites. We anticipate final data readout by the end of 2026.

The twelve sites at which our ongoing Phase IIb GBM trial was being conducted are set forth below. We have entered into clinical trial agreements with each of the sites below that states that we are the sponsor of the trial and responsible for providing the investigational product, as well as obligating us to pay certain start-up fees and per patient costs. We own all trial data except medical records, source documents, and research notebooks which remain the property of sites and grant the sites a right to use the data for internal non-commercial use. We also have certain indemnification obligations under the clinical trial agreements. The clinical trial agreements terminate upon the completion of the obligations under such agreements, including all sites have completed close out activities and we have made all payments.

The clinical trial agreements generally provide that we have a right to terminate the agreements upon a certain notice period with or without cause, and either party may terminate for material breaches of the agreement by the other party, patient safety concerns, regulatory reasons or the site may terminate the agreement if it is determined that the agreement is not in compliance with certain Internal Revenue Service or federal agency requirements, among other requirements.

Tucson, AZ	Center for Neurosciences
Tucson, AZ	University of Arizona
Orange, CA	UC Irvine Health- Chao Family Comprehensive Cancer Center
Santa Monica, CA	Providence Health System
New Haven, CT	Yale University
Peoria, IL	St. Francis Medical Center, OSF Healthcare
New Orleans, LA	Ochsner Clinic Foundation
Kansas City, MO	Saint Luke’s Cancer Institute
Summit, NJ	Atlantic Health System
Durham, NC	Duke University Medical Center
Cleveland, OH	University Hospitals Seidman Cancer Center
Fairfax, VA	Inova Schar Cancer Institute

Allowance for a Phase II Trial in Recurrent High Grade recurring Gliomas

In March 2026, the FDA has authorized the Company to proceed with a new Phase II clinical trial evaluating its product candidate NanO2 for the treatment of recurrent high-grade gliomas.

Planned Pivotal Trial

After completion of the Phase IIb trial, assuming positive trial results, we intend to commence a pivotal Phase III trial for the use of NanO2 to patients with GBM.

Acute Ischemic Stroke

Phase Ib/IIa Trial

In July 2018, the Phase Ib/IIa randomized placebo-controlled blinded escalating dose trial using NanO2 was conducted and completed by the University of Arkansas. The trial enrolled 24 patients with ischemic stroke and was designed to determine the MTD of NanO2 as well as to assess effects on functional outcomes in stroke. Patients were dosed at three levels, 0.05, 0.10 and 0.17 mL/kg with six patients at each dose receiving NanO2 and two patients at each dose receiving a placebo. Patients were dosed within 12 hours after having had a documented acute ischemic stroke. All patients in NanO2 and placebo groups received standard of care reperfusion as clinically indicated. No signs of dose-limiting episodes were identified at any dose level and no MTD was defined. One delayed death unrelated to treatment occurred in the NanO2 group and another occurred in the placebo group.

The high dose cohort receiving NanO2 showed statistically significant improvement as set forth in the chart below in the modified Rankin scale (mRS) at 30 and 90-days following stroke. The modified Rankin scale is a measure of functional outcome following stroke (mRS 0 = normal, mRS 6 = death). Levels of mRS 1 and 2 represent mild strokes but are functionally independent and can undertake the daily tasks of living without assistance. Levels of mRS 3, 4 and 5 represent progressively more severe strokes in which these survivors need assistance with the daily tasks of life. In trial of stroke devices and mechanical thrombectomy, the FDA has required assessment of mRS at 90 days and demonstration of improvement in mRS for approval of drugs and devices for stroke. In addition to the improvement in mRS seen in the Phase Ib/IIa trial of NanO2, there was an improvement in the NIH Stroke Scale, or the NIHSS, in patients receiving NanO2 five hours or less following stroke. The NIHSS is another functional scale that can be assessed at the patient’s bedside to evaluate early recovery in stroke, while mRS is evaluated later, typically at 30 and 90 days following stroke. Differences in NIHSS and mRS score rankings were determined using a p-value of </= 0.05 using the Mann-Whitney test. The p-value represents the probability that a significantly determined difference is false. The sample size was not highly powered for significance, nevertheless significance was obtained at the p<0.05 level (specifically p=0.01 and 0.03 respectively at days 30 and 90) for the highest dose (0.17 mL/kg). Due to the small patient sample size of six patients, similar results may not be replicable in larger populations.

The following chart shows the results from the Phase Ib/IIa randomized placebo blinded escalating dose trial using NanO2 based on a mRS: modified Rankin Scale, which measures the degree of disability or dependence in the daily activities of people who have suffered a stroke or other causes of neurological disability.

•        0 — No symptoms.

•        1 — No significant disability. Able to carry out all usual activities, despite some symptoms.

•        2 — Slight disability. Able to look after own affairs without assistance, but unable to carry out all previous activities.

•        3 — Moderate disability. Requires some help, but able to walk unassisted.

•        4 — Moderately severe disability. Unable to attend to own bodily needs without assistance, and unable to walk unassisted.

•        5 — Severe disability. Requires constant nursing care and attention, bedridden, incontinent.

•        6 — Dead.

The figure set forth below displays the modified Rankin Scores (mRS) for the patients in the NanO2 stroke study, all patients received standard of care. Placebo group is standard of care only group. All other groups are standard of care plus various dosage of NanO2 treatment groups. The mRS scores run from 0 to 6. The key on right hand side of the chart shows darker colors of blue are associated with higher scores which indicate lower functional independence. On the other side of the scale, the lower the score, the higher the functional independence displayed by the patient. The chart shows the improvement in stroke patient functional ability when administered NanO2, together with standard of care. It also shows that increasing doses of NanO2 (see the right side of the chart) show increasing levels of benefit to functional independence. Most notably, the highest dose, 0.17 mL/kg, put 83.3% of the patients in the most functional ranking of “0” and the remaining 16.7% ranked at “1”. These are the two highest functioning levels. The placebo group (top row) further has the highest incidence of the darker blue colors indicating more severe functional deficit.

NanO$_2$™ Functional Independence at 90 days by Dose
Placebo (n=6)
0.05 mL/kg (n=6)
0.10 mL/kg (n=6)
0.17 mL/kg (n=6)
16.7%
16.7%
16.7%
33.3%
16.7%
16.7%
33.3%
33.3%
16.7%
16.7%
33.3%
50.0%
83.3%
16.7%
mRS = 0
mRS = 1
mRS = 2
mRS = 3
mRS = 4
mRS = 5
mRS = 6
0%
20%
40%
60%
80%
100%

Planned Phase IIb Trial

We have received permission from the FDA for the IND for the Phase IIb to Restore Oxygen in Large Vessel Occlusion patients En Route for MT using NanO2: “PROVEN” trial in the United States. Mechanical thrombectomy (MT), a surgical procedure in which a catheter is directed through the vasculature to remove the clot blocking the circulation in stroke is now the preferred procedure for treating large vessel occlusion stroke. MT improves the outcomes in large vessel occlusion (LVO) stroke (the worst kind of ischemic stroke) but MT takes time to perform and is only available at specialized, large centers. LVO stroke patients presenting to community hospitals have to be transferred to centers with MT. Until reperfusion is attained, the neurons in the brain continue to die. Our preclinical and clinical data with NanO2 indicates that we may be able to keep the neurons in the brain alive until reperfusion is obtained.

In 2023, NuvOx received funding from NIH to support preclinical studies that are presently being performed by the Stroke Preclinical Assessment Network (SPAN). In this grant, we are responsible for preparing and providing the product NanO2 for the animal study, to designated SPAN facilities. The designated SPAN facilities are responsible for conducting the animal study. We provide advice to the designated SPAN facilities regarding dosage, and administration of our product candidate. Depending upon the outcome of these studies, NanO2 may enter clinical studies through StrokeNet, a network that NIH has established to run multi-center stroke trials.

In 2023, physicians at the University of Glasgow and NHS Greater Glasgow and Clyde’s Queen Elizabeth University Hospital received $1.4 million in grant funds from the NIHR, or the Funder, to support an approximately 150 patient stroke trial: NanO2 in Large VessEL Occlusion Stroke (NOVEL): a multi-centre single-blind, randomized, placebo-controlled blinded end-point clinical trial evaluating the safety, tolerability and preliminary efficacy of NanO2 in acute ischemic stroke due to large vessel occlusion in the United Kingdom. Queen Elizabeth University Hospital is a hospital within Greater Glasgow Health Board and is the lead participating site in the trial. We are responsible for the manufacture of NanO2 for use in the NOVEL trial. In the NOVEL trial, stroke patients undergo CT scanning with IV contrast using software to identify the large vessel occlusion stroke and to assess the at-risk region of the brain. The at-risk region is the area of the brain with decreased blood flow. Patients undergo MRI scanning at 24 hours post stroke using an MR technique for measuring infarct size. The primary endpoint of the trial is the infarct size normalized to the size of the at-risk region.

The Company has entered into an industry collaborative research agreement with Greater Glasgow Health Board, The University Court of The University of Glasgow, The University of Nottingham for this trial.

NHS Greater Glasgow and Clyde and the University of Glasgow are the co-sponsors of the Phase IIb trial of NanO2 to treat patients with ischemic strokes trial that we are currently preparing to commence. This Phase IIb trial is an investigator-initiated study. While we will provide support to NHS Greater Glasgow and Clyde and the University of Glasgow in terms of providing the investigational medicinal product, we do not have a designated role or responsibility in trial design, conduct, data analysis and interpretation, manuscript writing, or dissemination of results. The University of Glasgow is responsible for preparing the informed consent forms, clinical trial agreements, registration of the trial on clinical trials.gov, obtaining relevant regulatory approvals to conduct the clinical trial, preparing the final study report, reviewing SAEs, data management and statistical analysis. We are responsible for the manufacture, import, packaging, labeling, and predelivery storage of the investigational medicinal product, NanO2 as well as for related testing and quality control activities (including in-process control) quality assurance and certification activities, the generation of stability data, maintenance of product stability program, final QP release, delivery of NanO2 to study sites in Great Britain and Northern Ireland and final destruction of any remaining bulk inventory. We are also responsible for all costs arising for the import and shipment of the NanO2. Any intellectual property created from the clinical trial vests in the University of Glasgow and we have a non-exclusive, royalty free license to use such intellectual property for research purposes and to protect our intellectual property. To protect intellectual property regarding our product candidate (NanO2), we filed an Investigational Medicinal Product Dossier, or IMPD, for our product candidate with the Medicines and Healthcare products Regulatory Agency, or the MHRA, in the UK. In its own submission to obtain regulatory approval for this trial, the University of Glasgow refers to our IMPD.

If we wish to make commercial use of the intellectual property created from the clinical trial, we will require the consent of the Funder. The sponsor has the right to publish results of the clinical trial and we are permitted to publish the results on our clinical trial registry system. We have the right to review and comment on all publications before they are disseminated. We plan to use the results of this trial for allowance of future stroke trials, including pivotal trials, in which we will sponsor these future trials. Should this plan for utilizing these results for obtaining future trial allowance need consent from the Funder, we plan to engage the Funder and sponsor of this trial to obtain this consent, which we believe we can reasonably achieve. We currently have no agreement in place describing the terms by which we may obtain this consent from the Funder.

The University of Glasgow commenced the trial in 2025; to date, seventeen (17) patients have been treated. Six (6) sites in addition to NHS Greater Glasgow and Clyde and the University of Glasgow were also initiated to enroll patients in this trial.

On July 10, 2026, the FDA designated our product candidate as a Fast Track product for the treatment of adult patients presenting with acute ischemic stroke.

ARDS

Phase Ib Trial

Preclinical data shows that administration of NanO2 in animal models of respiratory distress reverses hypoxia, hypercapnia (eliminates carbon dioxide), decreases lung inflammation and improves survival.

NanO2 has been shown to reduce carbon dioxide levels in a pig model with lung shunts. This is relevant to reversing hypercapnia. The pigs were dosed with 0.1 mL/kg NanO2 after placement of glass beads in the lungs. The beads caused the oxygen levels to fall by 54% (P<0.001) and the carbon dioxide levels to increase by 37% (P<0.001). After administration of NanO2, the arterial and venous oxygen tensions went up 42% and 13%, respectively, while the arterial and venous carbon dioxide tensions went down 19% and 16%, respectively, in the vasculature. There were no toxic treatment effects observed with the dosing of NanO2.

In another preclinical study, NanO2 was also tested in a mouse model of acute lung injury. An established two-hit murine model of acute lung injury (ARDS/ VILI) was used to evaluate the effect of intravenous NanO2 on oxygen saturation as well as bronchoalveolar lavage cell counts and protein levels. Twenty hours after challenge with intratracheal lipopolysaccharide, the mice were intubated and ventilated with high tidal volumes (4 hours) to produce acute lung injury. NanO2 or saline was administered by IV bolus injection at the initiation of mechanical ventilation and again at 2 hours. Oxygen saturation was measured every 15 minutes. Bronchoalveolar lavage (BAL) was performed at the conclusion of the experiment. A linear mixed effects model showed a significant difference in oxygen saturation over time between NanO2-treated mice and saline-treated mice, with separation starting after the 2-hour injection. NanO2 treated ARDS/VILI-challenged mice also exhibited significant reductions in BAL cell counts but not in BAL protein.

In June 2024, we received an allowance from Health Canada to conduct a Phase Ib/IIa human trial in Canada of treatment of patients with ARDS with NanO2. In August 2023, we announced that BARDA entered into a partnership with NuvOx to support a Phase Ib ARDS/COVID-19 trial in Canada: novel oxygen therapeutic NanO2 for COVID-19 (EXTEND). We commenced the EXTEND trial in the second quarter of 2025.

The Phase Ib trial is a dose escalation trial, in which 18 patients with mild respiratory distress will be enrolled in three cohorts. Cohort 1 dosage is 0.025ml/kg, including a loading dose of slow IV push over 3-4 minutes, followed by sustained IV infusion of same dosage for 90 minutes and followed by an additional 14 doses, each for 90 minutes. A total of 15 doses are administered over approximately 21 hours. Cohort 2 dosage is 0.032ml/kg, including a loading dose of slow IV push over 3-4 minutes, followed by sustained IV infusion of same dosage for 90 minutes and followed by an additional 14 doses, each for 90 minutes. A total of 15 doses are administered over approximately 21 hours. Cohort 3 dosage is 0.050ml/kg, including a loading dose of slow IV push over 3-4 minutes, followed by sustained IV infusion of same dosage for 90 minutes and followed by an additional 14 doses, each for 90 minutes. A total of 15 doses are administered over approximately 21 hours. The primary objective of this trial is to determine safety and defining of the maximum tolerant dosage (MTD). A secondary objective is to measure cumulative incidence of AEs and SAEs. The trial will also explore certain efficacy signals such as responses to NanO2, arterial blood gas measurements, among others.

All six (6) patients from cohort 1 have been treated, resulting in positive readings in increase in blood oxygen. The study also maintains a DSMB. The DSMB authorized commencement of enrolling cohort 2 patients. To date, all six (6) patients from cohort 2 have also been treated, and, in April 2026, we announced positive preliminary results from the second cohort, with the results demonstrating stronger oxygenation signals with dose escalation. A Phase II trial in ARDS patients, which has already been allowed by Health Canada, is planned to be conducted after the Phase Ib trial is completed.

Other Indications and Supporting Animal Data

We have multiple preclinical programs that have achieved proof of concept in animal studies including: breast cancer immunotherapy, sickle cell anemia, TBI, spinal cord injury, and MI/cardiac arrest.

Breast Cancer Immunotherapy.    Experiments were performed in a model of triple negative breast cancer in mice. The animals were implanted with tumors and treated with placebo, PDL-1 (check-point inhibitor) or PDL-1 + NanO2. Once the tumors were palpable, animals (n=10/treatment groups, n=5 in control group) were randomized and at day 1, day 3 and day 5 they were treated with NanO2 or Saline, then placed in an oxygen chamber for a duration of 90min. Immunotherapy (IT) (or diluent) treatment occurred 60 minutes following the oxygen chamber breathing treatment. The animals were monitored for tumor burden over a period of 23 days (Panel A). At day 23, animals were sacrificed, and metastatic tumor volumes were measured throughout the body (Panel B).

PDL-1 had no effect on the primary tumor compared to animals treated with placebo and a non-significant decrease in volume of metastatic disease post-mortem. Administration of PDL-1 + NanO2 caused a significant reduction in tumor volume as well as metastatic disease compared to placebo and PDL-1 treatment groups. As a result, the DoD has awarded us and our collaborators a $1.5 million contract to conduct further pre-clinical studies.

Panel A

Mean Tumor Burden (mm3)
900
850
800
750
700
650
600
550
500
450
400
350
300
250
200
150
100
50
0
Control+O2
+PBS+IT diluent
O2+PBS+PD-L1
O2+NanO2+PD-L1
*
**
**
0
5
10
15
20
25
30
35
Days After Cell Injection

Panel B

The above experiment was funded by us and conducted at the University of Arizona Experimental Mouse Shared Services facility. The study was conducted under our direction and design.

Sickle cell.    In order to establish resulting mortality, hypoxemia and lung injury, 70 umol/kg of intravenous hemin was given to a transgenic murine model of sickle cell disease for the purpose of inducing Acute Chest Syndrome (ACS) in mice. In addition, all mice were intravenously dosed with either 1 mL/kg of NanO2 or saline. Initially all animals (NanO2 and saline) showed signs of ACS (including a decrease in blood oxygen saturation), but only the ones treated with NanO2 significantly rebounded to normoxia (p<0.001) and achieved 100% survival. Lastly, post-mortem study of the animals’ lungs showed a visually consistent pattern of decreased edema and pulmonary injury in animals treated with NanO2. Furthermore, experimentally determined lung wet/dry weight ratios decreased in mice treated with NanO2. We have an IND for this indication (inactive) and an active orphan drug designation, which we received in 2016.

Sickle cell preclinical studies were performed at the University of Pittsburgh. The University jointly owns with us by assignment of certain joint patent rights any intellectual property created from the studies.

Traumatic brain injury.    The Naval Medical Research Center, or NMRC, has conducted several preclinical several studies of NanO2 in TBI, or TBI. In the first study they showed that NanO2 had no adverse effects on the cerebral circulation in normal rats. They then conducted a study in a rat model of TBI. In a rat model, brain tissue oxygen tension (PbtO2) was measured for animals that suffered TBI, between the NanO2 group and control group. NanO2 group experienced an increased PbtO2 above the injury level, while it remained depressed in the control group (p=0.013).

The study showed that administration of NanO2 restored normoxia to the region of the brain affected by TBI. Rats administered placebo post TBI had persistent hypoxic brain regions. Then they conducted a study in pigs with TBI. In a swine model, anesthetized animal underwent fluid percussion injury TBI. The group of animals received NanO2 treatment after TBI showed a significant reduction of the cerebellum spongiosis and dead neurons (p < 0.05). Currently the NMRC is continuing work in TBI in a ferret model. We can refer to the data generated from these studies, and should we decide to pursue commercial rights in this indication, we would enter into a licensing agreement with the NMRC for reasonable consideration, which is an option that is provided in the Standard Navy Cooperative Research and Development Agreement with the NMRC.

Myocardial Infarction (MI)/Cardiac arrest.    Mouse studies in an occlusive model of MI show that administration of a single dose of NanO2 significantly decreases left ventricular myocardial damage. Mice were administered vehicle or NanO2 immediately following permanent Left Anterior Descending artery (LAD) occlusion. Blood was collected for analysis of troponin I (an indicator of cardiac damage). Heart section staining was used to identify the area at risk and to determine infarct size. In summary, NanO2 dosed immediately following LAD ligation demonstrated significant reductions in infarct size (p<0.01) and plasma troponin I (p<0.01).

Rat studies of the cardioprotective effects of NanO2 used 99mTc-duramycin SPECT imaging to visualize MI. Results showed significant reduction in rats treated with NanO2 (p<0.05). Rat hearts with Ischemia-reperfusion (I/R) were prepared by coronary ligation for 45 min followed by reperfusion. NanO2 (0.6 mL/kg) or saline was intravenously administered at 10 min after coronary ligation. SPECT images were acquired in animals at 2-h or 24-h post reperfusion. SPECT activity was lower in the ischemic area at 2 hr and 24 hr in NanO2 treated rodents as compared to those treated with saline (p<0.05). In addition, the area of injured myocardium extended further outside the infarct zone in the controls.

Pig studies with NanO2 have been shown to significantly decrease in vivo oxidative stress in an MI model with reperfusion. Pigs were randomized to one of two treatment regimens: Group I (n=6), recanalization initiated at 240 minutes after documented angiographic occlusion and Group II (n=6), recanalization combined with 2% w/v NanO2 (four 0.17 cc/kg bolus doses) given every 60 min. Mitochondria from myocytes were prepared from immediately harvested cardiac muscle inside and outside the risk area. Overall free radical production within the tissue was measured by electron paramagnetic resonance. There was a significant reduction in overall free radical production in the NanO2 treated pigs (p=0.02).

In a preclinical study of twelve pigs, the animals were subjected to cardiac arrest and then resuscitated as per American Heart association guidelines for CPR. The animals were divided into two groups, 7 of which received NanO2 and 5 of which received placebo, the group of pigs that received NanO2 more than doubled return of spontaneous circulation and survival rates after forcing their heartbeats to halt for five minutes before administering electric shock and CPR. See “Business — Intellectual Property” for details regarding cardiac arrest related IP.

On March 4, 2025, Dr. Peterson, a professor of Medicine and Radiology, Medical Director, Cardiac Rehabilitation at in St. Louis, received a letter from the FDA, referring to IND 175876 that had been submitted to the FDA by Dr. Peterson, which stated that the FDA had completed their safety review of the IND submission and concluded that Washington University School of Medicine could proceed with the proposed clinical investigation, Phase 2 protocol, titled, ‘nanodroplet oxyGen delivery (NanO2) for ST-elevation myocardial InfarCtion; GNOSTIC. We plan to enter into an agreement with Washington University for development of this program.

Spinal Cord Injury.    Previously, a study was carried out by Dr. Prodip Bose at the UofFL to test the efficacy of NanO2 on spinal cord injury. Sprague-Dawley rats were subjected to cervical spinal cord injury (C6/7) and randomized to either three (3) does of NanO2 (0.6 mL/kg) or equivalent saline. NanO2 treated rats showed significant improvement in locomotor function as well as reduction in hindlimb spasticity, lesion size and inflammation. These results were presented at the annual Neuroscience Convention on November 17, 2025. We recently entered into an agreement with a researcher at the Veterans Administration to further this research and to investigate whether NanO2 can improve oxygen delivery, as well as its effects combined with other hypoxia therapeutics, in animal models of spinal cord injury.

Our License Agreement with The University of Arkansas

On November 1, 2014, we entered into a license agreement with the Board of Trustees of the University of Arkansas, acting for and on behalf of the University of Arkansas for Medical Sciences, for an exclusive worldwide license to make, use or sell licensed materials based upon certain intellectual and tangible property rights relating to dodecafluoropentane emulsion decreasing infarct volume in an ischemic stroke model and dodecafluoropentane emulsion as a stroke and ischemia therapy. Our use of dodecafluoropentane emulsion therapy for other indications does not require a license from Bioventure LLC or the University of Arkansas for Medical Sciences. We entered into this agreement due to the fact that method of use patents regarding stroke treatment are co-owned by us and Bioventure LLC. All of the other patents are exclusively owned by us.

As consideration for the rights granted in the license agreement, we have agreed to pay the University of Arkansas for Medical Sciences: (i) an annual fee of $2,500 until the first commercial sale, (ii) a minimum annual royalty of $10,000 after the first commercial sale, (iii) royalties equal to a percentage (in the low single digits) of net sales of licensed products, and (iv) milestone payments of up to an aggregate of $150,000 upon achievement of certain net sales milestones. The license agreement provides that the royalties due to the University of Arkansas for Medical Sciences will be decreased by no greater than 50% if we have additional third-party royalties due on the licensed products or licensed processes. To date, our aggregate payments under this license agreement have been $35,000, consisting of $10,000 paid in 2015 and $2,500 paid annually thereafter.

Under the license agreement, we have assumed responsibility for the prosecution, filing and maintenance of the patent rights licensed from the University of Arkansas for Medical Sciences, including the payment of all costs associated therewith.

The license agreement may be terminated by University of Arkansas for Medical Sciences upon 90 days written notice upon any breach of or default under the agreement by us, including failing to make any milestone or other required payments or exercise diligence to bring licensed products to market. The termination of the license agreement will not affect any rights or obligations of the parties accrued prior to the effective date of termination. The license agreement with the University of Arkansas for Medical Sciences also contains other customary clauses and terms as are common in similar agreements between industry and academia, including the licensee’s agreement to indemnify University of Arkansas for Medical Sciences for any liabilities arising out of or related to the licensee’s exercise of its rights under, or breach of, the license agreement, certain restrictions on the disclosure of confidential information shared by the parties, the reservation of the licensor of the right to use the licensed intellectual property rights for its internal, non-commercial purposes, and limitations/disclaimers of various warranties.

The license agreement expires on the date of expiration of the last-to-expire of the licensed patents, which is in 2032. In 2016, all of the rights, interest, claims and obligations under and pursuant to the license agreement (including our licensed intellectual property) were assigned from the University of Arkansas for Medical Sciences to Bioventure LLC, the technology transfer office for the University of Arkansas for Medical Sciences.

Grant Funding

To date, a total of $14.5 million of non-dilutive funding has been awarded or committed for use in studies developing and testing NanO2, of which $12.5 million has been awarded or committed directly to us and $2.0 million has been awarded or committed to our collaborating partners. To date, we have used $10.8 million of the grant funding and we have been granted an additional $1.7 million of non-dilutive funding that has not yet been received. Granting agencies include the NIH, the DoD, and BARDA in the United States, as well as the NIHR in the United Kingdom. Of the $2.0 million awarded to our collaborating partners, $1.4 million was awarded by the NIHR to investigating physicians to conduct a Phase IIb trial of NanO2 in approximately 150 stroke patients in the United Kingdom. Set forth below is a summary of the non-dilutive funding, including granting entity, grant/purpose, status, grant amount and amount remaining to be funded, as of July 6, 2026.

Non-dilutive Sources	Grant/Purpose	Status	Total Amount Awarded/ Committed	Total Amount Awarded/ Committed to NuvOx	Total Amount Awarded/ Committed to Partner	Remaining Available to NuvOx (6/12/2026)	Comments
NIH	Various Past Grants	Awarded and Closed	$8,383,773	$8,383,773	N/A	$—
BARDA	Phase Ib study for ARDS	Awarded and Closed — Partially forfeited	$749,447	$749,447	N/A	$—	$393,000 is forfeited due to contract termination in May 2025
DOD	Grant for immune oncology study	Awarded and Open	$1,496,507	$900,418	$596,089	$333,473	Approximately $600,000 is awarded to collaborating partner
NIH	Preclinical study — stroke	Awarded and Open	$900,552	$900,552	N/A	$—
NIHR(UK)	Phase IIb study for stroke	Awarded and Open	$1,388,106		$1,388,106		Awarded to collaborating partner
NIH	Phase IIb Study for GBM — a substudy to investigate liquid biomarker	Awarded and Open	$1,976,897	$1,976,897	N/A	$1,396,092

The grants that we received are either cost reimbursed or milestone-based. For cost reimbursement grants, we evidence our draw down of the grant based on expenses incurred for that grant. A drawdown in excess of expense is recorded as deferred income in our financial statements. As of March 31, 2026 and December 31, 2025, we had recorded deferred income of $78 thousand and $209 thousand, respectively. For milestone-based grants, we are not compensated unless we can evidence completion of the stated milestones and the evidence is accepted by the grantor. We do not have continuing obligations contingent to receiving these grants.

Intellectual Property

We strive to protect and enhance the proprietary technology, inventions and improvements that are commercially important to our business, including seeking, maintaining, and defending patent rights. We also rely on trade secrets relating to our technology and know-how to develop, strengthen and maintain our proprietary position in the field of targeting hypoxia. In addition, we rely on regulatory protection afforded through data exclusivity, market exclusivity and patent term extensions where available. We also utilize trademark protection for our company name and expect to do so for products and/or services as they are marketed.

Our commercial success will depend in part on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business; defend and enforce our patents; preserve the confidentiality of our trade secrets; and operate without infringing the valid enforceable patents and proprietary rights of third parties. Our ability to stop third parties from making, using, selling, offering to sell or importing our therapeutic candidates may depend on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. With respect to both licensed and company-owned intellectual property, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products and methods of manufacturing the same.

As of July 6, 2026, we had 11 patent families (excluding pending families) and exclusive rights to 11 issued U.S. patents and 31 foreign equivalents including from China, Europe, Canada, Australia, Japan and Korea. We have received a new patent for perfluorohexane, which we believe can be used as an API for future generations of drugs. We are continuously researching assets for which we believe that we will be able to file new patents in order to protect our formulation of NanO2 as well as to protect the usage of NanO2 in different indications.

The following is a list of our U.S. and foreign patents, all of which are owned by us, except U.S. Patent #No. 11,571,467, which we co-own with University of Arkansas:

Patent Application No.	Type (CIP, Div)	Region/ Country	Filing Date	Publication No.	Issued Patent No.	Statutory Expiration Date	Issue Date	Category
NOX-001 (8154): Compositions of Fluorocarbon Nanoemulsion, and Methods of Preparation
16/060,950	National	US	12/20/2016	US 20180360754 A1	11,304,899	12/20/2036	4/19/2022	Composition of Matter
2022235555	National (div)	AU	12/20/2016	AU 2022235555 A1	2022235555	12/20/2026	11/14/2024	Composition of Matter
2016377361	National	AU	12/20/2016	AU 2016377361 A1	2016377361	12/20/2036	6/15/2022	Composition of Matter
3009404	National	CA	12/20/2016	CA 3009404 A1	3009404	12/20/2036	12/12/2023	Composition of Matter
260206	National	IL	12/20/2016	IL 260206 A1	260206	12/20/2036	12/01/2022	Composition of Matter
298236	National (div)	IL	12/20/2016	IL 298236 A1	298236	12/20/2036	05/01/2024	Composition of Matter
2018-531107	National	JP	12/20/2016	JP 2019502682 A1	6936226	12/20/2036	9/15/2021	Composition of Matter
2018-7020326	National	KR	12/20/2016	KR 20180132605 A1	2679118	12/20/2036	06/26/2024	Composition of Matter
112018012618-7	National	BR	12/20/2016	BR 112018012618 A1				Composition of Matter
202410295358.5	National (div)	CN	12/20/2016	CN 118662440 A1				Composition of Matter
16879945.0	Regional	EP	12/20/2016	EP 3393459 A1				Composition of Matter
19/004,382	Utility (con)	US		US 20250248937 A1				Composition of Matter
NOX-002 (8155): Dodecafluoropentane Emulsion as a Stroke and Ischemia Therapy, UAMS co-owned
15/614,570	Utility (CIP)	US	6/5/2017	US 20180036389 A1	11571467	3/1/2032	2/7/2023	Method of Use
2012225790	National	AU	3/1/2012	AU 2012225790 A1	2012225790	3/1/2032	6/22/2017	Method of Use
2017203680	National (div)	AU	3/1/2012	AU 2017203680 A1	2017203680	3/1/2032	4/11/2019	Method of Use
2019204145	National (div)	AU	3/1/2012	AU 2019204145 A1	2019204145	3/1/2032	8/26/2021	Method of Use
2829017	National	CA	3/1/2012	CA 2829017 A1	CA 2829017	3/1/2032	8/25/2020	Method of Use
12754641.4	Regional	EP	3/1/2012	EP 2680819 A1	2680819	3/1/2032	9/4/2019	Method of Use
2013556866	National	JP	3/1/2012	JP 2014518843 A1	6431671	3/1/2032	11/28/2018	Method of Use
20137023394	National	KR	3/1/2012	KR 20140019343 A1	1993483	3/1/2032	6/20/2019	Method of Use
20197017557	National (div)	KR	3/1/2012	KR 20190075157 A1	2048668	3/1/2032	11/25/2019	Method of Use

Patent Application No.	Type (CIP, Div)	Region/ Country	Filing Date	Publication No.	Issued Patent No.	Statutory Expiration Date	Issue Date	Category
18/078,924	Utility (con)	US	6/5/2017	US 20230190890 A1				Method of Use
3084634	National (div)	CA	3/1/2012	CA 3084634 A1				Method of Use
201910724201.9	National (div)	CN	3/1/2012	CN110496114 A1				Method of Use
NOX-003 (8156): Buffered Oxygen Therapeutic
13/273,115	Utility	US	10/13/2011	US 20130096204 A1	8822549	10/13/2031	9/2/2014	Composition of Matter
14/473,945	Utility (CIP)	US	8/29/2014	US 20140371329 A1	9700523	10/13/2031	7/11/2017	Composition of Matter
15/617,492	Utility (con)	US	6/8/2017	US 20180021266 A1	10166200	10/13/2031	1/1/2019	Composition of Matter
2012323862	National	AU	10/15/2012	AU 2012323862 A1	2012323862	10/15/2032	7/9/2015	Composition of Matter
2851522	National	CA	10/15/2012	CA 2851522 A1	2851522	10/15/2032	11/26/2019	Composition of Matter
3057480	National (div)	CA	10/15/2012	CA 3057480 A1	3057480	10/15/2032	7/20/2021	Composition of Matter
201280057319.7	National	CN	10/15/2012	CN 104039317 A1	104039317	10/15/2032	5/25/2018	Composition of Matter
12839738.7	Regional	EP	10/15/2012	EP 2766001 A1	2766001	10/15/2032	05/15/2024	Composition of Matter
880/MUMNP/2014	National	IN	10/15/2012	IN IN2014MN00880 A1	329184	10/13/2031		Composition of Matter
2014535982	National	JP	10/15/2012	JP 2014528487 A1	6117220	10/15/2032	3/31/2017	Composition of Matter
2017055752	National (div)	JP	10/15/2012	JP 2017132789	6479870	10/15/2032	3/6/2019	Composition of Matter
2019020091	National (div)	JP	10/15/2012	JP 2019089816	6789328	10/15/2032	11/25/2020	Composition of Matter
NOX-008 (8160): Adjusting Particle Size In Fluorocarbon Nanoemulsions
15/749,758	National	US	8/15/2016	US 20180221302 A1	10,780,060	8/15/2036	9/22/2020	Composition of Matter
17/022,296	National (con)	US	8/15/2016	US 20210023021 A1	11,826,319	8/15/2036	11/28/2023	Composition of Matter
NOX-011 (8161): Fractionated Radiotherapy and Chemotherapy with an Oxygen Therapeutic
15/121,372	National	US	8/24/2016	US 20160367670 A1	10456468	3/5/2035	10/29/2019	Method of Use
16/550,183	National (con)	US	8/24/2016	US 20200054750 A1	10946097	3/5/2035	3/16/2021	Method of Use
17/169,484	National (con)	US	8/24/2016	US 20210260190 A1	11534492	3/5/2035	12/27/2022	Method of Use
17/994,166	National (con)	US	8/24/2016	US 20230144544 A1	11857627	3/5/2035	1/2/2024	Method of Use
2022291501	National (div)	AU	3/5/2015	AU 2022291501 A1	2022291501	3/5/2035	09/26/2024	Method of Use
2015227089	National	AU	3/5/2015	AU 2015227089 A1	2015227089	3/5/2035	12/12/2019	Method of Use
2020201680	National (div)	AU	3/5/2015	AU 2020201680 A1	2020201680	3/5/2035	03/25/2021	Method of Use

Patent Application No.	Type (CIP, Div)	Region/ Country	Filing Date	Publication No.	Issued Patent No.	Statutory Expiration Date	Issue Date	Category
2021203939	National (div)	AU	3/5/2015	AU 2021203939 A1	2021203939	3/5/2035	12/27/2022	Method of Use
2940888	National	CA	3/5/2015	CA 2940888 A1	2940888	3/5/2035	02/28/2023	Method of Use
15758294.1	Regional	EP	3/5/2015	EP 3113766 A1	3113766	3/5/2035	4/7/2021	Method of Use
2016554878	National	JP	3/5/2015	JP 2017508743 A1	6728050	3/5/2035	7/22/2020	Method of Use
2020114490	National (div)	JP	3/5/2015	JP 2020172513 A1	6953591	3/5/2035	10/27/2021	Method of Use
20167026298	National	KR	3/5/2015	KR 20160130409 A1	2380221	3/5/2035	3/28/2022	Method of Use
18/401,652	National (con)	US	8/24/2016	US 20230144544 A1				Method of Use
202110338200.8	National (div)	CN	3/5/2015	CN 113398070 A1				Method of Use
NOX-012 (8162): Iso-osmotic and Near Iso-osmotic oxygen therapeutic formulations and methods thereof
18/648,420	National (con)	US	1/24/2018	US 20240390290 A1				Composition of Matter
NOX-015 (8164): Fluorocarbon Compositions and Methods for Enhancing Immunotherapy
18/287,301	National	US	4/29/2022	US 20240207199 A1				Method of Use
NOX-016 (8165): DDFPe as an agent for reduction in Reactive Oxygen Species Damage
64/001,438	Provisional	US	3/10/2026
NOX-017 (8166): Systems and Methods for Sustained Intravenous Infusion of Low-Boiling Point Perfluorocarbon Emulsions
64/036,930	Provisional	US	4/12/2026
NOX-018 (8205) : Organ Preservation Fluid and Uses Thereof
64/063,899	Provisional	US	5/12/2026
NOX-019 : Novel Fluorochemical for Cardiac Resuscitation
18/460,334	National	US	9/1/2023	US 20240277627 A1				Method of Use

Other than the NOX-002 patent family, which is co-owned by us and BioVenture LLC (tech transfer office of University of Arkansas), all other patents are exclusively owned by us.

The actual terms of these patents could be longer due to patent term extension or adjustment or shorter due to maintenance or disclaimer status.

Below are the key issued patents that we believe critical to our development and future commercialization success:

Buffered Oxygen Therapeutic — U.S. Patent No. 8,822,549

An oxygen therapeutic composition, comprising a perfluorocarbon material, a viscosity modifier, a buffer, wherein the buffer stabilizes a pH of the composition at between about 6.5 to about 7.5, and wherein the composition comprises a viscosity of about 2.0 to about 3.5 mPas, and wherein the fluorocarbon has a boiling point of about 4 degrees Celsius to about 60 degrees Celsius.

Dodecafluoropentane Emulsion As A Stroke And Ischemia Therapy — U.S. Patent No. 11,571,467

A method for reducing the infarct volume in a tissue of a human subject undergoing ischemia resulting from an ischemic event. The method comprises injecting intravenously into said subject, at a time ranging from immediately after the start of the ischemic event to a time ranging from I hour after the onset of symptoms to 24 hours after the onset of symptoms, a perfluorocarbon emulsion comprising about 1% to about 5% w/v of dodecafluoropentane at a dosage of about 0.2 mg/kg to about 12 mg/kg of the subject, wherein the infarct volume is reduced by about 70% to about 90%.

Fractionated Radiotherapy And Chemotherapy With An Oxygen Therapeutic — U.S. Patent No. 10,456,468, U.S. Patent No. 10,946,097, U.S. Patent No. 11,534,492, and 11,857,627

A method of treating solid hypoxic tumors by multi-fraction radiotherapy. The method comprises administering to a subject suffering from a solid hypoxic tumor, concomitantly or up to 120 minutes prior to each fraction of radiation therapy, a water emulsion of perfluoropentane to the mammal, wherein the perfluoropentane emulsion comprises a viscosity modifier, a fluorosurfactant, and about 1% to 10% w/vol of perfluoropentane, and the solid hypoxic tumor is selected from pancreatic cancer, non-small cell lung cancer, cervical carcinoma, squamous cell carcinoma, ovarian cancer, sarcoma, multiple myeloma, prostate cancer, rectal cancer, Wilms tumor, head and neck cancer, oral carcinoma and uterine carcinoma.

In the future, we expect to continue prosecuting broader coverage of certain composition of matter applications. Additionally, we will seek to file new patents related to novel candidates, manufacturing, clinical formulations, dose, and indications, as well as evaluate the acquisition of other innovative IP.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the date of filing the non-provisional application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent.

The term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration of a U.S. patent as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Moreover, a patent can only be extended once, and thus, if a single patent is applicable to multiple products, it can only be extended based on one product. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. When possible, depending upon the length of clinical trials and other factors involved in the filing of an application, we expect to apply for patent term extensions for patents covering its therapeutics candidates and their methods of use.

We may rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these procedures, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

In July 2019, we entered into a material transfer agreement with the University of Florida, or UofFL, under which we provided to UofFL our NuvOx product, as well as information regarding handling, administration and dosing. We further contributed to experimental design regarding UofFL studies using our product. UofFL’s studies later demonstrated utility. We thereafter prepared and provided to UofFL for comments a draft patent application covering the studies. However, we later learned that UofFL had filed its own patent application with claims directed at the use of our API for patients requiring cardiac protection. If the UofFL patents issues then we will be prohibited from selling NanO2 for cardiac protection unless we obtain a license from UofFL and there can be no assurance that such a license will be granted on favorable terms, if at all.

We have a Patent Application, entitled “NOVEL FLUOROCHEMICAL CARDIAC RESUSCITATION”, US Serial No. 18/460,334, filed September 1, 2023, which claims benefit to US Provisional Patent Application No. 63/486,324, filed February 22, 2023. This patent application is generally directed to the treatment of cardiac arrest by administering fluorocarbon compounds.

We have filed a petition to institute a derivation proceeding with the USPTO, regarding a patent application filed by the University of Florida Research Foundation, Inc., which is believed to be directed to similar subject matter, to secure our rights in such University of Florida Research Foundation, Inc.’s patent application(s).

Manufacturing

Currently, NanO2 is manufactured by us inhouse in our ISO7/IS05 certified clean room. Currently, production is being done in batches of five liters, which results in a current production scale of approximately 400 vials per batch and a turnaround time of fewer than three days. We have the ability to scale up. Scaling up to 10 liters or 20 liters is feasible. Beyond that, it will likely be necessary to transfer to a CMO or upgrade the current facility. We intend to transfer or duplicate the production in a CMO before our application is submitted to the FDA for approval of NanO2 for purposes of future scaling and redundancy/risk management. The final facility for pivotal trial will require FDA approval before our product can be marketed. Timing of approval, if obtained, cannot be certain. In addition, there is no assurance that NanO2 can be successfully manufactured at a larger liter scale in a cost-efficient manner.

We have two-year stability data for NanO2 from previous batches with refrigeration. As we continue to improve manufacturing processes, we will continue to monitor the stability/shelf life to determine how long we can use the product once it is manufactured and released.

We source dodecafluoropentane also known as n-perfluoropentane, from FluoroMed, L.P., or FluoroMed. On August 9, 2024, we entered into a supply and development agreement with FluoroMed, or the Supply and Development Agreement. Pursuant to the Supply and Development Agreement, FluoroMed has agreed to provide support to our effort in future applications with the FDA or other regulatory authorities. Such support can be in the form of providing necessary information or FluoroMed may choose to file a Drug Master File, or DMF, with the FDA. Pursuant to the Supply and Development Agreement, FluoroMed has granted us an exclusive, royalty-free, perpetual, worldwide and fully transferrable right and license to refer to the FluoroMed DMF in our obtaining or maintaining marketing authorization of our product candidate. In consideration of such support, we have agreed to pay FluoroMed $125,000 for support received for an FDA application. FluoroMed’s obligation in performing such support survives the expiration or termination of the contract. Pursuant to the Supply and Development Agreement, we have also agreed to minimum annual purchases of n-perfluoropentane, from FluoroMed, and the supply of the product is not exclusive.

The Supply and Development Agreement may be terminated by either party by written notice upon (a) a material breach by the other party of any of its obligations to be performed thereunder and a failure to cure such breach within thirty days of written notice; (b) upon the filing of a petition in bankruptcy by or on behalf of the other party, which petition is not dismissed within thirty days of its filing, upon the making of a general assignment for the benefit of creditors by the other party or the failure or inability of the other party to pay its debts as they become due, or upon the appointment of a receiver, conservator or similar officer with respect to all or substantially all of the assets of the other party, which appointment is not dismissed within thirty days, or (c) in the event of a change of control in FluoroMed, provided we give FluoroMed, or its successor, thirty days written notice.

The Supply and Development Agreement expires on August 9, 2029.

Competition

We face the following competition:

Stroke

NanO2 acts as a neuroprotectant in stroke. Its mechanism of action is to restore oxygen in the ischemic brain tissue as well as to reduce oxidative stress. Administration of NanO2 is designed to keep the vulnerable neurons alive in the ischemic penumbra until reperfusion is attained. Several neuroprotectants are in clinical trials.

Nerinetide, developed by NoNo, Inc., Canada, is in Phase III clinical trials as a neuroprotectant. It claims to suppress certain proteins to prevent the neurotoxic signaling in acute ischemic stroke. Nerinetide does not work with tPA. Previously, a large-scale clinical trial was performed with tPA and it failed due to futility. There may be a benefit, however, in patients who do not receive tPA. Hence, Phase III clinical studies are now being performed in patients who cannot receive tPA.

ZZ Biotech develops a genetically engineered variant of human activated protein C (APC), which plays an important role in regulating anticoagulation, inflammation, cell death, and maintaining the permeability of blood vessel walls in humans and other animals. It completed a multi-center, phase 2 trial to determine the safety and tolerability in Combination With tPA, mechanical thrombectomy or both in moderate to severe Acute Ischemic Stroke in 110 subjects. A Phase III clinical trial is planned in 1400 subjects.

GNT Pharma is a Korean company that develops Neu2000, also known as Nelonemdaz, a multi-target neuroprotectant. A Phase II clinical trial involving 208 stroke patients who underwent endovascular reperfusion. A Phase III clinical trial is currently underway to clarify the efficacy of Neu2000 in hyperacute ischemic stroke and endovascular thrombectomy patients.

Edaravone is an antioxidant drug and a free radical scavenger. In 2001, it was approved in Japan as a drug to treat acute-phase cerebral infarction, and then in 2015 it was approved for amyotrophic lateral sclerosis, or ALS. In 2017, the FDA also approved edaravone for treatment of patients with ALS. Currently, there are two more studies testing Edaravone alone, and in comparison, to the combination of Edaravone and Dexborneol.

Prolong Pharma is a clinical-stage biopharmaceutical company focused on oxygen therapeutics. Its product candidate, PP-007 (PEGylated bovine carboxyhemoglobin), is a nano-sized oxygen carrier. The PEGfinity™ process combines hemoglobin with PEG, modifying its hemoglobin saturation profile to selectively oxygenate severely hypoxic tissue. Headquartered in South Plainfield, New Jersey, Prolong has completed a Phase I trial in large vessel occlusion stroke.

None of the above neuroprotectants under clinical development have the mechanism of action of NanO2. NanO2 is the one of the few oxygen therapeutics, and the only neuroprotectant that is not utilizing simulated haemoglobin to address the underlying hypoxia in acute ischemic stroke, thereby retaining the viability of the neurons in the ischemic penumbra until reperfusion is attained.

GBM and Cancer

NanO2 is being developed as a chemoradiosensitizer in primary GBM. Various technologies are under development for GBM as radiosensitizers as well: Valproic acid was studied as a radiosensitizer in association with chemoradiation treatment of primary GBM in 43 patients between 2006-2013. Chloroquine, an old drug, was studied as a radiosensitizer in 13 subjects between 2016-2019, with the median overall survival slightly longer than historical control. Shuttle Pharmaceuticals announced that it intends to perform a Phase II trial of Ropidoxuridine in primary GBM in association with chemoradiation. EpicentRx, Inc. performed a Phase I trial of RRx-001 as a radiosensitizer/chemosensitizer in 16 primary GBM patients between 2017 and 2019.

In addition, various other modalities are being employed to tackle GBM. MimiVax, a clinical stage biotech in the U.S., develops SurVaxM, a patented peptide mimic immunotherapeutic vaccine (immunotherapy). Currently, a Phase IIb trial is being conducted for SurVaxM in GBM. Novocure, a global company that focuses on oncology, developed Optune Gio, a wearable treatment delivery system. Optune was approved by FDA in 2011 to treat recurrent GBM and in 2015 to treat newly diagnosed GBM in combination with Temodar. Recommended usage goal for Optune is 18+ hours/day, and requires good scalp contact, as well as carrying the device by patients during usage. IN8bio, a clinical stage biotech company that develops gamma-delta T cells is conducting a Phase 1 clinical trial in leukemia and lymphoma patients undergoing hematopoietic bone marrow transplantation. Servier Pharmaceuticals, a unique global organization operating in more than 150 countries and governed by a non-profit foundation that is focused on oncology and rare disease research and development has an FDA-approved drug — VORANIGO® for grade 2 glioma.

We believe NuvOx has advantages over competitors as NanO2 is integrated with standard of care, and it also allows early treatment, starting with radiation cycle.

Acute Respiratory Distress Syndrome (ARDS)

NanO2 aims at restoring oxygen in ARDS, to help patients avoid highly invasive treatments such as ventilator, or ECMO, which are associated with high mortality and injury rates. According to the American Lung Association, there is no cure for ARDS at this time. Treatment focuses on supporting the patient while the lungs heal. The goal of supportive care is getting enough oxygen into the blood and delivered to the body to prevent damage and removing the injury that caused ARDS to develop. Various clinical stage companies are conducting trials in this indication.

Direct Biologics, LLC, a U.S. company based in Texas, is conducting a Phase III trial for its bone marrow mesenchymal stem cell derived extracellular vesicles (EVs), ExoFlo, versus placebo for the treatment of hospitalized patients with moderate-to-severe ARDS. Veru, based in Florida, is conducting a Phase III trial for Sabizabulin, microtubule disruptor which has both host targeted antiviral and broad anti-inflammatory properties, for the treatment of hospitalized patients with viral lung infection at high risk for ARDS. Vasomune Therapeutics, a Canadian company, is conducting a Phase 2a trial in patients who are hospitalized with presumed pneumonia requiring supplemental oxygen therapy. The purpose of this trial is to examine the safety, tolerability and efficacy of their product daily to the earlier of day 28 or EOT (day prior to hospital discharge). Aqualung Therapeutics, a Tucson, Arizona based company, is conducting Phase 2a, multi-center, randomized, double-blind, placebo-controlled trial to assess the efficacy and safety of its product — ALT-100mAb in patients with moderate to severe ARDS.

Government Regulation

The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning or untitled letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties.

Product development and marketing activities are subject to extensive regulation by various government authorities, including the FDA, other federal, state and local agencies and comparable regulatory authorities in other countries, which regulate the design, research, clinical and non-clinical development, testing, manufacturing, storage, distribution, import, export, labeling, advertising and marketing of pharmaceutical products and medical devices. Generally, before a new drug can be sold, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific to each regulatory authority, submitted for review and approved by the regulatory authority. The data are generated in two distinct development states: pre-clinical and clinical.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Development of New Drugs in the United States

Under the FDCA, pharmaceutical products must be approved by the FDA before they may be legally marketed in the United States. Pharmaceutical product development for a new product or certain changes to an approved product in the U.S. typically involves pre-clinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

The pre-clinical development stage generally involves synthesizing the active component, developing the formulation and determining the manufacturing process, as well as carrying out non-human toxicology, pharmacology and drug metabolism trials that support subsequent clinical testing. These pre-clinical laboratory and animal tests must comply with federal regulations and requirements, including the FDA’s good laboratory practices regulations. A drug’s sponsor must submit the result of the pre-clinical tests, together with manufacturing information, analytical data and any available clinical data or literature and a proposed clinical protocol to the FDA as part of an IND application. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the IND is deemed issued and the clinical trial program proposed in the IND may begin.

Clinical trials typically involve the administration of the IND to healthy volunteers (in the early phase) or patients with the disease of condition that is the proposed indication for the investigational product under the supervision of a qualified investigator (in the later phases). Clinical trials must be conducted (i) in compliance with federal regulations, including GCPs, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; and (ii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

Clinical trials to support an application for marketing approval can generally be divided into three sequential phases that may overlap, Phase I, Phase II and Phase III clinical trials. In Phase I, generally, small numbers of healthy volunteers are initially exposed to single escalating doses and then multiple escalating doses of the product candidate. The primary purpose of these trials is to assess the metabolism, pharmacologic action and general safety of the drug. Phase II trials typically involve trials in disease-affected patients to determine the dose required to produce the desired benefits, common short-term side effects and risks. Phase II trials are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred patients. Phase III trials are intended to gather the additional information about effectiveness and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, that is needed to evaluate the overall benefit-risk relationship of the drug, its safety and efficacy, and to provide an adequate basis for physician labeling. Thus, Phase II trials are commonly referred to as pivotal trials. Phase III trials usually include from several hundred to several thousand patients and are closely controlled and monitored. In many cases, the FDA requires two adequate and well-controlled Phase III clinical trials to demonstrate the efficacy of the drug. A single Phase III trial with other confirmatory evidence may be sufficient in some instances. In addition to these Phase I-III trials, other trials may be conducted to gather additional safety, pharmacokinetic and pharmacodynamic information. Pharmaceutical products with active ingredients that are the same as or similar to those already approved by the FDA may have more streamlined development programs than new chemical entities.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. Trials must be conducted in accordance with GCPs and reporting of trial progress and any adverse experiences is required. The trial protocol and informed consent information for patients in clinical trials must also be submitted to and approved by an IRB, responsible for overseeing trials at particular sites and protecting human research trial patients. Issues that arise during the conduct of a trial, including deviations from the trial protocol, may need to be reported to the IRB for determination whether an action is necessary and whether the trial may continue. The IRB may suspend or terminate a trial once initiated, for failure to comply with the IRB’s requirements, or may impose other conditions. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that once begun, issues will not arise that could cause the trial to be suspended or terminated.

Post-approval trials, sometimes referred to as Phase IV clinical trials, may be conducted after initial marketing approval. Sometimes, these trials are used to gain additional experience from the treatment of patients in the intended therapeutic condition. In certain instances, the FDA may mandate the performance of Phase IV trials. In other situations, post-approval trials aim to gain additional indications for a medication.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, may require submission to and FDA approval of a new application or an application supplement before the change can be implemented. An application supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing the application supplements as it does in reviewing an original application.

Review and Approval of New Drugs in the United States

Following Phase III trial completion, data are analyzed to determine safety and efficacy, with any final such determination to be made by the FDA. Data are then submitted to the FDA in an NDA, along with proposed labeling for the product and information about the manufacturing and testing processes and facilities that will be used to ensure product quality. This type of NDA is referred to as a full NDA or standalone NDA, since it requires the sponsor to submit full investigations of safety and effectiveness of the product. A full NDA is in contrast to certain “abbreviated” submissions such as Abbreviated New Drug Applications or ANDAs and 505(b)(2) NDAs discussed in more detail below. The cost of preparing and submitting a full NDA is substantial. Manufacturers may be assessed up to five program fees for a fiscal year for prescription drug products identified in a single approved NDA. These fees are typically increased annually. In the United States, FDA approval of an NDA must be obtained before marketing a new drug.

Upon receipt of the NDA from the sponsor, FDA has 60 days to determine whether the application will be accepted for filing based on the agency’s threshold determination that the application is sufficiently complete to permit substantive review. If not, and if the deficiencies cannot be readily rectified, the application is issued a refuse to file letter. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of application. Most applications for standard review drug products are reviewed within 10 to 12 months; most applications for priority review drugs are reviewed in six to eight months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months by the designation of a Major Amendment, to consider certain late-submitted information or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of advisory committees, but it generally follows such recommendations. Before approving an application, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured.

The FDA may conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with current GMP requirements. The FDA will not approve the product unless compliance with current GMPs is satisfactory and the application contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the application and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the application, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two to six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of application approval, the FDA may require a REMS to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Marketing Exclusivities and Generic Competition

In the absence of an existing patent term or regulatory exclusivity, a sponsor may seek to market a generic or follow-on product to a NDA-approved or reference listed drug by submitting either (a) an ANDA, which is an application to market a generic version of the same product that is shown to be bioequivalent to the reference listed drug rather than providing investigations of safety and effectiveness, or (b) a so-called 505(b)(2) (named after the section of the FDCA) application, which is a type of NDA that contains full reports of investigations of safety and effectiveness where at least some of the information required for approval comes from studies not conducted by or for the applicant, and for which the applicant has not obtained a right of reference or use, including, for example, FDA’s finding of safety and/or effectiveness for a listed drug or published literature.

The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company for a generic version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement.

The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent.

Five-year and three-year exclusivities will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness or generate such data themselves.

Pediatric exclusivity is another type of marketing exclusivity available in the United States and provides for an additional six months of marketing exclusivity attached to another period of exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials. Pediatric exclusivity does not require that the pediatric trial ultimately be successful, only that it “fairly meets” the requirements of the written request.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan product designation must be requested before submitting an application. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any significant advantage in or shorten the duration of regulatory review and approval process. It also does not suggest FDA approval or exclusivity. The first applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. In addition to the potential period of exclusivity, orphan designation makes a company eligible for grant funding of up to $500,000 per year for four years to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption from the FDA application user fee.

Orphan drug exclusivity means the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in limited circumstances, such as (i) the drug’s orphan designation is revoked; (ii) its marketing approval is withdrawn; (iii) the orphan exclusivity holder consents to the approval of another applicant’s product; (iv) the orphan exclusivity holder is unable to assure the availability of a sufficient quantity of drug; or (v) a showing of clinical superiority to the product with orphan exclusivity by a competitor product. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. If a drug designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan drug exclusivity. There has been recent litigation concerning FDA’s interpretation of the orphan drug exclusivity provisions.

Expedited Approval Programs

There are a variety of pathways under which applicants may seek expedited approval from FDA, including Fast Track, breakthrough therapy, priority review and accelerated approval. Fast Track is a process designed to facilitate the development and expedite the review of investigational drugs to treat serious conditions and fill an unmet medical need. Drugs that receive Fast Track designation may be eligible for more frequent communications and meetings with the FDA to discuss the drug’s development plan, including the design of the proposed clinical trials, use of biomarkers and the extent of data needed to support approval. Drugs with Fast Track designation may also qualify for accelerated approval and priority review of NDAs if relevant criteria are met. However, Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

The FDA accelerated approval program provides for early approval of drugs based on a drug on a clinical trial(s) showing that the drug meets a surrogate or an intermediate clinical endpoint rather than a clinical benefit endpoint. Accelerated approval is possible for drugs for serious conditions that fill an unmet medical need. Under priority review, the FDA reviews an application in six months rather than ten months after it is accepted for filing.

A surrogate endpoint used for accelerated approval is a marker, such as a laboratory measurement, that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Likewise, an intermediate clinical endpoint is a measure of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on irreversible morbidity and mortality. Because it sometimes can take many years for a drug trial to show a clinical benefit, the use of a surrogate endpoint or an intermediate clinical endpoint can significantly shorten the time required to complete clinical trials and obtain FDA approval.

If a drug receives an accelerated approval, the company that sponsored the application must conduct a post-approval trial to confirm the anticipated clinical benefit. These trials are known as Phase 4 or post-approval confirmatory trials. If the confirmatory trial shows that the drug actually provides a clinical benefit, then the FDA grants traditional approval for the drug. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA. If the confirmatory trial does not show that the drug provides clinical benefit, FDA has regulatory procedures in place that could lead to removing the drug from the market.

Drug Development in Europe

In the EU, our future products may also be subject to extensive regulatory requirements. Similar to the United States, the marketing of medicinal products is subject to the granting of marketing authorizations by regulatory agencies. Also, as in the United States, the various phases of pre-clinical and clinical research in the EU are subject to significant regulatory controls.

Review and Approval in the European Union

In the EU, approval of new medicinal products can be obtained through one of three processes: the mutual recognition procedure, the centralized procedure and the decentralized procedure. We intend to determine which process we will follow, if any, in the future.

Mutual Recognition Procedure:    An applicant submits an application in one EU member state, known as the reference member state. Once the reference member state has granted the marketing authorization, the applicant may choose to submit applications in other concerned member states, requesting them to mutually recognize the marketing authorizations already granted. Under this mutual recognition process, authorities in other concerned member states have 55 days to raise objections, which must then be resolved by discussion among the concerned member states, the reference member state and the applicant within 90 days of the commencement of the mutual recognition procedure.

If any disagreement remains, all considerations by authorities in the concerned member states are suspended and the disagreement is resolved through an arbitration process. The mutual recognition procedure results in separate national marketing authorizations in the reference member state.

Centralized Procedure:    This procedure is currently mandatory for products developed by means of a biotechnological process and optional for new active substances and other “innovative medicinal products with novel characteristics.” Under this procedure, an application is submitted to the European Agency for the Evaluation of Medical Products. Two EU member states are appointed to conduct an initial evaluation of each application. These countries each prepare an assessment report that is then used as the basis of a scientific opinion of the Committee on Proprietary Medical Products. If this opinion is favorable, it is sent to the European Commission, which drafts a decision. After consulting with the member states, the European Commission adopts a decision and grants a marketing authorization, which is valid throughout the EU and confers the same rights and obligations in each of the member states as a marketing authorization granted by that member state.

Decentralized Procedure:    The most recently introduced of the three processes for obtaining approval of new medicinal processes in the EU, the decentralized procedure is similar to the mutual recognition procedure described above, but with differences in the timing that key documents are provided to concerned member states by the reference member state, the overall timing of the procedure and the possibility of, among other things, “clock stops” during the procedure.

Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company and the approved product are subject to continuing regulation by the FDA and other regulatory authorities, including, among other things, monitoring and recordkeeping activities, reporting to applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting drugs for uses or in patient populations not described in the drug’s approved labeling (known as “off-label use”), and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available drugs for off-label uses, drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Modifications or enhancements to the products or labeling or changes of site of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process. The FDA regulations require the products be manufactured in specific approved facilities and in accordance with current GMPs, and application holders must list their products and register their manufacturing establishments with the FDA. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with current GMP and other laws. Application holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms. These firms are subject to inspections by the FDA at any time, and the discovery of violative conditions could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute products manufactured, processed or tested by them.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the U.S., the CMS other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments. These laws and regulations include:

•        The federal healthcare program anti-kickback law which prohibits, among other things, persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs.

•        Federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other government reimbursement programs that are false or fraudulent. The government may assert that a claim including items or services resulting from a violation of the federal healthcare program anti-kickback law or related to off-label promotion constitutes a false or fraudulent claim for purposes of the federal false claims laws.

•        The Federal Physician Payments Sunshine Act within the Affordable Care Act, or ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report on an annual basis information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and certain ownership and investment interests held by physicians and their immediate family members, with the information made publicly available on a searchable website; and

•        The Health Insurance Portability and Accountability Act, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH Act, and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates” — independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

•        Applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act.

•        The Lanham Act and federal antitrust laws.

•        State law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not pre-empted by federal laws, thus complicating compliance efforts. In addition, several states now require prescription drug companies to report expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual physicians in these states. Other states prohibit various other marketing-related activities, and still other states require the posting of information relating to clinical studies and their outcomes. In addition, California, Connecticut, Massachusetts and Nevada require pharmaceutical companies to implement compliance programs and/or marketing codes. Several additional states are considering similar proposals. Compliance with these laws is difficult and time consuming, and companies that do not comply with these state laws face civil penalties.

Distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, traceability, and storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

Third-Party Payer Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any of our drug candidates that ultimately may obtain regulatory approval. In both the United States and foreign markets, our ability to commercialize our product candidates successfully, and to attract commercialization partners for our product candidates, depends in significant part on the availability of adequate financial coverage and reimbursement from third-party payers, including, in the United States, governmental payers such as the Medicare and Medicaid programs, managed care organizations, and private health insurers. Medicare is a federally funded program managed by the CMS, through local fiscal intermediaries and carriers that administer coverage and reimbursement for certain healthcare items and services furnished to the elderly and disabled. Medicaid is an insurance program for certain categories of patients whose income and assets fall below state defined levels and who are otherwise uninsured that is both federally and state funded and managed by each state. The federal government sets general guidelines for Medicaid and each state creates specific regulations that govern its individual program. Each payer has its own process and standards for determining whether it will cover and reimburse a procedure or particular product. Private payers often rely on the lead of the governmental payers in rendering coverage and reimbursement determinations. Therefore, achieving favorable CMS coverage and reimbursement is usually a significant gating issue for successful introduction of a new product. The competitive position of some of our products will depend, in part, upon the extent of coverage and adequate reimbursement for such products and for the procedures in which such products are used. Prices at which we or our customers seek reimbursement for our products can be subject to challenge, reduction or denial by the government and other payers.

The United States Congress and state legislatures may, from time to time, propose and adopt initiatives aimed at cost containment, which could impact our ability to sell our products and product candidates profitably. For example, in the first quarter of 2018, President Trump signed a law requiring pharmaceutical companies to pay for a substantially larger percentage of the coverage gap, or the so-called “donut hole,” between regular and catastrophic Medicare Part D prescription drug coverage, a change that is estimated to have a multi-billion-dollar effect on brand-name drug companies. Additional changes could be made in the future to governmental healthcare programs and many other laws that could significantly impact the success of our products.

The cost of pharmaceuticals continues to generate substantial governmental and third-party payer interest. We expect that the pharmaceutical industry will experience pricing pressures due to the trend toward managed healthcare, the increasing influence of managed care organizations and additional legislative proposals. Our results of operations could be adversely affected by current and future healthcare reforms.

Some third-party payers also require pre-approval of coverage for new or innovative devices or drugs before they will reimburse healthcare providers that use such drugs. While we cannot predict whether any proposed cost-containment measures will be adopted or otherwise implemented in the future, the announcement or adoption of these proposals could have a material adverse effect on our ability to obtain adequate prices for our products and product candidates and operate profitably.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the EU do not follow price structures of the United States and generally tend to be significantly lower.

Trade Laws

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Employees and Human Capital Resources

As of July 6, 2026, we had nine full-time equivalent employees and two consultants. Of the team, eight are engaged primarily in research and development and three are engaged in general administration, business development and marketing. A total of four of our employees have an M.D., or Ph.D. degrees. Our employees are not represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

Our corporate headquarters are located at 1635 E. 18th Street, Tucson, AZ 85719, which have been leased by us since 2017 from the Lessor, an entity of which Evan Unger, our Executive Chairman, owns with his spouse. The current lease with the Lessor commenced on August 27, 2022 for the office portion of the facility, and on May 1, 2021, for the manufacturing area. On April 12, 2024, a new lease for the office portion of the facility and the manufacturing area was entered into with the Lessor. We believe that our facilities are adequate to meet our current needs and that additional space can be obtained on commercially reasonable terms as needed.

Legal Proceedings

We are not currently a party to any material legal proceedings. We may, however, in the ordinary course of business face various claims brought by third parties, and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property rights as well as claims relating to employment matters and the safety or efficacy of our products. Any of these claims could subject us to costly litigation. If this were to happen, the payment of any such awards could have a material adverse effect on our business, financial condition and results of operations. Additionally, any such claims, whether or not successful, could damage our reputation and business.

MANAGEMENT

Executive Officers and Directors. The following table sets forth information as of July 6, 2026, for individuals who are expected to serve as executive officers and directors upon completion of this offering.

Name	Age	Position
Executive Officers
Evan Unger, M.D.	72	Executive Chairman of the Board
Rong Wang	53	President, Chief Executive Officer and Director
Shien McCullough, CPA	54	Interim Chief Financial Officer
Jennifer L. H. Johnson, Ph.D.	56	Chief Operating Officer
Non-Employee Directors
Richard Carmona, M.D.	76	Director
Jon S. Saxe(1)(2)	89	Director
Jonathan T. Schilling(2)	71	Director
Marvin J. Slepian, M.D(1)	70	Director
Wilson W. Cheung, CPA(1)	57	Director

____________

(1)      Member of the audit committee

(2)      Member of the compensation committee

Executive Officers

Evan Unger, M.D., Co-founder, Executive Chairman

Evan Unger has served as our Executive Chairman since July 1, 2008. From March 2008 until January 2024, he also served as our President and from March 2008 until October 2024 he served as our Chief Executive Officer. He has founded four biotech companies. His first biotech company, ImaRx Pharmaceutical, founded in July 1990, developed three FDA approved drugs and was acquired by DuPont de Nemours, Inc. Dr. Unger’s second company, ImaRx Therapeutics Inc., went public in July 2007 on the Nasdaq Capital Market and performed clinical trials using a pioneering new technology to treat stroke. Dr. Unger is listed as an inventor on more than 120 issued U.S. patents. He has also founded a company developing contrast agents. He is a board-certified radiologist and is Professor Emeritus of Medical Imaging at the University of Arizona. He holds a B.A. in Economics from the University of California at Berkeley and a M.D. from the University of California at San Francisco School of Medicine. We believe that Dr. Unger is well positioned to serve as our director due to his extensive industry knowledge, his extensive knowledge of our product candidate and his public company experience.

Rong Wang, President, Chief Executive Officer and Director

Rong Wang has served as our Chief Executive Officer since October 2024, as a Director since November 2025, and, since January 2024, as our President. She also served as our Chief Operating and Financial Officer from September 2021 to October 2024. She has more than 20 years of experience in finance, corporate development and general management roles. From July 2019 to June 2021, she served as the Chief Financial Officer of Tiempo Development. Her tenure in the life science industry includes roles with Baxter International, Ekso Bionics, and Abaxis (acquired by Zoetis), as well as global, venture-backed surgical and digital service companies where she led exits. She holds a BS and MS in engineering and an MBA from University of Michigan. She is a CFA charterholder. We believe that Ms. Wang is well position to serve as our director due to her executive and finance experience and her familiarity with our business and our drug candidates.

Shien McCullough, Interim Chief Financial Officer

Shien McCullough has served as our Interim Chief Financial Officer since July 2025. A Certified Public Accountant, Ms. McCullough joined NuvOx in August 2023 as our Controller. She started her career with PricewaterhouseCoopers as an auditor and has 22+ years in public accounting, internal audit, corporate accounting and treasury. She has managed finance and accounting teams of organizations with revenues up to $200M in Healthcare, Oil & Gas and Manufacturing industries. Growth-oriented and budget-minded, Ms. McCullough has led teams to implement enterprise-wide ERP systems and has managed projects migrating on premise systems to the cloud. She holds an MBA from Thunderbird School of Global Management (Arizona State University) and has a BS in Microbiology.

Jennifer L. H. Johnson, Ph.D., Chief Operating Officer

Jennifer L. H. Johnson has more than 20 years of experience in the development and regulatory approval of pharmaceuticals. She has served as our Chief Operating Officer since March 2026, prior to which, from May 2022 to March 2026, she served as our Chief Scientific Officer. From September 2021 until May 2022, she served as Manager of Regulatory Affairs for Roche/Ventana Medical Systems. From March 2020 until September 2021, she served as Director of CMC & Quality Systems at Microbion Corporation. From January 2018 to March 2020, she was director of Regulatory Affairs, Quality Assurance & Product Compliance for Thayer Medical Corporation, where she was previously Director of R&D and Regulatory Affairs. She is a co-founder of NuvOx Pharma, L.L.C. and served as its chief operating officer from 2008 to 2013, at which time she joined Thayer. Dr. Johnson has specialized training and experience in pharmacokinetics, biostatistics, and project management and has numerous publications and two patents under her name. She holds a Ph.D. in Pharmaceutical Science (Formulations) from the University of Arizona and a B.A. in Psychology from the University of Arizona.

Directors

Jon S. Saxe, J.D., LL.M., Director

Jon S. Saxe, J.D., LL.M. has served as a director of the Company since 2021. From 1995 to 2000, Mr. Saxe served as the President, and from 1989 to 2008, he served as a director, of PDL BioPharma, following which he retired. From 1989 to 1993, he was President, Chief Executive Officer and a director of Synergen, Inc. (acquired by Amgen). Mr. Saxe served as Vice President, Licensing & Corporate Development for Hoffmann-Roche from 1984 through 1989, and Head of Patent Law for Hoffmann-Roche from 1978 through 1989. Mr. Saxe currently is the lead director of a fund, K2X Technology and Life Science, and serves as a director on the Board of Aether, Inc. and Epalex Corporation and also serves as a director of four additional life science companies, Achelios, Arbor Vita Corporation, Trellis Bioscience, Inc. and VistaGen Therapeutics (VTGN) and a board observer of two, InGeneron and Renexxion. Mr. Saxe has also served as a director of other biotechnology and pharmaceutical companies, including ID Biomedical (acquired by GlaxoSmithKline), Sciele Pharmaceuticals, Inc. (acquired by Shionogi), Amalyte (acquired by Kemin Industries), Cell Pathways (acquired by OSI Pharmaceuticals), Lumos Pharma, Inc. (merged with New Link Genetics) and other companies, both public and private. Mr. Saxe has a B.S.Ch.E. from Carnegie-Mellon University, a J.D. degree from George Washington University and an LL.M. degree from New York University.

We selected Mr. Saxe to serve as a director due to his numerous years of experience as a senior executive with major pharmaceutical and biotechnology companies, as well as his extensive experience serving as a director of numerous private and public biotechnology and pharmaceutical companies, serving as Chairman, and Chair and member of audit, compensation, and governance committees of both private and public companies. Mr. Saxe provides us with valuable insight and perspective into the biotechnology and pharmaceutical industries, as well as the strategic opportunities and challenges that we face.

Richard Carmona MD, MPH, FACS, Director

Richard Carmona MD, MPH, FACS was the 17th Surgeon General of the United States and is the Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health. He also holds faculty appointments as a Professor of Surgery and Pharmacy. Trained in general and vascular surgery, Dr. Carmona also completed an NIH-sponsored fellowship in trauma, burns, and critical care. Dr. Carmona was then recruited jointly by the Tucson Medical Center and the University of Arizona to start and direct Arizona’s first regional trauma care system. He went on to become the chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health and family and community medicine at the University of Arizona, and the Pima County Sheriff’s Department surgeon and deputy sheriff. He is also a Fellow of the American College of Surgeons. Dr. Carmona’s interest in public health stemmed from the realization that most of his patients’ illnesses and injuries were completely preventable. In 2002 Dr. Carmona was nominated by the president and unanimously confirmed by the United States Senate to become the 17th Surgeon General of the United States. Dr. Carmona was selected because of his extensive experience in public health, clinical sciences, health care management, preparedness, and his commitment to prevention as an effective means to improve public health and reduce health care costs while improving the quality and quantity of life. As Surgeon General, Dr. Carmona focused on prevention, preparedness, health disparities, health literacy, and global health to include health diplomacy. He also issued many landmark Surgeon General Communications during his tenure, including the definitive Surgeon General’s Report about the dangers of second-hand smoke.

We selected Dr. Carmona to serve as a director due to his numerous years of industry experience, including his experience in public health, clinical sciences, and health care management. Dr. Carmona provides us with highly valuable insight and perspective into national and global health needs.

Marvin J. Slepian, M.D., J.D. Director

Marvin J. Slepian, M.D., J.D. is Regents’ Professor at the University of Arizona; with Professorships in Medicine, Medical Imaging, Surgery, Chemistry, BioMedical Engineering (Associate Dept. Head), Materials Sciences and Engineering, Chemical and Environmental Engineering; as well as being McGuire Scholar in the Eller College of Management; and Faculty in the College of Law. Dr. Slepian is the founder and Director of ACABI — the Arizona Center for Accelerated Biomedical Innovation at the University of Arizona — an across the university “creativity engine,” to drive innovation, novel solution development and real-world translation. Dr. Slepian has had an extensive research career leading to the development of innovative diagnostics and therapeutics for cardiovascular diseases, with particular focus on the development and use of novel biomaterials for tissue engineering, drug delivery and medical device development. His lab has developed many novel diagnostics and therapeutics which in clinical use today including: drug-eluting stent technologies, stent coatings, “polymer paving,” surgical anti-adhesive barriers, stretchable and biodegradable electronics, “wearables,” synthetic tissue sealants, myocardial revascularization and cell delivery methods and cardiovascular prosthetic devices — including the only FDA approved total artificial heart. He is the author or co-author of more than 300 articles, textbook chapters and abstracts, published in journals such as Science, Nature Materials, PNAS, PlosOne, Circulation, and the New England Journal of Medicine. He also serves on multiple editorial review boards. He is a prolific inventor with more than 120 issued and filed patents and has been the founder of numerous medical device companies including FOCAL (NASDAQ), Endotex, Angiotrax, Hansen Medical (NASDAQ), Arsenal, 480 BioMedical, MC10 and SynCardia, and has been involved in bringing many new devices through the FDA regulatory process into clinical use, including most notably the total artificial heart. He has received multiple awards for his academic and translational research activities including: the American Heart Association award for the most significant advance in cardiovascular medicine, the AZBio Pioneer Award (2017) for Lifetime Achievement in Biomedical Science Innovation, and in 2019 was named daVinci Fellow — the highest recognition of the University of Arizona College of Engineering; and received the Daniel Drake Medal — the highest distinction of the University of Cincinnati College of Medicine for outstanding innovative medical research. In 2020 Dr. Slepian was selected as Founders’ Lecturer — the highest honor of the U Arizona College of Medicine. Dr. Slepian is an elected fellow of the American Institute for Medical and Biological Engineering (AIMBE), a fellow of the National Academy of Inventors (NAI), a fellow of the Biomedical Engineering Society (BMES), a fellow of the American Association for the Advancement of Science (AAAS) and is an elected member of BEMA — the Biomaterials Engineering Materials and Applications (BEMA) Roundtable of the National Research Council of the National Academies. Recently Dr. Slepian was appointed as a member of PPAC — the Patent Public Advisory Committee of the United States Patent and Trademark Office (USPTO) of the Dept of Commerce. He is Past-President of the International Society for Mechanical Circulatory Support (ISMCS); and Past President of the American Society for Artificial Internal Organs (ASAIO). Dr. Slepian earned his A.B. in Biochemical Sciences and Science in Human Affairs from Princeton, his M.D. from the University of Cincinnati, his J.D. from the University of Arizona, with additional post-doctoral training at Harvard, MIT and Washington University.

We selected Dr. Slepian to serve as a director due his numerous years of experience as a physician, inventor and entrepreneur, including his experience as a professor of medicine and in the research and development of new therapeutic methods and devices. Dr. Slepian provides us with highly valuable insight and perspective into the development, commercialization and regulatory approval of new therapeutics.

Jonathan T. Schilling, Director

Jonathan T. Schilling is retired from a 30-year career in the sale and marketing of employee benefit medical/dental plans for Blue Cross and Delta Dental. He is an active investor and recently invested in the Company. Mr. Schilling holds a B.S. in Information Science Management from the University of San Francisco.

We selected Mr. Schilling to serve as a director due to his numerous years of industry experience in sales and marketing of employee benefit medical/dental plans. Mr. Schilling provides us with highly valuable insight and perspective into sales and marketing needs.

Wilson W. Cheung, CPA, Director

Wilson W. Cheung, CPA, is a seasoned Wall Street veteran with over 30 years of experience in finance, compliance, investor relations, cross border transactions, fund-raising and corporate leadership at both public and private companies in the TMT and healthcare space. Mr. Cheung has been a former public company CFO since 2003, and for the past 12 years working for pharma and biotech companies operating in both US and Asia, including CFO and consulting roles at SciClone Pharmaceuticals, KBP Bioscience, Apollomics, Tessa Therapeutics, Drug Farm and Tikva Allocell. Currently Mr. Cheung is CFO of a stealth US spin-out. Mr. Cheung has an extensive network of US and Asian investors, and had completed Nasdaq IPO, equity follow-on, debt and M&A transactions for over $1.3 billion during his CFO tenure.

Mr. Cheung graduated with a BA in Economics/Business from UCLA. He is a California Certified Public Accountant (inactive) and a Certified Director of Corporate Governance from UCLA Anderson Graduate School of Management. Mr. Cheung is fluent in English and Chinese (Mandarin and Cantonese), active as a UCLA alumni mentor, an avid padel tennis player, and currently resides in the San Francisco Bay Area.

We selected Mr. Cheung to serve as a director due to his long-time tenure in this industry, as well his deep expertise in finance and internal controls in publicly traded companies. Further, we believe that Mr. Cheung’s broad experience that covers both US and international regions serves will be beneficial to the Company if and when it seeks to expand globally.

Selection of Officers

Our executive officers serve at the discretion of our Board of Directors. There are no familial relationships among our directors and executive officers.

Board Composition

Following the completion of this offering, and subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon completion of this offering, our Board of Directors will consist of seven members will be a classified board of directors, with each director serving a staggered, three-year term. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during 2026 for the Class I directors, 2027 for the Class II directors and 2028 for the Class III directors.

Our directors will be divided among the three classes as follows:

•        the Class I directors will be            and            and their terms will expire at the annual meeting of stockholders to be held in 2026;

•        the Class II directors will be            and            and their terms will expire at the annual meeting of stockholders to be held in 2027; and

•        the Class III directors will be            and            and their term will expire at the annual meeting of stockholders to be held in 2028.

Upon expiration of the term of a class of directors, new directors for that class will be elected for three-year terms at the annual meeting of stockholders during the year in which that term expires. Each director’s term shall continue until the election and qualification of his or her successor, or the director’s earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The classification of our Board of Directors may have the effect of delaying or preventing a change of our management, a change of control or other corporate actions. Under Delaware law and our Certificate of Incorporation, for so long as our Board of Directors is divided into classes, our directors may be removed only for cause.

Director Independence

The rules of the NYSE American, as well as those of the SEC, impose several requirements with respect to the independence of our directors. Under the rules of the NYSE American, independent directors must comprise a majority of a listed company’s board of directors and all members of our audit, compensation and nominations committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the NYSE American, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has conducted a review of its composition, the composition of its proposed committees and the independence of each director in accordance with these rules. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Dr. Carmona, Mr. Saxe, Mr. Schilling, Mr. Cheung, and Dr. Slepian do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE American and the SEC. In making this determination, our Board of Directors considered relationships that each director has with the Company, including the transactions described under the section entitled “Certain Relationships and Related Party Transactions.”

Committees of the Board of Directors

Our Board of Directors intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee in connection with this offering, each of which will have the composition and responsibilities described below. Each committee will operate under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE American. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors. From time to time, our Board of Directors may establish other committees to facilitate the management of our business as it sees fit and in accordance with applicable law and our corporate governance documents.

Audit Committee.    After the completion of this offering, our Audit Committee will consist of Jon S. Saxe, Wilson W. Cheung, and Marvin J. Slepian, with Jon S. Saxe serving as the Chairman of the Audit Committee. Our Board of Directors has determined that the three directors who will serve on our Audit Committee are independent within the meaning of the rules and regulations of the NYSE American and Rule 10A-3 under the Exchange Act. In addition, our Board of Directors has determined that Wilson W. Cheung qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE American.

The Audit Committee will oversee and monitor our financial reporting process and internal control system, review and evaluate the audit performed by our registered independent public accountants and report to the Board of Directors any substantive issues found during the audit. The Audit Committee will be directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee will also review and approve all transactions with affiliated parties.

Compensation Committee.    After the completion of this offering, our Compensation Committee will consist of            , with            serving as the Chairman of the Compensation Committee. Our Board of Directors has determined that the            directors who will serve on our compensation committee are independent under the NYSE American listing standards, are “non-employee directors” as defined in rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code.

The Compensation Committee will provide advice and make recommendations to the Board of Directors in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee will also review and approves corporate goals and objectives relevant to the compensation of our President, Chief Executive Officer and other officers, and make recommendations in that regard to the Board of Directors as a whole.

Nominating and Corporate Governance Committee.    After the completion of this offering, our Nominating and Corporate Governance Committee will consist of            , with            serving as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will nominate individuals to be elected to the Board of Directors by our stockholders. The Nominating and Corporate Governance Committee will consider recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in our Bylaws and will apply the same criteria to all persons being considered. All members who will serve on the Nominating and Corporate Governance Committee are independent directors as defined under the listing standards of the NYSE American.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee will be serving, or will have ever served, as an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed year, as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers who served as a member of our Board of Directors during the last completed year.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a code of business conduct and ethics that is applicable to all of our employees, officers and directors. The full text of our code of business conduct and ethics will be available on our website at www.nuvoxtherapeutics.com. If we amend or grant any waiver from a provision of our code of ethics that applies to our directors or executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and amended and restated bylaws, which will be in effect upon consummation of this offering, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•        any breach of the director’s duty of loyalty to us or to our stockholders;

•        acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•        unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•        any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

We intend to enter into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification that will be provided for in our certificate of incorporation and bylaws. The indemnification agreements and our amended restated certificate of incorporation and bylaws that will be in effect upon the completion of this offering require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law. See the section titled “Description of Securities — Limitations on Liability and Indemnification of Officers and Directors” for additional information.

Director Compensation

We currently do not provide cash compensation to our non-employee directors. From time to time, we may grant stock options to certain of our non-employee directors as compensation for their services.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us and our subsidiaries during the fiscal years noted below:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)		All Other Compensation ($)	Total ($)
Evan Unger	2025	75,000(2)	—	—	191,816	(3)	—	266,816
Executive Chairman of the Board	2024	75,000	—	—	16,398		—	91,398

Rong Wang	2025	234,750(4)	—	—	75,511	(5)	—	310,261
President and Chief Executive Officer	2024	96,000	—	—	49,704		—	145,704

Jennifer L. H. Johnson, Ph.D.	2025	152,395	—	—	42,300	(6)	—	194,695
Chief Operating Officer	2024	152,395	1,660	—	190		—	154,245

____________

(1)      Amount reflects the grant date fair value of the named executive officer’s stock options, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 2 to our audited financial statements included elsewhere in this registration statement, of which this prospectus forms a part. These amounts do not correspond to the actual value that may be realized by the named executive officers upon vesting or exercise of such awards.

(2)     Amount set forth in the salary column includes $75,000 of salary earned during the year ended December 31, 2025 pursuant to Mr. Unger’s employment agreement, (i) $6,250 of which was paid in cash, and (ii) $68,750 of which Mr. Unger agreed to forego in exchange for the issuance of options to purchase an aggregate of 15,377 shares of our common stock, all of which were issued to Mr. Unger during the year ended December 31, 2025.

(3)      The option awards include options to purchase an aggregate of 71,924 shares of common stock earned by Mr. Unger for board services and pursuant to his employment agreement during the year ended December 31, 2025, 31,014 of which were issued to Mr. Unger during the year ended December 31, 2025 and the remaining 40,910 of which were deferred and had not been issued as of December 31, 2025. Mr. Unger agreed to receive stock options in lieu of the shares of restricted common stock provided for by his employment agreement.

(4)      Amount set forth in the salary column includes (i) $16,000 of consulting fees payable in cash earned by Ms. Wang for services rendered to the Company prior to entering into an employment agreement with her in February 2025, the payment of which has been deferred and had not been made as of December 31, 2025, and (ii) $218,750 of salary earned by Ms. Wang during the year ended December 31, 2025 pursuant to her employment agreement, which Ms. Wang agreed to forego in exchange for the issuance of options to purchase an aggregate of 51,393 shares of our common stock, 15,182 of which were issued in July 2025 and the remaining 36,211 of which were deferred and had not been issued as of December 31, 2025.

(5)      The option awards include options to purchase an aggregate of 28,176 shares of common stock earned by Ms. Wang pursuant to her prior consulting agreement, all of which were deferred and had not been issued as of December 31, 2025.

(6)      The option awards include options to purchase an aggregate of 20,000 shares of common stock earned and issued to Dr. Johnson during the year ended December 31, 2025.

Agreements with Our Named Executive Officers

Evan Unger Employment Agreement

On March 22, 2023, NuvOx Pharma, L.L.C. entered into an executive employment and compensation agreement, or the Employment Agreement, with Evan Unger where Dr. Unger was engaged to serve as our chief executive officer, a position he held until Ms. Wang was appointed to such position on October 3, 2024. On December 17, 2024, the Employment Agreement, or the Amended Employment Agreement, was amended to provide that Dr. Unger will serve as our executive chairman and reflect his updated compensation terms set forth below.

Pursuant to the Amended Employment Agreement, we are obligated to pay Dr. Unger a base salary at the rate of $350,000 per year, of which $75,000 shall be paid in cash and the balance shall be paid in shares of our restricted common stock, in accordance with our customary payroll practices as in effect from time to time, less all applicable tax or other withholdings and deductions required by applicable law or approved by Dr. Unger, subject to annual review and adjustment.

In addition, pursuant to the Amended Employment Agreement, Dr. Unger and, to the extent applicable, Dr. Unger’s spouse and dependents, would participate in and receive all our employee benefit plans and programs, including any vacation, sick leave, personal leave, and welfare or pension benefit plans and programs, made available to our senior level executives or to its employee generally as in effect from time to time. We were also obligated to reimburse Dr. Unger for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred in the performance of his duties under the Amended Employment Agreement.

The Amended Employment Agreement contained customary non-compete restrictions which covered Dr. Unger for as long as Dr. Unger was employed with us and for a one-year period after his employment with us is terminated.

Dr. Unger’s employment with us is at will and may be terminated by our board of directors or Dr. Unger, at any time, with or without cause. Dr. Unger’s employment will also be deemed terminated upon the date of his incapacity, in which case, all payments to be made in connection with such incapacity are to be made in a manner consistent with applicable federal and state law.

The Amended Employment Agreement also contained customary confidentiality and non-disparagement provisions.

On April 15, 2026, the Unger Commencement Date, we entered into a new employment agreement, or the Executive Chairman Employment Agreement, with Dr. Unger, which replaced the Amended and Restated Employment Agreement. pursuant to which Dr. Unger serves as our Executive Chairman. The initial term of the Executive Chairman Employment Agreement is three years. The term may be extended for two additional one-year periods. Dr. Unger’s compensation shall be negotiated in good faith prior to each extension of the applicable term.

Pursuant to the Executive Chairman Employment Agreement, effective as of January 1, 2026, or the Unger Effective Date, we are obligated to pay Dr. Unger a base salary at the rate of $150,000 per year. Dr. Unger’s base salary is subject to annual review and adjustment as determined by our board of directors beginning in the calendar year 2027. Dr. Unger is eligible to receive an annual cash bonus of up to sixty percent (60%) of his then current base salary, in the sole discretion of our board of directors, based on the achievement of performance metrics determined by our board of directors and communicated to Dr. Unger on an annual basis.

Dr. Unger is also eligible to receive one or more equity incentive grants during his term of employment. During his initial term of employment, Dr. Unger is eligible to receive the following equity incentive grants, in accordance with our 2023 Plan, and as approved by our board of directors: (i) any shares earned but not issued to Dr. Unger prior to the Unger Effective Date; (ii) any shares earned but not issued to Dr. Unger as a result of his only taking a portion of his salary or cash incentive payment, or a reduction of salary to support our liquidity needs; (iii) 2.5% of fully diluted shares as of January 1, 2025 of our company (or our successor) issuable after the Unger Effective Date, of which 33% will vest upon the one-year anniversary of the Unger Commencement Date, 2.79% will vest at the end of each calendar month thereafter, and 100% will vest upon the three-year anniversary of the Unger Commencement Date, provided Dr. Unger remains employed with us; (iv) 2.5% of fully diluted shares as of January 1, 2025 of our company (or our successor) issuable during his initial term, based on the following milestones, if achieved before December 31, 2028 for stock compensation (not to exceed 2.5%):

•        Finish enrollment in Phase IIb RESTORE Trial – 0.5%

•        Commence enrollment in Phase IIb NOVEL Trial – 0.5%

•        Finish enrollment in Phase Ib EXTEND Trial – 0.5%

•        Award of Grant for $2M or greater funding – 0.5%

•        Significant positive read-out (primary or secondary end-point in RESTORE Trial – 0.5%

•        FAST Track designation for Stroke – 0.5%

•        Complete enrollment in NOVEL Trial – 0.5%

In addition, Dr. Unger is eligible to receive a bonus up to $200,000 in cash if the Company has successfully executed its long term financial strategy by December 31, 2028. This cash bonus amount is subject to the sole determination and approval by the Board.

As of July 6, 2026, the grant and issuance of certain equity awards owed to Dr. Unger pursuant to his employment agreement has been deferred, subject to Board approval.

The Executive Chairman Employment Agreement contains customary clauses for Dr. Unger’s commitment and other interests, including: Dr. Unger must exercise reasonably prudent efforts and business time, attention, and energies to the business and the performance of his duties under this agreement. He may not engage in any other business, profession or occupation for compensation that competes with, that is adverse to the best interest of, or that creates a conflict of interest with the Company. He may not engage in outside employment or consulting without first obtaining prior express permission from our board of directors. In the event he devotes time, attention, and energies to his own investment, advisory, or board activities, he shall disclose and warrant to the board that such activity (i) does not constitute competition or a conflict of interest with us, and (i) does not conflict or interfere with the timely performance of his duties or fulfilment of his responsibilities to us. A list of companies for which he currently provides consulting services, is employed by or whose board he currently serves on is set forth on a schedule to the agreement and the board has pre-approved the outside activities, collectively, the Permitted Activities, he engages provided that he continues to abide by the requirements set forth in this Agreement with respect to such Permitted Activities.

The Executive Chairman Employment Agreement contains customary non-compete restrictions, which cover Dr. Unger for as long as he is employed with us and for a one-year period after his employment with us is terminated.

If we terminate Dr. Unger employment with cause or Dr. Unger resigns without good reason, Dr. Unger will receive his accrued and earned base salary through the termination date, any already awarded and unpaid cash incentive, any accrued and earned equity incentive as of the termination date, and any amounts due under any benefit plans.

If we terminate Dr. Unger’s employment without cause or Dr. Unger resigns with good reason, we are obligated to pay Dr. Unger, in addition to any accrued amounts provided above, and provided Dr. Unger executes a release in form and substance approved by us and the release is not revoked, (i) a severance payment equal to six months of her then-current base salary, plus (ii) an amount equal to the target amount of Dr. Unger’s annual cash incentive for the year of termination, pro-rated based on the number of days in the calendar year during which Dr. Unger is employed by us. The foregoing amounts will be paid in a single lump sum payment within thirty days following the date of Dr. Unger’s termination, provided that Dr. Unger may, upon his sole discretion and in good faith, elect to receive an equivalent payment in a form other than cash.

Upon a change of control, Dr. Unger’s equity incentive shall immediately vest in full, on the basis that the highest performance level has been achieved. If within six months prior to, or within twelve months following, a change of control, we terminate Dr. Unger’s employment without cause or Dr. Unger resigns for good reason, we are obligated to pay Dr. Unger, in addition to any accrued amounts, (i) a severance payment equal to twelve months of her then-current base salary, plus (ii) an amount equal to the target amount of Dr. Unger’s annual cash incentive for the year of termination, pro-rated based on the number of days in the calendar year during which Dr. Unger is employed by us. The foregoing amounts will be paid in a single lump sum payment within thirty days following the date of Dr. Unger’s termination, provided that Dr. Unger may, upon his sole discretion and in good faith, elect to receive an equivalent payment in a form other than cash.

The Executive Chairman Employment Agreement also contains customary confidentiality and non-disparagement provisions.

Rong Wang Employment Agreement

On February 17, 2025, the Rong Wang Commencement Date, we entered into an employment agreement, or the CEO Employment Agreement, with Ms. Wang, pursuant to which Ms. Wang was engaged to serve as our chief executive officer and president. The initial term of Ms. Wang’s employment with us is three years. The term may be extended for two additional one-year periods. Ms. Wang’s compensation shall be negotiated in good faith prior to each extension of the applicable term.

Pursuant to the CEO Employment Agreement, we are obligated to pay Ms. Wang a base salary at the rate of $250,000 per year. Ms. Wang’s base salary is subject to annual review and adjustment as determined by our board of directors beginning in the calendar year 2026. Ms. Wang is eligible to receive an annual cash bonus of up to sixty percent (60%) of her then current base salary, in the sole discretion of our board of directors, based on the achievement of performance metrics determined by our board of directors and communicated to Ms. Wang on an annual basis.

Ms. Wang is also eligible to receive one or more equity incentive grants during her term of employment. During her initial term of employment, Ms. Wang is eligible to receive the following equity incentive grants, in accordance with our 2023 Plan, and as approved by our board of directors: (i) any shares earned but not issued to Ms. Wang prior to the Rong Wang Commencement Date, (ii) any shares earned but not issued to Ms. Wang as a result of her only taking a portion of her salary or cash incentive payment, or a reduction of salary to support our liquidity needs, (iii) 4% of new shares of our company (or our successor) issuable after the Rong Wang Commencement Date of which 33% will vest upon the one-year anniversary of the Rong Wang Commencement Date, 2.79% will vest at the end of each calendar month thereafter, and 100% will vest upon the three-year anniversary of the Commencement Date, provided Ms. Wang remains employed with us; (iv) 4% of new shares of our company (or our successor) issuable during her initial term, as follows: (a) upon securing funding within two years of the Rong Wang Commencement Date, (i) 2% of the shares if we achieve $25.0 million or more in gross funding; (ii) 1.5% of the shares if we achieve $20.0 million or more in gross funding and (iii) 1% of the shares if we achieve $15.0 million or more in gross funding; (b) upon the execution of a collaboration or licensing agreement: 1% of shares; (c) upon the completion of GBM enrollment by the end of 2025, (i) 1% of shares if full enrollment is completed; (ii) 0.5% of shares if at least 75 patients are enrolled and (iii) between enrollment of 75 patients and full enrollment, proportional issuance of shares between 0.5% and 1%. Ms. Wang’s total shareholdings will be anti-dilutive until the earlier of the closing of our initial public offering or if we raise at least $5.0 million in gross proceeds at a pre-valuation of $45.0 million or more.

The CEO Employment Agreement contains customary non-compete restrictions which cover Ms. Wang for as long as she is employed with us and for a one-year period after her employment with us is terminated. Excluded from the non-compete restrictions are permitted activities in which Ms. Wang devotes time, attention, and energies to her own investment, advisory, or board activities, which are disclosed and warranted to our board of directors that such activity (i) does not constitute competition or a conflict of interest with our business and (ii) does not conflict or interfere with the timely performance of her duties or fulfilment of her responsibilities to us.

If we terminate Ms. Wang’s employment with cause or Ms. Wang resigns without good reason, Ms. Wang will receive her accrued and earned base salary through the termination date, any already awarded and unpaid cash incentive, any accrued and earned equity incentive as of the termination date, and any amounts due under any benefit plans.

If we terminate Ms. Wang’s employment without cause or Ms. Wang resigns with good reason, we are obligated to pay Ms. Wang, in addition to any accrued amounts provided above, and provided Ms. Wang executes a release in form and substance approved by us and the release is not revoked, (i) a severance payment equal to six months of her then-current base salary, plus (ii) an amount equal to the target amount of Ms. Wang’s annual cash incentive for the year of termination, pro-rated based on the number of days in the calendar year during which Ms. Wang is employed by us. The foregoing amounts will be paid in a single lump sum payment within thirty days following the date of Ms. Wang’s termination, provided that Ms. Wang may, upon her sole discretion and in good faith, elect to receive an equivalent payment in a form other than cash.

Upon a change of control, Ms. Wang’s equity incentive shall immediately vest in full, on the basis that the highest performance level has been achieved. If within six months prior to, or within twelve months following, a change of control, we terminate Ms. Wang’s employment without cause or Ms. Wang resigns for good reason, we are obligated to pay Ms. Wang, in addition to any accrued amounts, (i) a severance payment equal to twelve months of her then-current base salary, plus (ii) an amount equal to the target amount of Ms. Wang’s annual cash incentive for the year of termination, pro-rated based on the number of days in the calendar year during which Ms. Wang is employed by us. The foregoing amounts will be paid in a single lump sum payment within thirty days following the date of Ms. Wang’s termination, provided that Ms. Wang may, upon her sole discretion and in good faith, elect to receive an equivalent payment in a form other than cash.

The CEO Employment Agreement also contains customary confidentiality and non-disparagement provisions.

Prior to entering into the CEO Employment Agreement, Ms. Wang provided services to us pursuant to the terms of a consulting agreement that NuvOx Pharma, L.L.C. entered into on September 8, 2021, or the Consulting Agreement, with Banyanbaum, LLC, a company of which Ms. Wang is the sole member. Pursuant to the Consulting Agreement, for each hour of service, Ms. Wang was entitled to receive a cash payment of $50.00 with the remainder to be paid in 42.105 service units, or profit sharing interests, in NuvOx Pharma, L.L.C. valued at $4.75 per unit, with a maximum of 160 billable hours per month unless otherwise approved. Ms. Wang is also entitled to be reimbursed for all documented reasonable expenses, including non-local travel, incurred by her in connection with the performance of her services to us; provided that such travel is requested by us. Pursuant to the Consulting Agreement, we are obligated to indemnify, defend and hold harmless Ms. Wang from and against any and all claims, demands, suits, liabilities, costs, expenses (including reasonable court costs and attorneys’ fees), damages and losses suffered or incurred arising out of or in connection with (a) any breach of our representations, warranties or covenants set forth in the Consulting Agreement, (b) our business and (c) a third-party claim against Ms. Wang in respect of her services rendered under the Consulting Agreement.

The term of the Consulting Agreement was for one year from the effective date of the initial contract, with the ability for the parties to extend such term based on their mutual agreement. Either party could terminate the Consulting Agreement upon thirty days written notice to the other party. Either party could terminate the Consulting Agreement immediately by written notice to the other party if the other party (a) breached or was in default of any material obligation under the Consulting Agreement which default was incapable of cure, or if capable of cure had not been cured within ten days after receipt of notice of such default or (b) became insolvent, made a general assignment for the benefit of creditors, filed a voluntary petition for protection under bankruptcy or insolvency law, or has wound up or liquidated its business. On February 17, 2025, in connection with the execution of Ms. Wang’s employment agreement with the Company, the Consulting Agreement terminated.

As of July 6, 2026, the grant and issuance of certain equity awards owed to Ms. Wang pursuant to her employment agreement has been deferred, subject to Board approval.

Outstanding Equity Awards at December 31, 2025

The table below summarizes the outstanding equity awards awarded to the Company’s executive officers during the fiscal year ended December 31, 2025.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)
Evan Unger	24,671	—		0.019	1/4/2033
	12,640	—		0.019	3/22/2033
	17,960	—		0.019	6/28/2033
	22,552	—		0.019	10/3/2033
	17,063	—		0.019	1/3/2034
	24,688	—		0.038	4/10/2034
	22,688	—		0.038	7/11/2034
	16,474	—		0.42	10/3/2034
	18,283	—		0.42	1/10/2035
	22,818	—		2.68	7/8/2035
	2,000	—		2.68	9/24/2035
Rong Wang	15,182	—		2.68	7/8/2035
Jennifer L. H. Johnson	4,792	5,208	(1)	0.019	1/3/2034
	—	5,000	(2)	0.42	1/10/2035
	—	10,000	(3)	2.68	7/8/2035
	—	5,000	(4)	2.68	9/24/2035

____________

(1)      The options vest as follows: 25% vest on January 1, 2025, and the remainder vest in 48 substantially equal monthly instalments thereafter.

(2)      The options vest as follows: 25% vest on January 10, 2026, and the remainder vest in 48 substantially equal monthly instalments thereafter.

(3)      The options vest as follows: 25% vest on July 8, 2026, and the remainder vest in 48 substantially equal monthly instalments thereafter.

(4)      The options vest as follows: 25% vest on September 24, 2026, and the remainder vest in 48 substantially equal monthly instalments thereafter.

2023 Equity Incentive Plan

We have adopted the 2023 Plan. The principal provisions of the 2023 Plan are summarized below.

Administration

The 2023 Plan vests broad powers in our board of directors to administer and interpret the 2023 Plan. Our board of directors may also delegate any or all of its powers to one or more committees or subcommittees to administer the 2023 Plan. Except when limited by the terms of the 2023 Plan, our board of directors will have the authority to, among other things: select the persons to be granted awards; determine the type, size and term of awards; establish performance objectives and conditions for earning awards; determine whether such performance objectives and conditions have been met; and accelerate the vesting or exercisability of an award. In its discretion, our board of directors may delegate all or part of its authority and duties with respect to granting awards to one or more of our officers, subject to certain limitations and provided applicable law so permits.

Our board of directors may amend, suspend or terminate the 2023 Plan and our board of directors will be able to amend any outstanding award at any time; provided, however, that no such amendment or termination may adversely affect awards then outstanding without the participant’s permission. Additionally, as described more fully below, our board of directors is not permitted to reprice outstanding options without stockholder consent or a determination that such repricing will not adversely affect such participant.

Eligibility

Any of our employees, directors, consultants, and other service providers, or those of our subsidiaries, are eligible to participate in the 2023 Plan and may be selected by our board of directors to receive an award.

Vesting

Our board of directors determines the vesting conditions for awards. These conditions may include the continued employment or service of the participant, the attainment of specific individual or corporate performance goals, or other factors as determined in our board of directors’ discretion, or collectively, the Vesting Conditions.

Shares of Stock Available for Issuance

Subject to certain adjustments, the maximum number of shares of common stock that may be issued under the 2023 Plan in connection with awards is 1,650,000 shares. We will issue options to purchase an aggregate of              shares of our common stock upon the consummation of this offering. All available shares may be utilized toward the grant of any type of award under the 2023 Plan. Subject to adjustment, no participant may be granted awards to purchase, over the 10-year term of this Plan, more than an aggregate of 50% of the shares of common stock available under the 2023 Plan.

In the event of any merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, stock dividend, dividend in kind, or other like change in capital structure (other than ordinary cash dividends), or other similar corporate event or transaction that affects our common stock, our board of directors shall make adjustments to the number and kind of shares authorized by the 2023 Plan and covered under outstanding 2023 Plan awards as it determines appropriate and equitable.

Shares subject to 2023 Plan awards that expire without being fully exercised or that are otherwise forfeited, cancelled or terminated may again be made available for issuance under the 2023 Plan. In addition, shares withheld in settlement of a tax withholding obligation, or in satisfaction of the exercise price payable upon exercise of an option, will again become available for issuance under the 2023 Plan.

Types of Awards

The following types of awards may be granted to participants under the 2023 Plan: (i) incentive stock options, or ISOs; (ii) nonqualified stock options, or NQOs and together with ISOs, options, or (iii) restricted stock. In our board of directors’ discretion and under the terms and conditions as they may determine, other awards such as stock appreciation rights, bonus stock, phantom stock awards or stock units may also be granted.

Stock Options.    An option entitles the holder to purchase from us a stated number of shares of common stock. An ISO may only be granted to an employee of ours or our subsidiaries. Our board of directors will specify the number of shares of common stock subject to each option and the exercise price for such option, provided that the exercise price may not be less than the fair market value of a share of common stock on the date the option is granted. Notwithstanding the foregoing, if ISOs are granted to any 10% stockholder, the exercise price shall not be less than 110% of the fair market value of common stock on the date the option is granted.

Generally, options may be exercised in whole or in part through a cash payment. If permitted in the discretion of our board of directors, options may also be exercised in whole or in part through non-cash consideration (including by promissory note).

All options shall be or become exercisable in accordance with the terms of the applicable award agreement. The maximum term of an option shall be determined by our board of directors on the date of grant but shall not exceed 10 years (5 years in the case of ISOs granted to any 10% stockholder). In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of common stock with respect to which such ISOs become exercisable for the first time during any calendar year cannot exceed $100,000. ISOs granted in excess of this limitation will be treated as non-qualified stock options.

For participants located in and providing services to the Company or its subsidiaries in California, unless otherwise provided in an award agreement or determined by our board of directors, if the participant’s employment terminates for any reason, any vested but unexercised options may be exercised by the participant, to the extent exercisable at the time of termination, for a period of six months from the termination date (or such time as specified by our board of directors at or after grant) or until the expiration of the original option term, whichever period is shorter. For participants not located in or providing services to the Company or its subsidiaries in California, our board of directors will determine the effect of a participant’s disability, death, retirement, authorized leave of absence, or other change in the employment or other status on such participant’s options.

Restricted Stock.    A restricted stock award is a grant of shares of common stock, which are subject to forfeiture restrictions during a restriction period and our repurchase right. Our board of directors will determine the price, if any, to be paid by the participant for each share of common stock subject to a restricted stock award. The restricted stock may be subject to Vesting Conditions. If the specified Vesting Conditions are not attained, the participant will forfeit the portion of the restricted stock award with respect to which those conditions are not attained, and the underlying common stock will be forfeited to us. At the end of the restriction period, if the Vesting Conditions have been satisfied, the restrictions imposed will lapse with respect to the applicable number of shares. Upon issuance, our board of directors may require the participant to deposit in escrow the certificates of any shares purchased in connection with a restricted stock award, which shall be released either upon our election to purchase some or all of the shares pursuant to our repurchase right, or on the latter to occur of: (a) the satisfaction, expiration, or termination of the specified Vesting Conditions; and (b) upon any other event pertaining to the establishment and termination of the escrow as specified in the pertinent purchase agreement. Unless otherwise provided in an award agreement or determined by our board of directors, upon termination a participant will forfeit all restricted stock that then remains subject to forfeiture restrictions.

Change of Control

In the event of a change of control, business combination, acquisition or similar corporate event, unless otherwise provided in the applicable award, offer letter or employment agreement, and unless otherwise determined by the board of directors prior to the occurrence of such change of control, the board of directors must provide either for the continuation of all outstanding awards, or the assumption on equitable basis for the shares by substituting any one or more of: (a) the consideration payable with respect to each outstanding share of in connection with the change of control, net of the exercise price; (b) shares of stock of the surviving or acquiring corporation; or (c) other securities or consideration as the board of directors deems appropriate, the fair market value of which, as determined by the board of directors in its sole discretion, do not materially differ from the fair market value of the option shares immediately preceding the change of control. The board of directors may also provide that: (i) the participant must exercise, in whole or in part, one or more options then outstanding within a specified number of days of the date of written notice to that effect; (ii) one or more options then outstanding, in whole or in part, will terminate in exchange for a cash payment equal to the sum of the excess of the fair market value of the shares subject to such options over their respective exercise prices. If an option is not vested or is not exercisable other than in exchange for cash payment; the board of directors may, in its sole discretion, accelerate in full the portion of that option to be terminated before effecting the termination of the portion of such option. Unless otherwise determined by the board of directors on the same or different basis as the board of directors specifies, any prior purchase rights, repurchase rights or other rights of the Company pertaining to an award will continue to apply to consideration. The Company may also hold in escrow all or any portion of any that substituted consideration to effectuate any continuing restrictions.

Repricing

Our board of directors may not reduce the exercise price in effect for outstanding options under the 2023 Plan without obtaining prior approval of our stockholders or unless our board of directors determines that the action would not adversely affect the relevant participants.

Miscellaneous

Generally, awards granted under the 2023 Plan shall be nontransferable except by will or by the laws of descent and distribution. No participant shall have any rights as a stockholder with respect to shares covered by options or restricted stock, unless and until such awards are settled in shares of common stock. The Company’s obligation to issue shares or to otherwise make payments in respect of 2023 Plan awards will be conditioned on the Company’s ability to do so in compliance with all applicable laws and exchange listing requirements. The awards will be subject to our recoupment and stock ownership policies, as may be in effect from time to time. The 2023 Plan will continue until the earlier of its termination by our board of directors or the date on which all of the shares available for issuance under it has been issued, and all restrictions have expired. However, all ISOs must be granted, if at all, on or before the date 10 years after the effective date of the 2023 Plan, and ISOs may not be exercised after the expiration of the 10-year period following the date of its grant.

In January 2026, upon unanimous approval from the Board and requisite shareholders from each class, the number of the authorized option shares under the 2023 plan was increased from 1,100,000 to 1,650,000. During 2025, the issuance of certain options was deferred for a future date, subject to Board approval. These deferred options totalled options to purchase 144,727 shares of common stock, of which, (i) 84,566 options were owed to Rong Wang, our President and CEO; (ii) 40,910 options were owed to Evan Unger, our Executive Chairman; and (iii) the remaining 19,250 options were owed to board and advisory board members. All the foregoing deferred options were issued in April 2026.

Pursuant to Ms. Wang’s and Dr. Unger’s respective employment agreements, the vesting of certain of the stock options to be granted to Ms. Wang and Dr. Unger are both time as well as performance based. In May 2026, the Board approved the issuance of options to purchase 100,000 shares of Company common stock to each of Ms. Wang and Dr. Unger. All such stock options were fully vested upon issuance. The grant and issuance of certain additional options owed pursuant to Dr. Unger’s and Ms. Wang’s employment agreements have been deferred, subject to Board approval.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation arrangements, including employment, termination of employment and change in control arrangements, consulting agreements with our directors and executive officers, including those discussed in the sections titled “Management” and “Executive Compensation,” we have not had any transactions with any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, except the following:

Our corporate headquarters are located at 1635 E. 18th Street, Tucson, AZ 85719 and are leased pursuant to a lease agreement, or the Lease Agreement, dated April 12, 2024, between the Company and the Lessor. Evan Unger, our Executive Chairman, is a member of the Lessor. The Lease Agreement will terminate on August 26, 2032 with an early termination period starting on April 30, 2026. We have two five-year renewal options under the Lease Agreement. The base rent for the laboratory and office portion of the facility is $5,425 per month and for the manufacturing portion of the facility is $6,129 per month, at the commencement of the lease. The base rent for the manufacturing facility space includes all prior improvements made by the Lessor and, on August 27, 2026, the base rent for the manufacturing facility space will be reduced to be the same price per rentable square foot per month as the laboratory and office space in effect at that time. In addition to base rent, we are also responsible for our portion of utilities, taxes, operating expenses and other costs. Lease payments are subject to a 4% increase each year. The Lease Agreement replaced an earlier lease that commenced on August 27, 2022, for the office portion of the facility, and on May 1, 2021, for the manufacturing area. We believe that these headquarters are adequate for our current operations and needs.

Evan Unger is the majority shareholder of another biopharma company, Microvascular Therapeutics, Inc., or MVT. MVT and the Company are both located at E. 18th Street, Tucson, AZ 85719. The two companies share certain costs such as utilities and maintenance of the building. As a result, there are certain balances between MVT and the Company as receivables and payables. As of December 31, 2024, MVT had an approximately $142,000 payable to the Company. Also, Evan Unger has an approximately $259,000 payable to the Company for his equity holding in the Company. On June 30, 2024, the Company, the Lessor, Evan Unger and MVT entered into a 3-way netting agreement, such that any payables from MVT to the Company can be netted against the Company’s lease payable to the landlord. Such netting will be conducted periodically, should MVT choose not to pay the Company its payables in cash.

Before the New Lease was entered, we continued to issue Evan Unger profit interest of NuvOx Pharma L.L.C., which were subsequently exchanged to shares of our common stock. Upon signing the Lease Agreement, 84,930 shares of common stock were determined to have been overissued to Evan Unger. On April 11, 2024, we and Evan Unger entered into a share cancellation agreement and such overissued shares were cancelled.

Rong Wang, our President and Chief Executive Officer, purchased 2021 Notes issued pursuant to the 2021 Convertible Note Subscription Agreement with a principal amount of $25,000 as of December 31, 2025 and 2024. Ms. Wang purchased 2024 Notes issued pursuant to the 2024 Convertible Note Subscription Agreement with a principal amount of $50,000 as of December 31, 2025 and $0 as of December 31, 2024. Ms. Wang purchased 2025 Notes issued pursuant to the 2025 Senior Bridge Note Subscription Agreement with a principal amount of $50,000 as of December 31, 2025 and $0 as of December 31, 2024, together with warrants to purchase shares of common stock.

Dr. Evan Unger, our Co-Founder and Executive Chairman, purchased 2021 Notes issued pursuant to the 2021 Convertible Note Subscription Agreement with a principal amount of $1,210,000 as of December 31, 2025 and 2024. In consideration of extinguishment of $50,000 of rent owed to Dr. Unger, we issued Dr. Unger 2024 Note pursuant to a 2024 Convertible Note Subscription Agreement with a principal amount of $50,000 as of December 31, 2025 and $0 as of December 31, 2024. Dr. Unger purchased 2025 Notes issued pursuant to the 2025 Senior Bridge Note Subscription Agreement with a principal amount of $200,000, $50,000 as of March 31, 2026, December 31, 2025 and $0 as of December 31, 2024. Further, Dr. Unger purchased 2025 Notes pursuant to the 2025 Senior Bridge Note Subscription Agreement with a principal amount of $40,000, together with warrants to purchase shares of common stock, between March 31, 2026 and July 6, 2026.

The following table presents the gross and net information in thousands for the netting arrangement:

	Period Ending
	March 31, 2026	December 31, 2025
Gross amount of recognized liabilities due to Evan Unger/ImRax Investment LLC	$655	$615
Gross amount of recognized assets from Evan Unger offset in consolidated balance sheets	(309)	(309)
Gross amount of recognized assets from MVT offset in consolidated balance sheets	(209)	(207)
Net amount presented in consolidated balance sheets	$137	$99

The outstanding amounts of other accounts receivables — related parties and accounts payable — related parties are as follows (in thousands):

	As of
	March 31, 2026	December 31, 2025
Due from related parties:
Evan Unger	$—	$—
Microvascular Therapeutics (MVT)	—	—
	$—	$—

Accounts payable – related party:
Evan Unger/ImRax Investment LLC	$137	$99
Bryan Unger		2
Rong Wang	70	67
	$207	$168

On September 8, 2021, NuvOx Pharma, L.L.C. entered into the Consulting Agreement, with Banyanbaum, LLC, a company of which Ms. Wang is the sole member, pursuant to which Ms. Wang made available her services to us. The Consulting Agreement terminated and was replaced by the Wang Employment Agreement on February 17, 2025.

During the years ended December 31, 2025 and 2024, the Company paid $3 thousand and $10 thousand, respectively, to the son of Dr. Unger for consulting services.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of July 6, 2026, by:

•        each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•        each of the named executive officers;

•        each of our directors; and

•        all of our current executive officers and directors as a group

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

We have based our calculation of the percentage of beneficial ownership prior to this offering on 3,389,022 shares of our common stock outstanding as of July 6, 2026. We have based our calculation of the percentage of beneficial ownership after this offering on 13,095,835 shares of our common stock outstanding immediately after the completion of this offering, assuming (i) the issuance of 2,860,000 shares of our common stock based on an assumed initial public offering price of $7.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus; (ii) no exercise by the underwriters of their option to purchase additional shares; (iii) all outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock will convert into an aggregate of 3,194,993 shares of our common stock; (iv) all outstanding 2021 Notes, 2023 Notes, 2024 Notes and 2025 Notes, including accrued interest thereon as of July 6, 2026, will convert into an aggregate of 3,606,200 shares of our common stock; and (v) the Convertible Grant Liability will convert into 45,620 shares of our common stock. The “2025 Warrants” referred to in the footnotes of the table below are those warrants that were issued together with the 2025 Notes; provided, however, that the number of shares of common stock issuable upon exercise of the 2025 Warrants is indeterminable until such time as this offering (or another offering as contemplated pursuant to the terms of such 2025 Warrant) has been consummated. For purposes of the beneficial ownership table below, we have assumed that the number of shares issuable upon exercise of the 2025 Warrants will be calculated pursuant to Section 1(b)(i) of the 2025 Warrant such that the number of shares of common stock issuable upon exercise thereof is the number of shares of common stock equal to 50% of the principal amount of the 2025 Note (excluding accrued interest) divided by the conversion price of $4.071. We have deemed shares of our common stock issuable upon exercise of stock options and warrants that are currently exercisable or exercisable within 60 days of July 6, 2026, to be outstanding and to be beneficially owned by the person holding the stock option or warrant, as applicable, for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o NuvOx Therapeutics, Inc., 1635 E. 18th Street, Tucson, AZ 85719.

Name of Beneficial Owner	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
	Shares of Common Stock	Percentage of Common Stock	Shares of Common Stock	Percentage of Common Stock
Named Executive Officers and Directors
Evan Unger(1)	3,413,556	63.5%	3,413,556	25.3%
Rong Wang(2)	883,870	24.1%	883,870	6.6%
Jennifer Johnson(3)	301,170	8.8%	301,170	2.3%
Jonathan Schilling(4)	209,021	5.9%	209,021	1.6%
Jon S. Saxe(5)	116,506	3.4%	116,506	*
Marvin J. Slepian(6)	111,580	3.3%	111,580	*
Richard Carmona(7)	88,435	2.6%	88,435	*
Wilson Cheung(8)	31,564	*	46,564	*
All current executive officers and directors as a group (9 persons)(9)	5,172,179	86.3%	5,187,179	37.2%

Name of Beneficial Owner	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
	Shares of Common Stock	Percentage of Common Stock	Shares of Common Stock	Percentage of Common Stock
5% Stockholders other than named executive officers and directors
Unger Family Trust(10)	3,056,545	60.9%	3,056,545	23.3%
New World Angels Investors XXXVI (NuvOx) LLC(11)	550,432	14.0%	550,432	4.2%
Bochnowski Family Trust(12)	331,494	8.9%	331,494	2.5%
Gulf South Angels Croft SPV Investment Group I, LLC(13)	258,142	7.1%	258,142	2.0%
2009 TJ Schilling Revocable Trust(14)	258,159	7.1%	258,159	2.0%
MEDA Angel and Side Car Funds(15)	246,524	6.8%	246,524	1.9%
Llewellyn Lee(16)	203,282	5.7%	203,282	1.6%
Margaret Z Unger Trust(17)	230,101	6.4%	230,101	1.8%
David Wilson(18)	222,559	6.6%	222,559	1.7%
Jonathan T. Schilling Revocable Trust, dated May 3, 2002(19)	175,996	5.0%	175,996	1.3%

____________

*        Represents beneficial ownership of less than one percent.

(1)      Includes: (i) 1,422,447 shares of common stock owned by Unger Family Trust; (ii) 357,011 shares of common stock issuable upon the exercise of fully vested options held by Evan Unger; (iii) 515,881 shares of common stock issuable upon conversion of 515,881 shares of Series A-1 Preferred Stock owned by Unger Family Trust; (iv) 534,450 shares of common stock issuable upon conversion of 534,450 shares of Series A-2 Preferred Stock owned by Unger Family Trust; (v) an aggregate of 476,335 shares of common stock issuable upon conversion of $1,566,191 of principal and accrued interest through July 6, 2026 owed under 2021 Notes and 2023 Notes held by Unger Family Trust, based on an a conversion price of $3.288 per share; (vi) 16,700 shares of common stock issuable upon conversion of $54,066 of principal and accrued interest through July 6, 2026 owed under 2024 Notes with the Company held by Unger Family Trust, based on a conversion price of $3.237 per share; (vii) 61,255 shares of common stock issuable upon conversion of $249,360 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by Unger Family Trust, based on a conversion price of $4.071 per share; and (viii) 29,477 shares issuable upon exercise of fully vested 2025 Warrants held by Unger Family Trust. Dr. Unger is the co-trustee of the Unger Family Trust with his wife, Susan Unger, and each of them individually has the power vote and dispose of the shares beneficially owned by the Unger Family Trust. The address of the location of the principal place of administration of the Unger Family Trust is 5210 East Williams Circle, Suite 800, Tucson, Arizona 85711.

(2)      Includes: (i) 600,737 shares of common stock; (ii) 9,393 shares of common stock issuable upon conversion of $30,887 of principal and accrued interest through July 6, 2026 owed under 2021 Notes held by Ms. Wang, based on a conversion price of $3.288 per share; (iii) 16,717 shares of common stock issuable upon conversion of $54,121 of principal and accrued interest through July 6, 2026 owed under 2024 Notes held by Ms. Wang, based on conversion price of $3.237 per share; (iv) 13,105 shares of common stock issuable upon conversion of $53,350 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by Ms. Wang, based on conversion price of $4.071 per share; (v) 6,140 shares issuable upon exercise of fully vested 2025 Warrants held by Ms. Wang; and (vi) 237,778 shares of common stock issuable upon the exercise of fully vested options.

(3)      Includes: (i) 279,425 shares of common stock held by Dr. Johnson and her spouse; (ii) 11,353 shares of common stock issuable upon the exercise of options which may be exercised within 60 days from July 6, 2026; and (iii) 10,392 shares of common stock issuable upon conversion of 10,392 shares of Series A-1 Preferred Stock.

(4)      Includes: (i) 75,000 shares of common stock owned by the Jonathan T. Schilling Revocable Inter Vivos Trust, dated May 3, 2002; (ii) 33,025 shares of common stock issuable upon the exercise of fully vested options held by Jonathan Schilling; (iii) 99,093 shares of common stock issuable upon conversion of 99,093 shares of Series A-2 Preferred Stock owned by Jonathan T. Schilling Revocable Trust, dated May 3, 2002; (iv) 1,289 shares of common stock issuable upon conversion of $5,250 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by Jonathan T. Schilling Revocable Trust, dated May 3, 2002, based on a conversion price of $4.071 per share; and (v) 614 shares of common stock issuable upon exercise of fully vested 2025 Warrants held by Jonathan T. Schilling Revocable Trust, dated May 3, 2002. The trustee of the Jonathan T. Schilling Revocable Inter Vivos Trust, dated May 3, 2002, is Jonathan T. Schilling, who has sole voting and disposition power with respect to the shares held by the Jonathan T. Schilling Revocable Inter Vivos Trust, dated May 3, 2002. The Jonathan T. Schilling Revocable Inter Vivos Trust has an address at 430 A Street, Davis, California 95615.

(5)     Includes: (i) 44,500 shares of common stock held by the Jon S. Saxe and Myrna G. Marshall 1997 Trust; (ii) 60,556 shares of common stock issuable upon the exercise of fully vested options held by Jon Saxe; (iii) 7,766 shares of common stock issuable upon conversion of $31,618 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by the Jon S. Saxe and Myrna G. Marshall 1997 Trust, based on conversion price of $4.071 per share; and (iv) 3,684 shares of common stock issuable upon exercise of fully vested 2025 Warrants held by the Jon S. Saxe and Myrna G. Marshall 1997 Trust. The co-trustees of The Jon S. Saxe and Myrna G. Marshall 1997 Trust are Jon Saxe and his wife Myrna G. Marshall 1997 Trust, and each of them individually has the power to vote and dispose of the shares beneficially owned by the Jon S. Saxe and Myrna G. Marshall 1997 Trust.

(6)      Includes: (i) 74,000 shares of common stock held by Dr. Slepian; (ii) 30,025 shares of common stock issuable upon the exercise of fully vested options; (iii) 5,679 shares of common stock issuable upon conversion of 5,679 shares of Series A-2 Preferred Stock; (iv) 1,262 shares of common stock issuable upon conversion of $5,138.08 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by Dr. Slepian, based on a conversion price of $4.071 per share; and (v) 614 shares issuable upon exercise of fully vested 2025 Warrants.

(7)      Includes: (i) 68,000 shares of common stock held by Dr. Carmona; (ii) 14,025 shares of common stock issuable upon the exercise of fully vested options held by Dr. Carmona; and (iii) 6,410 shares of common stock issuable upon conversion of $20,754 of principal and accrued interest through July 6, 2026 owed under 2024 Notes held by Carmona Family Revocable Trust, based on a conversion price of $3.237 per share. The co-trustees of Carmona Family Revocable Trust are Richard Carmona and Diane Carmona, and each of them individually has the power to vote and dispose of the shares beneficially owned by the Carmona Family Revocable Trust.

(8)      Includes: (i) 7,000 shares of common stock issuable upon the exercise of fully options and 15,000 shares of shares of common stock issuable upon the exercise of options which may be exercised within 60 days from July 6, 2026; (ii) 6,494 shares of common stock issuable upon conversion of $26,438 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by Mr. Cheung, based on a conversion price of $4.071 per share; and (iii) 3,067 shares issuable upon exercise of fully vested 2025 Warrants. Shares beneficially owned after this offering also includes an additional 15,000 shares of common stock issuable upon exercise of options that will vest upon closing of this offering.

(9)      In addition to those shares included in footnotes (1) through (8) above, also includes the following securities beneficially owned by Shien McCullough, the Company’s interim CFO, who is not a Named Executive Officer: (i) 3,436 shares of common stock; and (ii) 13,041 shares of common stock issuable upon exercise of options which will vest within 60 days from July 6, 2026.

(10)    Includes: (i) 1,422,447 shares of common stock owned by Unger Family Trust; (ii) 515,881 shares of common stock issuable upon conversion of 515,881 shares of Series A-1 Preferred Stock owned by Unger Family Trust; (iii) 534,450 shares of common stock issuable upon conversion of 534,450 shares of Series A-2 Preferred Stock owned by Unger Family Trust; (iv) an aggregate of 476,335 shares of common stock issuable upon conversion of $1,566,191 of principal and accrued interest through July 6, 2026 owed under 2021 Notes and 2023 Notes held by Unger Family Trust, based on an a conversion price of $3.288 per share; (v) 16,700 shares of common stock issuable upon conversion of $54,066 of principal and accrued interest through July 6, 2026 owed under 2024 Notes with the Company held by Unger Family Trust, based on a conversion price of $3.237 per share; (vi) 61.255 shares of common stock issuable upon conversion of $249,360 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by Unger Family Trust, based on a conversion price of $4.071 per share; and (vii) 29,477 shares issuable upon exercise of fully vested 2025 Warrants held by Unger Family Trust. Dr. Unger is the co-trustee of the Unger Family Trust with his wife, Susan Unger, and each of them individually has the power vote and dispose of the shares beneficially owned by the Unger Family Trust. The address of the location of the principal place of administration of the Unger Family Trust is 5210 East Williams Circle, Suite 800, Tucson, Arizona 85711.

(11)    Consists of 550,432 shares of common stock issuable upon conversion of an aggregate of $1,809,826 of principal and accrued interest through July 6, 2026 owned under 2021 Notes and 2023 Notes, based on a conversion price of $3.288 per share. The principal place of business of New World Angels Investors XXXVI (NuvOx) LLC (“New World Angels”) is 1900 Glades Road, Suite 500-507, Boca Raton, FL 33431.

(12)    Includes: (i) 127,760 shares of common stock issuable upon conversion of $420,077 of principal and accrued interest through July 6, 2026 owed under 2021 Notes and 2023 Notes held by Bochnowski Family Trust, based on an a conversion price of $3.288 per share; (ii) 110,384 shares of common stock issuable upon conversion of $357,364 of principal and accrued interest through July 6, 2026 owed under 2024 Notes held by Bochnowski Family Trust, based on a conversion price of $3.237 per share; (iii) 62,644 shares of common stock issuable upon conversion of $255,014 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by Bochnowski Family Trust, based on a conversion price of $4.071 per share; and (viii) 30,706 shares issuable upon exercise of fully vested 2025 Warrants held by Bochnowski Family Trust. The co-trustees of the Bochnowski Family Trust are James Bochnowski and his wife Janet J. Bochnowski, and each of them individually has the power vote and dispose of the shares beneficially owned by the Bochnowski Family Trust. The Bochnowski Family Trust has an address at 28 Camino por los Arboles, Atherton, CA 94027.

(13)    Consists of (i) 23,388 shares of common stock issuable upon conversion of $76,902 of principal and accrued interest through July 6, 2026 owed under 2023 Notes held by Gulf South Angels Croft SPV Investment Group I, LLC, based on a conversion price of $3.288 per share; and (ii) 234,754 shares of common stock issuable upon conversion of $760,003 of principal and accrued interest through July 6, 2026 owed under 2024 Notes held by Gulf South Angels Croft SPV Investment Group I, LLC, based on a conversion price of $3.237 per share. Gulf South Angels Croft SPV Investment Group I, LLC has an address at 809 Canary Pine Court, Mandeville, LA 70471.

(14)   Includes: (i) 153,325 shares of common stock issuable upon conversion of 153,325 shares of Series A-2 Preferred Stock owned by 2009 TJ Schilling Revocable Trust; (ii) 67,139 shares of common stock issuable upon conversion of $217,359 of principal and accrued interest through July 6, 2026 owed under 2024 Notes held by 2009 TJ Schilling Revocable Trust, based on a conversion price of $3.237 per share; (iii) 25,413 shares of common stock issuable upon conversion of $103,452 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by 2009 TJ Schilling Revocable Trust, based on a conversion price of $4.071 per share; and (viii) 12,282 shares issuable upon exercise of fully vested 2025 Warrants held by 2009 TJ Schilling Revocable Trust. The trustee of the 2009 TJ Schilling Revocable Trust is Tyler Schilling, who has sole voting and disposition power with respect to the shares held by the 2009 TJ Schilling Revocable Trust. The 2009 TJ Schilling Revocable Trust has an address at 22474 Co Rd., 100A, Woodland, CA 95776.

(15)    Includes: (i) an aggregate of 128,765 shares of common stock issuable upon conversion of $423,387 of principal and accrued interest through July 6, 2026 owed under 2023 Notes held by MEDA Angels Fund 1 and MEDA Nuvox Angels, based on a conversion price of $3.237 per share; and (ii) an aggregate of 117,759 shares of common stock issuable upon conversion of $381,243 of principal and accrued interest through July 6, 2026 owed under 2024 Notes held by MEDA Fund, MEDA Side Car 1 and MEDA Side Car 2, based on a conversion price of $3.23740 per share. MEDA Angel and Side Car Funds. The MEDA Angel and Side Car Funds each have an address at 3033 Wilson Blvd, Ste 700, Arlington, VA 22201.

(16)    Includes: (i) 101,275 shares of common stock issuable upon conversion of 101,275 shares of Series A-2 Preferred Stock owned by Llewellyn Lee; (ii) 42,645 shares of common stock issuable upon conversion of $138,063 of principal and accrued interest through July 6, 2026 owed under 2024 Notes held by Llewellyn Lee, based on a conversion price of $3.237 per share; (iii) 38,440 shares of common stock issuable upon conversion of $156,485 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by Llewellyn Lee, based on a conversion price of $4.071 per share, (iv) 18,422 shares issuable upon exercise of fully vested 2025 Warrants held by Llewellyn Lee; and (v) 2,500 shares of common stock issuable upon the exercise of fully vested options.

(17)    Includes: (i) 207,386 shares of common stock issuable upon conversion of 207,386 shares of Series A-1 Preferred Stock owned by Margaret Z Unger Trust; and (ii) 22,715 shares of common stock issuable upon conversion of 22,715 shares of Series A-2 Preferred Stock owned by Margaret Z Unger Trust. Lynn Yakzan and Margaret Z. Unger are the co-trustees of the Margaret Z Unger Trust, and each of them individually has the power vote and dispose of the shares beneficially owned by the Margaret Z Unger Trust. The Margaret Z Unger Trust has an address at 2001 2nd Street, Suite 4, David, California 95618.

(18)    Includes: (i) 216,880 shares of common stock owned by David Wilson; and (ii) 5,679 shares of common stock issuable upon conversion of 25,000 shares of Series A-2 Preferred Stock owned by Mr. Wilson.

(19)    Includes: (i) 75,000 shares of common stock owned by the Jonathan T. Schilling Revocable Inter Vivos Trust, dated May 3, 2002; (ii) 99,093 shares of common stock issuable upon conversion of 99,093 shares of Series A-2 Preferred Stock owned by Jonathan T. Schilling Revocable Trust, dated May 3, 2002; (iii) 1,289 shares of common stock issuable upon conversion of $5,250 of principal and accrued interest through July 6, 2026 owed under 2025 Notes held by Jonathan T. Schilling Revocable Trust, dated May 3, 2002, based on a conversion price of $4.071 per share; and (v) 614 shares of common stock issuable upon exercise of fully vested 2025 Warrants held by Jonathan T. Schilling Revocable Trust, dated May 3, 2002. The trustee of the Jonathan T. Schilling Revocable Inter Vivos Trust, dated May 3, 2002, is Jonathan T. Schilling, who has sole voting and disposition power with respect to the shares held by the Jonathan T. Schilling Revocable Inter Vivos Trust, dated May 3, 2002. The Jonathan T. Schilling Revocable Inter Vivos Trust has an address at 430 A Street, Davis, California 95615.

The following is a chart representing beneficial ownership of our outstanding preferred stock, all of which are designated as Series A-1 Preferred Stock and Series A-2 Preferred Stock, as of July 6, 2026. Pursuant to the terms of our Certificate of Incorporation, the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock (collectively, the “Series A Preferred Stock”) vote on an “as converted” basis together the holders of our common stock as a single class. However, upon consummation of this offering, all of the outstanding shares of Series A Preferred Stock will be automatically converted into shares of our common stock. Therefore, upon the conversion of all outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, which will take place upon consummation of this offering pursuant to the terms of our Certificate of Incorporation, there will be no shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock outstanding.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Shares of Series A-1 Preferred Stock	Percentage of Series A-1 Preferred Stock	Shares of Series A-1 Preferred Stock	Percentage of Series A-1 Preferred Stock
Margaret Z Unger Trust(1)	207,386	24.5%	0	—
Unger Family Trust(2)	515,881	60.8%	0	—
Bryan Unger(3)	51,903	6.1%	0	—
Lucy Unger(4)	51,903	6.1%	0	—

____________

(1)      Lynn Yakzan and Margaret Z. Unger are the co-trustees of the Margaret Z Unger Trust, and each of them individually has the power vote and dispose of the shares beneficially owned by the Margaret Z Unger Trust. The Margaret Z Unger Trust has an address at 2001 2nd Street, Suite 4, David, California 95618.

(2)      Dr. Unger is the co-trustee of the Unger Family Trust with his wife, Susan Unger, and each of them individually has the power vote and dispose of the shares beneficially owned by the Unger Family Trust. The address of the location of the principal place of administration of the Unger Family Trust is 5210 East Williams Circle, Suite 800, Tucson, Arizona 85711.

(3)      The address of Bryan Unger is c/o NuvOx Therapeutics, Inc., 1635 E. 18th Street, Tucson, AZ 85719.

(4)      The address of Lucy Unger is c/o NuvOx Therapeutics, Inc., 1635 E. 18th Street, Tucson, AZ 85719.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Shares of Series A-2 Preferred Stock	Percentage of Series A-2 Preferred Stock	Shares of Series A-2 Preferred Stock	Percentage of Series A-2 Preferred Stock
2009 TJ Schilling Revocable Trust(1)	153,325	6.5%	0	—
Unger Family Trust(2)	534,450	22.8%	0	—
William C Elms and Zheng Guo(3)	137,301	5.8%	0	—

____________

(1)      The trustee of the 2009 TJ Schilling Revocable Trust is Tyler Schilling, who has sole voting and disposition power with respect to the shares held by the 2009 TJ Schilling Revocable Trust. The 2009 TJ Schilling Revocable Trust has an address at 22474 Co Rd., 100A, Woodland, CA 95776.

(2)      Dr. Unger is the co-trustee of the Unger Family Trust with his wife, Susan Unger, and each of them individually has the power vote and dispose of the shares beneficially owned by the Unger Family Trust. The address of the location of the principal place of administration of the Unger Family Trust is 5210 East Williams Circle, Suite 800, Tucson, Arizona 85711.

(3)      The address of William C Elms and Zheng Guo is c/o NuvOx Therapeutics, Inc., 1635 E. 18th Street, Tucson, AZ 85719.

DESCRIPTION OF SECURITIES

The following description of our securities and the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon the closing of this offering. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

General

Upon the closing of this offering, our authorized capital stock will consist of:

•                  shares of common stock, par value $0.001 per share; and

•                  shares of preferred stock, par value $0.001 per share.

We are selling shares of common stock in this offering based on an assumed initial public offering price of $7.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. All of our common stock outstanding upon consummation of this offering will be fully paid and non-assessable.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the completion of this offering, are summaries of material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The descriptions of our common stock and convertible preferred stock reflect the content of the amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below (both of which will become effective upon completion of this offering), and under Delaware law, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

Upon completion of this offering, we will be authorized to issue one class of common stock. Holders of our common stock will be entitled to one vote for each share of common stock held of record for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Our directors are elected by a plurality of the votes cast by the stockholders entitled to vote at our annual meeting of stockholders, and will not be entitled to cumulative voting rights. Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. The payment of dividends, if any, on shares of our common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there will be none immediately following completion of this offering. Upon our liquidation or dissolution, the holders of our common stock will be entitled to receive a pro rata portion of all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time. The holders of our common stock will have no pre-emptive, subscription or redemption rights, and will have no rights to convert their common stock into any other securities. The absence of pre-emptive rights could result in a dilution of the interest of the existing stockholders should additional shares of our common stock be issued. In addition, the rights of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

As of July 6, 2026, we have designated 847,857 shares of our preferred stock as series A-1 preferred stock, or Series A-1 Preferred Stock, and 2,202,578 shares of our preferred stock as series A-2 preferred stock, or Series A-2 Preferred Stock and, collectively, the Preferred Stock.

On March 25, 2025, we filed a certificate of validation, which included a certificate of amendment to our certificate of incorporation, with the Secretary of State of the State of Delaware, to increase the number of authorized Series A-1 Preferred Stock shares from 793,032 shares to 847,857 shares of Series A-1 Preferred Stock. In connection therewith, our board of directors approved the issuance of 54,825 shares of Series A-1 Preferred Stock upon effectiveness of the certificate of validation in Delaware, which number of shares had previously been inadvertently issued in excess of the 793,032 shares of Series A-1 Preferred Stock originally designated under our certificate of incorporation.

On January 31, 2026, holders of 2021 Notes and 2023 Notes had the right to elect to convert their note holdings to preferred equity. A total of $403 thousand in aggregate principal of 2021 Notes and 2023 Notes was converted into shares of Series A-2 Preferred Stock, resulting in the issuance of 149,688 shares of Series A-2 Preferred Stock. As a result of the conversion, the Company inadvertently overissued 144,558 shares of Series A-2 Preferred Stock in excess of the number of authorized shares of Series A-2 Preferred Stock. To correct this error, the Company filed a certificate of validation with Secretary of State of Delaware on June 16, 2026 to increase the authorized shares of Series A-2 Preferred Stock to 2,347,136 shares. This filing was certified by State of Delaware on July 2, 2026, and the increase will be effective as of January 31, 2026.

Holders of shares of our Preferred Stock are entitled to receive cumulative dividends, in preference to any declaration or payment of a dividend to holders of common stock, of 6% of the original issue price per annum when, as and if declared by our board of directors.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock are entitled to receive in preference to any distribution of any of the assets of the Company to the holders of the common stock, an amount per share equal to the Original Issue Price plus the net dividend amount as applicable to each of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock. Unless otherwise decided by holders of a majority of the Preferred Stock outstanding, voting separately as a single class, a deemed liquidation event includes (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

Shares of Preferred Stock are convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable Original Issue Price for the applicable series of Preferred Stock by the Conversion Price for the applicable series of Preferred Stock in effect at the time of conversion. The Original Issue Price for the Series A-1 Preferred Stock is $0.96460 per share of Series A-1 Preferred Stock and the Original Issue Price for the Series A-2 Preferred Stock is $4.41344 per share of Series A-2 Preferred Stock. The Conversion Price for the Series A-1 Preferred Stock is $0.96460 per share of Series A-1 Preferred Stock and the Conversion Price for the Series A-2 Preferred Stock is $4.41344 per share of Series A-2 Preferred Stock. The initial Conversion Price for each series of Preferred Stock, and the rate at which shares of the applicable series of Preferred Stock may be converted into shares of common stock, is subject to further adjustment in the event of a stock split, stock dividend or similar event or dilutive issuances of additional shares of common stock at below the applicable Conversion Price.

In accordance with out Certificate of Incorporation, all outstanding shares of our preferred stock have executed a written consent so that all of the issued and outstanding shares of our Preferred Stock will be automatically converted into fully paid and nonassessable shares of our common stock immediately prior to the closing of this offering at the then-effective conversion rate of our Preferred Stock.

Holders of the shares of Preferred Stock have the right to one vote for each share of common stock into which such Preferred Stock could then be converted. The holders of record of the outstanding shares of Series A-2 Preferred Stock, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of record of the outstanding shares of Series A-1 Preferred Stock, exclusively and as a separate class, are entitled to elect the remaining directors of the Company.

Any director elected by the holders of Preferred Stock may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the series of Preferred Stock entitled to elect that member, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of a majority of the outstanding shares of any series of Preferred Stock fail to elect the member of the board of director to fill all seats on the board of director that they are entitled to fill, voting exclusively and as a separate class, then any directorship not so filled will remain vacant until such time as the holders of a majority of the outstanding shares of the applicable series of Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the holders of record of a majority of shares of the applicable series of Preferred Stock, voting exclusively and as a separate class, entitled to elect that member.

Following the automatic conversion of our shares of Preferred Stock into common stock immediately prior to the closing of this offering, all such converted shares will cease to be part of the Company’s authorized stock. Furthermore, the Preferred Stock director designation rights will cease. The directors who currently serve and were elected by holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock will continue to serve as directors until their earlier resignation or removal or until their successors are duly elected and qualified.

Outstanding Grant Liability

On December 30, 2022, we entered into the Grant Agreement with the Fund. Pursuant to the agreement, we were granted $150,000 on January 12, 2023, to be used in research and development of our product. The grant is convertible into common stock/units in the event of a change of control, equity financing of $5.0 million or more, or a liquidity event. Upon consummation of this offering, we shall issue a number of shares of capital stock issued in such financing, equal to the number of such shares that would have been purchased if the Fund had paid cash in the maximum amount of the grant payable under this Grant Agreement for such capital stock issued at a price per share/unit equal to the lesser of (A) 20% discount to the per share price of the equity financing or (B) valuation of cap of $25.0 million divided by the capitalization on a fully diluted basis.

Outstanding Convertible Promissory Notes

2021 and 2023 Convertible Notes

During the year ended December 31, 2021 through December 31, 2023, we entered into the 2021 Convertible Note Subscription Agreement, and the 2023 Senior Convertible Note Subscription Agreement, or collectively, the Convertible Note Subscription Agreements, each as amended, with various purchasers. From the sale of 2021 Notes and 2023 Notes pursuant to Convertible Note Subscription Agreements, we have raised aggregate gross proceeds of $6.9 million. The 2021 Notes and 2023 Notes bear interest at a rate of 6% per annum and initially matured on January 31, 2025, the Initial Maturity Date. The principal amount outstanding under the 2021 Notes and 2023 Notes and all accrued and unpaid interest will automatically convert upon the consummation of this offering into a number of shares of common stock, equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities): (a) the quotient obtained by dividing the product of: (i) 1.25 times the Note obligations; by (ii) the per-share price of the financing securities at which the Note obligations will be converted in the 2024 Note Qualified Financing; and (b) the per-share price equal to the $25.0 million divided by the number of outstanding shares of common stock immediately before the closing of this offering on a fully diluted basis. The 2021 Notes and 2023 Notes also contain a provision for acceleration of payment upon a change of control.

On January 31, 2025, the requisite holders of the Notes had the right to choose to convert their Notes into shares of our Preferred Stock at a per-share price equal to $25.0 million divided by the number of outstanding shares of common stock on a fully diluted basis. The requisite note holders chose not to convert. As result, the maturity date of the Initial Maturity Date of the 2021 and 2023 Notes was extended to January 31, 2026. Effective as of January 31, 2026, the Note holders have the right to choose to convert their Notes into shares of our preferred stock at a per-share price equal to $25.0 million divided by the number of outstanding shares of common stock on a fully diluted basis. The Note holders may also demand the repayment of their Notes and interest using our free cash flow, to the extent that we have free cash flow. We do not currently have, nor have we had, free cash flow. Through July 6, 2026, holders of Notes in the aggregate principal amount of $403 thousand have chosen to convert their Notes into preferred shares, resulting in the issuance of 149,688 shares of our A-2 Preferred Stock.

On June 25, 2026, the Company amended the Notes regarding conversion provision under qualified financing, which stipulates the Notes shall automatically convert into a number of financing securities at the closing of the qualified financing, equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities: (a) the quotient obtained by dividing: (i) 1.25 times the note obligations; by (ii) the per-share price of the financing securities at which the note obligations will be converted in the qualified financing; and (b) the per-share price equal to the 25 million divided by the number of outstanding shares of common stock immediately before the qualified financing determined on a fully diluted basis.

On June 25, 2026, the terms of the 2021 Notes were further amended to (i) correct an error in the conversion mechanics, and (ii) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined above), including to exclude the conversion of the 2021 Notes, 2023 Notes, 2024 Notes, 2025 Notes, 2025 Warrants and any subsequently issued derivative securities.

On June 25, 2026, the terms of the 2023 Notes were also further amended to (i) correct an error in the conversion mechanics, and (ii) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined above), including to exclude the conversion of the 2021 Note, 2023 Notes, 2024 Notes, 2025 Notes, 2025 Warrants and any subsequently issued derivative securities.

The Company has 2,202,578 shares of Series A-2 Convertible Preferred Stock authorized and 2,197,448 shares were issued and outstanding as of December 31, 2025. As results of the above mentioned conversions, the Company inadvertently issued 144,558 shares of Series A-2 Convertible Preferred Stock in excess of the number of shares authorized. To correct this error, the Company filed a certificate of validation with Secretary of State of Delaware on June 16, 2026 to increase the authorized shares of Series A-2 preferred stock to 2,347,136 shares. Such filing was certified by the State of Delaware on July 2, 2026.

2024 Convertible Notes

In September 2024, we commenced a private placement of up to $7.0 million in principal amount of 2024 Notes, pursuant to the final terms of the 2024 Convertible Note Subscription Agreement. The 2024 Notes were sold and issued based on an applicable valuation cap of $33.0 million. The 2024 Notes bear interest at a rate of 8% per annum and mature on August 31, 2026, the 2024 Notes Initial Maturity Date. The principal amount outstanding under the 2024 Notes and all accrued and unpaid interest will automatically convert upon the consummation of this offering into a number of shares of common stock equal to the lesser of (whichever of (a) or (b) results in conversion into the greatest number of shares) (a) the quotient obtained by dividing the product of (i) 1.25 times the note obligations by (ii) the per-share price of the common stock into which the 2024 Notes will be converted and (b) the per-share price equal to the applicable valuation cap ($33.0 million) divided by the number of outstanding shares of common stock immediately before the closing of this offering on a fully diluted basis. The 2024 Notes also contain a provision for acceleration of payment upon a change of control. We closed the 2024 Note offering on March 20, 2026, and we received aggregate gross proceeds of approximately $2.5 million through the sale of 2024 Notes in the offering.

2025 Senior Bridge Notes

In December 2025, we commenced a private placement of up to $1.5 million in principal amount of 2025 Notes and warrants to purchase shares of our common stock. The 2025 Notes bear interest at a rate of 12% and mature on May 31, 2027. They rank senior to the 2021 Notes, 2023 Notes and 2024 Notes. The principal amount outstanding under the 2025 Notes and all accrued and unpaid interest will automatically convert upon the consummation of this offering into a number of shares of common stock equal to whichever of (a) or (b) results in conversion into the greatest number of shares: (a) the quotient obtained by dividing (i) the note obligations by (ii) the per-share price of the common stock into which the 2025 Notes will be converted and (b) the per share price equal to the applicable valuation cap ($45.0 million) divided by the number of outstanding shares of common stock immediately before the closing of this offering on a fully diluted basis.

In addition, in connection with the 2025 Notes offering, the investors in the 2025 Notes received warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock issued to such investor upon conversion of the outstanding principal amount of their 2025 Notes upon completion of this offering. The exercise price of the warrants shall be equal to 100% of the conversion price of the 2025 Notes and the warrants shall expire on March 31, 2031. Through July 6, 2026, we have raised aggregate gross proceeds of approximately $1.4 million from the sale of the 2025 Notes and warrants.

Forum Selection

Our amended and restated certificate of incorporation and amended and restated bylaws, both of which will be in effect upon consummation of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or our stockholders, creditors or other constituents; (iii) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) or any action asserting a claim against us that is governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, or the Company consents in writing to the selection of an alternative forum, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act or Exchange Act. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws, both of which will be in effect upon consummation of this offering, contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the Delaware General Corporation Law.

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Classified Board of Directors

Upon completion of this offering, our Board will be divided into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election.

Proposals of business and nominations.

Our amended and restated bylaws will generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 2.5 of our amended and restated bylaws will require stockholders intending to submit proposals or nominations at a stockholders’ meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Sections 2.4 and 2.5 of our amended and restated bylaws will provide a time period during which business or nominations must be provided to us that will create a predictable window for the submission of such notices, eliminating the risk that we find a meeting will be contested after printing our proxy materials for an uncontested election and providing us with a reasonable opportunity to respond to nominations and proposals by stockholders.

Blank Check Preferred Stock.

Our Board will have the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Board Vacancies.

Our amended and restated bylaws will generally provide that only our Board (and not the stockholders) may fill vacancies and newly created directorships.

Stockholder Action by Written Consent.

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may be taken by written consent in lieu of a meeting only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Special Meetings of Stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our board of directors.

Amendment of Certificate of Incorporation or By-laws.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Upon completion of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate described in the prior three paragraphs.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•        any breach of his duty of loyalty to us or our stockholders;

•        acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•        any transaction from which the director derived an improper personal benefit; or

•        improper distributions to stockholders.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We plan to enter into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Dissenters’ Rights of Appraisal and Payment

Under the Delaware General Corporation Law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of NuvOx Therapeutics, Inc. Pursuant to the Delaware General Corporation Law, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                           .

Trading Symbol and Market

We intend to apply to list our common stock on the NYSE American under the symbol “NUOX.” We cannot guarantee that our common stock will be approved for listing on the NYSE American.

SHARES ELIGIBLE FOR FUTURE SALE

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following the offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Upon completion of the offering, we will have outstanding an aggregate of 13,095,835 shares of our common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options based on an assumed initial public offering price of $7.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. Of these shares, all of the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

Upon consummation of this offering, our existing stockholders will hold shares of common stock. The shares of common stock will be “restricted securities” as defined in Rule 144 unless we register such issuances. Pre-IPO shares are subject to a lock-up agreement and will not be distributed or transferred for a period of 180 days from the date of closing.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the completion of this offering, a person (or persons whose shares are required to be aggregated) who is an affiliate and who has beneficially owned our shares for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•        1% of the number of shares of common stock then outstanding, which will equal approximately shares of common stock immediately after completion of this offering; or

•        the average weekly trading volume in our shares on the applicable stock exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares of common stock proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months (including the holding period of any prior owner other than an affiliate), would be entitled to sell an unlimited number of such shares without restriction. To the extent that any of our affiliates sell their shares to a non-affiliate, other than pursuant to Rule 144 or a registration statement, such purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Lock-Up Agreements

We, our directors and executive officers and current holders of our securities will agree, for a period of twelve (12) months from the closing of this offering with respect to our directors and executive officers, and for a period of six (6) months from the closing of this offering, with respect to the Company and current holders of our securities, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our shares of common stock or securities convertible into shares of common stock. There are two current security holders with which we have amended the agreement to allow them to sell shares of common stock solely to satisfy their applicable federal, state and local tax withholding obligations. Any such permitted sale may not exceed the minimum number of shares required to satisfy the applicable tax obligations and must be conducted in compliance with all securities laws.

Equity Awards

In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants, or advisors who purchase shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Following the offering, we intend to file a registration statement on Form S-8 under the Securities Act covering approximately            shares of common stock issued or issuable upon the exercise of stock options, subject to outstanding options or reserved for issuance under our employee and director stock benefit plans. Accordingly, shares registered under the registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions or the contractual restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or rising out of other non-income tax rules, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•        banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•        persons subject to the alternative minimum tax or the tax on net investment income;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

•        tax-exempt organizations or governmental organizations;

•        pension plans and tax-qualified retirement plans;

•        controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnership for U.S. federal income tax purposes (and investors therein);

•        brokers or dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•        certain former citizens or long-term residents of the United States;

•        persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•        persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation;

•        persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); and

•        persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other such entity, as applicable.

This summary is for informational purposes only and is not tax advice. Each non-U.S. holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions of cash or property on our common stock to non-U.S. holders, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will first constitute a return of capital and will reduce each non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any additional excess will then be treated as capital gain from the sale of stock, as discussed under “Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income, and backup withholding and Compliance Act, or FATCA, withholding, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. In order to receive a reduced treaty rate, such non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If such non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends received by a non-U.S. holder that are treated as effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if a non-U.S. holder is a corporation, dividends such non-U.S. holder receives that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Each non-U.S. holder should consult its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•        the gain is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•        such non-U.S. holder is an individual who is present in the United States for an aggregate 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•        our common stock constitutes a United States real property interest, by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

A non-U.S. holder described in the first bullet above will be required to pay U.S. federal income tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates. Such a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items. A lower rate may be specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses of such non-U.S. holder for the taxable year, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Each non-U.S. holder should consult its own tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such non-U.S. holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to such non-U.S. holder. Pursuant to any applicable income tax treaty or other agreement, the IRS may make such report available to the tax authority in such non-U.S. holder’s country of residence.

Dividends paid by us (or our paying agent) to a non-U.S. holder may also be subject to backup withholding at a current rate of 24%.

Such information reporting and backup withholding requirements may be avoided, however, if such non-U.S. holder establishes an exemption by providing a properly executed, and applicable, IRS Form W-8, or otherwise establishes an exemption. Generally, such information reporting and backup withholding requirements will not apply to a non-U.S. holder where the transaction is effected outside the United States, through a non-U.S. office of a non-U.S. broker. Notwithstanding the foregoing, backup withholding and information reporting may apply, however, if the applicable withholding agent has actual knowledge, or reason to know, that such non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 to 1474 of the Code, Treasury Regulations issued thereunder and related official IRS guidance, commonly referred to as FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “foreign financial institution” (as defined under FATCA, and which may include banks, traditional financial institutions, investment funds, and certain holding companies), unless such institution enters into an agreement with the U.S. Department of the Treasury to, among other things, identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined under FATCA), report annually substantial information about such accounts, and withhold on certain payments to non-compliant foreign financial institutions and certain other account holders. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “non-financial foreign entity” (as specially defined under FATCA), unless such entity provides identifying information regarding each direct or indirect “substantial United States owner” (as defined under FATCA), certifies that it does not have any substantial United States owners, or otherwise establishes an exemption. Accordingly, the institution or entity through which our common stock is held will affect the determination of whether such withholding is required.

The withholding obligations under FATCA generally apply to dividends on our common stock. Such withholding will apply regardless of whether the beneficial owner of the payment otherwise would be exempt from withholding pursuant to an applicable tax treaty with the United States, the Code, or other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Under proposed regulations, FATCA withholding on payments of gross proceeds has been eliminated. These proposed regulations are subject to change.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors are encouraged to consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters, of this offering. Subject to the terms and conditions of the underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the initial public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to 429,000 additional shares of our common stock at the initial public offering price, less the underwriting discount, solely to cover over-allotments, if any. The representative may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts, Commissions and Reimbursement

The underwriters propose to offer the shares of common stock offered by us to the public at the public offering price per share of common stock set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares of common stock to other securities dealers at such price, less a concession of $             per share of common stock. After the offering, the public offering price and concession to dealers may be changed. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Underwriter of the over-allotment option.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Initial public offering price	$	$	$
Underwriting discounts and commissions (7%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      We have agreed to pay a non-accountable expense allowance to the representative equal to 1.0% of the gross proceeds received in this offering (excluding proceeds received from exercise of the representative’s over-allotment option) which is not included in the underwriting discounts and commission.

We have paid an expense deposit of $25,000 to the representative, which will be applied against the representative’s actual out-of-pocket accountable expenses that are payable by us in connection with this offering and such expense deposit shall be reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(g)(4)(A). We have agreed to reimburse the representative for the fees and expenses of its legal counsel in connection with the offering in an amount not to exceed $125,000, the fees and expenses related to the use of Ipreo’s book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to

$15,000 for background checks of our officers and directors and entities, the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in an amount not to exceed $3,000, data services and communications expenses up to $10,000, the actual accountable “road show” expenses up to $10,000 and the costs of market making and trading and clearing firm settlement expenses up to $30,000; provided however, that the aggregate accountable expenses reimbursement will not exceed $180,000.

We expect that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $1,000,000.

Lock-Up Agreements

We, our directors and executive officers and current holders of our securities will agree, for a period of twelve (12) months from the closing of this offering with respect to our directors and executive officers, and for a period of six (6) months from the closing of this offering, with respect to the Company and current holders of our securities, not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our shares of common stock or securities convertible into shares of common stock. Additionally, we agreed that for a period of twelve (12) months after this offering we will not directly or indirectly offer to sell, contract to sell, grant any option to sell or otherwise dispose of shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock in any “at-the-market,” continuous equity or variable rate transaction, without the prior written consent of representative.

Representative’s Warrants

We have agreed to issue to the representative (or its permitted assignees) warrants to purchase up to a total 5% of the shares of common stock sold in the offering, or the Representative’s Warrants. The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the commencement of sales of the securities in the offering, at a price per share equal to $            , which is 125% of the public offering price per share of common stock at the offering. Pursuant to FINRA Rule 5110(g), the Representative’s Warrants and any shares issued upon exercise of the Representative’s Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the representative or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the date of the underwriting agreement in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will include unlimited piggyback rights consistent with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Determination of Offering Price

The initial public offering price of the shares of our common stock that we are offering was negotiated between us and the representative based on, among other things, our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering, and such other factors as were deemed relevant.

Right of First Refusal

In connection with this offering, the representative shall have an irrevocable right of first refusal for a period of 18 months after the date this offering is completed to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and exclusive placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering (excluding entering into a line of credit with a traditional bank), including all equity linked financings, (each, a Subject Transaction), during such 18-month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the representative for such Subject Transactions (except that the terms of the engagement for such offering shall not include a right of first refusal or participation or similar rights or restrictions on lock-up terms less favorable to the Company than set forth in the underwriting agreement for this offering). For the avoidance of any doubt, the company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Listing

We intend to apply to list the common stock on the NYSE American under the symbol “NUOX.” This offering is contingent on the final approval of our listing on the NYSE American.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of Common Stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•        a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•        net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares of common stock, whichever is greater, and must be discontinued when that limit is reached; and

•        passive market making bids must be identified as such.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another.

Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:

•        to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

•        in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.

Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the issuance of the common stock being offered by us in this offering will be passed upon for us by Blank Rome LLP, New York, New York. Venable LLP, New York, New York has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, has audited our balance sheets as of December 31, 2025 and 2024, the related consolidated statements of operations, stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2025, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Rosenberg Rich Baker Berman, P.A.’s report, given on their authority as experts in accounting and auditing. The report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, as amended, and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available at the SEC’s website, www.sec.gov. We also maintain a website www.nuvoxtherapeutics.com. Upon the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of NuvOx Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NuvOx Therapeutics, Inc. (the “Company”) as of December 31, 2025, and December 31, 2024, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 15 to the consolidated financial statements, the Company has restated its previously issued consolidated financial statements as of and for the year ended December 31, 2024. The restatement corrects material misstatements related to previously unrecorded accrued liabilities and expenses and the fair value measurement of convertible debt.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has identified conditions, including a net loss and accumulated deficit, that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2023.

Somerset, New Jersey

July 17, 2026

NUVOX THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of December 31,
	2025	2024 (As Restated)
Assets
Current assets:
Cash and cash equivalents	$130	$1,656
Grants receivable	26	94
Other receivable	5	—
Deferred offering costs	609	219
Prepaid expenses and other current assets	9	62
Total current assets	779	2,031

Non-current assets
Property and equipment, net	42	73
Operating lease right-of-use assets – related party	719	807
Total assets	$1,540	$2,911

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	3,401	1,170
Accounts payable – related parties	168	99
Accrued expenses	237	89
Shares issued in excess of authorized	—	50
EIDL Loan	2	5
Operating lease liabilities – related party	85	117
Deferred grant revenue	209	—
Total current liabilities	4,102	1,530

Non-current liabilities
Convertible notes payable, at fair value	17,923	8,233
Convertible notes payable – related parties, at fair value	4,066	1,496
Convertible grant liability	270	120
Warrant liability, at fair value	16	10
Warrant liability, at fair value – related party	21	—
EIDL Loan, net of current	150	150
Operating lease liabilities, net of current – related party	529	613
Total liabilities	$27,077	$12,152

Commitments and Contingencies (Note 10)

Stockholders’ Deficit

Preferred stock, $0.001 par value; 6,000,000 shares authorized and 5,000,000 shares authorized as of December 31, 2025 and 2024, respectively; 2,949,565 shares and 1,949,565 shares are un-designated as of December 31, 2025 and 2024, respectively.

Convertible series A-1 preferred stock, $0.001 par value; 847,857 and 847,857 shares authorized, 847,857 shares issued and outstanding as of December 31, 2025 and 2024, respectively.	1	1
Convertible series A-2 preferred stock, $0.001 par value; 2,202,578 shares authorized, 2,197,448 shares issued and outstanding as of December 31, 2025 and 2024, respectively.	2	2

NUVOX THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS — (Continued)
(In thousands, except share and per share data)

	As of December 31,
	2025	2024 (As Restated)
Common stock, $0.001 par value; 10,000,000 shares authorized, 3,374,204 and 3,354,067 shares issued and outstanding as of December 31, 2025 and 2024, respectively. 3,364,204 and 3,344,067 shares outstanding as of December 31, 2025 and 2024, respectively	3	3
Treasury stock, at cost, 10,000 shares as of December 31, 2025 and 2024.	—	—
Additional paid in capital	10,726	10,432
Accumulated deficit	(36,269)	(19,679)
Total stockholders’ deficit	(25,537)	(9,241)
Total liabilities and stockholders’ deficit	$1,540	$2,911

The accompanying notes are an integral part of these consolidated financial statements.

NUVOX THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended December 31,
	2025	2024 (As Restated)
Grant Revenue	$975	$512
Service Revenue	5	—
Total revenue	980	512

Operating expenses
Research and development	4,849	4,065
General and administrative	1,234	1,265
Total operating expenses	6,083	5,330

Loss from operations	(5,103)	(4,818)

Other (expense)/income
Interest expense, net	(1)	76
Change in fair value of convertible instruments – related party	(2,167)	(339)
Change in fair value of convertible instruments	(9,758)	(1,615)
Change in fair value of warrant liability	(70)	(1)
Gain on extinguishment of warrant	80	—
Gain on amendment of convertible instruments	407	—
Other income, net	22	53
Net loss before income taxes	(16,590)	(6,644)
Provision for income taxes, net	—	—
Net loss	$(16,590)	$(6,644)

Cumulative dividends on Series A-1 preferred stock	49	49
Cumulative dividends on Series A-2 preferred stock	575	575
Net loss – attributed to common stockholders	$(17,214)	$(7,268)

Net loss per share, basic and diluted	$(5.12)	$(2.25)
Weighted-average shares of common stock outstanding, basic and diluted	3,362,896	3,235,421

The accompanying notes are an integral part of these consolidated financial statements.

NUVOX THERAPEUTICS INC.
Statements of Changes in Stockholders’ Deficit
(In thousands, except share and per share data)

	Convertible Series A - 1 Preferred Stock		Convertible Series A - 2 Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit/ Members’ Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2024	847,857	$1	2,197,448	$2	3,354,067	$3	$(0)	$10,432	$(19,679)	$(9,241)
Exercise of stock options	—	—	—	—	20,137	—	—	8	—	8
Equity-based compensation expense	—	—	—	—	—	—	—	236	—	236
Reclass of shares issued in excess to equity for shares previously issued in excess of authorized	—	—	—	—	—	—	—	50	—	50
Net loss	—	—	—	—	—	—	—	—	(16,590)	(16,590)
Balance as of December 31, 2025	847,857	$1	2,197,448	$2	3,374,204	$3	$(0)	$10,726	$(36,269)	$(25,537)
	Convertible Series A - 1 Preferred Stock		Convertible Series A - 2 Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit/ Members Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	847,857	$1	2,197,448	$2	3,212,491	$3	$(0)	$10,359	$(13,035)	$(2,670)
Agreed cancelation of common stock issued to employee	—	—	—	—	(84,985)	(0)	—	—	—	(0)
Exercise of stock options	—	—	—	—	226,561	0	—	29	—	29
Equity-based compensation expense	—	—	—	—	—	—	—	44	—	44
Net loss	—	—	—	—	—	—	—	—	(6,644)	(6,644)
Balance as of December 31, 2024	847,857	$1	2,197,448	$2	3,354,067	$3	$(0)	$10,432	$(19,679)	$(9,241)

____________

(1)      See Note 8 for Shares issued in excess of the number of shares authorized.

The accompanying notes are an integral part of these consolidated financial statements.

NUVOX THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share data)

	Year Ended December 31,
	2025	2024 (Restated)
Cash flows from operating activities:
Net loss	$(16,590)	$(6,644)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	31	27
Amortization of operating lease right-of-use assets – related party	88	81
Stock-based compensation	236	44
Change in fair value of warrant liability	70	1
Change in fair value of convertible instruments – related party	2,167	339
Change in fair value of convertible instruments	9,758	1,615
Gain on amendment of convertible instruments	(407)	—
Gain on extinguishment of warrant liability	(80)	—
Changes in operating assets and liabilities:
Grants receivable	63	(53)
Due from related parties	—	371
Prepaid expenses and other current assets	53	29
Accounts payable	2,231	731
Accounts payable – related party	69	(221)
Deferred grant revenue	209	(29)
Accrued expenses	148	76
Operating lease liabilities – related party	(117)	(104)
Net cash used in operating activities:	(2,071)	(3,737)

Cash flows from investing activities:
Purchase of held-to-maturity securities	—	(1,569)
Proceeds from maturities of held-to-maturity securities	—	2,968
Purchase of property and equipment	—	(5)
Net cash provided by investing activities:	—	1,394

Cash flows from financing activities:
Proceeds from the exercise of stock options	8	29
Proceeds from the issuance of convertible notes	930	1,346
Repayment of EIDL loan	(3)	(3)
Deferred offering cost	(390)	(219)
Net cash provided by financing activities:	545	1,153

Net (decrease) in cash	(1,526)	(1,190)

Cash & cash equivalents
Beginning of the year	1,656	2,846
End of the year	$130	$1,656

Non-cash investing and financing activities:
Shares issued in excess of authorized	$50	$—
Rent due to Lessor of the building was exchanged for his investment in the 2024 Convertible Notes Payable – related party.	50	—

Supplementary Disclosures of cash flow information
Cash Paid for Interest	9	9
Cash Paid for income taxes	—	—

Certain prior-year financial statement line items were reclassified to conform with current-year presentation

The accompanying notes are an integral part of these consolidated financial statements.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      Organization

Description of Business

NuvOx Therapeutics, Inc. (the “Company” or “NuvOx”), is a clinical-stage biopharmaceutical company developing an innovative platform of oxygen therapeutics for the treatment of diseases where hypoxia (lack of oxygen) plays critical roles.

The Company was formed as NuvOx Pharma, L.L.C. (the “LLC”) on March 20, 2008, as an Arizona limited liability company. Effective as of January 31, 2023, NuvOx Pharma, L.L.C. converted from an Arizona limited liability company into a Delaware corporation, NuvOx Therapeutics, Inc., by way of an exchange (the “Exchange”) of all the outstanding units in LLC for shares in the Company which resulted in LLC becoming a wholly owned subsidiary of the Company. In connection with the Exchange, each unit of the LLC was exchanged for the corresponding number, class and series of shares of stock of the Company and the members of the LLC became stockholders of the Company. Following the Exchange, the Company’s corporate existence is governed by the laws of the State of Delaware and the Delaware Certificate of Incorporation, effectively changing the state of the corporation for the Company from Arizona to Delaware. In connection with the Exchange, each Series A-1 Preferred Unit outstanding was converted into 5,679 shares of Convertible Series A-1 Preferred Stock, each Series A-2 Preferred Unit was converted into 5,679 shares of Convertible Series A-2 Preferred Stock and each Common Unit was converted into 1 share of common stock.

The Exchange did not result in any change in the business, management, fiscal year, accounting, location of principal executive officers, or assets or liabilities of the Company.

The Company’s current product candidate, NanO2, is administered intravenously as an emulsified liquid, and delivers oxygen to tissue. The focus of the Company’s research to date has been on the administration of NanO2 to treat multiple diseases such as acute ischemic stroke, glioblastoma multiforme (GBM, a form of brain cancer), acute respiratory distress syndrome (ARDS) and sickle cell anemia. In each of these diseases and conditions, lack of oxygen plays a critical role in either weakening the effectiveness of standard treatment, or directly causing mortality and morbidity. The Company has completed a Phase Ib/IIa human clinical trial of NanO2 in the United States for the treatment of acute ischemic stroke in 24 patients and a Phase Ib/II human clinical trial of NanO2 for the treatment of GBM in 11 patients in Australia. During 2025, the Company completed the enrolment and treatment for all patients in a Phase IIb clinical study administering NanO2 in the United States to treat GBM. 93 patients have been treated.

This Phase IIb GBM study has been partially funded by the National Cancer Institute. Leveraging non-dilutive funding, the collaborators and the Company have obtained all regulatory approvals, initiated some testing sites and completed preparations to launch a Phase IIb stroke trial. This Phase IIb stroke trial has been launched and enrolled the first patient in 2025.

Also, the Company has launched a Phase Ib respiratory trial, and this trial has been partially funded by BARDA. This trial is a dose escalation trial that consists of 3 cohorts. As of release of Q1 2026 financial statement, 2 out of the 3 cohorts have been completed, with 12 patients treated. This trial is partially funded by BARDA.

Going Concern

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring losses and as of December 31, 2025, had an accumulated deficit of approximately $36.3 million. For the year ended December 31, 2025, the Company sustained a net loss of $16.6 million. As a result, substantial doubt exists about the Company’s ability to continue as a going concern for the next twelve months from the date these financial statements were issued. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is contingent upon its ability to obtain additional financing and to generate revenue and cash flow to meet its obligations on a timely basis. The Company will continue to seek to raise additional funding through debt or equity financing during the next twelve months from the date of issuance of these financial statements. There is no guarantee the Company will be successful in achieving these objectives.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, NuvOx Pharma, L.L.C. All intercompany transactions and balances have been eliminated in consolidation.

Variable Interest Entity

Under FASB ASC 810, Consolidation, when a reporting entity is the primary beneficiary of an entity that is a variable interest entity (“VIE”), as defined in ASC 810, the VIE must be consolidated into the financial statements of the reporting entity. The determination of which owner is the primary beneficiary of a VIE requires management to make significant estimates and judgments about the rights, obligations, and economic interests of each interest holder in the VIE.

The Company evaluates its interests in VIEs on an ongoing basis and consolidates any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact its economic performance; and (ii) the obligation to absorb losses of the VIE that could potentially be significant to it or the right to receive benefits from the VIE that could be significant to the VIE.

The Company evaluated its interest in Microvascular Therapeutics (“MVT”) that is under common control with the Company (see Note 12), in accordance with ASC 810. The Company determined that MVT is a VIE due to it being majority owned and controlled by the Company Co-Founder and Executive Chairman. Moreover, the activities of MVT are substantially conducted on behalf of the Company’s Co-Founder and Executive Chairman. The Company concluded that it is not the primary beneficiary of MVT since the Company does not have the power to direct the activities that most significantly impact MVT. Therefore, MVT is not consolidated with the Company’s financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgements and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, the fair value change of convertible notes, warrants, convertible grant liability and stock-based compensation. Actual results could differ from those estimates, and such differences could be material to the consolidated financial statements.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as principally one operating segment, which is developing an innovative platform of oxygen therapeutics for the treatment of diseases where hypoxia (lack of oxygen) plays critical roles.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Cash and Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of U.S. Treasuries of $0 and $1.09 million as of December 31, 2025 and 2024, respectively. The Company has periodically maintained balances in excess of the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2025 and 2024, the Company had $0 and $64 thousand not covered by the FDIC, respectively.

Allowance for Credit Losses

The Company records an allowance for credit losses for its financial instruments, which consist of grants receivable and treasury bills. Estimating credit losses involves management judgment based on historical data, current conditions, and future expectations. Factors considered include past loss patterns, aging of accounts, customer concentrations, creditworthiness, and economic conditions affecting customers. The Company uses its historical loss rates to predict future losses on assets with similar characteristics. Additionally, specific allowances are made for receivables when it is likely they will not be collected, and the loss can be reasonably estimated. There was no allowance for credit losses as of December 31, 2025 or 2024.

Deferred Offering Costs

The Company has incurred certain costs in connection with its anticipated initial public offering (“IPO”). The Company capitalizes such deferred costs, which consist of incremental legal, professional, and other third-party fees directly attributable to the IPO in compliance with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5.A, Expenses of Offering. Deferred offering costs are classified as current assets when the IPO is expected to be completed within one year of the balance-sheet date or within the Company’s normal operating cycle, if longer. The deferred offering costs will be offset against IPO proceeds upon consummation of an offering. Should the anticipated IPO be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful life of each asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accompanying consolidated balance sheets and any resulting gain or loss is included in loss from operations in the accompanying consolidated statements of operations. Expenditures for repairs and maintenance are expensed as incurred.

The categorization of the property and equipment and their respective depreciation lives are as follows:

Categories of assets	Depreciation life (years)
Lease hold improvement(1)	7
Computer and communication equipment	3
Lab and manufacturing equipment	5
Furniture and fixture	7
Grant-funded equipment	5 – 7

____________

(1)      The useful life is the shorter of the life listed above or lease term.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets are less than the assets’ carrying value, the related assets will be written down to fair value. There were no impairments of the Company’s long-lived assets for the periods presented.

Leases

The Company accounts for its leases under ASC Topic 842, Leases (Topic 842). Leases which are identified within the scope of Topic 842 and which have a term greater than one year are recognized on the Company’s consolidated balance sheets as right-of-use (ROU) assets and lease liabilities. Operating lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected remaining lease term. The lease term includes any renewal options and termination options that the Company is reasonably certain to exercise. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its incremental borrowing rate. The incremental borrowing rate is determined based on the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment. The interest rate implicit in lease contracts to calculate the present value is typically not readily determinable. As such, significant management judgment is required to estimate the incremental borrowing rate. Operating lease expense for operating leases is recognized on a straight-line basis over the lease term based on the total lease payments.

Netting Arrangement

The Company offsets financial assets and financial liabilities on the balance sheet when it has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis under ASC 210-20. (See Note 6 for further information)

Fair Value Measurements

FASB ASC 820, Fair Value Measurements and Disclosures, (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, as established by ASC 820, of which the first two are considered observable and the last is considered unobservable:

Level 1 Inputs — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 Inputs — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Inputs — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company’s convertible instruments and warrant liability that are associated with 2021 Notes, 2023 Notes, 2024 Notes, and 2025 Notes (as such terms are hereinafter defined) were classified as Level 3 financial instruments for the years ended December 31, 2025 and 2024.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

The carrying amounts of prepaid and other current assets, short-term investments, accounts payable, and accrued expenses are generally considered to be representative of their fair value based on the short-term nature of these financial instruments.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. Finally, the Company determines if the warrants meet the definition of a derivative based on their contractual terms. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are recorded at their initial fair value on the date of issuance, and at each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. The Company also evaluates if changes in contractual terms or other considerations would result in the reclassification of outstanding warrants from liabilities to stockholders’ equity (or vice versa).

Extinguishment of Warrant Liabilities

During the year ended December 31, 2025, the Company extinguished certain warrant liabilities that were originally issued in connection with the 2024 convertible notes and related financing arrangements. The warrants were classified as liability instruments in accordance with ASC 480 and ASC 815-40 and were recorded at fair value with subsequent changes in fair value recognized in earnings.

The extinguishment occurred in connection with the amendment and refinancing of the 2024 convertible notes, pursuant to which the original financing arrangement was modified, and the related warrant instruments were terminated. As a result, the warrant liabilities were no longer outstanding as of the extinguishment date.

Upon extinguishment, the Company derecognized the warrant liabilities at their respective fair values. The difference between the carrying amount of the warrant liabilities and their fair value at the date of extinguishment was recognized as a non-cash gain within change in fair value of warrant liability in the consolidated statements of operations. For the year ended December 31, 2025, the Company recognized a gain on extinguishment of warrant liabilities of approximately $80 thousand.

The transaction did not involve a cash settlement.

Concentration of Credit Risk and Other Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company has not experienced any credit losses on its cash. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States, as well as treasury bills with maturity under 12 months. Bank deposits in excess of the Federal Deposit Insurance Corporation insurance limit may be exposed to credit risk. The Company considers such risk to be minimal. The Company had one customer that accounted for 100% of total grant accounts receivable as of December 31, 2025, The Company had two customers that accounted for 100% of the total grant receivable as of December 31, 2024.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

The Company’s concentration of grant revenue and deferred grant revenue are as follows (in thousands):

	Grant Revenue as of December 31,
	2025	2024
National Institute of Health (NIH)	$353	$331
BARDA	356	—
Department of Defense (DoD)	266	181
Total revenue	$975	$512
	As of December 31,
	2025	2024
Deferred grant revenue	$209	$0

During the year ended December 31,2024, the Company recognized as grant income the $29 thousand of deferred grant income outstanding as of December 31, 2023.

The deferred grant revenue recorded as of December 31, 2025 is related to an NIH grant that was awarded to the Company in September 2025.

Grant Revenue

The Company has received certain grant award funding to support its continuing research and development efforts. For government assistance in which no specific US GAAP applies, the Company accounts for such transactions as revenue and by analogy to a grant model under FASB ASC Topic 958-605, Not-for-Profit Entities — Revenue Recognition (“ASC 958-605”). Under such model, the Company recognizes the impact of government assistance on the Consolidated Statements of Operations upon complying with the conditions of the grant. The Company was awarded two types of assistance, grants based on milestones and cost reimbursement grants. The Company’s revenue is derived from both types of grants. The Company considers these grants to be operating revenue as they support the Company’s primary operating activities. The Company’s accounting policy recognizes revenue from these contracts as it performs services under these arrangements. Revenue under cost reimbursement grants is recognized when qualifying cost is incurred. Revenue under milestone based grants is recorded when milestones are achieved. Revenues and related expenses are presented as gross in the Consolidated Statements of Operations as the Company has determined it controls the arrangement as the primary obligor under the arrangements relative to the research and development services it performs.

The Company’s deferred revenue is recognized when the conditions and constraints are eliminated. Deferred revenue is recorded when revenue is not yet recognized but the payment has been received.

Other Revenue

In 2025, Company has small amount of service revenue, where the Company provided technical consulting and support functions to other scientific or engineering organizations. The service is provided on time and material basis on a fixed fee per hour served, and the Company recognize such revenue when it is earned, pursuant to FASB ASC Topic 606. In 2025, the revenue from service provided was approximately $5 thousand.

Research and Development Costs

The Company’s research and development expenses consist of consulting, administration of clinical trials, manufacturing related costs, third-party license fees and external costs of vendors engaged to conduct preclinical development activities incurred in connection with the research activities and development programs. These expenses are expensed as incurred to advance the Company’s drug candidates and non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

A large component of research and development expenses are payments to clinical trial sites. These expenses include site start-ups, regulatory review fees, per visit patient costs and other reimbursables. While sites usually send invoices for expenses owed to them shortly after the service has been provided, not all sites invoice per visit patient costs shortly after the patient visit date. These visits are recorded in the trial database but may not be recorded timely. In some contracts with the sites, only when these visits are verified and error free, then Company is obligated to pay these costs. In other contracts, any costs associated with the patients’ visit automatically become the Company’s obligations, regardless whether the visits are verified or not. The Company estimates the timing on when to accrue for per patient visit costs based on patient visit dates, site specific resolution response history and other qualitative specific factors. The Company also inquires into and reconciles with sites regularly to resolve any discrepancies.

The Company has entered into various research and development agreements with research institutions and other companies that are associated with government grants or contracts. Such arrangements often provide for payment prior to commencing the project or based upon predetermined milestones throughout the period during which services are expected to be performed. These agreements are recorded as research and development expenses as incurred.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the accompanying consolidated statements of operations.

Stock-Based Compensation

The stock-based payments are accounted for in accordance with the provisions of ASC 718, Compensation — Stock Compensation. The Company measures the estimated fair value of the equity-based award on the date of grant using the Black-Scholes-Merton option pricing model (“Black-Scholes Model”) and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the vesting period in determining the fair value of stock-based awards. The expected term is based on the “simplified method”, due to the Company’s limited equity award history. The Company accounts for forfeitures in the period in which they occur, rather than estimate expected forfeitures.

Although the Company believes its assumptions used to calculate stock-based compensation expenses are reasonable, these assumptions can involve complex judgments about future events, which are open to interpretation and inherent uncertainty. In addition, significant changes to the Company’s assumptions could significantly impact the amount of expense recorded in a given period.

The Company had not issued any stock-based awards with performance or market-based vesting conditions as of December 31, 2025. However, certain employment agreements include provisions for performance-based equity awards.

The Company classifies stock-based compensation expenses in its Consolidated Statements of Operations in the same manner in which the award recipient’s cash compensation costs are classified.

Income Taxes

The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

The Company recognizes deferred tax assets to the extent that management believes that these assets are more likely than not to be realized in the future. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit previously taken by the Company on filed tax returns or a position expected to be taken on future tax returns is more likely than not sustaining a challenge from the local tax authorities. The tax benefit recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. As of December 31, 2025 and 2024, the Company maintained a full valuation allowance against the Company’s net deferred tax assets.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting — Improvements to Reportable Segment Disclosures (Topic 280). The amendments improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the segment expenses disclosed under the significant expense principle and each reported measure of segment profit and loss. The amendments are effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s adoption of this standard effective for the fiscal year ended December 31, 2024 resulted in increased disclosures in the notes to its financial statements (See Note 13).

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company has adopted the improvements to income tax disclosure requirements with no significant impact on its disclosure.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standard Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s balance sheets or statements of operations.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact these standards will have on it financial statements.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Net Loss Per Share

Basic net loss per common share/unit is calculated by dividing the net loss by the weighted-average number of common shares/units outstanding for the period. Diluted net loss per share/unit is computed by dividing the net loss by the weighted-average number of common shares/units and dilutive share/unit equivalents outstanding for the period, determined using the treasury stock and if-converted methods. The cumulative dividends on the Series A-1 and Series A-2 Preferred Stock during the period are reflected as an addition to net loss in determining basic and diluted net loss attributable to common stock/unit holders. Since the Company has had net losses for all periods presented, all potentially dilutive securities are anti-dilutive.

	Year Ended December 31,
	2025	2024
Numerator:
Net loss attributable to common stockholders – basic and diluted	$(16,590)	$(6,644)
Less: Cumulative dividends on preferred stock	(624)	(624)
Net loss – attributed to common stockholders	$(17,214)	$(7,268)

Denominator:
Weighted-average shares of common stock outstanding – basic and diluted	3,362,896	3,235,421
Net loss per share attributable to common stockholders – basic and diluted	$(5.12)	$(2.25)

For the years ended December 31, 2025 and 2024, the Company had the following potential common stock equivalents outstanding which were not included in the calculation of diluted net loss per common share because inclusion thereof would be anti-dilutive:

	As of December 31,
	2025	2024
Preferred Shares (shares)	3,045,305	3,045,305
Stock Options	580,333	365,924
Total	3,625,638	3,411,229

During 2025, the Company issued warrants in connection with the 2025 Senior Bridge Convertible Notes. These warrants were classified as equity or liability instruments depending on their specific terms and were included in the 2025 outstanding common stock equivalents above.

In addition, during 2025, the Company extinguished its 2024 warrant liability in connection with the amendment and restructuring of the related 2024 convertible notes. As a result of this transaction, the 2024 warrants were derecognized from the consolidated balance sheets, and the associated warrant liability was removed.

3.      Fair Value Measurements

The following are assets and liabilities measured at fair value on a recurring basis, inclusive of related party components, as of December 31, 2025 and 2024 (in thousands):

Assets

	Fair Value Measurements as of December 31, 2025
	Level 1	Level 2	Level 3	Total
Cash	$130	$—	$—	$130
Total	$130	$—	$—	$130

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      Fair Value Measurements (cont.)

	Fair Value Measurements as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Cash	$1,656	$—	$—	$1,656
Total	$1,656	$—	$—	$1,656

Liabilities

	Fair Value Measurements as of December 31, 2025
	Level 1	Level 2	Level 3	Total
Convertible notes payable(2)	—	—	$21,989	$21,989
Warrant liability	$—	$—	37	37
Convertible grant liability	—	—	270	270
Total	$—	$—	$22,296	$22,296
	Fair Value Measurements as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Convertible notes payable	$—	$—	$9,729	$9,729
Warrant liability	—	—	10	10
Convertible grant liability	—	—	120	120
Total	$—	$—	$9,859	$9,859

____________

(1)      Elected the fair value option of accounting as discussed in Note 7.

(2)      Convertible notes include balances with both related and non-related parties.

The fair value of the Company’s Convertible Notes Payable was determined using a combination of (1) probability weighted value and (2) a Black-Scholes option pricing model for its conversion and sale premiums, which incorporates assumptions and estimates to value the Convertible Instruments.

The Company determined the fair value based on third-party valuations using the following key inputs at the initial measurement dates and as of December 31, 2025:

Convertible Notes Payable:

	As of December 31,
Significant Valuation Inputs	2025	2024
Discount at conversion	0.0% – 20.0%	0.0% – 20.0%
Annual discount rate	40.00%	40.0%
Time	0.5 – 1.42 year	0.5 – 1.08 years
Stock fair value	$8.15	$3.52
Risk free rate	3.60%	4.20%
Volatility	79.0%	85.0%

Warrant Liability:

The fair value of the Company’s Warrant Liability was determined using a combination of (1) probability weighted value and (2) a Black-Scholes option pricing model for its conversion and maturity scenarios, which incorporates assumptions and estimates to value the Warrants.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      Fair Value Measurements (cont.)

The warrants associated with 2024 and 2025 Convertible Notes were classified as liability. The Company determined the fair value based on third-party valuations using the following key inputs:

Significant Valuation Inputs	As of December 31, 2025	As of December 31, 2024
Discount at conversion	0.0%	0.0% – 20%
Annual discount rate	40.00%	40.00%
Time (in years)	0.5 – 1.42 year	0.6 – 0.9 year
Stock fair value	$8.15	$3.52
Risk free rate	3.60%	5.40%
Volatility	79.0%	85.0%

Convertible Grant Liability:

The fair value of the Company’s Convertible Grant Liability was determined using a combination of (1) probability weighted value and (2) a Black-Scholes option pricing model for its conversion premiums, which incorporates assumptions and estimates to value the Convertible Instruments. The Company determined the fair value based on third-party valuations using the following key inputs at the initial measurement dates and as of December 31, 2025:

Significant Valuation Inputs	As of December 31, 2025	As of December 31, 2024
Discount at conversion	0.0% – 20.0%	0.0% – 20.0%
Annual discount rate	40.0%	40.0%
Time	0.5 year	0.83 – 1.08 year
Stock fair value	$8.15	$3.52
Risk free rate	3.60%	4.20%
Volatility	79.00%	85.0%

There were no changes to the Company’s valuation methodologies during the years ended December 31, 2025 and 2024. There have been no transfers between fair value levels during the years ended December 31, 2025 and 2024.

The following table presents the changes in the Company’s Level 3 fair valued instruments for the years ended December 31, 2025 and 2024 (in thousands):

Level 3 Roll Forward

Convertible Notes Payable
Balance as of December 31, 2023	$6,450
Issuances	1,338
Change in fair value	1,941
Balance as of December 31, 2024	$9,729
Issuances	892
(Gain)/Loss on debt amendment	(407)
Change in fair value	11,775
Balance as of December 31, 2025	$21,989

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      Fair Value Measurements (cont.)

Sustainable Grant (2022 Grant)
Balance as of December 31, 2023	$107
Issuances	—
Change in fair value	13
Balance as of December 31, 2024	$120
Change in fair value	150
Balance as of December 31, 2025	$270
Warrant Liability
Balance as of December 31, 2023	$8
Change in fair value	2
Balance as of December 31, 2024	$10
Issuances	37
Gain/loss on extinguishment	(80)
Change in fair value	70
Balance as of December 31, 2025	$37

The Company’s warrant liability and convertible debt instruments, including a convertible note payable and convertible grant liability, are reported at fair value, including accrued interest, as of each reporting date. Changes in the fair value of these instruments, including the accrued interest components, are reflected in the consolidated statement of operations under ‘Change in fair value of convertible instruments’ or ‘Change in fair value of convertible instruments — related party,’ as applicable, within “other income and expenses, net.”

During 2024, the Company issued warrants that were classified as a derivative liability in accordance with ASC 815 and measured at fair value using Level 3 inputs. These warrants were subsequently extinguished during 2025 in connection with the amendment and restructuring of the related 2024 convertible instruments, resulting in derecognition of the warrant liability from the consolidated balance sheets.

During 2025, the Company issued warrants in connection with the 2025 Senior Bridge Convertible Notes. Based on their contractual terms and applicable authoritative guidance under ASC 480 and ASC 815, these warrants were evaluated and determined to qualify for liability classification.

4.      Prepaid Expenses and Other Current Assets

Prepaid expenses as of December 31, 2025 and 2024, consisted of the following (in thousands):

	As of December 31,

	2025	2024
Prepaid membership and dues	$5	$6
Prepaid consulting and service	—	54
Prepaid clinical related expenses	2	—
Other assets	2	2
Total Prepaid	$9	$62

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.      Property and Equipment

Property and equipment as of December 31, 2025 and 2024, consisted of the following (in thousands):

	As of December 31,
	2025	2024
Lease hold improvement	$86	$86
Computer and communication equipment	5	5
Lab and manufacturing equipment	229	229
Furniture and fixture	20	20
Grant-funded equipment	57	57
Accumulated depreciation	(355)	(324)
Property and equipment, net	$42	$73

The depreciation expense was $31 thousand and $27 thousand for the years ended December 31, 2025 and 2024, respectively.

6.      Accrued Expenses

Accrued expenses as of December 31, 2025 and 2024, consisted of the following (in thousands):

	As of December 31,
	2025	2024
Accrued payroll and related burden	$205	$83
Accrued other expenses	32	6
Total Accrued Expenses	$237	$89

7.      Related Party Lease:

The Company’s manufacturing facility, lab and office are leased from ImaRX Investments, LLC (“Lessor”), which is 100% owned by Evan Unger, the Company’s Co-Founder, Executive Chairman and a major stockholder of the Company, along with certain of his family members, who are also stockholders of the Company. The manufacturing facility, lab and office lease was entered into August 27, 2017, for an initial term of five years. The Company paid monthly rent of $1 to the Lessor and 1,285 shares of common units to Dr. Unger under the original Lease Agreement.

The lease agreement was verbally amended in August 2022, which was memorialized in a new lease agreement on April 12, 2024. The base rent was approximately $5 thousand per month for the lab and office and approximately $6 thousand per month for the manufacturing facility, with both rates subject to escalating rent payments of 4% per year. The amended lease expires on August 26, 2032, with an early termination period starting on April 30, 2026. The Company has two renewal options for five years each. The lease payments are as follows: The base rent will be approximately $5 thousand for the office space and approximately $6 thousand for the manufacturing facility space, at the commencement of the lease. The rent for the manufacturing facility includes all prior improvements made by the landlord and, on August 27, 2026, the base rent for the manufacturing facility will be reduced to the same price per rentable square foot per month as the laboratory office space at that time. In addition to base rent, the Company is also responsible for its portion of utility, taxes, operating expenses, and other costs. The lease payment is subject to a 4% increase each year.

Rent expense, lease amortization costs and imputed interest costs on the related party lease was approximately $81 thousand and $76 thousand for the years ended December 31, 2025 and 2024, respectively, and are included in general and administrative expenses in the accompanying consolidated statement of operations.

The ROU assets and operating lease liabilities are valued using the discount cash flow method, using 6% as discount rate.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      Related Party Lease: (cont.)

The minimum lease payments, if the Company does not exercise early termination clause, are as follows (in thousands):

Fiscal Year	Operating Leases
2026	$118
2027	101
2028	105
2029	107
2030	113
Thereafter	200
Undiscounted cash flows	744
Less: imputed interest	(130)
Lease liability	$614
Lease Liability – current	85
Lease Liability – noncurrent	$529

8.      Debt and Warrant Liability

EIDL Loan

Entities negatively impacted by the coronavirus (“COVID-19”) pandemic were eligible to apply for loans sponsored by the United States Small Business Administration (“SBA”) Economic Injury Disaster Loan (“EIDL Loan”) program. On May 26, 2020, the Company received cash proceeds of $150 thousand under this program. The proceeds can be used to fund payroll, healthcare benefits, rent and other qualifying expenses, and the loan is not subject to a loan forgiveness provision. The standard EIDL Loan repayment terms include interest accruing at 3.75% per annum effective May 26, 2020; the payment schedule contains a one-year deferral period on initial principal and interest payments; the loan term is thirty years; and there are no prepayment penalty or fees. The Company pledged all assets of the Company as collateral for the loan.

On January 6, 2021, the SBA announced a one-year extension of the deferral period for loans that commenced in 2020 delaying payments of principal and interest to July 2022.

Principal payments were further delayed until the third quarter of 2026. As of December 31, 2025 and December 31, 2024, the outstanding amounts totaled approximately $152 thousand and $155 thousand, respectively. As of December 31, 2025 and 2024, accrued interest on this note was $2 thousand and $5 thousand, respectively. During the year ended December 31, 2025 and 2024, the Company had interest expense of $6 thousand. The Company made payments of $9 thousand during the years ended December 31, 2025 and 2024, respectively.

The principal repayment required for this EIDL Loan as of December 31 2025, in the succeeding years are summarized as follows:

2026	$3
2027	3
2028	3
2029	3
2030	4
Thereafter	134
Total	$150

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

2021 and 2023 Convertible Notes Payable

In 2021, the Company began raising funding through the issuance of Senior Convertible Unsecured Promissory Notes (the “2021 Notes”). The terms of the 2021 Notes were amended in December 2021 as follows: the 2021 Notes bear interest at a rate of 6% per annum and initially matured on January 31, 2025 (the “Initial Maturity Date”).

Between January 31, 2023 and September 30, 2023, the Company issued $4,968 thousand in aggregate principal amount of 6.00% Senior Convertible Unsecured Promissory Notes (the “2023 Notes”). The 2023 Notes bear interest at a rate of 6% per annum and initially matured on January 31, 2025. The 2021 Notes and the 2023 Notes are collectively referred to as the “Notes”.

At the time the 2023 Notes were issued, the terms of the 2021 Notes were amended to be the same as the 2023 Notes, and an inter-creditor agreement was entered into between the 2021 Note holders and the 2023 Noteholders, in which both notes are treated on a pari passu basis, and at conversion, the 2021 Notes will convert into the Company’s equity.

The Notes automatically convert upon a Qualified Financing (defined as an offering of shares of preferred stock or common stock to existing or outside investors in which the cumulative gross proceeds received by the Company in that offering are at least $5,000,000) into a number of financing securities issued at the closing of the Qualified Financing equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities): (a) the quotient obtained by dividing the product of: (i) 1.25 times the Note obligations; by (ii) the per-share price of the financing securities at which the Note obligations will be converted in the 2024 Note Qualified Financing; and (b) the per-share price equal to the $25.0 million divided by the number of outstanding shares of common stock immediately before the Qualified Financing determined on a fully diluted basis.

In an event of a Sale Event (defined as (i) a merger or consolidation or any other transaction or series of related transactions of the Company or its subsidiary (including the Company), but apart from a future equity financing of the Company, in which the holders of the shares of the Company immediately after the transaction do not own, directly or indirectly, more than 50% of the outstanding equity interests of the surviving entity, (ii) a transaction in which more than 50% of the Company’s voting power is transferred or (iii) a sale, transfer, exclusive license or other disposition of all or substantially all assets or intellectual property of the Company and its subsidiaries taken as a whole), the Notes will become immediately due and payable in the amount equal to the greater of: (a) the sum of 2.0 times the then outstanding principal amount of the Notes, plus the amount of accrued but unpaid interest or (b) the amount that the noteholder would have received if the Notes had been converted immediately before the Sale Event into shares of the most senior series of preferred stock at a per share conversion price equal to the lowest of (i) the quotient obtained by $25.0 million divided by the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under the Company’s incentive plan; (ii) the Original Issue Price (as defined in Company’s Certificate of Incorporation of the shares of Series A-2 Preferred Stock; and (iii) the quotient obtained by dividing: (A) Company’s fair market value immediately before the Sale Event; by (B) the product of 1.25 times the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under the Company’s incentive plan.

If on the Initial Maturity Date, the Notes are not converted due to a Qualified Financing or Sale Event and remain unpaid, then the requisite note holders can elect to convert the Notes into a number of shares of the Company’s most senior series of preferred stock, if any, equal to the quotient obtained by dividing: (a) the outstanding note obligations of each Note; by (b) $25 million divided by the number of outstanding shares of common stock immediately before the maturity date determined on a fully diluted basis. In the event that holders of the Notes have not either elected to convert the outstanding Notes or no series of preferred stock has been designated then the Company and the holders of the Notes will negotiate an extension of the Initial Maturity Date and if on or before the date that is 60 days after the Initial Maturity Date the holders of the Notes have not elected to convert the outstanding Notes or agreed to extend the Initial Maturity Date, the Initial Maturity Date will be deemed amended to be extended for 12 months (the “Extended Maturity Date”). If on the Extended Maturity Date, the Notes are not converted and remains unpaid, the Company will have up to 3 years after the Extended Maturity Date to repay the Notes using its free cash flow (as defined in the Notes).

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

If a Qualified Financing has not occurred at the time of maturity of the 2023 Notes and the 2023 Notes remain unpaid, requisite note holders prior to the maturity date, have the right to elect the conversion of their note obligations or enter into good faith negotiation with the Company for 60 days to extend the maturity date of the 2023 Notes. Upon such election, each note would convert into a number of shares of the Company’s most senior series of preferred stock, if any, equal to the quotient obtained by dividing: (a) the outstanding note obligations of each note; by (b) $25.0 million divided by the number of outstanding shares of common stock immediately before the maturity date determined on a fully diluted basis. In the event that note holders have not either elected to convert the outstanding notes or reached an agreement with the Company to extend the maturity date, the 2023 Notes will be extended for another 12 months to allow for the Company to conduct a Qualified Financing. After the extension, the 2023 Notes outstanding will become due, in which case the Company will have up to 3 years to repay the 2023 Notes using its free cash flow (as defined in the Notes).

On June 20, 2023, the terms of the Notes were amended, in which during the repayment period, each investor, on an individual basis, has the option to elect to convert such investor’s notes and accrued interest, into the Company’s most senior preferred shares of the price by $25M valuation divided by number of common stock outstanding on a fully diluted basis (assuming all securities convert to common stock).

In December 2024, the terms of the Notes were further amended to provide that (i) the term “Qualified Financing” includes the offering of shares of the Company’s common stock in connection with the Company’s initial public offering and (ii) the term “Financing Securities” includes any shares of the Company’s common stock sold in a Qualified Financing.

The investors have a “most-favored nation” right with respect to any issuance of securities issued before the conversion or repayment of the Notes, in which case, the investors may elect for the Notes to remain the same, or to convert into the securities being issued, subject to a Qualified Financing or Sale Event. This right has not been triggered.

As of December 31, 2025 and 2024, the 2021 Notes had a principal balance of $1,916 thousand and accrued interest of $483 thousand and $368 thousand, respectively. The 2023 Notes had a principal balance of $4,968 thousand and accrued interest of $798 thousand and $500 thousand, respectively.

On January 31, 2025, the requisite holders of the 2021 Notes and 2023 Notes did not elect to convert the outstanding Notes. The maturity date of the Notes has been extended to January 31, 2026 (the ‘Extended Maturity Date’).

2024 Convertible Notes and Warrant Liability

In August 2024, the Company commenced another round of fund raising through the issuance of Senior Convertible Unsecured Promissory Notes (the “2024 Notes”) and warrants (the “2024 Warrants”). The terms of the 2024 Notes are as follows: The 2024 Notes bear interest at a rate of 8% per annum and mature on January 31, 2026 (the “2024 Notes Initial Maturity Date”). During the year ended December 31, 2025, the Company issued $755,000 in aggregate principal amount of 2024 Notes.

The 2024 Notes automatically convert upon a Qualified Financing (defined as (i) an offering of shares of preferred stock to existing or outside investors in which the cumulative gross proceeds received by the Company in that offering are at least $5,000,000 or (ii) the offering of shares of common stock in connection with the Company’s initial public offering) into a number of financing securities issued at the closing of the Qualified Financing equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities): (a) the quotient obtained by dividing the product of: (i) 1.25 times the note obligations; by (ii) the per-share price of the financing securities at which the note obligations will be converted in the Qualified Financing; and (b) the per-share price equal to the applicable valuation divided by the number of outstanding shares of common stock immediately before the Qualified Financing determined on a fully diluted basis.

In an event of a Sale Event (defined as (i) a merger or consolidation or any other transaction or series of related transactions of the Company or its subsidiary (including the Company), but apart from a future equity financing of the Company, in which the holders of the shares of the Company immediately after the transaction do not own, directly or

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

indirectly, more than 50% of the outstanding equity interests of the surviving entity, (ii) a transaction in which more than 50% of the Company’s voting power is transferred or (iii) a sale, transfer, exclusive license or other disposition of all or substantially all assets or intellectual property of the Company and its subsidiaries taken as a whole), the 2024 Notes will become immediately due and payable in the amount equal to the greater of: (a) the sum of 2.0 times the then outstanding principal amount of the 2024 Notes, plus the amount of accrued but unpaid interest or (b) the amount that the noteholder would have received if the 2024 Notes had been converted immediately before the Sale Event into a number of shares of the most senior series of preferred stock at a per share conversion price equal to the lowest of (i) the quotient obtained by the applicable valuation divided by the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under the Company’s incentive plan; (ii) the Original Issue Price (as defined in Company’s Certificate of Incorporation of the shares of Series A-2 Preferred Stock; and (iii) the quotient obtained by dividing: (A) Company’s fair market value immediately before the Sale Event; by (B) the product of 1.25 times the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under the Company’s incentive plan.

If on the 2024 Notes Initial Maturity Date, the 2024 Notes are not converted due to a Qualified Financing or Sale Event and remain unpaid, then the requisite note holders can elect to convert the 2024 Notes into a number of shares of the Company’s most senior series of preferred stock, if any, equal to the quotient obtained by dividing: (a) the outstanding note obligations of each 2024 Note; by (b) the applicable valuation divided by the number of outstanding shares of common stock immediately before the maturity date determined on a fully diluted basis. In the event that holders of the 2024 Notes have not either elected to convert the outstanding 2024 Notes or no series of preferred stock has been designated then the Company and the holders of the 2024 Notes will negotiate an extension of the 2024 Notes Initial Maturity Date and if on or before the date that is 60 days after the 2024 Notes Initial Maturity Date the holders of the 2024 Notes have not elected to convert the outstanding 2024 Notes or agreed to extend the 2024 Notes Initial Maturity Date, the 2024 Notes Initial Maturity Date will be deemed amended to be extended for 12 months (the “2024 Notes Extended Maturity Date”). If on the 2024 Notes Extended Maturity Date, the 2024 Notes are not converted and remains unpaid, the Company will have up to 3 years after the 2024 Notes Extended Maturity Date to repay the 2024 Notes using its free cash flow (as defined in the 2024 Notes).

The Company issued 2024 Warrants to purchases participating in the first tranche of the offering. The 2024 Warrants represented the right to purchase up to 10% of (a) the number of financing securities issued to such purchaser in a Qualified Financing, (b) the number of shares of common stock that would be issuable to such purchaser if the entire outstanding balance of such purchaser’s note were hypothetically converted into shares of common stock at maturity or (c) the number of shares of common stock that would be issuable to such purchaser if the entire outstanding balance of such purchaser’s note were hypothetically converted into shares of common stock in connection with a Sale Event. The 2024 Warrants were to be exercisable at 100% of the conversion price pursuant to a Qualified Financing or sale conversion price pursuant to a Sale Event, as applicable. The 2024 Warrants would have expired and would have no longer be exercisable upon the earlier of (a) within thirty (30) days of the consummation of a Qualified Financing; (b) the initial maturity date of January 31, 2026; provided that a Qualified Financing had not occurred prior to such date or (c) upon consummation of a Sale Event and will automatically be exercised on a cashless basis prior to expiration of the applicable exercise period.

The investors have a “most-favored nation” right with respect to any issuance of securities issued before the closing of a Sale Event, conversion or repayment of the 2024 Notes, in which case, the investors may elect for the 2024 Notes to remain the same, or to convert their notes and warrants into the securities being issued, subject to Qualified Financing or Sale Event. This right has not been triggered.

In December 2024, the terms of the 2024 Notes were amended to provide that (i) the term “Qualified Financing” includes the offering of shares of the Company’s common stock in connection with the Company’s initial public offering and (ii) the term “Financing Securities” includes any shares of the Company’s common stock sold in a Qualified Financing.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

In May 2025, the terms of the 2024 Notes were amended. The initial maturity date was extended to be August 31, 2026. Warrants associated with 2024 Notes were eliminated and applicable valuation was reduced from $40.0 million for the first tranche to $33.0 million. The Company recorded the gain/loss of the amendment as follows:

In May 2025, the terms of the 2024 Notes were amended. The amendment extended the maturity date to August 31, 2026 and eliminated the 2024 Warrants associated with the 2024 Notes. Further, previously the note was structured as two tranches, with first tranche’s applicable valuation cap being $40.0 million. As result of this amendment, both tranches combined to be one tranche, and the applicable valuation cap was adjusted to $33.0 million.

As part of the amendment, the Company determined that the changes represented an extinguishment under applicable accounting guidance. Accordingly, the Company derecognized the existing warrant liability associated with the 2024 Notes. The Company recognized a non-cash gain of approximately $71 thousand related to the extinguishment of the warrant liability, which is included within “other income and expenses, net” in the consolidated statements of operations.

The total gain or loss associated with the amendment, including changes in the fair value of the related convertible instruments, was recorded in the consolidated statements of operations for the year ended December 31, 2025.

The 2024 Notes had a principal balance of $2,102 thousand and $1,347 thousand as of December 31, 2025 and 2024, respectively.

The 2024 Notes had accrued interest balance of $161 thousand and $13 thousand as of December 31, 2025 and 2024, respectively.

2025 Sr. Bridge Note and Warrants

In December 2025, the Company commenced a private placement of $1.5 million in principal amount of 2025 senior bridge notes (“2025 Notes”). The 2025 Notes bear interest at a rate of 12% and mature on May 31, 2027. They rank senior to the 2024 Notes and previously closed 2021 Notes and 2023 Notes. The principal amount outstanding under the 2025 Notes and all accrued and unpaid interest will automatically convert upon a Qualified Financing (defined as (i) an offering of shares of preferred stock to existing or outside investors in which the cumulative gross proceeds received by the Company in that offering are at least $5,000,000 or (ii) the offering of shares of common stock in connection with the Company’s initial public offering) into a number of shares of financing securities equal to whichever of (a) or (b) results in conversion into the greatest number of shares: (a) the quotient obtained by dividing (i) the note obligations by (ii) the per-share price of the financing securities into which the 2025 senior bridge notes will be converted and (b) the per-share price equal to the $45.0 million divided by the number of outstanding shares of common stock immediately before the Qualified Financing determined on a fully diluted basis.

In an event of a Sale Event (defined as (i) our merger or consolidation or any other transaction or series of related transactions of ours or our subsidiary (including us), but apart from a future equity financing of our company, in which the holders of our shares immediately after the transaction do not own, directly or indirectly, more than 50% of the outstanding equity interests of the surviving entity, (ii) a transaction in which more than 50% of our voting power is transferred or (iii) a sale, transfer, exclusive license or other disposition of all or substantially all assets or intellectual property of ours and our subsidiaries taken as a whole), the 2025 Notes will become immediately due and payable in the amount equal to the greater of: (a) the sum of 2.0 times the then outstanding principal amount of the 2025 Notes, plus the amount of accrued but unpaid interest or (b) the amount that the noteholder would have received if the 2025 Notes had been converted immediately before the Sale Event into a number of shares of the most senior series of preferred stock at a per share conversion price equal to the lowest of (i) the quotient obtained by $45.0 million divided by the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis, excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan; (ii) the Original Issue Price (as defined in our Certificate of Incorporation) of the shares of Series A-2 Preferred Stock; and (iii) the quotient obtained by dividing: (A) our fair

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

market value immediately before the 2025 Notes Sale Event; by (B) the number of outstanding shares of common stock immediately before the 2025 Notes Sale Event on a fully diluted basis, excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan.

The investors have a “most-favored nation” right with respect to any issuance of securities issued before the closing of a Sale Event, conversion or repayment of the 2025 Notes, in which case, the investors may elect for the 2025 Notes to remain the same, or to convert their notes and warrants into the securities being issued, subject to 2025 Note Qualified Financing or 2025 Notes Sale Event. To date, this right has not been triggered.

In addition, in connection with the 2025 Notes offering, the investors in the 2025 Notes received warrants (the “2025 Warrats”) to purchase that number of shares of financing securities equal to 50% of the number of shares of financing securities issued to such investor upon conversion of the outstanding principal amount of their 2025 Notes upon completion of the offering. The exercise price of the 2025 Warrants shall be equal to 100% of the conversion price of the 2025 Notes and the 2025 Warrants shall expire on March 31, 2031.

The 2025 Notes had a principal balance of $175 thousand as of December 31, 2025.

The 2025 Notes had accrued interest balance of $0.6 thousand as of December 31 2025.

Convertible Grant Liability

On December 30, 2022, the Company (“Grantee”) entered into a grant agreement with Sustainable Grant Making Partners Fund (the “Fund”) (the “Convertible Grant Liability”), a nonprofit corporation organized under the laws of the State of Delaware. Pursuant to the agreement, the Company was granted $150,000 on January 12, 2023, to be used in research and development of the Company’s product. The grant is non-interest bearing and convertible into common stock/units in the event of change of control, equity financing of $5.0 million or more, or a liquidity event. Under these events, the Fund may exercise the conversion option.

Conversion options:

•        If it is for an equity financing in the aggregate of $5.0 million or more, the Company shall issue a number of shares of capital stock issued in such financing, equal to the number of such shares that would have been purchased if the Fund had paid cash in the maximum amount of the Grant payable to Grantee under this Agreement for such capital stock issued at a price per share/unit equal to the lesser of (A) 20% discount to the per share price of the equity financing or (B) valuation of cap of $25.0 million divided by the capitalization on a fully diluted base.

•        If it is a change of control or liquidity event, the Company shall issue a number of shares of common stock equal to the number of shares that would have been purchased if the fund had paid cash in the maximum amount of the Grant payable under this Agreement for such shares at a price per share equal to valuation of cap of $25.0 million divided by the capitalization on a fully diluted base.

Debt and warrant liability obligations consisted of the following (in thousands):

	December 31,
	2025	2024
Convertible notes payable, at fair value	$17,923	$8,233
Convertible notes payable – related party, at fair value	4,066	1,496
Warrant liability, at fair value	16	10
Warrant liability, at fair value – related party	21	—
Convertible grant liability, at fair value	270	120
EIDL loan	152	155
Total debt obligations	$22,448	$10,014

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

The Company accounts for the convertible notes payable, warrant liability and convertible grant liability under the fair value option (“FVO”) election of ASC 825, “Financial Instruments” (“ASC 825”). The convertible notes payable and convertible grant liability accounted for under the FVO election is a debt host financial instrument containing embedded features which would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815. Notwithstanding, ASC 825-10-15-4 provides for the FVO, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

The decision to elect the fair value option is determined on an instrument-by-instrument basis and must be applied to an entire instrument and is irrevocable once elected. Pursuant to this guidance, assets and liabilities are measured at fair value based, in part, on general economic and stock market conditions and those characteristics specific to the underlying investments. The carrying value is adjusted to estimated fair value at the end of each reporting period, required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.

The change in fair value is recorded within the single line of change in fair value of convertible instruments, change in fair value of warrant liability or change in fair value of convertible instruments — related party on the consolidated statement of operations. The change in fair value related to the accrued interest components is also included within the single line of change in fair value of convertible instruments or change in fair value of convertible instruments — related party on the consolidated statement of operations. Upon conversion, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The Company’s warrants are classified as liabilities as they do not meet the criteria for equity classification under ASC 815. Accordingly, the warrant liability is initially recorded at fair value and subsequently remeasured at each reporting date, with changes in fair value recognized in the consolidated statement of operations within change in fair value of warrant liability. Upon exercise or expiration, the warrant liability is reclassified accordingly.

This classification applies to 2024 Warrants issued in connection with the 2024 Notes, which were accounted for as liability-classified instruments. In May 2025, in connection with the amendment of the 2024 Notes, the related warrant obligations were extinguished and no longer outstanding. 2025 Warrants issued in 2025 were accounted for as liability classified instruments.

9.      Stockholders’ Deficit

As of December 31, 2025, the total number of shares of stock of all classes of capital stock that the Corporation authorized is 16,000,000 shares, consisting of (i) 10,000,000 shares of common stock, par value $0.001 (“common stock”), (ii) 6,000,000 shares of Preferred Stock, par value $0.001. The Company designated 847,857 shares of Series A-1 Preferred Stock (“Series A-1 Preferred Stock”) and 2,202,578 shares of Series A-2 Preferred Stock, par value $0.001 (together with the Series A-1 Preferred Stock, the “Preferred Stock”).

As of December 31, 2024, the Company had inadvertently issued 54,825 shares of Series A-1 Preferred Stock in excess of the designated shares allowed to be issued per the Certificate of Incorporation. This error was caused during the Exchange resulting in a mismatch between the Certificate of Incorporation and the capitalization table. The shares issued in excess of the designated amount are classified as a liability on the accompanying balance sheet. The financial statements herein reflect the share counts as operationally intended and recorded in the audited capitalization table. On March 25, 2025, we filed a certificate of validation, which included a certificate of amendment to our certificate of incorporation, with the Secretary of State of the State of Delaware, to increase the number of authorized Series A-1 Preferred Stock shares from 793,032 shares to 847,857 shares of Series A-1 Preferred Stock.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      Stockholders’ Deficit (cont.)

Preferred Stock have the following rights and preferences:

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to the stockholders for a vote and are entitled to the number of votes equal to the number of whole shares of common stock into which such holders of preferred stock could convert on the record date for determination of stockholders entitled to vote. Common stockholders have 1 vote per share of common stock held. Common stockholders cannot vote to amend the terms of the Preferred Stock rights or preferences or to elect directors to the Board of Directors.

The Series A-2 stockholders voting as a separate class shall be entitled to elect one director and Series A-1 stockholders voting as a separate class are entitled to elect the remaining directors to the Board of Directors. Currently, there are five members of the Board of Directors.

Dividend:

From and after the date of the issuance of the membership units of NuvOx Pharma, L.L.C. to the holder thereof which units were exchanges with, and contributed to, the Company for Preferred Stock under the Exchange, such holders are entitled to cumulative dividends at 6% per annum, without compounding, based on the original issuance price. Dividends are only payable when, as, and if declared by the board and out of available assets, and the Company is under no obligation to pay any dividends.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock in the Company unless the holders of the Series A Preferred Stock then outstanding shall first receive, or concurrently receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the aggregate Series A accruing dividend then accrued on such share of Series A Preferred Stock and not previously paid.

The dividends on the Series A-1 Preferred Stock for the years ended December 31, 2025 and 2024 was $49 thousand and the cumulative dividends on the Series A-2 Preferred Stock for the years ended December 31, 2025 and 2024 was $575 thousand as reflected on the consolidated statement of operations. As of December 31, 2025 and 2024, the total dividend accumulation on the Series A-1 Preferred Stock is $730 thousand and $681 thousand, respectively. As of December 31, 2025 and 2024, the total dividend accumulation on the Series A-2 Preferred Stock is $5.56 million and $4.98 million, respectively. As of December 31, 2025 no dividends have been approved or declared by the Company.

The weighted average cumulative dividend per share on the Series A-1 Preferred Stock for the years ended December 31, 2025 and 2024 was $0.06 per share, respectively. The weighted average total dividend accumulation per share on the Series A-1 Stock for the years ended December 31, 2025 and 2024 was $0.86 per share and $0.80 per share, respectively.

The weighted average cumulative dividend per share on the Series A-2 Preferred Stock for the years ended December 31, 2025 and 2024 was $0.26 per share. The weighted average total dividend accumulation per share on the Series A-2 Stock for the years ended December 31, 2025 and 2024 was $2.53 per share and $2.27 per share, respectively.

Liquidation, Distribution, and Participation:

In the event of liquidation or deemed liquidation (merger, acquisition, or sales or transfer of substantially all assets), preferred stockholders are entitled for preferential payment of original issuance price plus the accrued dividends, before distribution can be made to common stockholders. After the preferential distribution, the rest of the distribution shall be pro-rata based on the number of shares among preferred and common stockholders.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      Stockholders’ Deficit (cont.)

Optional Conversion:

Each share of preferred stock can be converted to common share on a 1-for-1 basis, as chosen by such preferred stockholder at any given time, subject to anti-dilution adjustment with additional common stock issuance except exempted security issuance.

Mandatory Conversion

The Company’s issued and outstanding Series A-1 and Series A-2 Preferred Stock will automatically convert into fully paid and nonassessable shares of the Company’s common stock immediately prior to the closing of the initial public offering at the then-effective conversion rate of the Company’s Preferred Stock.

Preferred Stock Protection

As long as 10% of the preferred stock is outstanding, certain actions cannot take place without requisite holders of preferred stock’s approval. Authorize, consent to any transaction for, approve or enter into any agreement to (i) liquidate, dissolve or wind-up the business and affairs of the Company, or (ii) sell, lease, license or dispose of all or substantially all of the Company’s assets; or (iii) effect a transaction that results in the holders of the Company’s capital stock before the transaction owning less than 50% of the voting power of the Company’s capital stock after, the transaction; or (iv) effect any merger, consolidation or share exchange between the Company and another entity; or (v) effect any other deemed liquidation event; alter or change any of the powers, preference, privileges or rights of any series of preferred stock or amend, alter, or repeal any provision of Company’s bylaw in a manner that adversely affects the powers, preferences, privileges, or rights of any designated series of preferred stock; create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to any designated series of preferred stock with respect to the distribution of assets on the liquidation, dissolution, or winding up of the Company, the payment of dividends, and redemption rights, if any; increase or decrease (other than decreases resulting from the conversion or redemptions of a series of preferred stock) the authorized number of shares of any series of preferred stock or any other shares of capital stock or any securities exchangeable, convertible or exercisable for such stock, or the authorized number of shares of any series of preferred stock designated as a particular series of preferred stock, or create, authorize the creation of, issue, obligate the issuance of, or increase the authorized number of shares of, any additional class or series of capital stock of the Company, unless in each such instance, the same ranks junior to all then-designated series of preferred stock in the distribution of assets on the liquidation, dissolution, winding up of the Company (i) reclassify, alter, or amend the common stock or any series of preferred stock if such reclassification, alteration or amendment would render such security on par with or senior to a series of preferred stock that ranks senior in priority thereto in respect of the distribution of assets on the liquidation, dissolution, or winding up of the Company, the payment of dividends other than the accruing dividend, and redemption rights, if any; or (ii) reclassify, alter or amend any existing security of the Company that is junior to a series of preferred stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends other than accruing dividends, or rights of redemption, if any, if such reclassification, alteration or amendment would render such security on par with or senior to a series of preferred stock that ranks senior in priority thereto in respect of the distribution of assets on the liquidation, dissolution, or winding up of the Company, the payment of dividends, and redemption rights, if any.

Conversion of Convertible Preferred Stock

In December 2024, holders of more than a majority of the outstanding shares of the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock agreed on behalf of all holders of the Company’s Preferred Stock that the Company’s issued and outstanding Series A-1 and Series A-2 Preferred Stock will automatically convert into fully paid and nonassessable shares of the Company’s common stock immediately prior to the closing of the initial public offering at the then-effective conversion rate of the Company’s Preferred Stock.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      Stockholders’ Deficit (cont.)

On March 25, 2025, the Company filed a certificate of validation, which included a certificate of amendment to the Company’s certificate of incorporation, with the Secretary of State of the State of Delaware, to increase the number of authorized Series A-1 Preferred Stock shares from 793,032 shares to 847,857 shares of Series A-1 Preferred Stock. In connection therewith, the Company’s board of directors approved the issuance of 54,825 shares of Series A-1 Preferred Stock upon effectiveness of the certificate of validation in Delaware, which number of shares had previously been inadvertently issued in excess of the 793,032 shares of Series A-1 Preferred Stock originally designated under the Company’s certificate of incorporation.

10.    Stock-Based Compensation

Effective January 1, 2021, the Board of Directors of the Company adopted the 2021 Equity Incentive Plan. The plan provided for the allocation and issuance of Common Units to the officers, employees, consultants, and vendors of the Company or its affiliates. As discussed in Note 1, upon the Exchange effective January 31, 2023, the outstanding common units issued by the Company were exchanged on a 1-for-1 basis into shares of common stock of the Company and the 2021 Plan was terminated.

In March 2023, the Board of Directors of the Company approved and adopted the 2023 Equity Incentive Plan (the “2023 Plan). The 2023 Plan provides stock options, stock issuances, and other equity interest in the Company (each, an “Award”) to employees, officers, directors, consultants, contractors and advisors of the Company. During the period ending on December 31, 2025, the Board and requisite shareholders of the Company approved the increase of the option pool for the 2023 Equity Incentive Plan from 0.9 million to 1.1 million. As of December 31, 2025 and 2024, 63,549 and 98,093 shares remained issuable under the 2023 Plan, and no further grants will be made under the 2021 Plan.

The Company determines the fair value of option grant share-based awards at their grant date, using a Black-Scholes- Merton Option Pricing Model.

The following table summarizes the activity of the Company’s common stock options for the years ended December 31, 2025 and 2024:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (In Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2023	157,823	0.02	9.48	—
Exercisable at December 31, 2023	149,823	0.02	9.47	—
Granted	434,662	0.14	10.00	—
Cancelled or forfeited	—	—	—	—
Exercised	(226,561)	0.13	—	—
Outstanding at December 31, 2024	365,924	0.10	9.04	—
Exercisable at December 31, 2024	308,278	0.07	8.97	—
Granted	246,046	1.94	10.00	—
Cancelled or forfeited	(11,500)	1.89	—	—
Exercised	(20,137)	0.39	—	—
Outstanding at December 31, 2025	580,333	0.83	8.58	—
Exercisable at December 31, 2025	477,812	0.32	7.83	—

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    Stock-Based Compensation (cont.)

The Company determines the fair value of option grant share-based awards at their grant date, using a Black-Scholes- Merton Option Pricing Model applying the assumptions in the following table:

	For the years ended on December 31,
	2025	2024
Fair value of common stock	0.39 – 2.55	0.019 – 0.420
Expected term (in years)	5.00 – 7.00	5.00 – 7.00
Expected volatility	137.02% – 154.85%	103.32% – 144.88%
Risk-free interest rate	3.86% – 4.51%	3.71% – 4.61%
Expected dividend yield	0	0

The weighted-average grant date fair value per share for common stock options granted in the years ended December 31, 2025 and 2024 was $1.76 and $0.12, respectively. The Company received $8 thousand and $29 thousand for common stock options exercised during the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, there was $206 thousand of unrecognized stock-based compensation expense related to the common stock options. This unrecognized compensation expense is expected to be recognized over a weighted-average period of approximately 2.85 years based on vesting under the award service conditions.

The Company classifies stock-based compensation expense in the Consolidated Statements of Operations in the same manner in which the award recipient’s payroll costs and service payments are classified.

In determining the exercise prices for options granted, the Company has considered the estimated fair value of the underlying common stock as of the measurement date.

During the year ended December 31, 2025 and 2024, the Company recorded stock-based compensation expense related to the Awards of approximately $225 and $43 thousand included in general and administrative expenses, respectively, and approximately $11 and $1 thousand included in research and administrative, respectively.

11.    Commitments and Contingencies

Legal

The Company may be involved in legal proceedings, claims and regulatory, tax or governmental inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. Loss contingencies are accrued for when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, the range of such reasonably possible losses would be disclosed. Loss contingencies considered remote are generally not disclosed. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company had no loss contingencies accrued for the years ended December 31, 2025 and 2024. The agreement with FluoroMed contains a minimum purchase requirement of 30kg per year during the contract term. FluoroMed reserves the right to, without approval but with written notice, increase the price. Such increase in price shall not exceed certain CPI measurement from previous calendar year. Pricing may be modified outside of this timeline only by mutual agreement.

During the years ended December 31, 2025 and 2024, expenses to the FluoroMed were $0 and $18 thousand, respectively. As of December 31, 2025 and 2024, there is $0 and $3 thousand payable balance due to FluoroMed.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    Commitments and Contingencies (cont.)

Amount of commitment towards required purchase with FluoroMed are as follows:

2026	$133
2027	75
2028	75
2029	75
Total	$358

Grant Related Sub-Agreement

In August 2023, after being awarded by NIH for a stroke pre-clinical research grant, the Company and University of Southern California (“USC”) entered into a Small Business Innovation Research (SBIR) Program Sub award agreement. The Company has received approval from NIH to provide a subaward for certain work described. For the performance of the Scope of Work, USC shall be paid a maximum amount of $150,000 USD per year. This Agreement shall be applicable only to matters relating to the awarded grant, which has the first funding period of April 15, 2023 — March 31,2024 and project period of April 15, 2023 — March 31, 2026.

During the years ended December 31, 2025 and 2024, expenses to USC were $164 thousand and $159 thousand, respectively. As of December 31, 2025 and 2024, there is payable balance due to USC of $164 thousand and $48 thousand, respectively.

In September 2025, the Company has entered into a collaboration with FYR Bio (“FYR”), pairing NuvOx’s Phase IIb glioblastoma trial of NanO₂ with FYR’s EV-based liquid-biopsy expertise to provide additional biomarker insights that support clinical development, through an NCI (a division of NIH) grant “Liquid Biopsy in Glioblastoma Treated with Chemoradiation and an Oxygen Therapeutic”. As results, the Company and FYR entered into a Small Business Innovation Research (SBIR) Program Sub award agreement. The Company has received approval from NIH to provide a subaward for certain work described. For the performance of the Scope of Work, FYR shall be paid a maximum amount of $407,430 and $483,892, respectively, for the first funding period of September 22, 2025 to August 31, 2026 and second funding period of September 1, 2026 to August 1, 2027. This Agreement shall be applicable only to matters relating to these two funding periods as defined in the grant. During the years ended December 31, 2025 and 2024, there were no expenses incurred related to FYR or payable balances due to FYR.

Supply and Licensing Agreement with FluoroMed

The Company sources the API of the product, dodecafluoropentane, also known as n-perfluoropentane, from FluoroMed L.P. (“FluoroMed”). On October 23, 2018, the Company signed a long-term supply agreement with FluoroMed. Pursuant to the agreement, FluoroMed has agreed to file for a Drug Mater File (DMF) with the FDA, and granted the Company an exclusive, royalty-free, perpetual, worldwide and fully transferrable right and license to refer to the FluoroMed DMF in obtaining and maintaining marketing authorization of the Company’s product candidate. FluoroMed has also agreed to supply their product (API the Company’s product) to the Company exclusively in the therapeutic field that the Company is pursuing. The agreement is effective for five years and is automatically extended for 12 months unless either party provides written notification for no renewal. As of October 23, 2023, the agreement entered into the automatic extension period. On August 9, 2024, the Company and FluoroMed entered into a new agreement. This new agreement’s term is five years. Pursuant to the agreement, FluoroMed has agreed to provide support to the Company’s effort in future application to the FDA or other regulatory authorities. Such support can be in form of providing necessary information, or FluoroMed may choose to file a DMF with FDA, and has granted the Company an exclusive, royalty-free, perpetual, worldwide and fully transferrable right and license to refer to the FluoroMed DMF in obtaining and maintaining marketing authorization of the Company’s product candidate. In exchange for such support, the Company has agreed to pay FluoroMed $125,000 for the support received for an FDA application. FluoroMed’s obligation in performing such support survives the expiration or termination of the agreement. Pursuant to the agreement, the Company has also agreed to minimum annual purchases of n-perfluoropentane, from FluoroMed, and the supply of the product is not exclusive.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    Commitments and Contingencies (cont.)

During the years ended December 31, 2025 and 2024, expenses to the FluoroMed were $0 and $18 thousand, respectively. As of December 31, 2025 and 2024, there is $0 and $3 payable balance due to FluoroMed.

License Agreement with University of Arkansas

On November 1, 2014, NuvOx Pharma LLC, a wholly owned subsidiary of the Company, entered into a licensing agreement with the University of Arkansas for Medical Sciences (UAMS). Under this agreement, NuvOx Pharma LLC and UAMS jointly own certain patent rights related to stroke applications. UAMS granted NuvOx Pharma LLC exclusive worldwide rights and licensing in the field associated with these patent rights.

In exchange for this grant, NuvOx Pharma LLC agreed to the following terms:

1.      An initial licensing fee of $10,000 within 90 days of the agreement’s effective date.

2.      An annual fee of $2,500 until the first commercial sale, defined as the transfer of product or sublicensing following regulatory marketing approval, for cash or equivalent.

3.      Upon the first commercial sale, NuvOx Pharma LLC will pay UAMS a minimum annual royalty of $10,000 or 1.75% of net sales, subject to reduction by certain third-party royalties.

4.      Milestone payments: $25,000 upon reaching $1 million in accumulated net sales, and $125,000 upon reaching $5 million in accumulated net sales.

5.      Reimbursement to UAMS for costs associated with the preparation, filing, prosecution, and maintenance of the patent applications.

In 2016, all intellectual properties from UAMS, including the licensed intellectual property mentioned herein, were assigned to Bioventure LLC, the technology transfer office for UAMS. To date, NuvOx Pharma LLC has not commenced commercial sales.

During the years ended December 31, 2025 and 2024, expenses due to this license agreement were $2.5 thousand each year. As of December 31, 2025 and 2024, there was no payable balance due to this license agreement.

Employee Matters

In 2023, the Company discovered that an employee had been embezzling funds. Following an investigation, the total amount embezzled was estimated to be approximately $87,000. In November 2023, the Company terminated the employee for cause and subsequently filed a police report and an employee fraud claim with its insurance company. The claim was paid out in January 2024, in the amount of $50,000 and is included in the accompanying consolidated statement of operations in other (expense) income, net for the year ended December 31, 2024. The police investigation is ongoing.

On February 17, 2025, Rong Wang and the Company entered into an employment agreement. In this agreement, in addition to salary, Rong Wang is eligible for certain cash incentive and equity incentives. The initial term of this contract is three years, and Rong Wang has agreed to forfeit cash compensation during 2025 as an employee in exchange of stock options.

The Company engaged Brooks Ensign as Interim Chief Financial Officer, effective February 10, 2025. Mr. Ensign resigned on July 4, 2025.

In July 2025, the Company appointed Shien McCullough as Interim Chief Financial Officer. Ms. McCullough previously served as controller for the Company since 2023.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    Income Taxes

There were no income tax expenses reflected in the results of operations for the years ended December 31, 2025 and 2024.

	For the years ended December 31,
	2025		2024
U.S. Federal statutory tax rate	$(2,677)	21.00%	$(1,251)	21.00%
State and local income tax, net of federal income tax effect	—	0.00%	—	0.00%
Tax credits
Research and development credits	(229)	1.80%	(198)	3.33%
Changes in valuation allowances	1,296	(10.16)%	1,176	(19.74)%
Non-taxable or non-deductible items
Fair market value Adjustment of Convertible Debt	1,697	—%	274	(4.59)%
R&D credit addback	48	(0.38)%	—	—%
Gain on extinguishment of warrant	(17)	0.13%	—	—%
Gain on amendment of debt instruments	(86)	0.67%	—	—%
Fair market value adjustment of warrant	15	(0.12)%
Other	1	(0.01)%	—	—%
Other adjustments
Return to provision adjustments	(48)	0.38%	—	—%
Income Tax	$—	13.13%	$—	—%

The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows in thousands:

	For the years ended December 31,
	2025	2024
Net operating loss carry forwards	$2,370	$726
R&D Credit carry forwards	936	437
Depreciable Assets	24	3
ROU Assets/Liabilities	(26)	(19)
Stock based compensation	128	12
Accruals	79	115
Capitalized research and development	224	687
Intangible assets	90	99
Total deferred tax assets	3,825	2,060
Valuation allowance	(3,825)	(2,060)
Net deferred tax assets	$—	$—

The Company has cumulative federal net operating losses of $9.50 million and state net operating losses of $9.66 million which do not expire but are subject to an 80% utilization against future taxable income.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Deferred tax assets consist primarily of the tax effect of Capitalized R&D Expenses. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    Income Taxes (cont.)

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of December 31, 2025, the Company had no unrecognized tax benefits. There were no changes in the Company’s unrecognized tax benefits during the years ended December 31, 2025 and 2024. The Company did not recognize any interest or penalties during the 2025 fiscal year related to unrecognized tax benefits.

13.    Related-Party Transactions

Related-Party Lease

The Company’s manufacturing facility, lab and office are leased from ImaRX Investments, LLC (“Lessor”, or “Landlord”), which is 100% owned by Evan Unger, the Company’s Co-Founder, Executive Chairman and a major stockholder of the Company along with certain of his family members, who are also stockholders of the Company (see Note 6).

In 2009, Dr. Evan Unger, the Co-Founder and Executive Chairman of the Company, founded Microvascular Therapeutics (MVT), a biotech company where he remains the majority shareholder. MVT operates in the same building as the Company’s related party lease. Until November 2023, MVT and the Company shared utility, administrative, and certain personnel costs. After that date, they stopped sharing personnel costs but continued to share utility and administrative expenses. The Company has historically paid the majority of these shared costs, which are allocated proportionally between the Company and MVT. Consequently, MVT and the Company maintain certain balances. These balances are periodically settled through cash payments or net settlements against Dr. Evan Unger’s capital contributions to the Company.

On June 30, 2024, the Company, Landlord, Dr. Unger and MVT entered into a 3-way netting agreement, so that any payables from MVT to the Company can be netted against the Company’s lease payable to the Landlord. The liability that MVT has for the Company is then transferred as a liability that MVT has for Dr. Unger. Such netting will be conducted periodically, should MVT choose not to pay the Company its payables in cash.

The following table presents the gross and net information in thousands for the netting arrangement:

	As of December 31,
	2025	2024
Gross amount of recognized liabilities due to Evan Unger/ImRax Investment LLC, or liability to Evan Unger as part of his business related expenses	$615	$446
Gross amount of recognized assets from Evan Unger offset in consolidated balance sheets	(309)	(259)
Gross amount of recognized assets from MVT offset in consolidated balance sheets	(207)	(161)
Net amount presented in consolidated balance sheets	$99	$26

CEO Consulting Agreement and Employment Agreement

Rong Wang, Chief Executive Officer (“CEO”) of the Company, is owed the below balances related to her compensation in connection with her consulting agreement with the Company, as well as her expenses related to the Company’s business.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    Related-Party Transactions (cont.)

The outstanding amounts of due from related parties and accounts payable — related parties are as follows (in thousands):

	December 31,
	2025	2024
Due from related parties:
Evan Unger(1)	$—	$—
Microvascular Therapeutics (MVT)(1)	—	—

Accounts payable – related party:
Evan Unger/ImRax Investment LLC	$99	$26
Bryan Unger	2	—
Rong Wang/Banyanbaum LLC	67	73
	$168	$99

____________

(1)      See netting arrangement above that started in 2024.

Convertible Notes Payable — Related Party

Rong Wang, Chief Executive Officer of the Company, participated in the 2021 Note and 2024 Note. As of December 31, 2025 and 2024, Ms. Wang had a principal balance of $25 thousand in the 2021 Note. As of December 31, 2025 and 2024, Ms. Wang had a principal balance of $50 thousand, and $0, respectively, in the 2024 Note. As of December 31, 2025 and 2024, Ms. Wang had a principal balance of $50 thousand, and $0, respectively, in the 2025 Notes.

Dr. Evan Unger, Co-Founder and Executive Chairman of the Company, participated in the 2021 Note and 2024 Note.

As of December 31, 2025 and 2024, Dr. Unger had a principal balance of $1,210 thousand in the 2021 Note. As of December 31, 2025 and 2024, Dr. Unger had a principal balance of $50 thousand and $0, respectively, in the 2024 Note. This was a non-cash transaction where rent due to Dr. Unger (as Lessor of the building) was exchanged for his investment in the 2024 Notes. $50,000 was recorded as a reduction to accrued rent expenses (accounts payable due to related party) and $50,000 was added to 2024 Convertible Notes Payable — related party. The Company effected this transaction on June 30, 2025 to reduce the amount shown as accounts payable due to related party for three months ended June 30, 2025.

December 31, 2025 and 2024, Dr. Evan Unger had a principal balance of $50 thousand, and $0, respectively, in the 2025 Notes.

In addition to Evan Unger and Rong Wang, multiple other related parties participated in purchasing various convertible notes from the Company. Following are the summaries. None of these other related parties, besides board members, has control or significant influence of the company:

•        A cousin of Evan Unger invested in the 2024 Notes in first quarter of 2025; As of December 31, 2025 and December 31, 2024, the principal balances for the 2024 Notes are $25 thousand and $0, respectively;

•        A brother of a board member invested in both 2024 Notes. As of December 31, 2025 and December 31, 2024, the principal balance for the 2024 Notes are $200 thousand and $0, respectively.

•        A sister of Evan Unger previously invested in the 2021 Notes. As of December 31, 2025 and December 31, 2024, the principal balances for the 2021 Notes are $50 thousand and $50 thousand, respectively.

•        A son of Evan Unger previously invested in 2021 Notes. As of December 31, 2025 and December 31, 2024, the principal balances for the 2021 Notes are $5 thousand and $5 thousand, respectively.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    Related-Party Transactions (cont.)

The convertible notes payable — related party are measured and recorded at fair value and the difference between the principal amount disclosed and the balance on the accompanying consolidated balance sheets is the change in fair value.

Equity Modifications

Before the New Lease was entered, the Company continued to issue Evan Unger profit interest of NuvOx Pharma LLC, which were subsequently exchanged for shares of the Company’s common stock. Upon signing the new lease, 84,930 shares of common stock was determined to be over issued to Evan Unger. On April 11, 2024, the Company and Evan Unger entered into a share cancellation agreement and the shares were cancelled.

Related Party Consulting Arrangement

During the years ended December 31, 2025 and 2024, the Company paid $3 thousand and $10 thousand, respectively, to the son of the Chairman of the Board and former CEO of the Company for consulting services.

14.    Segment Information

The Company views its operations and manages its business in one reportable segment, which is developing an innovative platform of oxygen therapeutics for the treatment of diseases where hypoxia (lack of oxygen) plays critical roles.

The Company operates as a single operating segment and a single reportable segment. The Company’s Chief Executive Officer and Chairman of the Board of Directors, both collectively serve as the Chief Operating Decision Maker (“CODM”). The CODM evaluates performance and makes operating decisions about allocating resources based on revenue, significant expenses and cash balances presented in the accompanying statement of operations and balance sheet, respectively. Significant expenses include research and development and general and administrative expenses, which are each separately presented in the accompanying statement of operations. Accordingly, the Company’s single operating segment financial results are identical to its consolidated financial statements, and the CODM measures segment profit or loss using consolidated net income (loss).

The measure of segment assets is reported on the balance sheets as total assets. All material long-lived assets are located in the United States.

15.    Restatement of Previously Issued Financial Statements

The Company identified certain accounting errors in its previously issued 2024 consolidated financial statements. The Company has restated the 2024 consolidated financial statements to correct these errors.

Accompanying Restatement Schedules and Notes

The following notes and restatement schedules describe the prior restatement adjustments made to adjust the 2024 consolidated financial statements to the 2025 consolidated financial statements included in this 2026 Form S-1.

1. Accounts Payable and Accrued Expenses — Omitted Accrual for Clinical Trial Milestone Obligations

The restatement relates to an error of omission in which certain clinical trial site milestone payments earned upon completion of Case Report Forms (CRFs) during 2024 were not accrued in the proper period because accounting processes relied on invoice receipt rather than automatic accruals required under the Clinical Trial Agreements. As a result, research and development expense and accrued clinical trial liabilities were understated in the 2024 financial statements for milestone obligations that were probable and reasonably estimable but not invoiced.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    Restatement of Previously Issued Financial Statements (cont.)

2. Non-current Liabilities — Correction of Fair Value of Convertible Instruments and Warrants

The restatement relates to an error in fair value of certain convertible instruments and warrants. Where an amendment in 2021 Notes and 2023 Notes included an additional 25% of the conversion premium in the scenario that valuation cap is triggered. This amendment caused the re-valuation of both notes. As a result, the fair value of non-current liabilities was understated in the consolidated balance sheet date as of December 31, 2024. Also, the change in fair value of the notes was understated in the consolidated statements of operation for the twelve months ended December 31, 2024. Such amendment to the 2021 Notes and 2023 Notes was deemed an error and subsequently was corrected in June 2026.

The following tables summarize the effect of the prior restatement on each financial statement line item that was restated in the consolidated financial statements. (In thousands, except share and per share data)

Balance Sheet as of December 31, 2024	As Reported	Adjustment	As Restated	Reference
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,000	$170	$1,170	1
Total current liabilities	1,360	170	1,530	1

Convertible notes payable, at fair value	8,077	156	8,233	2
Convertible notes payable – related parties, at fair value	1,462	34	1,496	2
Total liabilities	$11,792	$360	$12,152	1,2

Stockholders’ Deficit
Accumulated deficit	(19,319)	(360)	(19,679)	1,2
Total stockholders’ deficit	(8,881)	(360)	(9,241)	1,2
Total liabilities and stockholders’ deficit	$2,911	$—	$2,911

Statement of Operations for the year ended December 31, 2024	As Reported	Adjustment	As Restated	Reference
Operating expenses
Research and development	3,895	170	4,065	1
Total operating expenses	5,160	170	5,330	1

Other (expense)/income
Change in fair value of convertible instruments	(1,077)	(538)	(1,615)	2
Change in fair value of convertible instruments – related party	(221)	(118)	(339)	2

Loss from operations	(4,648)	(170)	(4,818)	1,2

Net loss before income taxes	(5,818)	(826)	(6,644)	1,2
Provision for income taxes, net	—	—	—
Net loss	(5,818)	(826)	(6,644)	1,2

Net loss – attributed to common stockholders	$(6,442)	$(826)	$(7,268)	1,2

Net loss per share, basic and diluted	$(1.99)	$(0.26)	$(2.25)	1,2
Weighted-average shares of common stock outstanding, basic and diluted	3,235,421	—	3,235,421

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    Restatement of Previously Issued Financial Statements (cont.)

Statement of Changes in Stockholders’ Deficit									(As Reported)		(As Restated)	(As Reported)		(As Restated)
	Convertible Series A-1 Preferred Stock		Convertible Series A-2 Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit/ Members Accumulated Deficit	Adjustment	Accumulated Deficit/ Members Accumulated Deficit	Total	Adjustment	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	847,857	$1	2,197,448	$2	3,212,491	$3	$—	$10,359	$(13,501)	—	(13,501)	(3,136)	466	$(2,670)
Net loss	—	—	—	—	—	—	—	—	(5,818)	(170)	(5,988)	(5,818)	(826)	(6,644)
Balance as of December 31, 2024	847,857	$1	2,197,448	$2	3,354,067	$3	$—	$10,432	$(19,319)	(170)	$(19,489)	$(8,881)	(360)	$(9,241)
Statement of Cash Flows for the year ended December 31, 2024	As Reported	Adjustment	As Restated
Cash flows from operating activities:
Net loss	$(5,818)	$(826)	$(6,644)
Changes in operating assets and liabilities:
Accounts payable	561	170	731
Change in fair value of convertible instruments – related party	1,298	(959)	339
Change in fair value of convertible instruments		1,615	1,615
Net cash (used in) operating activities(1):	$(3,737)	—	$(3,737)

____________

(1)      Certain prior-year financial statement line items were reclassified to conform with current-year presentation.

16.    Subsequent Events

Elective Conversion of 2021/2023 Notes

On January 31, 2026, holders of 2021/2023 Notes had the right to elect to convert their note holdings to preferred equity. Subsequent to December 31, 2025, a total of $403 thousand in aggregate principal of 2021/2023 Notes has been converted to preferred equity, resulting in the issuance of 149,688 shares of series A-2 preferred stock. As result of the conversion, the Company inadvertently over issued 144,558 shares of series A-2 preferred stock than the authorized number of shares of series A-2 preferred stock. To correct this error, the Company filed a certificate of validation with Secretary of State of Delaware on June 16, 2026 to increase the authorized shares of Series A-2 preferred stock to 2,347,136 shares. Such filing was certified by State of Delaware on July 2, 2026.

Stock Options Granted

On January 6, 2026, the Company granted common stock options to purchase up to an aggregate of 46,552 shares of common stock to employees, and consultants under the 2023 Plan. These common stock options have an exercise price of $2.68. These common stock options vest immediately and expire ten years from the grant date.

On January 6, 2026, the Company granted common stock options to purchase up to an aggregate of 15,000 shares of common stock to employees under the 2023 Plan. These common stock options have an exercise price of $2.68. These common stock options vest over a 4-year period and expire ten years from the grant date.

Jenny Johnson, the Company’s co-founder and Chief Scientific Officer since May 2022, was appointed Chief Operating Officer in March 2026.

On April 15, 2026, the Company granted 43,250 common stock options to employees and certain consultant under the 2023 Plan. These common stock options have an exercise price of $2.74. These common stock options vest over a 4-year period and expire ten years from the grant date.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    Subsequent Events (cont.)

On April 15, 2026 and May 6, 2026, the Company granted an aggregate of 414,030 common stock options to purchase up to an aggregate of 414,045 shares of common stock to employees, board members, and consultants under the 2023 Plan. These common stock options have an exercise price of $2.74. These common stock options vest immediately and expire ten years from the grant date. Within these grants are the stock-based awards with performance-based vesting conditions to certain employees pursuant to these agreements. Compensation expense related to these awards will be recognized in accordance with applicable accounting guidance over the requisite service period, based on the probability of achieving the specified performance conditions. On April 15, 2026, the Company granted 43,250 common stock options to employees and certain consultants under the 2023 Plan. These common stock options have an exercise price of $2.74. These common stock options vest over a 4-year period and expire ten years from the grant date.

On May 14, 2026, the Company granted 20,000 common stock options to a consultant under the 2023 Plan. These options vest over a six-month period. The Company also granted 30,000 common stock options to a board member, under the 2023 Plan. The options vest over a six-month period or upon the listing of the Company’s securities on an exchange through IPO, whichever occurs sooner.

Additional Funding

Subsequent to December 31, 2025, the Company received additional proceeds related to prior financing arrangements. The Company received $430,000 from closings of its 2024 convertible promissory note financing, on March 20, 2026. In addition, the Company received $1,207,500 of proceeds from senior bridge loan agreements from January 1, 2026 to the date of the financial statements. These transactions represent non-recognized subsequent events and, accordingly, are not reflected in the accompanying financial statements. Multiple related parties contributed to the additional funding of the Company through purchase of convertible notes from the Company, of which these contributions are recorded:

•        A brother of a board member invested $100 thousand in 2025 Notes.

•        Three board members invested in 2025 Notes in first quarter of 2026, in the aggregate amount of $65 thousand.

•        A board member invested $20 thousand in 2024 Notes in first quarter of 2025.

•        A sister of Evan Unger invested $50 thousand in the 2025 Notes during the first quarter of 2026.

•        A brother of Evan Unger invested $50 thousand in the 2025 Notes during the first quarter of 2026.

Evan Unger further invested $190 thousand in 2025 Notes after December 31, 2025 until the reporting date.

Executive Chairman Employment Contract

On April 15, 2026, Dr. Evan Unger, Co-Founder and Executive Chairman, entered into an employment contract with the Company. In this agreement, in addition to salary, Dr. Unger is eligible for certain cash incentive and equity incentives. The initial term of this contract is three years, and the compensation terms became effective on January 1, 2026.

Increase of 2023 Plan Option Pool Size

In December 2025, the Board of the Company approved to increase in the number of shares of Common Stock available for award under the 2023 Plan Option Pool size from 1,100,000 to 1,650,000. This increase required majority of shareholders in each class of stock to approve. In January 2026, requisite holders of each class approved this increase.

NUVOX THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    Subsequent Events (cont.)

Clinical and Preclinical Updates

On March 4, 2026, Food and Drug Administration (FDA) has authorized the Company to proceed with a new Phase II clinical trial for the treatment of recurrent high-grade gliomas.

On March 10, 2026, the Company announced that the first patient has been treated under an FDA authorized single-patient Expanded Access protocol for newly diagnosed glioblastoma.

On April 22, 2026, the Company announced that it has entered into a research collaboration agreement with Department of Veteran Affairs (“VA”), in animal models of spinal cord injury (“SCI”).

On July 10, 2026, the FDA designated our product candidate as a Fast Track product for the treatment of adult patients presenting with acute ischemic stroke.

Note Amendments

In March 2026, the Company corrected a clerical error in the terms for 2024 Notes, where the 2021 Notes and 2023 Notes conversion is clarified to be included in fully dilutive basis.

On June 25, 2026, the terms of the 2021 Notes and 2023 Notes were amended to (i) correct an error in the conversion mechanics, and (ii) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined in the 2021 Notes and 2023 Notes). The conversion mechanism was corrected as follows: If, at any time while the 2021 Notes and 2023 Notes are outstanding, and the Company conducts a Qualified Financing, the principal and unpaid accrued interest of the notes then outstanding (for each note, the “Note Obligations”) shall automatically convert into a number of Financing Securities at the closing of the Qualified Financing, equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of Financing Securities): (a) the quotient obtained by dividing: (i) 1.25 times the Note Obligations; by (ii) the per-share price of the Financing Securities at which the Note Obligations will be converted in the Qualified Financing; and (b) the per-share price equal to the applicable valuation cap divided by the number of outstanding shares of Common Stock immediately before the Qualified Financing determined on a fully diluted basis. In this case, the applicable valuation cap is $25.0 million.

On June 25, 2026, the terms of the 2024 Notes were amended to (i) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined in the 2024 Notes) and (ii) to extend the offering end date to May 31, 2026.

On June 25, 2026, the terms of the 2025 Notes were amended to (i) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined in the 2025 Notes) and (ii) to extend the offering end date to April 30, 2027.

In July 2026, the Board approved an increase in the size of the offering of 2025 Notes from $1.5 million to $2 million.

In July 2026, the requisite holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock consented to exclude convertible securities, which includes 2021 Notes, 2023 Notes, 2024 Notes, 2025 Notes, and Convertible Grant Liability, from the definition of Additional Shares of Common Stock, and to exclude from such definition the shares of common stock issued upon the conversion or exercise of the convertible securities, as applicable. In addition, the requisite holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock waived their rights to any adjustment to the conversion price as a result of the issuance of the excluded convertible securities or the issuance of shares of common stock upon their conversion or exercise, as applicable.

NUVOX THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of March 31, 2026	As of December 31, 2025
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$266	$130
Grants receivable	27	26
Other receivable	2	5
Deferred offering costs	659	609
Prepaid expenses and other current assets	6	9
Total current assets	960	779

Non-current assets
Property and equipment, net	37	42
Operating lease right-of-use assets – related party	696	719
Total assets	$1,693	$1,540

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,721	$3,401
Accounts payable – related parties	207	168
Accrued expenses	329	237
Shares issued in excess of authorized	1,081	—
EIDL Loan	1	2
Operating lease liabilities – related party	71	85
Deferred grant revenue	78	209
Total current liabilities	5,488	4,102

Non-current liabilities
Convertible notes payable, at fair value	21,507	17,923
Convertible notes payable – related parties, at fair value	5,640	4,066
Convertible grant liability	320	270
Warrant liability, at fair value	62	16
Warrant liability, at fair value – related parties	171	21
EIDL Loan, net of current	150	150
Operating lease liabilities, net of current – related party	511	529
Total liabilities	33,849	27,077

Commitments and Contingencies (Note 15)

Stockholders’ Deficit
Preferred stock, $0.001 par value; 6,000,000 authorized as of March 31, 2026 and December 31, 2025, respectively; 2,949,565 shares are undesignated as of March 31, 2026, and December 31, 2025, respectively	—	—
Convertible series A-1 preferred stock , $0.001 par value; 847,857 shares authorized, 847,857 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively.	1	1
Convertible series A-2 preferred stock, $0.001 par value; 2,202,578 shares authorized, issued and outstanding as of March 31, 2026 and 2,202,578 shared authorized and 2,197,448 shares issued and outstanding December 31, 2025, respectively.	2	2

NUVOX THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — (Continued)
(In thousands, except share and per share data)

	As of March 31, 2026	As of December 31, 2025
	(Unaudited)	(Audited)
Common stock, $0.001 par value; 10,000,000 shares authorized, 3,399,022 and 3,374,204 shares issued as of March 31, 2026 and December 31, 2025, respectively; 3,389,022 and 3,364,204 shares outstanding as of March 31, 2026 and December 31, 2025, respectively.	3	3
Treasury stock, at cost, 10,000 shares as of March 31, 2026 and December 31, 2025, respectively.	—	—
Additional paid in capital	10,957	10,726
Accumulated deficit	(43,119)	(36,269)
Total stockholders’ deficit	(32,156)	(25,537)
Total liabilities and stockholders’ deficit	$1,693	$1,540

The accompanying notes are an integral part of these consolidated financial statements.

NUVOX THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	3 Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Grant revenue	$236	$183
Service Revenue	2	—
Total Revenue	238	183

Operating expenses
Research and development	824	1,246
General and administrative	313	483
Total operating expenses	1,137	1,729

Loss from operations	(899)	(1,546)

Other (expense)/income
Interest (expense)/income, net	(3)	9
Change in fair value of convertible instruments – related party	(1,229)	(1,945)
Change in fair value of convertible instruments	(4,630)	(8,716)
Change in fair value of warrant liability – related party	(65)	—
Change in fair value of warrant liability	(24)	(57)
Net loss before income taxes	(6,850)	(12,255)
Provision for income taxes, net	—	—
Net loss	(6,850)	(12,255)

Cumulative dividends on Series A-1 preferred stock	12	12
Cumulative dividends on Series A-2 preferred stock	144	144
Net loss – attributed to common stockholders	$(7,006)	$(12,411)

Net loss per share, basic and diluted	$(2.07)	$(3.69)
Weighted-average shares of common stock outstanding, basic and diluted	3,380,474	3,358,899

The accompanying notes are an integral part of these consolidated financial statements.

NUVOX THERAPEUTICS INC.
CONDENSED Statements of Changes in Stockholders’ Deficit
(In thousands, except share and per share data)

	Convertible Series A - 1 Preferred Stock		Convertible Series A - 2 Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit/Members Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2025	847,857	$1	2,197,448	$2	3,374,204	$3	$(0)	$10,726	$(36,269)	$(25,537)
Exercise of stock options	—	—	—	—	24,818	0	—	66	—	66
Equity-based compensation expense	—	—	—	—	—	—	—	126	—	126
Conversion of Notes to Equity	—	—	—	0	—	—	—	39	—	39
Net loss	—	—	—	—	—	—	—	—	(6,850)	(6,850)
Balance as of March 31, 2026	847,857	$1	2,197,448	$2	3,399,022	$3	$(0)	$10,957	$(43,119)	$(32,156)
	Convertible Series A - 1 Preferred Stock		Convertible Series A - 2 Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit/Members Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2024	847,857	$1	2,197,448	$2	3,354,067	$3	$(0)	$10,432	$(19,679)	$(9,241)
Exercise of stock options	—	—	—	—	20,137	0	(0)	8	—	8
Equity-based compensation expense	—	—	—	—	—	—	—	30	—	30
Net loss	—	—	—	—	—	—	—	—	(12,255)	(12,255)
Balance as of March 31, 2025	847,857	$1	2,197,448	$2	3,374,204	$3	$(0)	$10,470	$(31,934)	$(21,458)

____________

(1)                          See Note 8 for Shares issued in excess of the number of shares authorized.

The accompanying notes are an integral part of these consolidated financial statements.

NUVOX THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share data)

	3 Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(6,850)	$(12,255)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6	11
Amortization of operating lease right-of-use assets – related party	23	21
Stock-based compensation	126	30
Change in fair value of warrant liability	24	57
Change in fair value of warrant liability – related party	65	—
Change in fair value of convertible instruments	4,630	8,716
Change in fair value of convertible instruments – relate party	1,229	1,945
Grants receivable	1	80
Prepaid expenses and other current assets	3	3
Accounts payable	320	682
Accounts payable – related party	38	41
Deferred grant revenue	(131)	—
Accrued expenses	92	(50)
Operating lease liabilities – related party	(31)	(28)
Net cash (used in) operating activities:	(455)	(747)

Cash flows from financing activities:
Proceeds from the exercise of stock options	67	8
Proceeds from the issuance of convertible notes	575	280
Repayment of EIDL loan	(1)	(1)
Deferred offering cost	(50)	(137)
Net cash provided by financing activities:	591	150

Net increase (decrease) in cash and cash equivalents	136	(597)

Cash & cash equivalents
Beginning of the period	130	1,656
End of the period	$266	$1,059

Non-cash investing and financing activities:
Conversion of convertible note with principal value of $403 thousand to preferred stock, with carrying value of $1,120 thousand; of which $1,081 thousand recorded as share issued in excess of authorization	$1,081	$—
Cash paid for interest	$2	$2
Cash paid for taxes

The accompanying notes are an integral part of these consolidated financial statements.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      Organization

Description of Business

NuvOx Therapeutics, Inc. (the “Company” or “NuvOx”), is a clinical-stage biopharmaceutical company developing an innovative platform of oxygen therapeutics for the treatment of diseases where hypoxia (lack of oxygen) plays critical roles.

The Company was originally formed as NuvOx Pharma, L.L.C. (the “LLC”) on March 20, 2008, as an Arizona limited liability company. On December 29, 2022, the Company we formed NuvOx Therapeutics, Inc. by filing a Certificate of Incorporation with the Secretary of State of the State of Delaware, and, effective as of January 31, 2023, NuvOx Pharma, L.L.C. converted from an Arizona limited liability company into a Delaware corporation, NuvOx Therapeutics, Inc., by way of an exchange (the “Exchange”) of all the outstanding units in LLC for shares in the Company which resulted in LLC becoming a wholly owned subsidiary of the Company. In connection with the Exchange, each unit of the LLC was exchanged for the corresponding number, class and series of shares of stock of the Company and the members of the LLC became stockholders of the Company. Following the Exchange, the Company’s corporate existence is governed by the laws of the State of Delaware and the Delaware Certificate of Incorporation, effectively changing the state of the corporation for the Company from Arizona to Delaware. In connection with the Exchange, each Series A-1 Preferred Unit outstanding was converted into 5,679 shares of Convertible Series A-1 Preferred Stock, each Series A-2 Preferred Unit was converted into 5,679 shares of Convertible Series A-2 Stock and each Common Unit was converted into 1 share of common stock.

The Exchange did not result in any change in the business, management, fiscal year, accounting, location of principal executive officers, or assets or liabilities of the Company.

The Company’s current product candidate, NanO2, is administered intravenously as an emulsified liquid, and delivers oxygen to tissue. The focus of the Company’s research to date has been on the administration of NanO2 to treat multiple diseases such as acute ischemic stroke, glioblastoma multiforme (GBM, a form of brain cancer), acute respiratory distress syndrome (ARDS) and sickle cell anemia. In each of these diseases and conditions, lack of oxygen plays a critical role in either weakening the effectiveness of standard treatment, or directly causing mortality and morbidity. The Company has completed a Phase Ib/IIa human clinical trial of NanO2 in the United States for the treatment of acute ischemic stroke in 24 patients and a Phase Ib/II human clinical trial of NanO2 for the treatment of GBM in 11 patients in Australia. During 2025, the Company has completed the enrolment and treatment for all patients in a Phase IIb clinical study administering NanO2 in the United States to treat GBM. 93 patients have been treated. This Phase IIb GBM study has been partially funded by the National Cancer Institute.

Leveraging non-dilutive funding, the collaborators and the Company have obtained all regulatory approvals, initiated some testing sites and completed preparations to launch a Phase IIb stroke trial. This Phase IIb stroke trial has been launched and enrolled the first patient in 2025.

Also, the Company has launched a Phase Ib respiratory trial, and this trial has been partially funded by BARDA. This trial is a dose escalation trial that consists of 3 cohorts. As of release of Q1 2026 financial statement, 2 out of the 3 cohorts have been completed, with 12 patients treated. This trial is partially funded by BARDA.

In March 2026, Food and Drug Administration (FDA) has authorized the Company to proceed with a new Phase II clinical trial for the treatment of recurrent high-grade gliomas. Also in March, 2026, the Company announced that the first patient has been treated under an FDA authorized single-patient Expanded Access protocol for newly diagnosed glioblastoma.

Going Concern

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring losses and as of March 31, 2026, had an accumulated deficit of approximately $43.1 million. For the quarter ended March 31, 2026, the Company sustained a net loss of $6.9 million. As a result, substantial doubt exists about the Company’s

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      Organization (cont.)

ability to continue as a going concern for the next twelve months from the date these financial statements were issued. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is contingent upon its ability to obtain additional financing and to generate revenue and cash flow to meet its obligations on a timely basis. The Company will continue to seek to raise additional funding through debt or equity financing during the next twelve months from the date of issuance of these financial statements. There is no guarantee the Company will be successful in achieving these objectives.

2.      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying interim financial statements are condensed and do not include all disclosures required by accounting principles generally accepted in the United States of America. These interim financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2025.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, NuvOx Pharma, L.L.C. All intercompany transactions and balances have been eliminated in consolidation.

Variable Interest Entity

Under FASB ASC 810, Consolidation, when a reporting entity is the primary beneficiary of an entity that is a variable interest entity (“VIE”), as defined in ASC 810, the VIE must be consolidated into the financial statements of the reporting entity. The determination of which owner is the primary beneficiary of a VIE requires management to make significant estimates and judgments about the rights, obligations, and economic interests of each interest holder in the VIE.

The Company evaluates its interests in VIEs on an ongoing basis and consolidates any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact its economic performance; and (ii) the obligation to absorb losses of the VIE that could potentially be significant to it or the right to receive benefits from the VIE that could be significant to the VIE.

The Company evaluated its interest in Microvascular Therapeutics (“MVT”) that is under common control with the Company (see Note 12), in accordance with ASC 810. The Company determined that MVT is a VIE due to it being majority owned and controlled by the Company Co-Founder and Executive Chairman. Moreover, the activities of MVT are substantially conducted on behalf of the Company’s Co-Founder and Executive Chairman. The Company concluded that it is not the primary beneficiary of MVT since the Company does not have the power to direct the activities that most significantly impact MVT. Therefore, MVT is not consolidated with the Company’s financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgements and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

revenues and expenses during the reporting period. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, the fair value change of convertible notes, warrants, convertible grant liability and stock-based compensation. Actual results could differ from those estimates, and such differences could be material to the consolidated financial statements.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as principally one operating segment, which is developing an innovative platform of oxygen therapeutics for the treatment of diseases where hypoxia (lack of oxygen) plays critical roles.

Cash and Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of bank deposits of $0.3 and $0.1 million as of March 31, 2026 and December 31, 2025, respectively. The Company has periodically maintained balances in excess of the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). As of March 31, 2026 and December 31, 2025, the Company had $0 not covered by the FDIC, respectively.

Allowance for Credit Losses

The Company records an allowance for credit losses for its financial instruments, which consist of grants receivable and treasury bills. Estimating credit losses involves management judgment based on historical data, current conditions, and future expectations. Factors considered include past loss patterns, aging of accounts, customer concentrations, creditworthiness, and economic conditions affecting customers. The Company uses its historical loss rates to predict future losses on assets with similar characteristics. Additionally, specific allowances are made for receivables when it is likely they will not be collected, and the loss can be reasonably estimated. There was no allowance for credit losses as of March 31, 2026 and December 31, 2025.

Deferred Offering Costs

The Company has incurred certain costs in connection with its anticipated initial public offering (“IPO”). The Company capitalizes such deferred costs, which consist of incremental legal, professional, and other third-party fees directly attributable to the IPO in compliance with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5.A, Expenses of Offering. Deferred offering costs are classified as current assets when the IPO is expected to be completed within one year of the balance-sheet date or within the Company’s normal operating cycle, if longer. The deferred offering costs will be offset against IPO proceeds upon consummation of an offering. Should the anticipated IPO be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful life of each asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accompanying consolidated balance sheets and any resulting gain or loss is included in loss from operations in the accompanying consolidated statements of operations. Expenditures for repairs and maintenance are expensed as incurred.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

The categorization of the property and equipment and their respective depreciation lives are as follows:

Categories of assets	Depreciation life (years)
Lease hold improvement(1)	7
Computer and communication equipment	3
Lab and manufacturing equipment	5
Furniture and fixture	7
Grant-funded equipment	5 – 7

____________

(1)      The useful life is the shorter of the life listed above or lease term.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets are less than the assets’ carrying value, the related assets will be written down to fair value. There were no impairments of the Company’s long-lived assets for the periods presented.

Leases

The Company accounts for its leases under ASC Topic 842, Leases (Topic 842). Leases which are identified within the scope of Topic 842 and which have a term greater than one year are recognized on the Company’s consolidated balance sheets as right-of-use (ROU) assets and lease liabilities. Operating lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected remaining lease term. The lease term includes any renewal options and termination options that the Company is reasonably certain to exercise. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its incremental borrowing rate. The incremental borrowing rate is determined based on the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment. The interest rate implicit in lease contracts to calculate the present value is typically not readily determinable. As such, significant management judgment is required to estimate the incremental borrowing rate. Operating lease expense for operating leases is recognized on a straight-line basis over the lease term based on the total lease payments.

Netting Arrangement

The Company offsets financial assets and financial liabilities on the balance sheet when it has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis under ASC 210-20. (See Note 6 for further information)

Fair Value Measurements

FASB ASC 820, Fair Value Measurements and Disclosures, (“ASC 820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, as established by ASC 820, of which the first two are considered observable and the last is considered unobservable:

Level 1 Inputs — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 Inputs — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Inputs — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company’s convertible instruments and warrant liability that are associated with 2021 Notes, 2023 Notes, 2024 Notes, and 2025 Notes were classified as Level 3 financial instruments as of March 31, 2026 and December 31, 2025.

The carrying amounts of prepaid and other current assets, short-term investments, accounts payable, and accrued expenses are generally considered to be representative of their fair value based on the short-term nature of these financial instruments.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. Finally, the Company determines if the warrants meet the definition of a derivative based on their contractual terms. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are recorded at their initial fair value on the date of issuance, and at each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. The Company also evaluates if changes in contractual terms or other considerations would result in the reclassification of outstanding warrants from liabilities to stockholders’ equity (or vice versa).

The transaction did not involve a cash settlement.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk and Other Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company has not experienced any credit losses on its cash. The Company maintains its cash balances in accounts held by major banks and financial institutions located in the United States, as well as treasury bills with maturity under 12 months. Bank deposits in excess of the Federal Deposit Insurance Corporation insurance limit may be exposed to credit risk. The Company considers such risk to be minimal.

The Company’s concentration of grant revenue and deferred grant revenue are as follows (in thousands):

	Grant Revenue
	March 31, 2026	March 31, 2025
National Institute of Health (NIH)	$189	$33
Department of Defense (DoD)	47	150
Total revenue	$236	$183

The Company had one customer that accounted for 100% of total grant accounts receivable as of March 31, 2026, and December 31, 2025. The Company has one customer that accounted for 100% of the other receivable as of March 31, 2026 and December 2025.

	Deferred grant revenue
	March 31, 2026	December 31, 2025
Deferred grant revenue	$78	$209

During the three months ended March 31,2026, the Company recognized as grant income, $189 thousand of the deferred grant income outstanding as of December 31, 2025. There was no deferred revenue for twelve months ended December 31, 2024, therefore during the three months ended March 31, 2025, $0 of the deferred grant income was recognized.

All deferred grant revenue derived from one grant that was awarded to the Company from NIH.

Grant Revenue

The Company has received certain grant award funding to support its continuing research and development efforts. For government assistance in which no specific US GAAP applies, the Company accounts for such transactions as revenue and by analogy to a grant model under FASB ASC Topic 958-605, Not-for-Profit Entities — Revenue Recognition (“ASC 958-605”). Under such model, the Company recognizes the impact of government assistance on the Consolidated Statements of Operations upon complying with the conditions of the grant. The Company was awarded two types of assistance, grants based on milestones and cost reimbursement grants. The Company’s revenue is currently derived fully from cost reimbursement grants. The Company considers these grants to be operating revenue as they support the Company’s primary operating activities. The Company’s accounting policy recognizes revenue from these contracts as it incurs qualifying expenses or when it achieves specified milestones under these arrangements. Revenues and related expenses are presented as gross in the Consolidated Statements of Operations as the Company has determined it controls the arrangement as the primary obligor under the arrangements relative to the research and development services it performs.

The Company’s deferred revenue is recognized when the conditions and constraints are eliminated. Deferred revenue is recorded when revenue is not yet recognized but the payment has been received.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Other Revenue

In 2026, the Company has small amount of service revenue, where the Company provided technical consulting and support functions to other scientific or engineering organizations. The service is provided on time and material basis on a fixed fee per hour served, and the Company recognizes such revenue when the service has been completed, pursuant to FASB ASC Topic 606. During the three months ended March 31, 2026, the revenue from service provided was $2 thousand.

Research and Development Costs

The Company’s research and development expenses consist of consulting, administration of clinical trials, manufacturing related costs, third-party license fees and external costs of vendors engaged to conduct preclinical development activities incurred in connection with the research activities and development programs. These expenses are expensed as incurred to advance the Company’s drug candidates and non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed.

A large component of research and development expenses are payments to clinical trial sites. These expenses include site start-ups, regulatory review fees, per visit patient costs and other reimbursables. While sites usually send invoices for expenses owed to them shortly after the service has been provided, not all sites invoice per visit patient costs shortly after the patient visit date. These visits are recorded in the trial database but may not be recorded timely. In some contracts with the sites, only when these visits are verified and error free, then Company is obligated to pay these costs. In other contracts, any costs associated with the patients’ visit automatically become the Company’s obligations, regardless whether the visits are verified or not. The Company estimates the timing on when to accrue for per patient visit costs based on patient visit dates, site specific resolution response history and other qualitative specific factors. The Company also inquires into and reconciles with sites regularly to resolve any discrepancies.

The Company has entered into various research and development agreements with research institutions and other companies that are associated with government grants or contracts. Such arrangements often provide for payment prior to commencing the project or based upon predetermined milestones throughout the period during which services are expected to be performed. These agreements are recorded as research and development expenses as incurred.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the accompanying consolidated statements of operations.

Stock-Based Compensation

The stock-based payments are accounted for in accordance with the provisions of ASC 718, Compensation — Stock Compensation. The Company measures the estimated fair value of the equity-based award on the date of grant using the Black-Scholes-Merton option pricing model (“Black-Scholes Model”) and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Black-Scholes Model requires the use of a number of assumptions including volatility of the stock price, the weighted average risk-free interest rate, and the vesting period in determining the fair value of stock-based awards. The expected term is based on the “simplified method”, due to the Company’s limited equity award history. The Company accounts for forfeitures in the period in which they occur, rather than estimate expected forfeitures.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Although the Company believes its assumptions used to calculate stock-based compensation expenses are reasonable, these assumptions can involve complex judgments about future events, which are open to interpretation and inherent uncertainty. In addition, significant changes to the Company’s assumptions could significantly impact the amount of expense recorded in a given period.

The Company had not issued any stock-based awards with performance or market-based vesting conditions as of March 31, 2026. However, certain employment agreements include provisions for performance-based equity awards.

The Company classifies stock-based compensation expenses in its Consolidated Statements of Operations in the same manner in which the award recipient’s cash compensation costs are classified.

Income Taxes

The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that management believes that these assets are more likely than not to be realized in the future. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit previously taken by the Company on filed tax returns or a position expected to be taken on future tax returns is more likely than not sustaining a challenge from the local tax authorities. The tax benefit recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. As of March 31, 2026 and December 31, 2025, the Company maintained a full valuation allowance against the Company’s net deferred tax assets.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting — Improvements to Reportable Segment Disclosures (Topic 280). The amendments improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the segment expenses disclosed under the significant expense principle and each reported measure of segment profit and loss. The amendments are effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s adoption of this standard effective for the fiscal year ended December 31, 2024 resulted in increased disclosures in the notes to its financial statements (See Note 14).

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company has adopted the improvements to income tax disclosure requirements with no significant impact on its disclosure.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standard Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s balance sheets or statements of operations.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact these standards will have on it financial statements.

Net Loss Per Share

Basic net loss per common share/unit is calculated by dividing the net loss by the weighted-average number of common shares/units outstanding for the period. Diluted net loss per share/unit is computed by dividing the net loss by the weighted-average number of common shares/units and dilutive share/unit equivalents outstanding for the period, determined using the treasury stock and if-converted methods. The cumulative dividends on the Series A-1 Preferred Stock and Series A-2 Preferred Stock during the period are reflected as an addition to net loss in determining basic and diluted net loss attributable to common stock/unit holders. Since the Company has had net losses for all periods presented, all potentially dilutive securities are anti-dilutive.

	Three Months ended March 31, 2026	Three Months ended March 31, 2025
Numerator:
Net loss	$(6,850)	$(12,255)
Less: Cumulative dividends on preferred stock	(156)	(156)
Net loss – attributed to common stockholders	$(7,006)	$(12,411)

Denominator:
Weighted-average shares of common stock outstanding – basic and diluted	3,380,474	3,358,899
Net loss per share attributable to common stockholders – basic and diluted	$(2.07)	$(3.69)

For the three months ended March 31, 2026 and March 31, 2025, the Company had the following potential common stock equivalents outstanding which were not included in the calculation of diluted net loss per common share because inclusion thereof would be anti-dilutive:

	Three Months ended March 31, 2026	Three Months ended March 31, 2025
Preferred Shares	3,050,435	3,045,305
Stock Options	610,567	426,082
Total	3,661,002	3,471,387

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.      Summary of Significant Accounting Policies (cont.)

The following are assets and liabilities measured at fair value on a recurring basis, inclusive of related party components, as of March 31, 2026 and December 31, 2025 (in thousands):

Liabilities

	Fair Value Measurements as of December 31, 2025
	Level 1	Level 2	Level 3	Total
Convertible notes payable	$—	$—	$21,989	$21,989
Warrant liability	—	—	37	37
Convertible grant liability	—	—	270	270
Total	$—	$—	$22,296	$22,296
	Fair Value Measurements as of March 31, 2026
	Level 1	Level 2	Level 3	Total
Convertible notes payable	$—	$—	$27,147	$27,147
Warrant liability	—	—	233	233
Convertible grant liability	—	—	320	320
Total	$—	$—	$27,700	$27,700

____________

(1)      Elected the fair value option of accounting as discussed in Note 8.

(2)      Convertible notes and warrant include balances with both related and non-related parties.

The fair value of the Company’s Convertible Notes Payable was determined using a combination of (1) probability weighted value and (2) a Black-Scholes option pricing model for its conversion and sale premiums, which incorporates assumptions and estimates to value the Convertible Instruments.

3.      Fair Value Measurements

The Company determined the fair value based on third-party valuations using the following key inputs at the initial measurement dates and as of March 31, 2026 and December 31, 2025:

Convertible Notes Payable:

	As of
Significant Valuation Inputs	March 31, 2026	December 31, 2025
Discount at conversion	0.0% – 20.0%	0.0% – 20.0%
Annual discount rate	40.00%	40.00%
Time	0.25 – 1.17 year	0.5 – 1.42 year
Stock fair value	$8.25	$8.15
Risk free rate	3.70%	3.60%
Volatility	75% – 82%	79.00%

Warrant Liability:

The fair value of the Company’s Warrant Liability was determined using a combination of (1) probability weighted value and (2) a Black-Scholes option pricing model for its conversion and maturity scenarios, which incorporates assumptions and estimates to value the Warrants.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.      Fair Value Measurements (cont.)

The warrants associated with 2024 Convertible Notes were classified as liability. The Company determined the fair value based on third-party valuations using the following key inputs:

	As of
Significant Valuation Inputs	March 31, 2026	December 31, 2025
Discount at conversion	0.00%	0.00%
Annual discount rate	40.00%	40.00%
Time	0.25 – 1.17 year	0.5 – 1.42 year
Stock fair value	$8.25	$8.15
Risk free rate	3.70%	3.60%
Volatility	75% – 81%	79.00%

Convertible Grant Liability:

The fair value of the Company’s Convertible Grant Liability was determined using a combination of (1) probability weighted value and (2) a Black-Scholes option pricing model for its conversion premiums, which incorporates assumptions and estimates to value the Convertible Instruments. The Company determined the fair value based on third-party valuations using the following key inputs at the initial measurement dates and as of March 31, 2026 and December 31, 2025:

	As of
Significant Valuation Inputs	March 31, 2026	December 31, 2025
Discount at conversion	0.0% – 20.0%	0.0% – 20.00%
Annual discount rate	40.00%	40.00%
Time	0.25 – 1.17 year	0.5 year
Stock fair value	$8.25	$8.15
Risk free rate	3.70%	3.60%
Volatility	75% – 81%	79.00%

There were no changes to the Company’s valuation methodologies as of March 31, 2026 and December 31, 2025. There have been no transfers between fair value levels as of March 31, 2026 and December 31, 2025.

The following table presents the changes in the Company’s Level 3 fair valued instruments as of March 31, 2026 and December 31, 2025 (in thousands):

Level 3 Roll Forward

Convertible Notes Payable

Balance as of December 31, 2024	$9,729
Issuances	892
(Gain)/Loss on debt amendment	(407)
Change in fair value (net of gain/loss of debt amendment)	11,775
Balance as of December 31, 2025	$21,989
Issuances	469
Conversion	(1,120)
Change in fair value	5,809
Balance as of March 31, 2026	$27,147

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.      Fair Value Measurements (cont.)

Sustainable Grant (2022 Grant)

Balance as of December 31, 2024	$120
Issuances	—
Change in fair value	150
Balance as of December 31, 2025	$270
Issuances	—
Change in fair value	50
Balance as of March 31, 2026	$320

Warrant Liability

Balance as of December 31, 2024	$10
Issuances	37
(Gain)/loss on extinguishment	(80)
Change in fair value	70
Balance as of December 31, 2025	$37
Issuances	107
Change in fair value	89
Balance as of March 31, 2026	$233

The Company’s warrant liability and convertible debt instruments, including a convertible note payable and convertible grant liability, are reported at fair value, including accrued interest, as of each reporting date. Changes in the fair value of these instruments, including the accrued interest components, are reflected in the consolidated statement of operations under ‘Change in fair value of convertible instruments’ or ‘Change in fair value of convertible instruments — related party,’ as applicable, within “other income and expenses, net.”

During 2024, the Company issued warrants that were classified as a derivative liability in accordance with ASC 815 and measured at fair value using Level 3 inputs. These warrants were subsequently extinguished during 2025 in connection with the amendment and restructuring of the related 2024 convertible instruments, resulting in derecognition of the warrant liability from the consolidated balance sheets.

During 2025, the Company issued warrants in connection with the 2025 Senior Bridge Convertible Notes. Based on their contractual terms and applicable authoritative guidance under ASC 480 and ASC 815, these warrants were evaluated and determined to qualify for liability classification.

4.      Prepaid Expenses and Other Current Assets

Prepaid expenses as of March 31, 2026 and December 31, 2025, consisted of the following (in thousands):

	As of
	March 31, 2026	December 31, 2025
Prepaid membership and dues	$4	$5
Prepaid clinical related expenses	1	2
Other assets	1	2
Total Prepaid	$6	$9

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.      Property and Equipment

Property and equipment as of March 31, 2026 and December 31, 2025, consisted of the following (in thousands):

	As of
	March 31, 2026	December 31, 2025
Lease hold improvement	$86	$86
Computer and communication equipment	6	5
Lab and manufacturing equipment	229	229
Furniture and fixture	20	20
Grant-funded equipment	57	57
Accumulated depreciation	(361)	(355)
Property and equipment, net	$37	$42

The depreciation expense was $6 thousand and $11 thousand for three months ended March 31, 2026 and March 31, 2025, respectively.

6.      Related Party Lease:

The Company’s manufacturing facility, lab and office are leased from ImaRX Investments, LLC (“Lessor”), which is 100% owned by Evan Unger, the Company’s Co-Founder, Executive Chairman and a major stockholder of the Company along with certain of his family members, who are also stockholders of the Company. The manufacturing facility, lab and office lease was entered into August 27, 2017, for an initial term of five years. The Company paid monthly rent of $1 to the Lessor and 1,285 shares of common units to Dr. Unger under the original Lease Agreement.

The lease agreement was verbally amended in August 2022, which was memorialized in a new lease agreement on April 12, 2024. The base rent was approximately $5 thousand per month for the lab and office and approximately $6 thousand per month for the manufacturing facility with both rates subject to escalating rent payments of 4% per year. The amended lease expires on August 26, 2032 with an early termination period starting on April 30, 2026. The Company has two renewal options for five years each. The lease payments are as follows: The base rent will be approximately $5 thousand per month for the office space and approximately $6 thousand per month for the manufacturing facility space, at the commencement of the lease. The rent for the manufacturing facility includes all prior improvements made by the Landlord and, on August 27, 2026, the base rent for the manufacturing facility will be reduced to the same price per rentable square foot per month as the laboratory office space at that time. In addition to base rent, the Company is also responsible for its portion of utility, taxes, operating expenses, and other costs. The lease payment is subject to a 4% increase each year.

Rent expense, lease amortization costs and imputed interest costs on the related party lease was approximately $32 thousand and $32 thousand as of March 31, 2026 and March 31, 2025, respectively, and are included in general and administrative expenses in the accompanying consolidated statement of operations.

The ROU assets and operating lease liabilities are valued using the discount cash flow method, using 6% as discount rate.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.      Related Party Lease: (cont.)

The minimum lease payments, if the Company does not exercise early termination clause, are as follows (in thousands):

Fiscal Year	Operating Leases
Rest of 2026	$77
2027	101
2028	105
2029	107
2030	113
Thereafter	200
Undiscounted cash flows	703
Less: imputed interest	(121)
Lease liability	$582
Lease Liability – current	71
Lease Liability – noncurrent	$511

7.      Accrued Expenses

Accrued expenses as of March 31, 2026 and December 31, 2025 consisted of the following (in thousands):

	As of
	March 31, 2026	December 31, 2025
Accrued payroll and related burden	$323	$205
Accrued other expenses	6	32
Total Accrued Liabilities	$329	$237

8.      Debt and Warrant Liability

EIDL Loan

Entities negatively impacted by the coronavirus (“COVID-19”) pandemic were eligible to apply for loans sponsored by the United States Small Business Administration (“SBA”) Economic Injury Disaster Loan (“EIDL Loan”) program. On May 26, 2020, the Company received cash proceeds of $150 thousand under this program. The proceeds can be used to fund payroll, healthcare benefits, rent and other qualifying expenses, and the loan is not subject to a loan forgiveness provision. The standard EIDL Loan repayment terms include interest accruing at 3.75% per annum effective May 26, 2020; the payment schedule contains a one-year deferral period on initial principal and interest payments; the loan term is thirty years; and there are no prepayment penalty or fees. The Company pledged all assets of the Company as collateral for the loan.

On January 6, 2021, the SBA announced a one-year extension of the deferral period for loans that commenced in 2020 delaying payments of principal and interest to July 2022.

Principal payments were further delayed until the third quarter of 2026. As of March 31, 2026 and December 31, 2025, the outstanding amounts, which included accrued interest, totaled approximately $151 and $152 thousand, respectively. As of March 31, 2026 and December 31, 2025, accrued interest on this note was $1 and $2 thousand, respectively. For the three months ended March 31, 2026 and 2025, the Company had interest expense of $1 thousand and $1 thousand, respectively. The Company made payments of $2 thousand and $2 thousand for the three months ended on March 31, 2026 and March 31, 2025, respectively.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

EIDL Loan repayment requirements as of March 31, 2026, in the succeeding years are summarized as follows:

2026	$3
2027	3
2028	3
2029	3
2030	4
Thereafter	134
Total	$150

2021 and 2023 Convertible Notes Payable

In 2021, the Company began raising funding through the issuance of Senior Convertible Unsecured Promissory Notes (the “2021 Notes”). The terms of the 2021 Notes were amended in December 2021 as follows: the 2021 Notes bear interest at a rate of 6% per annum and mature on January 31, 2025 (the “Initial Maturity Date”).

Between January 31, 2023 and September 30, 2023, the Company issued $4,968 thousand in aggregate principal amount of 6.00% Senior Convertible Unsecured Promissory Notes (the “2023 Notes”). The 2023 Notes bear interest at a rate of 6% per annum and mature on January 31, 2025. The 2021 Notes and the 2023 Notes are collectively referred to as the “Notes”.

At the time the 2023 Notes were issued, the terms of the 2021 Notes were amended to be the same as the 2023 Notes, and an inter-creditor agreement was entered into between the 2021 Note holders and the 2023 Noteholders, in which both notes are treated on a pari passu basis, and at conversion, the 2021 Notes will convert into the Company’s equity.

The Notes automatically convert upon a Qualified Financing (defined as an offering of shares of preferred stock or common stock to existing or outside investors in which the cumulative gross proceeds received by the Company in that offering are at least $5,000,000) into a number of financing securities issued at the closing of the Qualified Financing equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities): (a) the quotient obtained by dividing the product of: (i) 1.25 times the Note obligations; by (ii) the per-share price of the financing securities at which the Note obligations will be converted in the 2024 Note Qualified Financing; and (b) the per-share price equal to the $25.0 million divided by the number of outstanding shares of common stock immediately before the Qualified Financing determined on a fully diluted basis.

In an event of a Sale Event (defined as (i) a merger or consolidation or any other transaction or series of related transactions of the Company or its subsidiary (including the Company), but apart from a future equity financing of the Company, in which the holders of the shares of the Company immediately after the transaction do not own, directly or indirectly, more than 50% of the outstanding equity interests of the surviving entity, (ii) a transaction in which more than 50% of the Company’s voting power is transferred or (iii) a sale, transfer, exclusive license or other disposition of all or substantially all assets or intellectual property of the Company and its subsidiaries taken as a whole), the Notes will become immediately due and payable in the amount equal to the greater of: (a) the sum of 2.0 times the then outstanding principal amount of the Notes, plus the amount of accrued but unpaid interest or (b) the amount that the noteholder would have received if the Notes had been converted immediately before the Sale Event into shares of the most senior series of preferred stock at a per share conversion price equal to the lowest of (i) the quotient obtained by $25.0 million divided by the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under the Company’s incentive plan; (ii) the Original Issue Price (as defined in Company’s Certificate of Incorporation of the shares of Series A-2 Preferred Stock; and (iii) the quotient obtained by dividing: (A) Company’s fair market value immediately before the Sale Event; by (B) the product of 1.25 times the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under the Company’s incentive plan.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

If on the Initial Maturity Date, the Notes are not converted due to a Qualified Financing or Sale Event and remain unpaid, then the requisite note holders can elect to convert the Notes into a number of shares of the Company’s most senior series of preferred stock, if any, equal to the quotient obtained by dividing: (a) the outstanding note obligations of each Note; by (b) $25.0 million divided by the number of outstanding shares of common stock immediately before the maturity date determined on a fully diluted basis. In the event that holders of the Notes have not either elected to convert the outstanding Notes or no series of preferred stock has been designated then the Company and the holders of the Notes will negotiate an extension of the Initial Maturity Date and if on or before the date that is 60 days after the Initial Maturity Date the holders of the Notes have not elected to convert the outstanding Notes or agreed to extend the Initial Maturity Date, the Initial Maturity Date will be deemed amended to be extended for 12 months (the “Extended Maturity Date”). If on the Extended Maturity Date, the Notes are not converted and remains unpaid, the Company will have up to 3 years after the Extended Maturity Date to repay the Notes using its free cash flow (as defined in the Notes).

If a Qualified Financing has not occurred at the time of maturity of the 2023 Notes and the 2023 Notes remain unpaid, requisite note holders prior to the maturity date, have the right to elect the conversion of their note obligations or enter into good faith negotiation with the Company for 60 days to extend the maturity date of the 2023 Notes. Upon such election, each note would convert into a number of shares of the Company’s most senior series of preferred stock, if any, equal to the quotient obtained by dividing: (a) the outstanding note obligations of each note; by (b) $25.0 million divided by the number of outstanding shares of common stock immediately before the maturity date determined on a fully diluted basis. In the event that note holders have not either elected to convert the outstanding notes or reached an agreement with the Company to extend the maturity date, the 2023 Notes will be extended for another 12 months to allow for the Company to conduct a Qualified Financing. After the extension, the 2023 Notes outstanding will become due, in which case the Company will have up to 3 years to repay the 2023 Notes using its free cash flow (as defined in the Notes).

On June 20, 2023, the terms of the Notes were amended, in which during the repayment period, each investor, on an individual basis, has the option to elect to convert such investor’s notes and accrued interest, into the Company’s most senior preferred shares of the price by $25.0 million valuation divided by number of common stock outstanding on a fully diluted basis (assuming all securities convert to common stock).

In December 2024, the terms of the Notes were further amended to provide that (i) the term “Qualified Financing” includes the offering of shares of the Company’s common stock in connection with the Company’s initial public offering and (ii) the term “Financing Securities” includes any shares of the Company’s common stock sold in a Qualified Financing.

The investors have a “most-favored nation” right with respect to any issuance of securities issued before the conversion or repayment of the Notes, in which case, the investors may elect for the Notes to remain the same, or to convert into the securities being issued, subject to a Qualified Financing or Sale Event. This right has not been triggered.

As of March 31, 2026 and December 31, 2025, the 2021 Notes had a principal balance of $1,633 thousand and $1,916 thousand respectively; accrued interest was of $391 thousand and $483 thousand, respectively. As of March 31, 2026 and December 31, 2025, the 2023 Notes had a principal balance of $4,848 thousand and $4,968 thousand respectively; accrued interest was $851 thousand and $798 thousand, respectively.

On January 31, 2025, the requisite holders of the 2021 Notes and 2023 Notes did not elect to convert the outstanding Notes, and no new maturity date has been agreed upon. Consequently, the maturity date of the Notes has been extended to January 31, 2026 (the ‘Extended Maturity Date’).

On January 31, 2026, each holder of the 2021 Notes and 2023 Notes may choose to convert the outstanding Notes. During the quarter ending on March 31, 2026, holders with aggregate principal of $403 thousand have chosen to convert the outstanding notes. These notes carry a fair market value of $893 thousand. The principal and accrued interests converted to 149,688 shares of A-2 preferred shares. As result of this conversion, the total A-2 shares exceeded the authorized share by 144,558 shares. As result, the Company has filed a validation certificate with the Secretary

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

of State of the State of Delaware, to increase the number of authorized Series A-2 Preferred Stock shares from 2,202,578 shares to 2,347,136 shares of Series A-2 Preferred Stock. In connection therewith, our board of directors approved the issuance of 144,558 shares of Series A-2 Preferred Stock upon effectiveness of the certificate of validation in Delaware, which number of shares had previously been inadvertently issued in excess of the 2,202,578 shares of Series A-2 Preferred Stock originally designated under our certificate of incorporation. As result, out of the $1,120 thousand, $1,081 thousand was recorded as a current liability and $39 thousand was recorded as equity.

2024 Convertible Notes and Warrant Liability

In August 2024, the Company commenced another round of fund raising through the issuance of Senior Convertible Unsecured Promissory Notes (the “2024 Notes”) and warrants (the “2024 Warrants”). The terms of the 2024 Notes are as follows: The 2024 Notes bear interest at a rate of 8% per annum and mature on January 31, 2026 (the “2024 Notes Initial Maturity Date”). During the year ended December 31, 2025, the Company issued $755 thousand in aggregate principal amount of 2024 Notes. During the three months ended March 31, 2026, the Company issued $55 thousand in aggregate principal amount of 2024 Notes. The Company closed 2024 Notes on March 20, 2026 with all subscription agreement signed. There were $375 thousand proceeds issued after March 20, 2026. See Note 15 - Subsequent Event.

The 2024 Notes automatically convert upon a Qualified Financing (defined as (i) an offering of shares of preferred stock to existing or outside investors in which the cumulative gross proceeds received by the Company in that offering are at least $5,000,000 or (ii) the offering of shares of common stock in connection with the Company’s initial public offering) into a number of financing securities issued at the closing of the Qualified Financing equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities): (a) the quotient obtained by dividing the product of: (i) 1.25 times the note obligations; by (ii) the per-share price of the financing securities at which the note obligations will be converted in the Qualified Financing; and (b) the per-share price equal to the applicable valuation divided by the number of outstanding shares of common stock immediately before the Qualified Financing determined on a fully diluted basis.

In an event of a Sale Event (defined as (i) a merger or consolidation or any other transaction or series of related transactions of the Company or its subsidiary (including the Company), but apart from a future equity financing of the Company, in which the holders of the shares of the Company immediately after the transaction do not own, directly or indirectly, more than 50% of the outstanding equity interests of the surviving entity, (ii) a transaction in which more than 50% of the Company’s voting power is transferred or (iii) a sale, transfer, exclusive license or other disposition of all or substantially all assets or intellectual property of the Company and its subsidiaries taken as a whole), the 2024 Notes will become immediately due and payable in the amount equal to the greater of: (a) the sum of 2.0 times the then outstanding principal amount of the 2024 Notes, plus the amount of accrued but unpaid interest or (b) the amount that the noteholder would have received if the 2024 Notes had been converted immediately before the Sale Event into a number of shares of the most senior series of preferred stock at a per share conversion price equal to the lowest of (i) the quotient obtained by the applicable valuation divided by the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under the Company’s incentive plan; (ii) the Original Issue Price (as defined in Company’s Certificate of Incorporation of the shares of Series A-2 Preferred Stock; and (iii) the quotient obtained by dividing: (A) Company’s fair market value immediately before the Sale Event; by (B) the product of 1.25 times the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under the Company’s incentive plan.

If on the 2024 Notes Initial Maturity Date, the 2024 Notes are not converted due to a Qualified Financing or Sale Event and remain unpaid, then the requisite note holders can elect to convert the 2024 Notes into a number of shares of the Company’s most senior series of preferred stock, if any, equal to the quotient obtained by dividing: (a) the outstanding note obligations of each 2024 Note; by (b) the applicable valuation divided by the number of outstanding

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

shares of common stock immediately before the maturity date determined on a fully diluted basis. In the event that holders of the 2024 Notes have not either elected to convert the outstanding 2024 Notes or no series of preferred stock has been designated then the Company and the holders of the 2024 Notes will negotiate an extension of the 2024 Notes Initial Maturity Date and if on or before the date that is 60 days after the 2024 Notes Initial Maturity Date the holders of the 2024 Notes have not elected to convert the outstanding 2024 Notes or agreed to extend the 2024 Notes Initial Maturity Date, the 2024 Notes Initial Maturity Date will be deemed amended to be extended for 12 months (the “2024 Notes Extended Maturity Date”). If on the 2024 Notes Extended Maturity Date, the 2024 Notes are not converted and remains unpaid, the Company will have up to 3 years after the 2024 Notes Extended Maturity Date to repay the 2024 Notes using its free cash flow (as defined in the 2024 Notes).

The Company issued 2024 Warrants to purchases participating in the first tranche of the offering. The 2024 Warrants represented the right to purchase up to 10% of (a) the number of financing securities issued to such purchaser in a Qualified Financing, (b) the number of shares of common stock that would be issuable to such purchaser if the entire outstanding balance of such purchaser’s note were hypothetically converted into shares of common stock at maturity or (c) the number of shares of common stock that would be issuable to such purchaser if the entire outstanding balance of such purchaser’s note were hypothetically converted into shares of common stock in connection with a Sale Event. The Warrants would have been exercisable at 100% of the conversion price pursuant to a Qualified Financing or sale conversion price pursuant to a Sale Event, as applicable. The Warrants would have expire and would have no longer been exercisable upon the earlier of (a) within thirty (30) days of the consummation of a Qualified Financing; (b) the initial maturity date of January 31, 2026; provided that a Qualified Financing had not occurred prior to such date or (c) upon consummation of a Sale Event and will automatically be exercised on a cashless basis prior to expiration of the applicable exercise period.

The investors have a “most-favored nation” right with respect to any issuance of securities issued before the closing of a Sale Event, conversion or repayment of the 2024 Notes, in which case, the investors may elect for the 2024 Notes to remain the same, or to convert their notes and warrants into the securities being issued, subject to Qualified Financing or Sale Event. This right has not been triggered.

In December 2024, the terms of the 2024 Notes were amended to provide that (i) the term “Qualified Financing” includes the offering of shares of the Company’s common stock in connection with the Company’s initial public offering and (ii) the term “Financing Securities” includes any shares of the Company’s common stock sold in a Qualified Financing.

In May 2025, the terms of the 2024 Notes were amended. The initial maturity date was extended to be August 31, 2026. 2024 Warrants associated with 2024 Notes were eliminated and applicable valuation was updated from $40.0 million for tranche 1 to $33.0 million.

As part of the amendment, the Company determined that the changes represented an extinguishment under applicable accounting guidance. Accordingly, the Company derecognized the existing warrant liability associated with the 2024 Notes. The Company recognized a non-cash gain of approximately $71 thousand related to the extinguishment of the warrant liability, which is included within “other income and expenses, net” in the consolidated statements of operations.

The total gain or loss associated with the amendment, including changes in the fair value of the related convertible instruments, was recorded in the consolidated statements of operations for the three months ended March 31, 2026.

In March 2026, the Company corrected an error in the terms of the 2024 Notes, where it is clarified that 2021 Notes and 2023 Notes conversion is included in the fully diluted basis. The 2024 Notes had a principal balance of $2,157 thousand and $2,102 thousand as of March 31, 2026 and December 31, 2025, respectively.

The 2024 Notes had an accrued interest balance of $203 thousand and $161 thousand as of March 31, 2026 and December 31, 2025, respectively.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

2025 Sr. Bridge Note and Warrants

In December 2025, the Company commenced a private placement of $1.5 million in principal amount of 2025 senior bridge notes (“2025 Notes”). The 2025 Notes bear interest at a rate of 12% and mature on May 31, 2027. It ranks senior to 2024 Notes and previously closed 2021 and 2023 Notes. The principal amount outstanding under the 2025 senior bridge notes and all accrued and unpaid interest will automatically convert upon a Qualified Financing (defined as (i) an offering of shares of preferred stock to existing or outside investors in which the cumulative gross proceeds received by the Company in that offering are at least $5,000,000 or (ii) the offering of shares of common stock in connection with the Company’s initial public offering) into shares of financing securities equal to whichever of (a) or (b) results in conversion into the greatest number of shares: (a) the quotient obtained by dividing (i) the note obligations by (ii) the per-share price of the financing securities into which the 2025 senior bridge notes will be converted and (b) the per-share price equal to $45.0 million divided by the number of outstanding shares of common stock immediately before the closing of this offering on a fully diluted basis.

In an event of a Sale Event (defined as (i) our merger or consolidation or any other transaction or series of related transactions of ours or our subsidiary (including us), but apart from a future equity financing of our company, in which the holders of our shares immediately after the transaction do not own, directly or indirectly, more than 50% of the outstanding equity interests of the surviving entity, (ii) a transaction in which more than 50% of our voting power is transferred or (iii) a sale, transfer, exclusive license or other disposition of all or substantially all assets or intellectual property of ours and our subsidiaries taken as a whole), the 2025 Notes will become immediately due and payable in the amount equal to the greater of: (a) the sum of 2.0 times the then outstanding principal amount of the 2025 Notes, plus the amount of accrued but unpaid interest or (b) the amount that the noteholder would have received if the 2025 Notes had been converted immediately before the Sale Event into a number of shares of the most senior series of preferred stock at a per share conversion price equal to the lowest of (i) the quotient obtained by $45 million divided by the number of outstanding shares of common stock immediately before the Sale Event on a fully diluted basis, excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan; (ii) the Original Issue Price (as defined in our Certificate of Incorporation) of the shares of Series A-2 Preferred Stock; and (iii) the quotient obtained by dividing: (A) our fair market value immediately before the 2025 Notes Sale Event; by (B) the number of outstanding shares of common stock immediately before the 2025 Notes Sale Event on a fully diluted basis, excluding from the computation shares of common stock outstanding all shares of common stock reserved for issuance under our incentive plan.

The investors have a “most-favored nation” right with respect to any issuance of securities issued before the closing of a Sale Event, conversion or repayment of the 2025 Notes, in which case, the investors may elect for the 2025 Notes to remain the same, or to convert their notes and warrants into the securities being issued, subject to 2025 Note Qualified Financing or 2025 Notes Sale Event. To date, this right has not been triggered.

In addition, in connection with the 2025 Notes offering, the investors in the 2025 Notes received warrants to purchase that number of shares of financing securities equal to 50% of the number of shares of financing securities issued to such investor upon conversion of the outstanding principal amount of their 2025 Notes upon completion of the offering. The exercise price of the warrants shall be equal to 100% of the conversion price of the 2025 Notes and the warrants shall expire on March 31, 2031.

The 2025 Notes had a principal balance of $695 thousand and $175 thousand, as of March 31, 2026 and December 31, 2025, respectively.

The 2025 Notes had an accrued interest balance of $10 thousand and $0.6 thousand as of March 31, 2026 and December 31, 2025, respectively.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

Convertible Grant Liability

On December 30, 2022, the Company (“Grantee”) entered into a grant agreement with Sustainable Grant Making Partners Fund (the “Fund”) (the “Convertible Grant Liability”), a nonprofit corporation organized under the laws of the State of Delaware. Pursuant to the agreement, the Company was granted $150,000 on January 12, 2023, to be used in research and development of the Company’s product. The grant is non-interest bearing and convertible into common stock/units in the event of change of control, equity financing of $5.0 million or more, or a liquidity event. Under these events, the Fund may exercise the conversion option.

Conversion options:

•        If it is for an equity financing in the aggregate of $5.0 million or more, the Company shall issue a number of shares of capital stock issued in such financing, equal to the number of such shares that would have been purchased if the Fund had paid cash in the maximum amount of the Grant payable to Grantee under this Agreement for such capital stock issued at a price per share/unit equal to the lesser of (A) 20% discount to the per share price of the equity financing or (B) valuation of cap of $25.0 million divided by the capitalization on a fully diluted base.

•        If it is a change of control or liquidity event, the Company shall issue a number of shares of common stock equal to the number of shares that would have been purchased if the fund had paid cash in the maximum amount of the Grant payable under this Agreement for such shares at a price per share equal to valuation of cap of $25.0 million divided by the capitalization on a fully diluted base.

Debt and warrant liability obligations consisted of the following (in thousands):

	Period Ended
	March 31, 2026	December 31, 2025
Convertible notes payable, at fair value	$21,507	$17,923
Convertible notes payable – related party, at fair value	5,640	4,066
Warrant liability, at fair value	62	16
Warrant liability, at fair value – related party	171	21
Convertible grant liability, at fair value	320	270
EIDL loan	151	152
Total debt obligations	$27,851	$22,448

The Company accounts for the convertible notes payable, warrant liability and convertible grant liability under the fair value option (“FVO”) election of ASC 825, “Financial Instruments” (“ASC 825”). The convertible notes payable and convertible grant liability accounted for under the FVO election is a debt host financial instrument containing embedded features which would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815. Notwithstanding, ASC 825-10-15-4 provides for the FVO, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

The decision to elect the fair value option is determined on an instrument-by-instrument basis and must be applied to an entire instrument and is irrevocable once elected. Pursuant to this guidance, assets and liabilities are measured at fair value based, in part, on general economic and stock market conditions and those characteristics specific to the underlying investments. The carrying value is adjusted to estimated fair value at the end of each reporting period, required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.      Debt and Warrant Liability (cont.)

The change in fair value is recorded within the single line of change in fair value of convertible instruments, change in fair value of warrant liability or change in fair value of convertible instruments — related party on the consolidated statement of operations. The change in fair value related to the accrued interest components is also included within the single line of change in fair value of convertible instruments or change in fair value of convertible instruments — related party on the consolidated statement of operations. Upon conversion, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The Company’s warrants are classified as liabilities as they do not meet the criteria for equity classification under ASC 815. Accordingly, the warrant liability is initially recorded at fair value and subsequently remeasured at each reporting date, with changes in fair value recognized in the consolidated statement of operations within change in fair value of warrant liability. Upon exercise or expiration, the warrant liability is reclassified accordingly.

This classification applies to warrants issued in connection with the 2024 Notes, which were accounted for as liability-classified instruments. In May 2025, in connection with the amendment of the 2024 Notes, the related warrant obligations were extinguished and no longer outstanding. Warrants issued in 2025 were accounted for as liability-classified instruments.

9.      Stockholders’ Deficit

As of March 31, 2026, the total number of shares of stock of all classes of capital stock that the Corporation authorized is 16,000,000 shares, consisting of (i) 10,000,000 shares of common stock, par value $0.001 (“common stock”), (ii) 6,000,000 shares of Preferred Stock, par value $0.001. The Company designated 847,857 shares of Series A-1 Preferred Stock (“Series A-1 Preferred Stock”) and 2,202,578 shares of Series A-2 Preferred Stock, par value $0.001 (together with the Series A-1 Preferred Stock, the “Preferred Stock”).

As of March 31, 2026, the Company had inadvertently issued 144,558 shares of Series A-2 Preferred Stock in excess of the designated shares allowed to be issued. This error was caused as result of certain 2021 Notes and 2023 Notes holders elected to convert their outstanding balance to preferred stock. The shares issued in excess of the designated amount are classified as a liability on the accompanying balance sheet. The financial statements herein reflect the share counts as operationally intended and recorded in the audited capitalization table. On June 16, 2026, the Company filed a certificate of validation, which included a certificate of amendment to its certificate of incorporation, with the Secretary of State of the State of Delaware, to increase the number of authorized Series A-2 Preferred Stock shares from 2,202,578 shares to 2,347,136 shares of Series A-2 Preferred Stock.

Common stock and Preferred Stock have the following rights and preferences:

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to the stockholders for a vote and are entitled to the number of votes equal to the number of whole shares of common stock into which such holders of preferred stock could convert on the record date for determination of stockholders entitled to vote. Common stockholders have 1 vote per share of common stock held. Common stockholders cannot vote to amend the terms of the Preferred Stock rights or preferences or to elect directors to the Board of Directors.

The Series A-2 stockholders voting as a separate class shall be entitled to elect one director and Series A-1 stockholders voting as a separate class are entitled to elect the remaining directors to the Board of Directors. Currently, there are five members of the Board of Directors.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.      Stockholders’ Deficit (cont.)

Dividend:

From and after the date of the issuance of the membership units of NuvOx Pharma, L.L.C. to the holder thereof which units were exchanges with, and contributed to, the Company for Preferred Stock under the Exchange, such holders are entitled to cumulative dividends at 6% per annum, without compounding, based on the original issuance price. Dividends are only payable when, as, and if declared by the board and out of available assets, and the Company is under no obligation to pay any dividends.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock in the Company unless the holders of the Series A Preferred Stock then outstanding shall first receive, or concurrently receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the aggregate Series A accruing dividend then accrued on such share of Series A Preferred Stock and not previously paid.

The cumulative dividends on the Series A-1 Preferred Stock for the years ended as of March 31, 2026, and December 31, 2025 was $49 thousand and the cumulative dividends on the Series A-2 Preferred Stock as of March 31, 2026 and December 31, 2025 was $575 thousand as reflected on the consolidated statement of operations. As of March 31, 2026 and December 31, 2025, the total dividend accumulation on the Series A-1 Preferred Stock were $742 thousand and $730 thousand, respectively. As of March 31, 2026 and December 31, 2025, the total dividend accumulation on the Series A-2 Preferred Stock is $5.70 and $5.56 million, respectively. As of March 31, 2026, no dividends have been approved or declared by the Company.

The weighted average dividend per share on the Series A-1 Preferred Stock as of March 31, 2026 was $0.06 per share. The weighted average total dividend accumulation per share on the Series A-1 Stock as of March 31, 2026 and December 31, 2025 was $0.88 per share and $0.86 per share, respectively.

The weighted average dividend per share on the Series A-2 Preferred Stock as of March 31, 2026 and December 31, 2025 was $0.27 per share. The weighted average total dividend accumulation per share on the Series A-2 Stock as of March 31, 2026 and December 31, 2025 was $2.59 per share and $2.53 per share, respectively.

Liquidation, Distribution, and Participation:

In the event of liquidation or deemed liquidation (merger, acquisition, or sales or transfer of substantially all assets), preferred stockholders are entitled for preferential payment of original issuance price plus the accrued dividends, before distribution can be made to common stockholders. After the preferential distribution, the rest of the distribution shall be pro-rata based on the number of shares among preferred and common stockholders.

Optional Conversion:

Each share of preferred stock can be converted to common share on a 1-for-1 basis, as chosen by such preferred stockholder at any given time, subject to anti-dilution adjustment with additional common stock issuance except exempted security issuance.

Mandatory Conversion

The Company’s issued and outstanding Series A-1 and Series A-2 Preferred Stock will automatically convert into fully paid and non-assessable shares of the Company’s common stock immediately prior to the closing of the initial public offering at the then-effective conversion rate of the Company’s Preferred Stock.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.      Stockholders’ Deficit (cont.)

Preferred Stock Protection

As long as 10% of the preferred stock is outstanding, certain actions cannot take place without requisite holders of preferred stock’s approval. Authorize, consent to any transaction for, approve or enter into any agreement to (i) liquidate, dissolve or wind-up the business and affairs of the Company, or (ii) sell, lease, license or dispose of all or substantially all of the Company’s assets; or (iii) effect a transaction that results in the holders of the Company’s capital stock before the transaction owning less than 50% of the voting power of the Company’s capital stock after, the transaction; or (iv) effect any merger, consolidation or share exchange between the Company and another entity; or (v) effect any other deemed liquidation event; alter or change any of the powers, preference, privileges or rights of any series of preferred stock or amend, alter, or repeal any provision of Company’s bylaw in a manner that adversely affects the powers, preferences, privileges, or rights of any designated series of preferred stock; create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to any designated series of preferred stock with respect to the distribution of assets on the liquidation, dissolution, or winding up of the Company, the payment of dividends, and redemption rights, if any; increase or decrease (other than decreases resulting from the conversion or redemptions of a series of preferred stock) the authorized number of shares of any series of preferred stock or any other shares of capital stock or any securities exchangeable, convertible or exercisable for such stock, or the authorized number of shares of any series of preferred stock designated as a particular series of preferred stock, or create, authorize the creation of, issue, obligate the issuance of, or increase the authorized number of shares of, any additional class or series of capital stock of the Company, unless in each such instance, the same ranks junior to all then-designated series of preferred stock in the distribution of assets on the liquidation, dissolution, winding up of the Company (i) reclassify, alter, or amend the common stock or any series of preferred stock if such reclassification, alteration or amendment would render such security on par with or senior to a series of preferred stock that ranks senior in priority thereto in respect of the distribution of assets on the liquidation, dissolution, or winding up of the Company, the payment of dividends other than the accruing dividend, and redemption rights, if any; or (ii) reclassify, alter or amend any existing security of the Company that is junior to a series of preferred stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends other than accruing dividends, or rights of redemption, if any, if such reclassification, alteration or amendment would render such security on par with or senior to a series of preferred stock that ranks senior in priority thereto in respect of the distribution of assets on the liquidation, dissolution, or winding up of the Company, the payment of dividends, and redemption rights, if any.

Conversion of Convertible Preferred Stock

In December 2024, holders of more than a majority of the outstanding shares of the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock agreed on behalf of all holders of the Company’s Preferred Stock that the Company’s issued and outstanding Series A-1 and Series A-2 Preferred Stock will automatically convert into fully paid and nonassessable shares of the Company’s common stock immediately prior to the closing of the initial public offering at the then-effective conversion rate of the Company’s Preferred Stock.

On March 25, 2025, the Company filed a certificate of validation, which included a certificate of amendment to the Company’s certificate of incorporation, with the Secretary of State of the State of Delaware, to increase the number of authorized Series A-1 Preferred Stock shares from 793,032 shares to 847,857 shares of Series A-1 Preferred Stock. In connection therewith, the Company’s board of directors approved the issuance of 54,825 shares of Series A-1 Preferred Stock upon effectiveness of the certificate of validation in Delaware, which number of shares had previously been inadvertently issued in excess of the 793,032 shares of Series A-1 Preferred Stock originally designated under the Company’s certificate of incorporation. Such certificate of validation was certified by state of Delaware on May 2, 2025.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.    Stock-Based Compensation

Effective January 1, 2021, the Board of Directors of the Company adopted the 2021 Equity Incentive Plan. The plan provided for the allocation and issuance of Common Units to the officers, employees, consultants, and vendors of the Company or its affiliates. As discussed in Note 1, upon the Exchange effective January 31, 2023, the outstanding common units issued by the Company were exchanged on a 1-for-1 basis into shares of common stock of the Company and the 2021 Plan was terminated.

In March 2023, the Board of Directors of the Company approved and adopted the 2023 Equity Incentive Plan (the “2023 Plan). The 2023 Plan provides stock options, stock issuances, and other equity interest in the Company (each, an “Award”) to employees, officers, directors, consultants, contractors and advisors of the Company.

During the period ending on March 31, 2026, the Board and requisite shareholders of the Company approved the increase of the option pool for the 2023 Equity Incentive Plan from 1.1 million to 1.6 million. As of March 31, 2026 and December 31, 2025, 558,486 and 63,549 shares, respectively, remained issuable under the 2023 Plan, and no further grants will be made under the 2021 Plan.

The Company determines the fair value of option grant share-based awards at their grant date, using a Black-Scholes- Merton Option Pricing Model. The following table summarizes the activity of the Company’s common stock options as of March 31, 2026 and December 31, 2025:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (In Years)
Outstanding at December 31, 2024	365,924	0.10	9.04
Exercisable at December 31, 2024	308,278	0.07	8.97
Granted	246,046	1.94
Cancelled or forfeited	(11,500)	1.89
Exercised	(20,137)	0.39
Outstanding at December 31, 2025	580,333	0.83	8.58
Exercisable at December 31, 2025	477,812	0.32	7.83
Granted	61,552	2.68
Cancelled or forfeited	(6,500)	1.46
Exercised	(24,818)	2.68
Outstanding at March 31, 2026	610,567	0.93	8.78
Exercisable at March 31, 2026	529,989	0.53	8.34

The Company determines the fair value of option grant share-based awards at their grant date, using a Black-Scholes- Merton Option Pricing Model applying the assumptions in the following table:

Period Ended
	March 31, 2026	March 31, 2025
Fair value of common stock	$2.48 – $2.56	$0.39 – $0.40
Expected term (in years)	5.00 – 7.00	5.00 – 7.00
Expected volatility	137.02% – 154.85%	103.32% – 144.88%
Risk-free interest rate	3.86% – 4.51%	3.71% – 4.61%
Expected dividend yield	0%	0%

The weighted-average grant date fair value for common stock options granted as of March 31, 2026 and March 31, 2025 was $2.49 and $0.39, respectively. The Company received $66 thousand and $8 thousand for common stock options exercised for period ending March 31, 2026 and December 31, 2025, respectively. As of March 31, 2026 and December 31, 2025, there was $232 thousand and $206 thousand, respectively, of unrecognized stock-based

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.    Stock-Based Compensation (cont.)

compensation expense related to the common stock options. For the period ending on March 31, 2026, the unrecognized compensation expense is expected to be recognized over a weighted-average period of approximately 2.68 years based on vesting under the award service conditions.

The Company classifies stock-based compensation expense in the Consolidated Statements of Operations in the same manner in which the award recipient’s payroll costs and service payments are classified.

In determining the exercise prices for options granted, the Company has considered the estimated fair value of the underlying common stock as of the measurement date.

For period ending March 31, 2026 and March 31, 2025, the Company recorded stock-based compensation expense related to the Awards of approximately $123 thousand and $26 thousand included in general and administrative expenses, respectively, and approximately $3 thousand and $4 thousand included in research and development expenses, respectively.

11.    Commitments and Contingencies

Legal

The Company may be involved in legal proceedings, claims and regulatory, tax or governmental inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. Loss contingencies are accrued for when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, the range of such reasonably possible losses would be disclosed. Loss contingencies considered remote are generally not disclosed. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company had no loss contingencies accrued as of March 31, 2026 and December 31, 2025. The agreement with FluoroMed contains a minimum purchase requirement of 30kg per year during the contract term. FluoroMed reserves the right to, without approval but with written notice, increase the price. Such increase in price shall not exceed certain CPI measurement from previous calendar year. Pricing may be modified outside of this timeline only by mutual agreement.

As of March 31, 2026 and December 31, 2025, expenses to the FluoroMed were $0, respectively. As of March 31, 2026 and December 31, 2025, there is $0 payable balance due to FluoroMed.

Amount of commitment towards required purchase with FluoroMed are as follows:

2026	$133
2027	75
2028	75
2029	75
Total	$358

Grant Related Sub-Agreement

In August 2023, after being awarded by NIH for a stroke pre-clinical research grant, the Company and University of Southern California (“USC”) entered into a Small Business Innovation Research (SBIR) Program Sub award agreement. The Company has received approval from NIH to provide a subaward for certain work described. For the performance of the Scope of Work, USC shall be paid a maximum amount of $150,000 USD per year. This Agreement shall be applicable only to matters relating to the awarded grant, which has the first funding period of April 15, 2023 — March 31,2024 and project period of April 15, 2023 — March 31, 2026.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11.    Commitments and Contingencies (cont.)

As of March 31, 2026 and December 31, 2025, expenses to USC were $50 thousand and $164 thousand, respectively. As of March 31, 2026 and December 31, 2025, there is payable balance due to USC of $200 thousand and $164 thousand, respectively.

In September 2025, the Company has entered into a collaboration with FYR Bio (“FYR”), pairing NuvOx’s Phase IIb glioblastoma trial of NanO₂ with FYR’s EV-based liquid-biopsy expertise to provide additional biomarker insights that support clinical development, through an NCI (a division of NIH) grant “Liquid Biopsy in Glioblastoma Treated with Chemoradiation and an Oxygen Therapeutic”. As results, the Company and FYR entered into a Small Business Innovation Research (SBIR) Program Sub award agreement. The Company has received approval from NIH to provide a subaward for certain work described. For the performance of the Scope of Work, FYR shall be paid a maximum amount of $407,430, and $483,892, respectively, for the first funding period of September 22, 2025 to August 31, 2026 and second funding period of September 1, 2026 to August 1, 2027. This Agreement shall be applicable only to matters relating to these two funding periods as defined in the grant. As of March 31, 2026 and December 31, 2025, expenses to FYR were $140 thousand and $0 expenses, respectively.

Supply and Licensing Agreement with FluoroMed

The Company sources the API of the product, dodecafluoropentane, also known as n-perfluoropentane, from FluoroMed L.P. (“FluoroMed”). On October 23, 2018, the Company signed a long-term supply agreement with FluoroMed. Pursuant to the agreement, FluoroMed has agreed to file for a Drug Mater File (DMF) with the FDA, and granted the Company an exclusive, royalty-free, perpetual, worldwide and fully transferrable right and license to refer to the FluoroMed DMF in obtaining and maintaining marketing authorization of the Company’s product candidate. FluoroMed has also agreed to supply their product (API the Company’s product) to the Company exclusively in the therapeutic field that the Company is pursuing. The agreement is effective for five years and is automatically extended for 12 months unless either party provides written notification for no renewal. As of October 23, 2023, the agreement entered into the automatic extension period. On August 9, 2024, the Company and FluoroMed entered into a new agreement. This new agreement’s term is five years. Pursuant to the agreement, FluoroMed has agreed to provide support to the Company’s effort in future application to the FDA or other regulatory authorities. Such support can be in form of providing necessary information, or FluoroMed may choose to file a DMF with FDA, and has granted the Company an exclusive, royalty-free, perpetual, worldwide and fully transferrable right and license to refer to the FluoroMed DMF in obtaining and maintaining marketing authorization of the Company’s product candidate. In exchange for such support, the Company has agreed to pay FluoroMed $125,000 for the support received for an FDA application. FluoroMed’s obligation in performing such support survives the expiration or termination of the agreement. Pursuant to the agreement, the Company has also agreed to minimum annual purchases of n-perfluoropentane, from FluoroMed, and the supply of the product is not exclusive.

As of March 31, 2026 and December 31, 2025, expenses to the FluoroMed were $0 and $0, respectively. As of March 31, 2026 and December 31, 2025, there is $0 and $0 payable balance due to FluoroMed.

License Agreement with University of Arkansas

On November 1, 2014, NuvOx Pharma LLC, a wholly owned subsidiary of the Company, entered into a licensing agreement with the University of Arkansas for Medical Sciences (UAMS). Under this agreement, NuvOx Pharma LLC and UAMS jointly own certain patent rights related to stroke applications. UAMS granted NuvOx Pharma LLC exclusive worldwide rights and licensing in the field associated with these patent rights.

In exchange for this grant, NuvOx Pharma LLC agreed to the following terms:

1.      An initial licensing fee of $10,000 within 90 days of the agreement’s effective date.

2.      An annual fee of $2,500 until the first commercial sale, defined as the transfer of product or sublicensing following regulatory marketing approval, for cash or equivalent.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11.    Commitments and Contingencies (cont.)

3.      Upon the first commercial sale, NuvOx Pharma LLC will pay UAMS a minimum annual royalty of $10,000 or 1.75% of net sales, subject to reduction by certain third-party royalties.

4.      Milestone payments: $25,000 upon reaching $1 million in accumulated net sales, and $125,000 upon reaching $5 million in accumulated net sales.

5.      Reimbursement to UAMS for costs associated with the preparation, filing, prosecution, and maintenance of the patent applications.

In 2016, all intellectual properties from UAMS, including the licensed intellectual property mentioned herein, were assigned to Bioventure LLC, the technology transfer office for UAMS. To date, NuvOx Pharma LLC has not commenced commercial sales.

As of March 31, 2026 and December 31, 2025, expenses due to this license agreement were $0, and $2.5 thousand, respectively. As of March 31, 2026 and December 31, 2025, there was no payable balance due to this license agreement.

Employee Matters

In 2023, the Company discovered that an employee had been embezzling funds. Following an investigation, the total amount embezzled was estimated to be approximately $87,000. In November 2023, the Company terminated the employee for cause and subsequently filed a police report and an employee fraud claim with its insurance company. The claim was paid out in January 2024, in the amount of $50,000 and is included in the accompanying consolidated statement of operations in other (expense) income, net for the year ended December 31, 2024. The police investigation is ongoing.

On February 17, 2025, Rong Wang and the Company entered into an employment agreement. In this agreement, in addition to salary, Rong Wang is eligible for certain cash incentive and equity incentives. The initial term of this contract is three years, and Rong Wang has agreed to forfeit cash compensation during 2025 as an employee in exchange of stock options.

The Company engaged Brooks Ensign as Interim Chief Financial Officer, effective February 10, 2025. Mr. Ensign resigned on July 4, 2025.

In July 2025, the Company appointed Shien McCullough as Interim Chief Financial Officer. Ms. McCullough previously served as controller for the Company since 2023.

Jenny Johnson, Co-founder and Chief Scientific Officer since May 2022, became Chief Operating Officer in March 2026.

12.    Income Taxes

The Company has incurred losses since inception, which have generated net operating loss (“NOL”) carry forwards.

As of March 31, 2026 and December 31, 2025, no tax benefit was reported with respect to these NOL carry forwards in the accompanying financial statements because the Company believes the realization of the Company’s net deferred tax assets for the NOL for combined federal and state jurisdictions was considered more likely than not that it will not be realized and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a full valuation allowance. The Company’s effective tax rate is different than the federal statutory tax rate because the Company has established a full valuation allowance against its net deferred income tax asset.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.    Related-Party Transactions

Related-Party Lease

The Company’s manufacturing facility, lab and office are leased from ImaRX Investments, LLC (“Lessor”, or “Landlord”), which is 100% owned by Evan Unger, the Company’s Co-Founder, Executive Chairman and a major stockholder of the Company along with certain of his family members, who are also stockholders of the Company (see Note 6).

In 2009, Dr. Unger, the Co-Founder and Executive Chairman of the Company, founded Microvascular Therapeutics (MVT), a biotech company where he remains the majority shareholder. MVT operates in the same building as the Company’s related party lease. Until November 2023, MVT and the Company shared utility, administrative, and certain personnel costs. After that date, they stopped sharing personnel costs but continued to share utility and administrative expenses. The Company has historically paid the majority of these shared costs, which are allocated proportionally between the Company and MVT. Consequently, MVT and the Company maintain certain balances. These balances are periodically settled through cash payments or net settlements against Dr. Evan Unger’s capital contributions to the Company.

On June 30, 2024, the Company, Landlord, Dr. Unger and MVT entered into a 3-way netting agreement, so that any payables from MVT to the Company can be netted against the Company’s lease payable to the Landlord. The liability that MVT has for the Company is then transferred as a liability that MVT has for Dr. Unger. Such netting will be conducted periodically, should MVT choose not to pay the Company its payables in cash.

Rong Wang, Chief Executive Officer (“CEO”) of the Company, is owed the below balances related to her compensation in connection with her consulting agreement with the Company, as well as her expenses related to the Company’s business.

The outstanding amounts of due from related parties and accounts payable — related parties are as follows (in thousands):

	Period Ended
	March 31, 2026	December 31, 2025
Gross amount of recognized liabilities due to Evan Unger/ImRax Investment LLC	$655	$615
Gross amount of recognized assets from Evan Unger offset in consolidated balance sheets	(309)	(309)
Gross amount of recognized assets from MVT offset in consolidated balance sheets	(209)	(207)
Net amount presented in consolidated balance sheets	$137	$99
	As of
	March 31, 2026	December 31, 2025
Due from related parties:
Evan Unger(1)	$—	$—
Microvascular Therapeutics (MVT)(1)	—	—
	$—	$—

Accounts payable – related party:
Evan Unger/ImRax Investment LLC	$137	$99
Bryan Unger	—	2
Rong Wang	70	67
	$207	$168

____________

(1)      See netting arrangement above that started in 2024.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.    Related-Party Transactions (cont.)

Convertible Notes Payable — Related Party

Rong Wang, Chief Executive Officer of the Company, participated in the 2021 Note and 2024 Note offerings. As of March 31, 2026 and December 31, 2025, Ms. Wang had a principal balance of $25 thousand in the 2021 Note. As of March 31, 2026 and December 31, 2025, Ms. Wang had a principal balance of $50 thousand and $50 thousand, respectively, in the 2024 Note. As of March 31, 2026 and December 31, 2025, Ms. Wang had a principal balance of $50 thousand and $50 thousand, respectively, in the 2025 Notes.

Dr. Evan Unger, Co-Founder and Executive Chairman of the Company participated in the 2021 Note and 2024 Note. As of March 31, 2026, Dr. Unger had a principal balance of $1,210 thousand in the 2021 Note. As of March 31, 2026 and December 31, 2025, Dr. Unger had a principal balance of $50 thousand and $50 thousand, respectively, in the 2024 Note. As of March 31, 2026 and December 31, 2025, Dr. Unger had a principal balance of $200 thousand and $50 thousand, respectively, in the 2025 Notes.

In addition to Evan Unger and Rong Wang, multiple other related parties participated in purchasing various convertible notes from the Company. Following are the summaries. None of these other related parties, besides board members, has control or significant influence of the company:

•        A cousin of Evan Unger invested in the 2024 Notes in first quarter of 2025. As of March 31, 2026 and December 31, 2025, the principal balances are $25 thousand, respectively.

•        A brother of a board member invested in both 2024 Notes and 2025 Notes. As of March 31, 2026 and December 31, 2025, the principal balance for the 2024 Notes are $200 thousand, respectively. The principal balance for the 2025 Notes are $100 thousand and $0, respectively.

•        Three board members invested in 2025 Notes in first quarter of 2026. As of March 31, 2026 and December 31, 2025, the collective principal balances are $60 thousand and $0, respectively.

•        A board member invested in 2024 Notes in first quarter of 2026. As of March 31, 2026 and December 31, 2025, the principal balances are $20 thousand and $0, respectively.

•        A sister of Evan Unger invested in the 2025 Notes during the first quarter of 2026. As of March 31, 2026 and December 31, 2025, the principal balances are $50 thousand and $0, respectively. This sister also invested in 2021 Notes. As of March 31, 2026 and December 31, 2025, the principal balances are $50 thousand and $50 thousand, respectively.

•        A brother of Evan Unger invested in the 2025 Notes during the first quarter of 2026. As of March 31, 2026 and December 31, 2025, the principal balances are $50 thousand and $0, respectively.

•        A son of Evan Unger previously invested in 2021 Notes. As of March 31, 2026 and December 31, 2025, the principal balances are $5 thousand and $5 thousand, respectively.

The convertible notes payable — related party are measured and recorded at fair value and the difference between the principal amount disclosed and the balance on the accompanying consolidated balance sheets is the change in fair value.

Equity Modifications

Before the New Lease was entered, the Company continued to issue Evan Unger profit interest of NuvOx Pharma LLC, which subsequently exchanged to Company’s common shares. Upon signing the new lease, 84,930 common stock was determined to be over issued to Evan Unger. On April 11, 2024, the Company and Evan Unger entered into a share cancellation agreement and the shares were cancelled.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.    Related-Party Transactions (cont.)

Related Party Consulting Arrangement

During the quarter ending March 31, 2026 and the year ending December 31, 2025, the Company paid $3 thousand and $5 thousand, respectively to the son of the Chairman of the Board and former CEO of the Company for consulting services.

14.    Segment Information

The Company views its operations and manages its business in one reportable segment, which is developing an innovative platform of oxygen therapeutics for the treatment of diseases where hypoxia (lack of oxygen) plays critical roles.

The Company operates as a single operating segment and a single reportable segment. The Company’s Chief Executive Officer and Chairman of the Board of Directors, both collectively serve as the Chief Operating Decision Maker (“CODM”). The CODM evaluates performance and makes operating decisions about allocating resources based on revenue, significant expenses and cash balances presented in the accompanying statement of operations and balance sheet, respectively. Significant expenses include research and development and general and administrative expenses, which are each separately presented in the accompanying statement of operations. Accordingly, the Company’s single operating segment financial results are identical to its consolidated financial statements, and the CODM measures segment profit or loss using consolidated net income (loss).

The measure of segment assets is reported on the balance sheets as total assets. All material long-lived assets are located in the United States.

15.    Subsequent Events

Elective Conversion of 2021 Notes and 2023 Notes

On January 31, 2026, holders of 2021 Notes and 2023 Notes had the right to elect to convert their note holdings to preferred equity. A total of $403 thousand in aggregate principal of 2021 Notes and 2023 Notes was converted into shares of Series A-2 Preferred Stock, resulting in the issuance of 149,688 shares of Series A-2 Preferred Stock. As result of the conversion, the Company inadvertently over issued 144,558 shares of Series A-2 Preferred Stock than authorized A-2 Preferred Stock shares. To correct this error, the Company filed a validation certificate with the Secretary of State of the State of Delaware on June 16, 2026, to increase the number of authorized Series A-2 Preferred Stock shares from 2,202,578 shares to 2,347,136 shares of Series A-2 Preferred Stock.

Stock Options Granted

On April 15, 2026 and May 6, 2026, the Company granted an aggregate of 414,030 common stock options to purchase up to an aggregate of 414,030 shares of common stock to employees, board members, and consultants under the 2023 Plan. These common stock options have an exercise price of $2.74. These common stock options vest immediately and expire ten years from the grant date.

On April 15, 2026, the Company granted 43,250 common stock options to employees and certain consultant under the 2023 Plan. These common stock options have an exercise price of $2.74. These common stock options vest over a 4-year period and expire ten years from the grant date.

On May 14, 2026, the Company granted 20,000 common stock options to a consultant under the 2023 Plan. These options vest over a six-month period. The Company also granted 30,000 common stock options to a board member, under the 2023 Plan. The options vest over a six-month period or upon the listing of the Company’s securities on an exchange through IPO, whichever occurs sooner.

NUVOX THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15.    Subsequent Events (cont.)

Executive Chairman Employment Contract

On April 15, 2026, Dr. Evan Unger, Co-Founder and Executive Chairman, entered into an employment contract with the Company. In this agreement, in addition to salary, Dr. Unger is eligible for certain cash incentive and equity incentives. The initial term of this contract is three years, and the compensation terms became effective on January 1, 2026.

Clinical and Preclinical Updates

On April 22, 2026, the Company announced that it has entered into a research collaboration agreement with Department of Veteran Affairs (“VA”), in animal models of spinal cord injury (“SCI”).

On July 10, 2026, the FDA designated our product candidate as a Fast Track product for the treatment of adult patients presenting with acute ischemic stroke.

Additional funding

After March 31, 2026 and until the report date, the Company raised additional funding with the aggregate of principal of $1,062,500. $375 thousand was raised through the sale 2024 Convertible Notes, in which investors committed and signed subscription agreement prior to its closing date of March 20, 2026 and subsequently funded their respective commitment after March 31, 2026. The remaining $687,500 was raised through the sale of 2025 Notes, out of which, a board member invested $5 thousand in the 2025 Notes, and Evan Unger invested $40 thousand in the 2025 Notes.

Note Amendments

On June 25, 2026, the terms of the 2021 Notes and 2023 Notes were amended to (i) correct an error in the conversion mechanics, and (ii) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined in the 2021 Notes and 2023 Notes). The conversion mechanism was corrected as follows: If, at any time while the 2021 Notes and 2023 Notes is outstanding, and the Company conducts a Qualified Financing, the principal and unpaid accrued interest of the notes then outstanding (for each note, the “Note Obligations”) shall automatically convert into a number of Financing Securities at the closing of the Qualified Financing, equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of Financing Securities): (a) the quotient obtained by dividing: (i) 1.25 times the Note Obligations; by (ii) the per-share price of the Financing Securities at which the Note Obligations will be converted in the Qualified Financing; and (b) the per-share price equal to the applicable valuation cap divided by the number of outstanding shares of Common Stock immediately before the Qualified Financing determined on a fully diluted basis. In this case, the applicable valuation cap is $25.0 million.

On June 25, 2026, the terms of the 2024 Notes were amended to (i) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined in the 2024 Notes) and (ii) to extend the offering end date to May 31, 2026.

On June 25, 2026, the terms of the 2025 Notes were amended to (i) clarify how a fully diluted basis should be calculated for purposes of determining the number of securities issuable upon conversion of the Notes in connection with a Qualified Financing or a Sale Event (as defined in the 2025 Notes) and (ii) to extend the offering end date to April 30, 2027.

In July 2026, the Board approved an increase in the size of the offering of 2025 Notes from $1.5 million to $2 million.

In July 2026, the requisite holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock consented to exclude convertible securities, which includes 2021 Notes, 2023 Notes, 2024 Notes, 2025 Notes, and Convertible Grant Liability from the definition of Additional Shares of Common Stock, and to exclude from such definition the shares of common stock issued upon the conversion or exercise of the convertible securities, as applicable. In addition, the requisite holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock waived their rights to any adjustment to the conversion price as a result of the issuance of the excluded convertible securities or the issuance of shares of common stock upon their conversion or exercise, as applicable.

2,860,000 Shares of Common Stock

NuvOx Therapeutics, Inc.

___________________________________________________

PRELIMINARY PROSPECTUS

___________________________________________________

ThinkEquity

  , 2026

Through and including             , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates except the SEC’s registration fee, the FINRA filing fee and the NYSE American listing fee.

Amount to be paid
SEC registration fee		$3,633.69
FINRA filing fee		*
NYSE American initial listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

____________

*        To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we intend to adopt provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon completion of this offering that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•        any breach of the director’s duty of loyalty to us or our stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•        any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation to be effective upon completion of this offering will authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws will provide that:

•        we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•        we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•        the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation will provide that we will indemnify each person who was or is a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The above discussion of our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law is not intended to be exhaustive and is respectively qualified in its entirety by such amended and restated certificate of incorporation, amended and restated bylaws and applicable Delaware law.

As permitted by the Delaware General Corporation Law, we intend to enter into separate indemnification agreements with each of our directors and certain of the registrant’s officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

We expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The proposed form of underwriting agreement between us and the representative of the underwriters to be filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of our directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, we have not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, Regulation S promulgated thereunder regarding offshore offers and sales, Section 3(a)(9) thereof, and/or Rule 701 promulgated thereunder. All recipients had adequate access, through their relationships with the Company, to information about the Company.

Convertible Promissory Notes and Warrants

During the years ended December 31, 2021 through December 31, 2023, we entered into the Convertible Note Subscription Agreements, each as amended, with 95 purchasers and issued (i) convertible promissory notes, the 2021 Notes, for Class A-2 Units of NuvOx Pharma, L.L.C. (which have since been amended to be convertible into shares of our Preferred Stock), in the case of the 2021 Convertible Note Subscription Agreement, and (ii) senior convertible promissory notes, the 2023 Notes, of the Company in the case of the 2023 Senior Convertible Note Subscription Agreement, for aggregate proceeds of $1.9 million and $5.0 million, respectively. The 2021 and 2023 Notes bear interest at a rate of 6% per annum and had an initial maturity date of January 31, 2025, which has been extended to January 31, 2026, or the Extended Maturity Date. Effective as of January 31, 2026, the holders of these notes have the right to choose to convert their notes into shares of our preferred stock or demand the repayment of the notes and interest using our free cash flow (as defined in the notes), to the extent that we have free cash flow. We do not currently have, nor have we had, free cash flow. To date, note holders with a collective principal amount of $402.5 thousand have chosen to convert their notes into an aggregate of 149,688 shares of our Series A-2 Preferred Stock. The principal amount outstanding under the 2021 Notes and 2023 Notes and all accrued and unpaid interest will automatically convert upon the consummation of this offering into a number of shares of common stock equal to the lesser of (e.g., whichever of (a) or (b) results in conversion into a greater number of financing securities): (a) the quotient obtained by dividing the product of: (i) 1.25 times the note obligations by (ii) the per-share price of the common stock into which the Notes will be converted and (b) the per-share price equal to the applicable valuation cap ($25.0 million) divided by the number of outstanding shares of common stock immediately before the closing of this offering on a fully diluted basis. The 2021 and 2023 Notes also contain a provision for acceleration of payment upon a change of control.

Starting on September 16, 2024, we entered into the 2024 Convertible Note Subscription Agreement with twenty-five purchasers and issued senior convertible promissory notes, the 2024 Notes, for aggregate gross proceeds of approximately $2.5 million. We closed the 2024 Note offering on March 20, 2026. The 2024 Notes bear interest at a rate of 8% per annum and mature on August 31, 2026, the 2024 Notes Initial Maturity Date. The principal amount outstanding under the 2024 Notes and all accrued and unpaid interest will automatically convert upon the consummation of this offering into a number of shares of common stock equal to the lesser of (whichever of (a) or (b) results in conversion into the greatest number of shares) (a) the quotient obtained by dividing the product of (i) 1.25 times the note obligations by (ii) the per-share price of the common stock into which the 2024 Notes will be converted and (b) the per-share price equal to the applicable valuation cap ($33.0 million) divided by the number of outstanding shares of common stock immediately before the closing of this offering on a fully diluted basis. The 2024 Notes also contain a provision for acceleration of payment upon a change of control.

In December 2025, we commenced a private placement of up to $1.5 million in principal amount of 2025 senior bridge notes, or the 2025 Notes, and warrants to purchase shares of our common stock. The 2025 Notes bear interest at a rate of 12% and mature on May 31, 2027. They rank senior to 2021 Notes, 2023 Notes and 2024 Notes. The principal amount outstanding under the 2025 Notes and all accrued and unpaid interest will automatically convert upon the consummation of this offering into a number of shares of common stock equal to whichever of (a) or (b) results in conversion into the greatest number of shares: (a) the quotient obtained by dividing (i) the outstanding note obligations of each 2025 Note by (ii) the per-share price of the common stock into which the 2025 Notes will be converted and (b) the per-share price equal to the applicable valuation cap ($45.0 million) divided by the number of outstanding shares of common stock immediately before the closing of this offering on a fully diluted basis. The 2025 Notes also contain a provision for acceleration of payment upon a change of control. In addition, in connection with the 2025 Note offering, the investors in the 2025 Notes received warrants to purchase that number of shares of our common stock equal to 50% of the number of shares of common stock issued to such investor upon conversion of the outstanding principal amount of their 2025 Note upon completion of this offering. The exercise price of the warrants shall be equal to 100% of the conversion price of the 2025 Notes and the warrants shall expire on March 31, 2031. As of July 6, 2026, we have received aggregate gross proceeds of $1.4 million from the sale of 2025 Notes and Warrants in the 2025 Notes offering.

Series A-2 Preferred Stock

On January 31, 2026, we issued 149,688 shares of Series A-2 Preferred Stock upon conversion of notes in the principal amount of $402,500.

Issuance of Common Stock

During the year ended December 31, 2023, we issued 209,415 shares of our Common Stock to our current Chief Executive Officer, upon the exercise of options.

During the year ended December 31, 2024, we issued 226,555 shares of our Common Stock to certain employees and board member, including our Chief Executive Officer, our interim Chief Financial Officer, and a board member upon the exercise of options.

During the year ended December 31, 2025, we issued 20,137 shares of our Common Stock to our Interim Financial Officer and our Chief Executive Officer upon the exercise of options.

During the quarter ended March 31, 2026, we issued 24,818 shares of our Common Stock to our Executive Chair of the Board upon the exercise of options.

Issuance of Options

During the year ended December 31,2023, we issued options to purchase up to 367,235 shares of our Common Stock having a weighted average exercise price of $0.02 per share to certain employees, including our Chief Executive Officer and Executive Chair of the Board, as advisory board members, and certain service providers.

During the year ended December 31, 2024, we issued options to purchase up to 434,654 shares of our Common Stock having a weighted average exercise price of $0.14 per share to certain employees, including our Chief Executive Officer and Executive Chair of the Board upon the exercise of options.

During the year ended December 31, 2025, we issued options to purchase up to 246,044 shares of our Common Stock having a weighted average exercise price of $1.94 per share to certain employees, including our Chief Executive Officer and Executive Chair of the Board upon the exercise of options.

During the quarter ended March 31, 2026, we issued options to purchase up to 61,552 shares of our Common Stock to certain employees, including our Chief Executive Officer and Executive Chair of the Board having an exercise price of $2.68 per share, of which 15,000 vest over a 4-year period and expire ten years from the grant date and the balance vest immediately and expire ten years from the grant date.

On April 15, 2026, we granted 43,250 common stock options to employees and certain consultant having an exercise price of $2.74. These common stock options vest over a 4-year period and expire ten years from the grant date.

On April 15 and May 6, 2026, we granted an option to purchase an aggregate of 414,030 shares of common stock to employees, board members, and consultants under the 2023 Plan. These common stock options have an exercise price of $2.74. These common stock options vest immediately and expire ten years from the grant date. On April 15, 2026, we granted options to purchase 43,250 shares of common stock to employees and certain consultant under the 2023 Plan. These common stock options have an exercise price of $2.74. These common stock options vest over a 4-year period and expire ten years from the grant date.

On May 14, 2026, we granted options to purchase up to 20,000 shares of common stock to a consultant under the 2023 Plan. These options vest over a six month period. We also granted options to purchase 30,000 shares of common stock options to a board member. The options vest over a six month period or upon the listing of the Company’s securities on an exchange through IPO, whichever occurs sooner.

Item 16. Exhibit and Financial Statement Schedules.

(a) Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules.

(a) Exhibits.    See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(3)    The undersigned Registrant hereby undertakes that:

(i)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on the 17th day of July, 2026.

NUVOX THERAPEUTICS, INC.
By:	/s/ Rong Wang
Name:	Rong Wang
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Rong Wang and Evan Unger, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or any substitute or substitutes for him or her, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rong Wang	President, Chief Executive Officer and Director	July 17, 2026
Rong Wang	(Principal Executive Officer)
/s/ Shien McCullough	Interim Chief Financial Officer	July 17, 2026
Shien McCullough	(Principal Financial and Accounting Officer)
/s/ Evan Unger	Executive Chairman of the Board	July 17, 2026
Evan Unger
/s/ Jon S. Saxe	Director	July 17, 2026
Jon S. Saxe
/s/ Wilson W. Cheung	Director	July 17, 2026
Wilson W. Cheung
/s/ Richard Carmona	Director	July 17, 2026
Richard Carmona
/s/ Marvin J. Slepian	Director	July 17, 2026
Marvin J. Slepian
/s/ Jonathan T. Schilling	Director	July 17, 2026
Jonathan T. Schilling

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1+	Form of Underwriting Agreement
3.1*	Certificate of Incorporation, as currently in effect
3.2*	Certificate of Validation and Certificate of Amendment of Certificate of Incorporation, as current in effect
3.3*	Certificate of Amendment of Certificate of Incorporation, as currently in effect
3.4*	Certificate of Validation and Certificate of Amendment of Certificate of Incorporation, as current in effect
3.5+	Amended and Restated Certificate of Incorporation of the Registrant
3.6+	Amended and Restated Bylaws of the Registrant
4.1+	Specimen Common Stock Certificate of the Registrant
4.2*	Form of 2021 Convertible Note
4.3*	Form of 2023 Convertible Note
4.4*	Form of 2024 Convertible Note
4.5*	Form of 2025 Senior Bridge Notes
4.6*	Form of 2025 Warrant
4.7*	Form of Amendment to Subscription Agreements and Notes, dated June 25, 2026.
5.1+	Opinion of Blank Rome LLP
10.1*#	Amended and Restated NuvOx Therapeutics, Inc. 2023 Equity Incentive Plan and form of Incentive Plan Option Agreement, Non-Qualified Stock Option Agreement, and Restricted Stock Unit Agreement
10.2*	Consulting Agreement, dated September 8, 2021, between NuvOx Pharma, L.L.C. and Banyanbaum, LLC
10.3*#	Executive Employment and Compensation Agreement, dated March 22, 2023, between NuvOx Pharma, L.L.C. and Evan Unger
10.4*#	Amendment to Executive Employment and Compensation Agreement, dated December 17, 2024, between the Registrant and Evan Unger
10.5*	License Agreement, dated November 18, 2014, between NuvOx Pharma, L.L.C. and the Board of Trustees of the University of Arkansas
10.6*†	Development and Supply Agreement, dated August 9, 2024, by and between NuvOx Pharma, L.L.C. and FluoroMed, L.P.
10.7*	Commercial Lease, dated August 27, 2017, between NuvOx Pharma, L.L.C. and IMARX Investments, LLC.
10.8*	Lease Agreement between the Registrant and IMARX Investments, LLC.
10.9*	Grant Agreement, dated December 30, 2022, between NuvOx Pharma, L.L.C. and Sustainable Grant Making Partners Fund.
10.10+	Loan Authorization and Agreement between the Registrant and U.S. Small Business Administration
10.11*#	Executive Employment and Compensation Agreement, dated February 17, 2025, between NuvOx Therapeutics Inc. and Rong Wang.
10.12*#	Consulting Agreement, effective February 10, 2025, between NuvOx Pharma L.L.C., NuvOx Therapeutics, Inc. and Brooks Ensign.
10.13*#	Amendment to Amended and Restated NuvOx Therapeutics, Inc. 2023 Equity Incentive Plan
10.14*#	Executive Employment and Compensation Agreement, dated April 15, 2026, between NuvOx Therapeutics Inc. and Evan Unger.
21.1*	List of Subsidiaries of the Registrant
23.1*	Consent of Rosenberg Rich Baker Berman, P.A., Independent Registered Public Accounting Firm
23.2+	Consent of Blank Rome LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table

____________

*        Filed herewith

+        To be filed by amendment

#        Indicates a contract, compensatory plan or arrangement to which a director or executive officer is a party or in which one or more directors or executive officers are eligible to participate.

†        Certain portions of this exhibit indicated therein by [*****] have been redacted in accordance with Item 601(b)(10)(iv) because such information (i) is deemed not material and (ii) is of the type of information that the Company normally treats as private or confidential.